EXHIBIT 10.1

IN ACCORDANCE WITH ITEM 6.01(b)(10) OF REGULATION S-K,

CERTAIN PRIVATE OR CONFIDENTIAL ITEMS HAS BEEN REDACTED

FROM THE FILED COPY OF THIS AGREEMENT

LEASE

between

85 TENTH AVENUE ASSOCIATES, L.L.C.,

Landlord,

and

CLEAR SECURE, INC.,

Tenant.

85 Tenth Avenue

New York, New York 10011

as of November 4, 2021

ii

4.6.	Chilled Water	43
4.7.	Building Security	44
4.8.	Fire System	44
4.9.	No Other Services	44
4.10.	Labor Harmony	44
4.11.	Distributed Antennae System	45

Article 5 ELECTRICITY		45
5.1.	Capacity	45
5.2.	Electricity for the Building	45
5.3.	Submetering	46
5.4.	Termination of Electric Service	47

Article 6 INITIAL CONDITION OF THE PREMISES		48
6.1.	Condition of Premises	48
6.2.	Landlord's Work	48

Article 7 ALTERATIONS		57
7.1.	General	57
7.2.	Basic Alterations, Minor Alterations and Historic Alterations	58
7.3.	Approval Process	59
7.4.	Performance of Alterations	60
7.5.	Financial Integrity	62
7.6.	Effect on Building	64
7.7.	Time for Performance of Alterations	65
7.8.	Removal of Alterations and Tenant's Property	65
7.9.	Contractors and Supervision	67
7.10.	Tenant's Initial Alterations and Installation of Louvers	68
7.11.	Expedited Arbitration	68

Article 8 REPAIRS		68
8.1.	Landlord's Repairs	68
8.2.	Tenant's Repairs	69
8.3.	Certain Limitations	70
8.4.	Overtime	70

Article 9 ACCESS; LANDLORD'S CHANGES		70
9.1.	Access	70
9.2.	Landlord's Obligation to Minimize Interference	71
9.3.	Reserved Areas	72
9.4.	Ducts, Pipes and Conduits	72
9.5.	Keys	73
9.6.	Landlord's Changes	73

Article 10 UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE		74
10.1.	Unavoidable Delays	74
10.2.	Interruption of Services	74

iii

10.3.	Rent Credit	75

Article 11 REQUIREMENTS		75
11.1.	Tenant's Obligation to Comply with Requirements	75
11.2.	Landlord's Obligation to Comply with Requirements	77
11.3.	Tenant's Right to Contest Requirements	78
11.4.	Certificate of Occupancy	78
11.5.	Local Law 97	81

Article 12 QUIET ENJOYMENT		83
12.1.	Quiet Enjoyment	83

Article 13 SUBORDINATION		83
13.1.	Subordination	83
13.2.	Terms of Nondisturbance Agreements	85
13.3.	Attornment	86
13.4.	Amendments to this Lease	87
13.5.	Tenant's Estoppel Certificate	87
13.6.	Landlord's Estoppel Certificate	87
13.7.	Rights to Cure Landlord's Default	88
13.8.	Zoning Lot Merger Agreement	88
13.9.	Existing Mortgages, Superior Leases and Condominium Declarations	89

Article 14 INSURANCE		89
14.1.	Tenant's Insurance	89
14.2.	Landlord's Insurance	90
14.3.	Mutual Waiver of Subrogation	91
14.4.	Evidence of Insurance	91
14.5.	No Concurrent Insurance	92
14.6.	Tenant's Obligation to Comply with Landlord's Fire and Casualty Insurance	92

Article 15 CASUALTY		92
15.1.	Notice	92
15.2.	Landlord's Restoration Obligations	92
15.3.	Tenant's Restoration Obligations	93
15.4.	Rent Abatement	93
15.5.	Landlord's Termination Right	93
15.6.	Tenant's Termination Right	94
15.7.	Termination Rights at End of Term	95
15.8.	No Other Termination Rights	96

Article 16 CONDEMNATION		96
16.1.	Effect of Condemnation	96
16.2.	Condemnation Award	97
16.3.	Temporary Taking	97

Article 17 ASSIGNMENT AND SUBLETTING		97

iv

17.1.	General Limitations	97
17.2.	Landlord's Expenses	99
17.3.	Recapture Procedure	100
17.4.	Certain Transfer Rights	104
17.5.	Preliminary Approval	107
17.6.	Deemed Approval	107
17.7.	Transfer Taxes	108
17.8.	Transfer Profit	108
17.9.	Permitted Transfers	109
17.10.	Special Occupants	111
17.11.	Recognition Agreement	112
17.12.	Third Party Services	115
17.13.	Expedited Arbitration	116

Article 18 TENANT'S RIGHT OF FIRST OFFER		116
18.1.	Right of First Offer	116
18.2.	Option Notice	116
18.3.	Option Procedure	117
18.4.	Certain Limitations	118
18.5.	Lease Provisions Apply	120
18.6.	Delivery	121

Article 19 RENEWAL OPTION		122
19.1.	Renewal Option	122
19.2.	Partial Renewal Space	123
19.3.	Lease Provisions Apply	124

Article 20 FAIR MARKET RENT		125
20.1.	Certain Definitions	125
20.2.	Fair Market Rent Assumptions	126
20.3.	Fair Market Procedure	126

Article 21 DEFAULT		128
21.1.	Events of Default	128
21.2.	Termination	129

Article 22 TENANT'S INSOLVENCY		129
22.1.	Assignments Pursuant to the Bankruptcy Code	129
22.2.	Replacement Lease	130
22.3.	Insolvency Events	131
22.4.	Effect of Stay	132
22.5.	Rental for Bankruptcy Purposes	133

Article 23 REMEDIES AND DAMAGES		133
23.1.	Certain Remedies	133
23.2.	No Redemption	134
23.3.	Calculation of Damages	134

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Article 24 TENANT'S SELF-HELP RIGHTS		135
24.1.	Self-Help Event	135
24.2.	Tenant's Rights	135
24.3.	[***] Clause	136

Article 25 EXPENSES AND LATE CHARGES		137
25.1.	Landlord's Costs	137
25.2.	Tenant's Costs	138
25.3.	Interest on Late Payments	138

Article 26 SECURITY		139
26.1.	Security Deposit	139
26.2.	Landlord's Rights	139
26.3.	Return of Security	140
26.4.	Transfer of Letter of Credit	140
26.5.	Renewal of Letter of Credit	140
26.6.	Increase and Reduction in Security Deposit Amount	140

Article 27 END OF TERM		142
27.1.	End of Term	142
27.2.	Holdover	143

Article 28 NO WAIVER		143
28.1.	No Surrender	143
28.2.	No Waiver by Landlord	143
28.3.	No Waiver by Tenant	144

Article 29 JURISDICTION		144
29.1.	Governing Law	144
29.2.	Submission to Jurisdiction	145
29.3.	Waiver of Trial by Jury; Counterclaims	145

Article 30 NOTICES		145
30.1.	Addresses; Manner of Delivery	145

Article 31 BROKERAGE		147
31.1.	Broker	147

Article 32 INDEMNITY
32.1.	Tenant's Indemnification of the Landlord Indemnitees	147
32.2.	Landlord's Indemnification of the Tenant Indemnitees	147
32.3.	Indemnification Procedure	149

Article 33 LANDLORD'S CONSENTS; ARBITRATION		150
33.1.	Certain Limitations	151
33.2.	Expedited Arbitration	151

Article 34 ADDITIONAL PROVISIONS		151

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34.1.	Tenant's Property Delivered to Building Employees	153
34.2.	Not Binding Until Execution	153
34.3.	No Third Party Beneficiaries	153
34.4.	Extent of Landlord's Liability	153
34.5.	Extent of Tenant's Liability	154
34.6.	Survival	154
34.7.	Recording	154
34.8.	Confidentiality	154
34.9.	Entire Agreement	155
34.10.	Counterparts	155
34.11.	Exhibits	155
34.12.	Gender; Plural	155
34.13.	Divisibility	155
34.14.	Vault Space	155
34.15.	Adjacent Excavation	156
34.16.	Captions	156
34.17.	Parties Bound	156
34.18.	Authority	156
34.19.	Rent Control	157
34.20.	Consequential Damages	157
34.21.	Tenant's Advertising	157
34.22.	Specially Designated Nationals; Blocked Persons; Embargoed Persons	158

vii

DEFINED TERMS

Term	Page

650 Lease	10
650 Rent Credit	6
Acceptable Construction Contract	2
Acceptable Construction Contract Assignment	4
Additional Request Notice	108
Affiliate	10
Allocation and Protocol Notice	82
Alterations	57
Alterations Notice	59
Antennae	36
Applicable Area	126
Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date	55
Applicable Building-Wide Renovation Work Substantial Completion Date	55
Applicable Date	126
Applicable Option Space	117
Applicable Post-Delivery Work Scheduled Substantial Completion Date	50
Applicable Post-Delivery Work Substantial Completion Date	50
Applicable Rate	10
Applicable Terms	113
Appraiser	127
Assessed Valuation	25
Assignment Date	4
Average Cost per Kilowatt Hour	20
Average Cost per Peak Demand Kilowatt	20
Bank Requirements	140
Bankruptcy Code	130
Base Building Emergency Generator System	38
Base Electrical Capacity	45
Base Operating Expense Year	13
Base Operating Expenses	13
Base Rate	10
Base Tax Years	26
Base Taxes	26
Basic Alteration	59
Basic Sublease Provisions	107

viii

Bicycle Room	39
Broker	148
Building	1
Building Change	65
Building Hours	39
Building Systems	39
Building-Wide Renovation Work	55
Business Days	10
Carbon Emissions Limits	81
Carbon Emissions Sources	81
Casualty Statement	94
Change Order	3
Claim	151
Claim Against Landlord	148
Claim Against Tenant	149
Commencement Date	2
Compliance Challenge	78
Condominium Board	84
Condominium Declaration	84
Consent	106
Consumer Price Index	10
Contractor's Liability Policy	62
Control	11
Covid-19 Shutdown	6
Current List	100
DAS System	45
Decorative Alterations	58
Deficiency	135
Determination Date	141
Electricity Additional Rent	46
Embargoed Person	159
Emergency Generator System	38
Escalation Rent	11
Event of Default	128
Excluded Amounts	26
Expedited Arbitration Proceeding	153
Expiration Date	1

ix

Fair Market Rent	126
Fire Stairs	36
Fixed Expiration Date	1
Fixed Rent	6
GAAP	11
[***]	99
[***] Clause	99
[***] Clause Claim	150
[***] Lease	99
Governmental Authority	77
Historic Feature	58
Holidays	11
HVAC	40
HVAC Systems	40
Indemnitee	151
Indemnitor	151
Initial Alterations	58
Initial Tenant Requirement	11
Insolvency Events	132
Insolvency Party	130
ISO	89
Landlord	1
Landlord Indemnitees	149
Landlord Work Costs Contribution	3
Landlord's Carbon Emissions Determination	82
Landlord's Determination	127
Landlord's Post-Delivery Work	50
Landlord's Pre-Delivery Work	48
Landlord's Property Policy	91
Landlord's Work	48
Latent Items	53
Lessor	84
Letter of Credit	139
List	158
Lobby Work	54
Local Law 97	81
Local Law 97 Costs	82

x

Major Sublease	115
Major Sublease Guarantor	115
Measurement Protocol	81
Minimum Demise Requirement	11
Minimum Occupancy Requirement	12
Minor Alteration	59
Minor Alterations Threshold	59
Monthly Operating Expense Payment Amount	21
Mortgage	84
Mortgagee	84
Net Worth Assignment Requirement	109
Nondisturbance Agreement	84
Occupancy Agreement	98
Occupancy Certificate	79
OFAC	158
Operating Expense Payment	17
Operating Expense Statement	17
Operating Expense Year	17
Operating Expenses	13
Option	117
Option Cutoff Date	119
Option Notice	117
Option Response Notice	117
Option Space	117
Option Space Commencement Date	122
Option Term	117
Out-of-Pocket Costs	12
Overtime Periods	40
Partial Renewal Space	124
Passenger Elevator Work	55
Permitted Carbon Emissions Sources	81
Permitted Party	98
Person	12
Post-Delivery Punchlist	52
Post-Delivery Walk-Through Date	52
Post-Delivery Work Phase	50
Predecessor Tenant	131

xi

Pre-Delivery Punchlist	52
Pre-Delivery Walk-Through Date	52
Pre-Delivery Work Substantial Completion Date	2
Premises	1
Property Management Charge	13
Proposed Transfer Terms	101
Prospective Operating Expense Statement	21
Qualified Alteration	66
Real Property	1
Recapture Date	101
Recapture Procedure	100
Recapture Space	100
Recapture Sublease	101
Recapture Sublease Notice	101
Recapture Subtenant	102
Recapture Termination	103
Recapture Termination Notice	103
Recognition Agreement	115
Recognition Effective Date	115
Removed Space	124
Renewal Notice	123
Renewal Option	123
Renewal Premises	124
Renewal Term	123
Renewal Term Commencement Date	125
Rent Commencement Date	5
Rent Notice	127
Rentable Area	12
Rental	7
Rental Value	126
Requirements	76
Reserved Areas	72
Risers	37
RPAPL	129
Rules	32
Scheduled Option Space Commencement Date	117
Second Bite Date	95

xii

Secure Area	12
Security Deposit Amount	139
Self-Help Date	51
Self-Help Event	136
Settlement	151
Short-Term Sublease	101
Signage Program	34
Simple Alteration	60
Special Occupant	112
Specialty Alterations	58
Substantial Completion	58
Successor	85
Successor Limitation Items	87
Superior Lease	85
Supplemental Emergency Generator System	38
Tax Payment	27
Tax Protest Request	28
Tax Statement	27
Tax Year	27
Taxes	26
Tenant	1
Tenant Changes	53
Tenant Delay	51
Tenant Indemnitees	149
Tenant Obligor	132
Tenant's Actual Carbon Emissions Sources	82
Tenant's Auto Policy	90
Tenant's Bicycle Room Sign	33
Tenant's Determination	127
Tenant's Exterior Entry Sign	33
Tenant's Liability Policy	90
Tenant's Lobby Sign	33
Tenant's Operating Expense Share	17
Tenant's Permitted Carbon Emissions Allocation	81
Tenant's Property	58
Tenant's Property Policy	89
Tenant's Signs	33

xiii

Tenant's Tax Share	27
Tenant's Worker's Compensation Policy	89
Term	1
Term Sheet	107
Terminated Space	8
Termination Date	8
Termination Fee	8
Termination Notice	8
Termination Option	7
Third Party Service Arrangements	116
Transfer	98
Transfer Date	100
Transfer Expenses	101
Transfer Inflow	109
Transfer Notice	100
Transfer Outflow	109
Transfer Profit	108
Transferee	101
Unavoidable Delay	12
Usable Area	13
Utility Company	20
Vacate Order	80
VVA	4
Work Access	71
Work Contractor	2
Work Costs	3
Work Deposit	63
Work Plans	2

xiv

EXHIBITS

Exhibit "A" Premises

Exhibit "3.3" Rules

Exhibit "3.4-I" Tenant's Exterior Entry Sign

Exhibit "3.4-II" Tenant's Lobby Sign

Exhibit "4.3" HVAC Specifications

Exhibit "4.4" Cleaning Specifications

Exhibit "6.2(B)" Landlord's Pre-Delivery Work

Exhibit "6.2(E)" Landlord's Post-Delivery Work

Exhibit "6.2(N)-I" Building-Wide Renovation Work Area

Exhibit "6.2(N)-II" Building-Wide Renovation Work Design Concept

Exhibit "6.2(N)-III" Building-Wide Renovation Work Elevator Location

Exhibit "7.9-I" Approved Tenant Architects and Contractors

Exhibit "7.9-II" Landlord's Approved Contractors

Exhibit "7.10" Tenant's Initial Alterations

Exhibit "13.9" Existing Mortgages, Superior Leases and Condominium Declarations

Exhibit "17.1(I)" [***] Clause and Current List

Exhibit "18.1-I" 6th Floor Option Space

Exhibit "18.1-II" 7th Floor Option Space

Exhibit "18.1-III" 11th Floor Option Space

Exhibit "18.4(B)" Existing Option Space Rights

xv

THIS LEASE, dated as of the 4th day of November, 2021, by and between 85 TENTH AVENUE ASSOCIATES, L.L.C., a Delaware limited liability company, having an address c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10017, as landlord, and CLEAR SECURE, INC., a Delaware corporation, having an address at 65 East 55th Street, New York, New York 10022, as tenant (the Person that holds the interest of the landlord hereunder at any particular time being referred to herein as "Landlord"; subject to Section 17.1(F) hereof, the Person that holds the interest of the tenant hereunder at any particular time being referred to herein as "Tenant").

W I T N E S S E T H:

WHEREAS, Landlord wishes to demise and let unto Tenant, and Tenant wishes to hire and take from Landlord, on the terms and subject to the conditions set forth herein, the entire rentable area located on the ninth (9th) floor and the tenth (10th) floor in each case of the building that is known by the street address of 85 Tenth Avenue, New York, New York 10011, as shown on Exhibit "A" attached hereto and made a part hereof (such premises being referred to herein as the "Premises"; such building being referred to herein as the "Building"; the Building, together with the plot of land on which the Building is constructed, being collectively referred to herein as the "Real Property").

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:

Article 1
DEMISE, TERM, FIXED RENT

1.1.	Demise.

Subject to the terms hereof, Landlord hereby demises and lets to Tenant and Tenant hereby hires and takes from Landlord the Premises for the term to commence on the Commencement Date and to end on the last day of the calendar month in which occurs the fifteenth (15th) anniversary of the Rent Commencement Date (such date that is the last day of the calendar month in which occurs the fifteenth (15th) anniversary of the Rent Commencement Date, being referred to herein as the "Fixed Expiration Date"; the Fixed Expiration Date, or such earlier or later date that the term of this Lease expires or otherwise terminates pursuant to the terms hereof or pursuant to law, being referred to herein as the "Expiration Date"; the term commencing on the Commencement Date and ending on the Expiration Date being referred to herein as the "Term").

1.2.	Commencement Date

(A)           The term of this Lease shall commence on the later to occur of (x) October 1, 2022 and (y) the date on which Landlord delivers vacant and exclusive possession of the

Premises to Tenant with Landlord's Pre-Delivery Work having been Substantially Completed (the later of the dates that are described in clause (x) and clause (y) above being referred to herein as the "Commencement Date"). Subject to the terms of this Section 1.2, Landlord shall deliver to Tenant vacant and exclusive possession of the Premises on the Commencement Date. If Landlord does not deliver vacant and exclusive possession of the Premises to Tenant on or prior to October 1, 2022 with Landlord's Pre-Delivery Work having been Substantially Completed for any reason whatsoever, then Landlord shall have no liability to Tenant, and, subject to Section 6.2(B) hereof, Tenant shall have no right to terminate or rescind this Lease or reduce the Rental, in each case deriving from Landlord's failure to deliver vacant and exclusive possession of the Premises to Tenant on or prior to October 1, 2022. Landlord and Tenant intend that this Section 1.2 constitutes an "express provision to the contrary" for purposes of Section 223-a of the New York Real Property Law.

(B)           The term "Pre-Delivery Work Substantial Completion Date" shall mean the date that Landlord's Pre-Delivery Work is Substantially Completed. Landlord shall give Tenant not less than ten (10) days' prior notice of the date on which Landlord estimates that the Pre-Delivery Work Substantial Completion Date will occur, with the understanding, however, that (x) Landlord shall not be in default if the Pre-Delivery Work Substantial Completion Date occurs later than the date that Landlord specifies in such notice to Tenant, provided that Landlord gives such notice to Tenant in good faith and (y) the Pre-Delivery Work Substantial Completion Date shall occur as otherwise provided in this Lease notwithstanding that the Pre-Delivery Work Substantial Completion Date occurs earlier or later than the date that Landlord specifies in any such notice, provided that Landlord gives such notice to Tenant in good faith.

(C)

(1)            Tenant shall prepare and deliver plans for the Initial Alterations (the "Work Plans") suitable for bidding to a reputable general contractor or a reputable construction manager that is acceptable to Tenant (the "Work Contractor") in accordance with the terms of Article 7 hereof. The Work Plans shall be subject to Landlord's prior approval as provided in Section 7.3 hereof, and the Work Contractor shall be on the list of contractors designated by Landlord or subject to Landlord's approval, in each case as provided in Section 7.9(B) hereof. Landlord shall enter into a construction contract with the Work Contractor in form reasonably acceptable to Landlord and Tenant for the performance of the Initial Alterations, provided that the Work Contractor agrees to (x) enter into such a contract with Landlord in form reasonably acceptable to Landlord and Tenant and (y) commence and diligently perform the Initial Alterations in a timely manner (herein called an "Acceptable Construction Contract"). If (x) Tenant delivers to Landlord a request for Landlord's approval of a construction contract with the Work Contractor for the performance of the Initial Alterations as aforesaid, together with a copy of such construction contract, and (y) Landlord fails to respond to Tenant's aforesaid request on or prior to the fifteenth (15th) Business Day after the date that Tenant gives such request to Landlord, then Landlord shall be deemed to have approved such request, provided that such construction contract otherwise constitutes an Acceptable Construction Contract. Landlord acknowledges and agrees that the Work Contractor may act as a general contractor and/or a construction manager and the Acceptable Construction Contract may be a construction contract and/or a construction management contract. Tenant acknowledges that the Work Contractor's failure to perform the Initial Alterations in a manner that conforms with the terms of the

2

Acceptable Construction Contract shall not impair the occurrence of the Commencement Date. Landlord shall bear all of the initial costs and expenses incurred by Landlord and/or billed by the Work Contractor pursuant to the terms and conditions of the Acceptable Construction Contract (herein called the "Work Costs"), including, but not limited to, the cost of labor, materials and filing plans for the Initial Alterations, provided, however, that in no event shall Landlord have any obligation to fund Work Costs in an amount that is greater than Eighteen Million Two Hundred Ninety-Seven Thousand Seven Hundred Seventy and 00/100 Dollars ($18,297,770.00) in the aggregate (such amount, the "Landlord Work Costs Contribution") under the Acceptable Construction Contract. Landlord makes no representation or warranty that the Landlord Work Costs Contribution is sufficient to pay the cost of the Initial Alterations. Tenant shall fund Work Costs due under the Acceptable Construction Contract after Landlord's payment of the Landlord Work Costs Contribution. If Landlord exercises Landlord's rights to consummate a Recapture Termination for Recapture Space that does not constitute the entire Premises in accordance with the terms of Section 17.3 hereof, then the Landlord Work Costs Contribution shall be adjusted to an amount equal to the product obtained by multiplying (x) One Hundred Fifty-Three and 47/100 Dollars ($153.47), by (y) the number of square feet of Rentable Area comprising the Premises initially demised hereunder (i.e., the ninth (9th) floor of the Building and the tenth (10th) floor of the Building) (other than such Recapture Space); provided, however, that (i) in no event shall Tenant have any obligation to make any repayment to Landlord to the extent that the amount of the Landlord Work Costs Contribution that Landlord has theretofore disbursed exceeds the amount of the Landlord Work Costs Contribution, as so redetermined and (ii) Landlord shall pay to the Work Contractor any outstanding amount that is the subject of an invoice that is due and payable to the Work Contractor at the time Landlord delivers a Recapture Sublease Notice or a Recapture Termination Notice to Tenant.

(2)            Subject to the terms of Article 7 hereof, any material modification in the Work Plans (as approved pursuant to Section 7.3 hereof) requested by Tenant shall be made by means of a written authorization executed by Tenant (herein called a "Change Order"). Each Change Order will specify the scope of the work to be performed and authorization to proceed. Any proposed material modification of the Work Plans shall be submitted by Tenant simultaneously to Landlord and the Work Contractor, which modification shall be subject to Landlord's approval in accordance with Article 7 hereof. Tenant shall prepare and deliver a form of Change Order for such proposed modification to both Landlord and the Work Contractor. Unless a Change Order is authorized as prescribed above, such work shall not be performed. Tenant acknowledges that Tenant's submission of a Change Order shall not impair in any manner the occurrence of the Commencement Date, and in no event shall the incorporation of any Change Orders into the Initial Alterations (or the applicable portion thereof that is within the scope of the Acceptable Construction Contract) require Landlord to fund more than the Landlord Work Costs Contribution.

(3)            Landlord shall cause the Work Contractor to commence the Initial Alterations with reasonable promptness following the date which is the later to occur of (x) the date on which Landlord has approved the Work Plans pursuant to the terms of this Section 1.2(C) and Article 7 hereof and (y) the Pre-Delivery Work Substantial Completion Date, and shall thereafter cause the Work Contractor to diligently perform the Initial Alterations until the Assignment Date (it being agreed that notwithstanding anything to the contrary stated herein, Landlord's aggregate liability to the Work Contractor under the Acceptable Construction

3

Contract shall not exceed the amount of the Landlord Work Costs Contribution); provided, however, that Landlord shall not have any liability to Tenant under this Lease arising from any delays or deficiencies in the Work Contractor’s performance of the Initial Alterations, except to the extent arising from Landlord's willful misconduct or Landlord's failure to timely pay the Work Contractor the Work Costs that Landlord is required to pay pursuant to this Section 1.2(C). Tenant has advised Landlord that VVA Project Managers ("VVA") will act as project manager for the Initial Alterations. Landlord hereby agrees to reasonably cooperate with VVA and the Work Contractor to coordinate the performance of the Initial Alterations, and Landlord shall defer to VVA's instructions on matters relating to the Initial Alterations, except to the extent such instructions conflict with the rights or obligations of Landlord or Tenant under this Lease or under the Work Contract or applicable Requirements.

(4)            Landlord and Tenant acknowledge that the portion of the Initial Alterations paid for by Landlord pursuant to this Section 1.2(C) shall constitute the property of Landlord, subject, nevertheless, to Tenant's rights to use such portion of the Initial Alterations as part of the Premises during the Term in accordance with the terms of this Lease. Tenant, during the Term, shall not remove such portion of the Initial Alterations that were paid for by Landlord pursuant to this Section 1.2(C) (or Alterations that replace such portion of the Initial Alterations) unless Tenant replaces such portion of the Initial Alterations, or such other Alterations, as the case may be, with Alterations that have a fair value that is equal to or greater than such portion of the Initial Alterations that were paid for by Landlord pursuant to this Section 1.2(C) (it being understood that such Alterations that Tenant performs to replace such portion of the Initial Alterations, or such other Alterations, as the case may be, shall constitute the property of Landlord as contemplated by this Section 1.2(C)(4)). Nothing contained in this Section 1.2(C)(4) limits Landlord's right to require Tenant to remove Specialty Alterations as provided in Section 7.8 hereof.

(5)            Effective as of the date (the "Assignment Date") which is the earlier to occur of (x) the date which is the later of (a) the date on which Landlord has paid to the Work Contractor an aggregate amount equal to the Landlord Work Costs Contribution and (b) the Commencement Date or (y) the date, if any, that Tenant requests that Landlord assign the Acceptable Construction Contract to Tenant, Landlord hereby assigns the Acceptable Construction Contract to Tenant and Tenant hereby assumes all obligations of Landlord thereunder (the "Acceptable Construction Contract Assignment"). Landlord and Tenant shall each execute a confirmatory assignment and assumption agreement in form reasonably acceptable to Landlord and Tenant as of the Assignment Date in connection with the Acceptable Construction Contract Assignment but the failure of Landlord and Tenant to execute such confirmatory assignment and assumption shall not impair the effectiveness of the Acceptable Construction Contract Assignment. The parties hereby agree that Landlord shall have the right to provide in the Acceptable Construction Contract that Landlord shall not have any liability under the Acceptable Construction Contract (or to the Work Contractor) from and after the Assignment Date and Tenant shall indemnify Landlord, and hold Landlord harmless from and against any and all losses, damages, liabilities, costs and

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expenses (including, without limitation, reasonable attorneys' fees and expenses) arising from or in connection with Tenant's acts arising on and after the Assignment Date, asserted by the Work Contractor or any other Person, and any Person claiming by, through or under the Work Contractor or any other Person, with respect to the Acceptable Construction Contract, except for such losses, damages, liabilities, costs and expenses arising from the willful misconduct of Landlord or Landlord's failure to pay to the Work Contractor any portion of the funds that Landlord is required to pay pursuant to this Section 1.2(C). If Tenant requests the Acceptable Construction Contract Assignment prior to Landlord's payment of the full amount of the Landlord Work Costs Contribution, then Landlord shall remain liable to Tenant for timely payment of the balance of the Landlord Work Costs Contribution in accordance with the terms of this Section 1.2(C) and the Acceptable Construction Contract, prior to Tenant's payment of any Work Costs in excess thereof.

(6)            If Landlord fails to make a payment of the Landlord Work Costs Contribution to the Work Contractor when due, then Tenant, subsequent to the date that such payment was due, shall be entitled to give Landlord notice of such failure that provides in bold and capital letters that "IF LANDLORD FAILS TO PAY THE WORK CONTRACTOR AMOUNTS OWED WITHIN THIRTY (30) DAYS AFTER THE DATE THAT TENANT GIVES THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO EXERCISE TENANT'S RIGHT SET FORTH IN SECTION 1.2(C)(6) OF THE LEASE TO OFFSET AGAINST THE RENTAL DUE UNDER THE LEASE THE AMOUNT THAT LANDLORD HAS FAILED TO PAY TO THE WORK CONTRACTOR". If Landlord shall fail to make such payment within such thirty (30) day period, then Tenant shall have the right to pay to the Work Contractor the amount that Landlord so fails to pay and to offset such amount against the Rental next due hereunder until exhausted, provided that Tenant promptly notifies Landlord after Tenant offsets such amount against the Rental due hereunder.

(D)           Subject to the terms of this Section 1.2(D), during the period prior to the Commencement Date, Landlord shall permit Tenant to enter upon the Premises from time to time at reasonable times solely for the purpose of permitting Tenant to perform customary pre-construction surveying and taking measurements, with the understanding, however, that Landlord shall not be required to so permit Tenant to so access the Premises unless (i) Tenant complies with Landlord's site safety protocols, (ii) Tenant gives at least three (3) Business Days of advance notice thereof to Landlord, (iii) such early access shall not interfere with or delay completion of Landlord's Work and (iv) Tenant schedules such early access to occur at times that conform with Landlord's regular schedule for permitting such early access by tenants of the Building. During Tenant's early access to the Premises as contemplated by this Section 1.2(D), all of the terms of this Lease shall apply except for Tenant's obligation to pay Fixed Rent and Escalation Rent hereunder. Nothing contained in this Section 1.2(D) diminishes the effects of a Tenant Delay hereunder.

1.3.	Rent Commencement Date.

The term "Rent Commencement Date" shall mean the later to occur of (i) April 1, 2023 and (ii) the four hundred eighty-fifth (485th) day after the Pre-Delivery Work Substantial Completion Date; except that the Rent Commencement Date shall be extended one (1) day for each day of Covid-19 Shutdown during which Tenant does not access the Building. As used herein, the term "Covid-19 Shutdown" means each day from and after the Pre-Delivery Work Substantial Completion Date on which Tenant is prohibited from (x) accessing the Premises for the purpose of performing the Initial Alterations by an order that is issued by a Governmental

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Authority in response to the Covid-19 pandemic that prohibits commercial construction in New York City (including, without limitation, at the Building) or (y) performing the Initial Alterations by an order that is issued by a Governmental Authority in response to the Covid-19 pandemic that prohibits the issuance of construction permits in New York City (including, without limitation, at the Building), except that no Covid-19 Shutdown shall occur prior to the date which is the latest to occur of the date on which (i) Landlord approves (or is deemed to have approved) the plans and specifications for Tenant's Initial Alterations as described in Article 7 hereof, (ii) Tenant has obtained from the Department of Buildings an alterations permit that is required by Requirements for Tenant to perform Tenant's Initial Alterations, unless such permit has not been obtained for the reason set forth in clause (y) of this Section 1.3 and (iii) Tenant is otherwise prepared to access the Premises for the purpose of performing the Initial Alterations in the Premises.

1.4.	Fixed Rent.

(A)           The annual fixed rent for the Premises (the annual fixed rent payable hereunder for the Premises at any particular time being referred to herein as the "Fixed Rent") shall be:

(1)            Twelve Million One Hundred Sixty-One Thousand Fifty-Two and No/100 Dollars ($12,161,052.00) per annum ($1,013,421.00 per month) for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the date that is the fifth (5th) anniversary of the Rent Commencement Date;

(2)            Thirteen Million Two Hundred Thirty-Four Thousand Eighty-Six and No/100 Dollars ($13,234,086.00) per annum ($1,102,840.50 per month) for the period commencing on the date that is the fifth (5th) anniversary of the Rent Commencement Date and ending on the day immediately preceding the date that is the tenth (10th) anniversary of the Rent Commencement Date; and

(3)            Fourteen Million Three Hundred Seven Thousand One Hundred Twenty and No/100 Dollars ($14,307,120.00) per annum ($1,192,260.00 per month) for the period commencing on the date that is the tenth (10th) anniversary of the Rent Commencement Date and ending on the Fixed Expiration Date.

(B)           Subject to the terms of this Section 1.4(B), Tenant shall be entitled to a credit (the "650 Rent Credit") at the rate of Eighty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($83,333.33) per month against the Fixed Rent that comes due hereunder for the period commencing on the Rent Commencement Date and ending on February 28, 2027. Tenant shall not be entitled to the 650 Rent Credit during any period in which a monetary or material non-monetary Event of Default has occurred and is continuing, provided that if (x) an Event of Default has occurred and is continuing at a time when Tenant would otherwise be entitled to the 650 Rent Credit, and (y) Tenant subsequently cures such Event of Default, then, (i) from and after the date Tenant cures such Event of Default, Tenant shall again be entitled to the 650 Rent Credit and (ii) the amount of the 650 Rent Credit that Tenant did not receive during

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the continuance of such monetary or material non-monetary Event of Default shall be applied to the Fixed Rent first coming due from and after the date that Tenant cures such Event of Default until thereafter exhausted (such that Tenant receives the entire 650 Rent Credit to which Tenant would have been entitled if no Event of Default had occurred). Nothing contained in this Section 1.4(B) diminishes Landlord's rights and remedies after the occurrence of an Event of Default.

(C)           The term "Rental" shall mean, collectively, the Fixed Rent, the Escalation Rent, the additional rent payable by Tenant to Landlord hereunder, and all other amounts payable by Tenant to Landlord hereunder.

1.5.	Payments of Fixed Rent.

(A)           Tenant shall pay the Fixed Rent in lawful money of the United States of America that is legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term commencing on the Rent Commencement Date, at the office of Landlord or such other place as Landlord may designate from time to time on at least thirty (30) days of advance notice to Tenant, without any set-off, offset, abatement or deduction whatsoever (except to the extent otherwise expressly set forth herein).

(B)           Landlord shall have the right to require Tenant to pay the Fixed Rent and any other items of Rental when due by wire transfer of immediately available funds to an account that Landlord designates from time to time on at least thirty (30) days of advance notice to Tenant.

(C)           If the Rent Commencement Date is not the first (1st) day of a calendar month, then (x) the Fixed Rent due hereunder for the calendar month during which the Rent Commencement Date occurs shall be adjusted appropriately based on the number of days in such calendar month, and (y) Tenant shall pay to Landlord such amount (adjusted as aforesaid for such calendar month) on the Rent Commencement Date. If the Expiration Date is not the last day of a calendar month, then the Fixed Rent due hereunder for the calendar month during which the Expiration Date occurs shall be adjusted appropriately based on the number of days in such calendar month.

1.6.	Termination Option.

(A)           Subject to the terms of this Section 1.6, Tenant shall have the option (the "Termination Option") to terminate this Lease with respect to all or a portion of the Premises (the entire Premises, or, if Tenant elects to terminate this Lease with respect to less than all of the Premises, the portion of the Premises for which Tenant elects to terminate this Lease, being referred to herein as the "Terminated Space") effective as of the day prior to the day that is the tenth (10th) anniversary of the Rent Commencement Date (such date that is the day prior to the day that is the tenth (10th) anniversary of the Rent Commencement Date being referred to herein as the "Termination Date") by giving Landlord notice (the "Termination Notice") of its election

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to exercise such option no later than the date which is eighteen (18) months prior to the Termination Date (as to which date time shall be of the essence). If Tenant elects to exercise the Termination Option with respect to less than the entire Premises, then Tenant may elect to designate as the Terminated Space only those portions of the Premises that then constitute all of the Rentable Area on the applicable floor of the Building on which such portions of the Terminated Space are located. If Tenant has theretofore exercised the Option, then Tenant shall only have right to designate as the Terminated Space all of the Rentable Area on one (1) floor of Building in which the Premises demised hereunder is located. Tenant shall elect in the Termination Notice which portions of the Premises Tenant elects to constitute Terminated Space, subject to the terms of this Section 1.6, provided that if Tenant does not specify in the Termination Notice which portions of the Premises Tenant elects to constitute Terminated Space, then Tenant shall be deemed to have elected that the entire Premises shall constitute Terminated Space (or, if Tenant has theretofore exercised the Option, then Tenant shall be deemed to have elected that one (1) floor of Premises (which floor Landlord shall have the right to designate in its sole discretion) shall constitute Terminated Space).

(B)           The Termination Notice shall not be effective unless simultaneously with the delivery thereof to Landlord, Tenant pays to Landlord an amount (the "Termination Fee"), pro-rated (if applicable) to reflect the portion thereof that is attributable to the Terminated Space, equal to the sum of (a) the unamortized amount of (i) any brokerage commissions paid to any brokers, finders or salespersons representing Tenant in connection with this Lease, including with respect to any Option Space, (ii) the Fixed Rent and Escalation Rent (if any) which would have been payable hereunder for the period from the Commencement Date until the Rent Commencement Date (as if such amounts were payable commencing on the Commencement Date, rather than the Rent Commencement Date), and with respect to any Option Space, any rent which would have been payable for the period from the commencement date for such Option Space until the rent commencement date for such Option Space (as if such amounts were payable commencing on the commencement date for such Option Space, rather than the rent commencement date for such Option Space) (it being understood that, pursuant to Article 18 hereof, Landlord shall not be obligated to grant to Tenant any free rent period with respect to any Option Space), (iii) the 650 Rent Credit and (iv) the Landlord Work Costs Contribution, to the extent paid by Landlord to the Work Contractor (or offset against the Rental due hereunder from Tenant), and any other tenant improvement allowance paid to Tenant by Landlord (or offset against the Rental due hereunder from Tenant), including with respect to any Option Space (it being understood that, pursuant to Article 18 hereof, Landlord shall not be obligated to grant to Tenant any tenant improvement allowance with respect to any Option Space), all amortized on a straight-line basis over the Term, commencing on the Rent Commencement Date or, with respect to any Option Space, commencing on the Applicable Option Space Commencement Date for such Option Space, as if Tenant had not exercised the Termination Option, using an interest factor of six percent (6%) per annum, and (b) an amount equal to the product of (x) the monthly installment of Fixed Rent and the monthly installment of Escalation Rent (it being understood that if the Tax Payment hereunder is not payable in twelve (12) monthly installments at such time, then such Tax Payment shall be computed as if the Tax Payment was payable in twelve (12) monthly installments for purposes of this clause (b)) payable by Tenant hereunder for the Terminated Space for the calendar month in which Tenant delivers the Termination Notice to Landlord (without taking into account any abatement of Fixed Rent or Escalation Rent that is in effect for the calendar month in which Tenant delivers the Termination Notice) and (y) three (3).

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Landlord shall provide to Tenant a reasonably detailed statement showing Landlord's calculation of the Termination Fee within ten (10) days after request therefor is given by Tenant to Landlord, provided that to the extent that any portion of the Termination Fee is not definitively ascertainable at such time, such portion shall be determined by Landlord based on Landlord's reasonable estimation of the same (which shall not be binding on Landlord).

(C)           Tenant shall not have the right to exercise the Termination Option if, as of the date that the Termination Option is exercised, (x) a monetary or material non-monetary Event of Default has occurred and is continuing or (y) the Initial Tenant Requirement is not satisfied. If Tenant exercises the Termination Option, and at any time prior to the Termination Date, (i) a monetary or material non-monetary Event of Default has occurred and is continuing or (ii) the Initial Tenant Requirement is not satisfied, then, at any time prior to the Termination Date, Landlord shall have the right to declare Tenant's exercise of the Termination Option ineffective by giving notice thereof to Tenant.

(D)           If Tenant exercises Tenant's right to terminate this Lease for all or any portion of the Premises as of the Termination Date as provided in this Section 1.6, then (x) Tenant, on the Termination Date, shall vacate the Terminated Space and surrender the Terminated Space to Landlord in accordance with the terms of this Lease that govern Tenant's obligations upon the expiration or earlier termination of the Term and (y) upon the Termination Date, neither party shall have any further rights or obligations hereunder with respect to the Terminated Space, except for any such rights or obligations that expressly survive a termination hereof. If Tenant exercises the Termination Option with respect to less than all of the Premises then, on the Termination Date, (A) the Premises shall exclude the Terminated Space, (B) the Fixed Rent as set forth in Section 1.4 hereof from and after the Termination Date shall be reduced by an amount equal to the Fixed Rent that would have been due under this Lease for the Terminated Space, (C) Tenant's Operating Expense Share shall be decreased by an amount (expressed as a percentage) equal to the quotient obtained by dividing (I) the number of square feet of Rentable Area in the Terminated Space, by (II) the number of square feet of Rentable Area of the Building (other than the retail portion thereof), and (D) Tenant's Tax Share shall be decreased by an amount (expressed as a percentage) equal to the quotient obtained by dividing (I) the number of square feet of Rentable Area in the Terminated Space, by (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof). If Tenant exercises the Termination Option with respect to less than all of the Premises, then, effective as of the Termination Date, the share of chilled water capacity that Tenant has the right to use under Section 4.6 hereof shall be decreased by the chilled water capacity that is then dedicated to the Terminated Space, and the share of capacity of the Supplemental Emergency Generator System that Tenant has the right to use under Section 3.14 hereof shall be decreased by the capacity of the Supplemental Emergency Generator System that is then dedicated to the Terminated Space. If Tenant exercises the Termination Option with respect to less than all of the Premises, then Landlord and Tenant shall promptly thereafter execute and deliver an amendment to this Lease that memorializes the exclusion of the Terminated Space from the Premises as provided in this Section 1.6, with the understanding, however, that the failure of the parties to execute and deliver any such amendment shall not impair the effectiveness of Tenant's exercise of the Termination Option.

1.7.	Certain Definitions.

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(A)           The term "650 Lease" shall mean the Lease, dated as of April 7, 2016, as amended, between Tenant, as tenant, and 650 Fifth Avenue Company, as landlord, with respect to certain premises at 650 Fifth Avenue, New York, New York.

(B)           The term "Affiliate" shall mean a Person that (1) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.

(C)           The term "Applicable Rate" shall mean, at any particular time, the lesser of (x) four hundred (400) basis points above the Base Rate at such time, and (y) the maximum rate permitted by applicable law at such time.

(D)           The term "Base Rate" shall mean the rate of interest announced publicly from time to time by Citibank, N.A., or its successor, as its "prime lending rate" (or such other term as may be used by Citibank, N.A. (or its successor), from time to time, for the rate presently referred to as its "prime lending rate").

(E)           The term "Business Days" shall mean all days, excluding Saturdays, Sundays and Holidays.

(F)           The term "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-84 = 100), seasonally adjusted, for the most specific area that includes the location of the Building (which the parties acknowledge is currently New York – Northern New Jersey – Long Island, NY – NJ – CT – PA), or any successor index thereto. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau does not publish such conversion factor, formula or table, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, then Landlord and Tenant shall use diligent efforts, in good faith, to agree upon a substitute index for the Consumer Price Index. Either party shall have the right to submit the issue of the designation of such substitute index to an Expedited Arbitration Proceeding.

(G)           The term "Control" shall mean direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract.

(H)           The term "Escalation Rent" shall mean the Rental payable to Landlord under Article 2 hereof.

(I)             The term "GAAP" shall mean generally accepted accounting principles, consistently applied, except that if, at any time from and after the date hereof, the American

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Institute of Certified Public Accountants adopts international financial reporting standards as the basis for financial reporting in the United States, then references in this Lease to GAAP shall be deemed to be references to such international financial reporting standards, consistently applied.

(J)             The term "Holidays" shall mean all days observed as legal holidays by either (x) the State of New York, (y) the United States of America, or (z) the labor unions that service the Building; provided, however, that if (x) all of the labor unions that service the Building do not observe a particular day as a holiday, and (y) the State of New York or the United States of America do not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes hereof only to the extent that Landlord requires the services that are provided by members of the particular labor union to perform the corresponding service for Tenant hereunder (so that if, for example, (x) the labor union for office cleaning personnel observes a particular day as a holiday but the labor union for the engineers that operate the HVAC System does not observe such day as a holiday, and (y) the State of New York or the United States of America does not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes of determining whether Landlord is required to provide office cleaning services on such day, but such day shall not constitute a Holiday for purposes of determining whether Landlord is required to provide HVAC services on such day).

(K)           The term "Initial Tenant Requirement" shall mean the requirement that Tenant is (x) the Person that executed and delivered this Lease initially as the tenant hereunder or a Person that succeeds to such Person or such Person's interest in this Lease pursuant to the terms of Section 17.9 hereof, or (y) a Person that, pursuant to Section 17.9 hereof, takes the tenant's interest hereunder by assignment from a Person that succeeds to the Person that executed and delivered this Lease initially pursuant to Section 17.9 hereof (such that, by way of example, if the Person that executed and delivered this Lease initially assigns this Lease to Company "X" pursuant to Section 17.9 hereof, and Company "X" assigns this Lease to Company "Y" pursuant to Section 17.9 hereof, then the Initial Tenant Requirement will be satisfied by Company "Y" holding the interest of the tenant hereunder).

(L)           The term "Minimum Demise Requirement" shall mean the requirement that this Lease demises at least eighty-nine thousand (89,000) square feet of Rentable Area.

(M)           The term "Minimum Occupancy Requirement" shall mean the requirement that Tenant (or an Affiliate of Tenant) and/or any Special Occupants occupy at least the lesser of (x) seventy-five percent (75%) of the Rentable Area that is demised by this Lease and (y) 89,000 square feet of Rentable Area, for the conduct of business; provided, however, that (I) Tenant (or an Affiliate of Tenant) and/or any Special Occupants shall be deemed to be occupying the Premises (or the applicable portion thereof) during any period in which Tenant (or an Affiliate of Tenant) and/or any Special Occupants are unable to (and do not) occupy the Premises (or the applicable portion thereof) due to a fire, casualty or Unavoidable Delay; provided, that in respect of any such fire or other casualty, Tenant is proceeding with diligence to restore the Premises or the applicable portion thereof (except to the extent such restoration by Tenant is not reasonably practicable concurrently with any restoration that Landlord is obligated to perform pursuant to Section 15.2 hereof) and (II) the Minimum Occupancy Requirement shall be deemed satisfied (regardless of whether Tenant (or an Affiliate of Tenant) and/or any Special Occupants are in

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occupancy of the Premises for the conduct of business) prior to the second (2nd) anniversary of the Rent Commencement Date.

(N)           The term "Out-of-Pocket Costs" shall mean reasonable costs that a Person pays to a third party that is not an Affiliate of such Person (and, accordingly, Out-of-Pocket Costs shall not include (i) the costs that such Person incurs in compensating its own employees to perform a service or supervise work within the scope of their employment, or (ii) the administrative costs that such Person incurs in operating its own offices).

(O)           The term "Person" shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and a limited liability company.

(P)           The term "Rentable Area" shall mean, with respect to a particular floor area, the area thereof (expressed as a particular number of square feet), as determined in accordance with the standards that the parties used to calculate that (x) the area of the Premises is one hundred nineteen thousand two hundred twenty-six (119,226) square feet in the aggregate, which represents the sum of (i) fifty-nine thousand six hundred thirty-five (59,635) square feet for the ninth (9th) floor and (ii) fifty-nine thousand five hundred ninety-one (59,591) square feet for the tenth (10th) floor and (y) the area of the Building (excluding the below grade portion thereof) is 612,041 square feet and the area of the Building (excluding the below grade portion thereof and the retail portion thereof) is 588,329 square feet.

(Q)           The term "Secure Area" shall mean a portion (or portions) of the Premises that (x) is not larger than 12,000 square feet of Rentable Area in the aggregate, and (y) Tenant uses for purposes in respect of which Tenant has particular security concerns and that Tenant describes in a notice to Landlord.

(R)           The term "Unavoidable Delay" shall mean a delay resulting directly or indirectly from any cause beyond the applicable party's reasonable control, including, without limitation, governmental preemption, enemy action, acts of war, acts of terrorism, national emergency, fire or other casualty, strikes, labor troubles, civil commotion, mechanical breakdown, pandemic, unavailability of labor, fuel, steam, water, electricity or materials or the occurrence of an act of God; provided, however, that such party's failure to make a payment of money (including any failure to satisfy a lien, judgment or other monetary obligation), or any other event that derives from such party's lack of funds shall not constitute an Unavoidable Delay for purposes hereof.

(S)           The term "Usable Area" shall mean, with respect to a particular floor area, the usable area thereof (expressed as a particular number of square feet), as determined in accordance with The Recommended Method of Floor Measurement of Office Buildings, Effective January 1, 1987, Revised December 2003, as published by The Real Estate Board of New York, Inc.

Article 2
ESCALATION RENT

2.1.	Operating Expense Definitions.

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(A)           The term "Base Operating Expenses" shall mean the Operating Expenses for the Base Operating Expense Year.

(B)           The term "Base Operating Expense Year" shall mean the 2022 calendar year.

(C)           The term "Operating Expenses" shall mean, subject to the terms of this Section 2.1 and to Section 2.2(F) hereof, the expenses paid or incurred by or on behalf of Landlord in insuring, maintaining, repairing, managing and operating the Real Property (and employing personnel therefor) and the operations thereof, as reflected on Landlord's books (which Landlord shall keep in accordance with GAAP). Landlord shall have the right to include in Operating Expenses the annual rental value that is reasonably attributable to the property management office that is located in the Building, to the extent that such property management office is used for the provision of property management services for the Building and is not larger in size (other than to a de minimis extent), and is not located in an area of the Building that has a greater rental value, than the property management office for similar buildings in The City of New York. Subject to the terms of Section 2.2(A)(3) hereof, Landlord shall also have the right to include in Operating Expenses for a particular Operating Expense Year (and Landlord shall include in the Base Operating Expenses) a property management charge in an amount equal to the product obtained by multiplying (i) two percent (2%), by (ii) the gross rents that Landlord collects from Tenant and the other tenants in the Building (other than with respect to any retail space in the Building) during such Operating Expense Year (such amount being referred to herein as the "Property Management Charge"). Operating Expenses shall exclude:

(1)            Taxes,

(2)            Excluded Amounts,

(3)            subject to Section 2.2(F) hereof, payments of interest or principal in respect of Landlord's debt (including, without limitation, any debt that is secured by Mortgages),

(4)            expenses that relate to leasing space in the Building (including, without limitation, the cost of tenant improvements (or allowances that Landlord provides to a tenant therefor), the cost of performing improvements to prepare a particular portion of the Building for occupancy by a tenant, the cost of rent concessions, advertising expenses, leasing commissions and the cost of lease buy-outs),

(5)            expenses that Landlord incurs in selling, purchasing, financing or refinancing the Real Property,

(6)            the cost of any repairs, replacements or improvements to the Building that are required to be capitalized under GAAP (including, without limitation, lease obligations that are required to be capitalized under GAAP) (except in each case as otherwise provided in Section 2.2(F) hereof and Section 11.5(F) hereof),

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(7)            depreciation or amortization expense (subject, however, to Section 2.2(F) hereof),

(8)            the cost of electricity that is furnished to the portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants of the Building (it being understood that Operating Expenses shall include the cost of electricity that is required to operate the Building Systems as provided in Section 2.2(B) hereof),

(9)            salaries and the cost of benefits in either case for personnel above the grade of building manager,

(10)           charges for the general overhead costs that Landlord incurs in managing, operating, maintaining, or staffing its offices that are not located at the Building, other than a reasonable allocation to the Building of the salaries and the costs of benefits of Persons that are not located at the Building to the extent such Persons provide services to the Building,

(11)           rent paid or payable under Superior Leases (except to the extent that (I) such rent that is paid or payable under a Superior Lease is for Taxes or Operating Expenses, and (II) Landlord has not otherwise included such Taxes or Operating Expenses in the calculation of Escalation Rent under this Article 2),

(12)           subject to Section 2.2 hereof, any expense for which Landlord is otherwise compensated or reimbursed (or entitled to compensation or reimbursement), whether by virtue of insurance proceeds, condemnation proceeds, claims under warranties, Tenant or other tenants in the Building making payment directly to Landlord for Landlord's services in the Building or otherwise (other than by virtue of other tenants in the Building making payments to Landlord for Operating Expenses as escalation rental),

(13)           the cost of providing any level of service that exceeds the level of service that Landlord furnishes to Tenant hereunder at no additional charge,

(14)           legal or arbitration fees and disbursements that are paid or incurred in connection with the negotiation of, or disputes arising out of, any lease for space in the Real Property,

(15)           costs that Landlord incurs in restoring the Building after the occurrence of a fire or other casualty or after a partial condemnation thereof (other than the amount of commercially reasonable deductibles),

(16)           costs that Landlord incurs in performing, or correcting defects in, Landlord's Work and the Building-Wide Renovation Work,

(17)           costs that Landlord incurs in correcting any design or construction defects in the Building,

(18)           advertising, entertainment and promotional costs that are paid or incurred for the Building,

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(19)           management fees that Landlord pays to a property manager (it being understood, however, that nothing in this clause (19) limits Landlord's right to include in Operating Expenses the Property Management Charge),

(20)           the expenses paid or incurred by or on behalf of Landlord in owning, maintaining, repairing, managing and operating the portion of the Real Property that is used for retail purposes,

(21)           any fee or expenditure that is paid or payable to any Affiliate of Landlord to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid in the absence of such relationship,

(22)           interest, penalties and late charges that in either case are paid or incurred as a result of late payments made by Landlord or by reason of Landlord's failure to comply with Requirements (to the extent that Landlord is required to comply with such Requirements pursuant to the terms hereof),

(23)           costs incurred in operating any sign or other similar device designed principally for advertising or promotion to the extent that Landlord leases or licenses to a third party such sign or device, or the portion of the Building where such sign or device is installed,

(24)           the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord (other than liability for amounts otherwise includible in Operating Expenses hereunder) and all expenses incurred in connection therewith,

(25)           amounts payable by Landlord for withdrawal liability or unfunded pension liability to a multi-employer pension plan (under Title IV of the Employee Retirement Income Security Act of 1974, as amended),

(26)           costs incurred by Landlord which result from Landlord's breach of this Lease, Landlord's breach of any other lease in the Building or any breach by a tenant of any lease in the Building or Landlord's negligence or willful misconduct or the negligence or willful misconduct of Landlord's agents, contractors and employees (to the extent that such agents, contractors or employees are acting within the scope of their employment),

(27)           costs that Landlord incurs to correct a representation made by Landlord in this Lease,

(28)           subject to Section 11.5(F) hereof, fines or penalties that are assessed against Landlord by a Governmental Authority by virtue of violations at the Building of applicable Requirements,

(29)           fees, dues or contributions that Landlord pays voluntarily to civic organizations, charities, political parties or political action committees,

(30)           the cost of providing HVAC during Overtime Periods to portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants of the Building

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(except that Landlord shall have the right to include in Operating Expenses the cost of providing HVAC during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),

(31)           the cost of providing freight elevator or loading dock service during Overtime Periods (except that Landlord shall have the right to include in Operating Expenses the cost of providing freight elevator or loading dock service during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),

(32)           the cost of objects of fine art that Landlord installs in the Building (with the understanding, however, that (x) Landlord shall have the right to include in Operating Expenses the cost of fine art that Landlord installs in the Building to the extent that such installation is required by applicable Requirements (subject, however, to Section 2.2(F) hereof), and (y) nothing contained in this clause (32) precludes Landlord from including in Operating Expenses the cost of maintaining and repairing objects of fine art that Landlord installs in the common areas of the Building),

(33)           costs associated with the construction, installation, repair or operation of any broadcasting facility, conference center, luncheon club, athletic facility, child care facility, auditorium, cafeteria, or any other similar specialty facility, except to the extent that any such facility exists in the Building as of the date hereof for the general benefit of tenants in the Building without additional charge,

(34)           costs that Landlord incurs in operating an ancillary service in the Building in respect of which users pay a separate charge (such as a shoe shine stand, a newsstand, a stationery store or a parking facility),

(35)           costs that are duplicative of any other cost that is included in Operating Expenses,

(36)           costs that Landlord incurs in organizing or maintaining in good standing the entity that constitutes Landlord, or in authorizing Landlord to do business in the jurisdiction where the Building is located,

(37)           the portion of any costs that are properly allocable to any building other than the Building,

(38)           costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests,

(39)           costs incurred in connection with expanding the Rentable Area of the Building,

(40)           costs incurred in the abatement, encapsulation, replacement, or other treatment to any substance considered to be detrimental to the health, safety, or general environment of the tenants and occupants of the Building, and notwithstanding any contrary provision of this Lease (including, without limitation, any provision relating to capital expenditures) costs arising from the presence of hazardous materials, asbestos or polychlorinated

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biphenals (PCBs) in or about the Real Property, in each case to the extent not introduced to the Real Property by a Permitted Party,

(41)           lease payments for rented equipment, to the extent the cost of such equipment would constitute a capital expenditure that would be excluded from Operating Expenses if such equipment were purchased,

(42)           bad debt loss, rent loss or reserves for bad debts or rent loss,

(43)           to the extent Landlord is obligated to comply with a Requirement hereunder, costs to comply with any violation that exists on the date hereof of such Requirement, and

(44)           insurance costs to the extent exceeding the insurance costs that owners of comparable office buildings in Manhattan customarily incur.

(D)           The term "Operating Expense Payment" shall mean, with respect to any Operating Expense Year, the product obtained by multiplying (i) the excess (if any) of (A) the Operating Expenses for such Operating Expense Year, over (B) the Base Operating Expenses, by (ii) Tenant's Operating Expense Share.

(E)           The term "Operating Expense Statement" shall mean a statement that shows the Operating Expense Payment for a particular Operating Expense Year.

(F)           The term "Operating Expense Year" shall mean the Base Operating Expense Year and each subsequent calendar year.

(G)           The term "Tenant's Operating Expense Share" shall mean, subject to the terms hereof, twenty and two thousand six hundred fifty-two ten thousandths percent (20.2652%).

2.2.	Calculation of Operating Expenses.

(A)

(1)            Subject to the terms of this Section 2.2(A), if the entire Rentable Area of the Building (other than the retail portion thereof) is not occupied by Persons conducting business therein for general, executive and administrative offices for the entire Operating Expense Year, then, for purposes of calculating the Operating Expense Payment, Landlord shall have the right to increase Operating Expenses that vary based on the extent to which the Building is so occupied by the amount that Landlord would have included in Operating Expenses if the entire Rentable Area of the Real Property (other than the retail portion thereof) was occupied by Persons conducting business therein for the entire Operating Expense Year.

(2)            Subject to the terms of this Section 2.2(A), if (i) for any particular period, Landlord performs a particular service or a particular level of service for the benefit of Tenant in

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operating the Real Property, (ii) Tenant does not otherwise pay to Landlord additional rent for the costs incurred by Landlord in performing such service or such level of service, (iii) Landlord includes the cost of performing such service or such level of service in Operating Expenses for purposes of calculating the Operating Expense Payment for the applicable Operating Expense Year, and (iv) Landlord does not perform such service or such level of service for the benefit of all of the other portions of the Real Property that are occupied by Persons conducting business therein for the applicable period, then, for purposes of calculating the Operating Expense Payment, Landlord shall have the right to increase Operating Expenses that vary based on the extent to which Landlord performs such service or such level of service for the benefit of occupants of the Building by the amount that Landlord would have included in Operating Expenses if Landlord performed such service or such level of service for the entire Rentable Area of the Real Property (other than the retail portion thereof) that is occupied by Persons conducting business therein for the applicable period.

(3)            Subject to the terms of this Section 2.2(A), if Landlord does not collect rents for all or any portion of the leasable space in the Building for any particular Operating Expense Year (or a portion thereof), then Landlord shall have the right to increase Operating Expenses to reflect the Property Management Charge that Landlord would have incurred if Landlord had collected rents for the entire applicable Operating Expense Year for all of the leasable area in the Building. If (x) a lease for the leasable space in the Building (or a portion thereof) is in effect, and (y) Landlord does not collect rent therefor for any reason (including, without limitation, the effectiveness of a rent abatement or the tenant's default under the applicable lease), then Landlord shall calculate the Property Management Charge as provided in this Section 2.2(A)(3) at the rental rate that applies thereunder (it being understood that if a rental abatement is in effect, then the Property Management Charge shall be calculated at the rental rate that applies immediately after the last day of the abatement period). If a lease for the leasable space in the Building (or a portion thereof) is not in effect, then Landlord shall calculate the Property Management Charge as provided in this Section 2.2(A)(3) at the then market rental rate.

(4)            Subject to the terms of this Section 2.2(A), if Landlord, during a particular Operating Expense Year (or a portion thereof), does not perform repair and maintenance on a particular element of the Building because such element of the Building is out of service or not fully in use, then Landlord shall have the right to increase Operating Expenses to reflect the amount of expenses that Landlord would have incurred if Landlord had performed such repair and maintenance for the entire Operating Expense Year. Accordingly, if, for example, during a particular Operating Expense Year, Landlord does not incur costs to repair and maintain the finishes in the lobby of the Building because the lobby is not in service for such Operating Expense Year, then Landlord shall have the right to include in Operating Expenses for such Operating Expense Year the costs that Landlord would have incurred in repairing and maintaining the finishes in the lobby of the Building for the entire Operating Expense Year.

(5)            Notwithstanding anything to the contrary contained in this Lease, Landlord shall increase the Operating Expenses for the Base Operating Expense Year as described in Section 2.2(A)(1) hereof, Section 2.2(A)(2) hereof, Section 2.2(A)(3) hereof and Section 2.2(A)(4) hereof. If (x) Landlord includes an item or level of service (such as, by way of example, an increase in the number of employees performing a particular service the cost of which is properly includable in Operating Expenses) in Operating Expenses for any Operating

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Expense Year after the Base Operating Expense Year and (y) such item or level of service is not included in Base Operating Expenses, then for purposes of calculating the Operating Expense Payment for such Operating Expense Year for which Landlord so includes such item or level of service, Landlord shall also include an amount for such item or level of service in the Base Operating Expenses (it being understood that Landlord shall apply a reasonable interest factor to such amount for purposes of determining the amount thereof to include in Base Operating Expenses). If (i) Landlord no longer incurs a particular Operating Expense or level of service (as opposed to not incurring such Operating Expense temporarily as otherwise described in Section 2.2(A)(4) hereof) and (ii) such item or level of service is included in Base Operating Expenses, then for purposes of calculating the Operating Expense Payment for all subsequent Operating Expense Years, Landlord shall have the right to exclude such item or level of service from Base Operating Expenses. For purposes of calculating the Operating Expenses for the Base Operating Expense Year, any fee or expenditure that otherwise constitutes an Operating Expense and that is paid or payable to any Affiliate of Landlord shall not be less than the amount that would be reasonably expected to be paid in the absence of such relationship. If, at any time after the Base Operating Expense Year, Landlord includes in the calculation of the Property Management Charge a category of gross rents that Landlord did not include in calculating the Property Management Charge for the Base Operating Expense Year, then, for the period from and after the Operating Expense Year with respect to which Landlord includes such category of gross rents in the calculation of the Property Management Charge, Landlord shall also include in Base Operating Expenses the Property Management Charge that Landlord would have incurred during the Base Operating Expense Year if Landlord had collected such category of gross rents during the Base Operating Expense Year.

(B)           Landlord shall have the right to include in Operating Expenses (and Landlord shall include in Base Operating Expenses), for the electricity supplied to the Building Systems and other common elements of the Building, an amount equal to one hundred percent (100%) of the sum of:

(1)            the product obtained by multiplying (i) the Average Cost per Peak Demand Kilowatt, by (ii) the number of kilowatts that constituted the peak demand for electricity for the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord's option, as determined from time to time by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatts as described in clause (ii) above shall not include the number of kilowatts that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor), and

(2)            the product obtained by multiplying (i) the Average Cost per Kilowatt Hour, by (ii) the number of kilowatt hours of electricity used by the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord's option, as determined from time to time by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatt hours as described in clause (ii) above shall not include the number of kilowatt hours that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor).

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(C)           The term "Average Cost per Peak Demand Kilowatt" shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company on Landlord for the Utility Company's making available electricity that satisfies the Building's peak demand for electricity during such period, by (y) the number of kilowatts that constituted such peak demand, as reflected on the electric meter or meters for the Building.

(D)           The term "Average Cost per Kilowatt Hour" shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company on Landlord for the electricity supplied to the Building for such period (other than the aggregate charge imposed by the Utility Company on Landlord for the Utility Company's making available electricity that satisfies the Building's peak demand for electricity during such period), by (y) the number of kilowatt hours of electricity used in the Building during such period, as reflected on the electric meter or meters for the Building.

(E)           The term "Utility Company" shall mean, collectively, the local electrical energy distribution company or companies and the competitive energy provider or providers with which Landlord has made arrangements from time to time to obtain electric service for the Building; provided, however, that if Landlord makes arrangements to produce electricity to satisfy all or a portion of the requirements of the Building, then (I) Utility Company shall also refer to the producer of such electricity, and (II) the charges imposed by such producer shall be included in the calculation of Average Cost per Kilowatt Hour and Average Cost per Peak Demand Kilowatt to the extent that such charges do not exceed the charges that Landlord would have otherwise incurred if Landlord had made arrangements to satisfy all of the Building's electrical requirements from a local electrical energy distribution company and a competitive energy provider.

(F)           If (i) Landlord makes an improvement to the Real Property or a replacement of equipment at the Real Property in either case in connection with the maintenance, repair, management or operation thereof, (ii) GAAP requires Landlord to capitalize the cost of such improvement or such replacement, and (iii) subject to Section 11.5(F) hereof, such improvement or replacement is made (a) to comply with a Requirement that is first enacted from and after the date of this Lease, or (b) for the purpose of saving or reducing Operating Expenses (such as, for example, an improvement that reduces labor costs or an improvement that saves energy costs), then Landlord shall have the right to include in Operating Expenses for each Operating Expense Year (and shall include in Operating Expenses for the Base Operating Expense Year, to the extent allocable thereto) the amount that amortizes the cost of such improvement or such replacement, together with interest thereon calculated at two hundred (200) basis points in excess of the Base Rate, in equal annual installments over the useful life of such improvement or such equipment as determined in accordance with GAAP (until the cost of such improvement or such equipment is amortized fully); provided, however, that for any such improvement or replacement that Landlord makes for the purpose of saving or reducing Operating Expenses (and that Landlord does not make to comply with a Requirement), the aforesaid amount that Landlord includes in Operating Expenses for any particular Operating Expense Year shall not exceed the amount of the reduction in other Operating Expenses for such Operating Expense Year that derives from such improvement or such replacement.

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2.3.	Operating Expense Payment.

(A)           Commencing on the Rent Commencement Date, Tenant shall pay the Operating Expense Payment to Landlord in accordance with the terms of this Section 2.3 (it being understood that Tenant shall have no obligation to make an Operating Expense Payment with respect to any period prior to the Rent Commencement Date).

(B)           Landlord shall have the right to give a statement to Tenant from time to time pursuant to which Landlord sets forth with reasonable detail and specificity Landlord's good faith estimate of the Operating Expense Payment for a particular Operating Expense Year (any such statement that Landlord gives to Tenant being referred to herein as a "Prospective Operating Expense Statement"; and one-twelfth (1/12th) of the Operating Expense Payment shown on a Prospective Operating Expense Statement being referred to herein as the "Monthly Operating Expense Payment Amount"). If Landlord gives to Tenant a Prospective Operating Expense Statement (or Landlord is deemed to have given to Tenant a Prospective Operating Expense Statement pursuant to Section 2.3(C) hereof), then Tenant shall pay to Landlord, as additional rent, on account of the Operating Expense Payment due hereunder for such Operating Expense Year, the Monthly Operating Expense Payment Amount, on the first (1st) day of each subsequent calendar month for the remainder of such Operating Expense Year, in the same manner as the monthly installments of the Fixed Rent hereunder (it being understood that Tenant shall not be required to commence such payments of the Monthly Operating Expense Payment Amount (x) before the first (1st) day of the Operating Expense Year to which relates the applicable Monthly Operating Expense Payment Amount, or (y) earlier than the thirtieth (30th) day after the date that Landlord gives the Prospective Operating Expense Statement to Tenant). If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement after the first (1st) day of the applicable Operating Expense Year, then Tenant shall also pay to Landlord, within thirty (30) days after the date that Landlord gives the Prospective Operating Expense Statement to Tenant, an amount equal to the excess of (I) the product obtained by multiplying (x) the Monthly Operating Expense Payment Amount, by (y) the number of calendar months that have theretofore elapsed during such Operating Expense Year, over (II) the aggregate amount theretofore paid by Tenant to Landlord on account of the Operating Expense Payment for such Operating Expense Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement for a particular Operating Expense Year, then Landlord shall also provide to Tenant, within two hundred seventy (270) days after the last day of such Operating Expense Year, an Operating Expense Statement for such Operating Expense Year.

(C)           Tenant shall pay to Landlord an amount equal to the excess (if any) of (i) the Operating Expense Payment as reflected on an Operating Expense Statement that Landlord gives to Tenant, over (ii) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment (if any) as contemplated by Section 2.3(B) hereof, within thirty (30) days after the date that Landlord gives such Operating Expense Statement to Tenant. Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the excess (if any) of (i) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment as contemplated by

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Section 2.3(B) hereof, over (ii) the Operating Expense Payment as reflected on such Operating Expense Statement; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that Landlord's obligation to make such payment to Tenant shall survive the Expiration Date). If Landlord gives Tenant an Operating Expense Statement, then, unless Landlord otherwise specifies in such Operating Expense Statement, Landlord shall be deemed to have given to Tenant a Prospective Operating Expense Statement for the Operating Expense Year immediately succeeding the Operating Expense Year that is covered by such Operating Expense Statement, that reflects an Operating Expense Payment for such immediately succeeding Operating Expense Year in an amount equal to the Operating Expense Payment for such Operating Expense Year that is covered by such Operating Expense Statement.

(D)           If the Rent Commencement Date is not the first day of an Operating Expense Year, then the Operating Expense Payment for the Operating Expense Year during which the Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Operating Expense Payment that would have been due hereunder if the Rent Commencement Date was the first day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Rent Commencement Date and ending on the last day of the Operating Expense Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(E)           If the Expiration Date is not the last day of an Operating Expense Year, then the Operating Expense Payment for the Operating Expense Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Operating Expense Payment that would have been due hereunder if the Expiration Date was the last day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such calendar year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(F)           Landlord's failure to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any Operating Expense Year shall not impair Landlord's right to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any other Operating Expense Year; provided, however, that Landlord shall not have the right to require Tenant to make an Operating Expense Payment for a particular Operating Expense Year unless Landlord gives to Tenant an Operating Expense Statement for such Operating Expense Year within three (3) years after the last day of such Operating Expense Year.

(G)           Landlord shall have the right to give to Tenant an Operating Expense Statement at any time after the last day of the Base Operating Expense Year that reflects the Base Operating Expenses (regardless of whether such Operating Expense Statement reflects a payment that is due from Tenant on account of the Operating Expense Payment), provided that if Landlord does not give to Tenant an Operating Expense Statement that reflects the Base Operating Expenses prior to or concurrently with the Operating Expense Statement that Landlord

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gives to Tenant for the first (1st) Operating Expense Year following the Base Operating Expense Year, then Tenant shall have no obligation to make a payment with respect to such Operating Expense Year, or any subsequent Operating Expense Year, until Landlord gives to Tenant an Operating Expense Statement that reflects the Base Operating Expenses (at which time Tenant shall make a payment with respect to the first (1st) Operating Expense Year following the Base Operating Expense Year, and any subsequent Operating Expense Year with respect to which Landlord has given to Tenant an Operating Expense Statement, in accordance with the terms of this Lease).

(H)           If the Operating Expenses for the Base Operating Expense Year are redetermined within four (4) years after the last day of the Base Operating Expense Year, and Landlord has theretofore given to Tenant an Operating Expense Statement for an Operating Expense Year, then Landlord shall give to Tenant a revised Operating Expense Statement that recalculates the Operating Expense Payment for any such Operating Expense Year (using the Operating Expenses that reflect such redetermination for the Base Operating Expense Year). If such revised Operating Expense Statement indicates that Tenant has underpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall pay to Landlord an amount equal to the amount of such underpayment within thirty (30) days after Landlord gives such revised Operating Expense Statement to Tenant. If such revised Operating Expense Statement indicates that Tenant has overpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the amount of such overpayment; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that (i) Landlord's obligation to make such payment to Tenant shall survive the Expiration Date, and (ii) nothing contained in this Section 2.3(H) limits Tenant's rights under Section 2.4 hereof).

(I)             If, during any particular Operating Expense Year, Landlord receives a reimbursement, rebate or refund of an Operating Expense that Landlord incurred in a prior Operating Expense Year that occurs after the Base Operating Expense Year, then Landlord shall (x) adjust the Operating Expenses for such Operating Expense Year retroactively, and (y) give promptly to Tenant a revised Operating Expense Statement for such Operating Expense Year. If such revised Operating Expense Statement indicates that Tenant overpaid the Operating Expense Payment for such Operating Expense Year, then Tenant shall be entitled to credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder, together with interest thereon calculated at the Base Rate from the date that Tenant paid such overpayment to Landlord to the date that Tenant uses such credit. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.3(I), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord's obligation to make such payment shall survive the Expiration Date).

2.4.	Auditing of Operating Expense Statements.

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(A)           Any Operating Expense Statement that Landlord gives to Tenant shall be binding upon Tenant conclusively unless, within three hundred sixty-five (365) days after the date that Landlord gives Tenant such Operating Expense Statement, Tenant gives a notice to Landlord objecting to such Operating Expense Statement, except that the Base Operating Expenses shall be binding upon Tenant conclusively unless Tenant gives a notice to Landlord objecting to the Base Operating Expenses on or before the date that is four (4) years after the date that Landlord first gives Tenant an Operating Expense Statement reflecting the Base Operating Expenses. Tenant's right to give such notice (and conduct the audit contemplated by this Section 2.4(A)) other than in respect of the Base Operating Expenses shall survive the Expiration Date (to the extent that the Expiration Date occurs earlier than the three hundred sixty-fifth (365th) day after the date that Landlord gives the applicable Operating Expense Statement to Tenant). Subject to the terms of this Section 2.4(A), Tenant shall have the right to audit the Base Operating Expenses only after receiving the first Operating Expense Statement that sets forth the Base Operating Expenses, and Tenant shall not have the right to audit the Base Operating Expenses more than one (1) time during the Term. Once Tenant's right to so audit the Base Operating Expenses lapses, Tenant shall not have the right to thereafter audit the Base Operating Expenses, notwithstanding that the Base Operating Expenses are included in the calculation of the Operating Expense Payment for subsequent Operating Expense Years; provided, however, that in the event the Base Operating Expenses are redetermined at any time during the Term in accordance with the terms of this Article 2, Tenant shall have the right to audit the Base Operating Expenses as contemplated by this Section 2.4(A), only to the extent so redetermined, within four (4) years after receiving the first Operating Expense Statement that sets forth such redetermination of the Base Operating Expenses and, accordingly, once Tenant's right to so audit the Base Operating Expenses as so redetermined lapses, Tenant shall not have the right to thereafter audit the Base Operating Expenses as so redetermined, notwithstanding that the Base Operating Expenses as so redetermined are included in the calculation of the Operating Expense Payment for subsequent Operating Expense Years. If Tenant gives such notice to Landlord, then, subject to the terms of this Section 2.4(A), Tenant may examine Landlord's books and records relating to such Operating Expense Statement (including, if applicable, the Base Operating Expenses) to determine the accuracy thereof, provided that Tenant uses Tenant's diligent efforts to consummate such examination within a reasonable period after the date that Tenant gives such notice to Landlord. Tenant may perform such examination on reasonable advance notice to Landlord, at reasonable times, in Landlord's office in New York, New Jersey or Connecticut or, at Landlord's option, at the office of Landlord's managing agent or accountants in New York, New Jersey or Connecticut. Tenant shall not have the right to conduct an audit of Landlord's books and records as described in this Section 2.4 during the period that a monetary Event of Default has occurred and is continuing. Tenant shall have the right to conduct such examination using Tenant's own employees, principals or members. Tenant, in performing such examination, shall also have the right to be accompanied by an accountant from an accounting or auditing firm that has at least fifty (50) accountants and is authorized to and has previously conducted business in New York; provided, however, that Tenant shall not be entitled to be so accompanied by any accountant unless Tenant and such accountant certify to Landlord in a written instrument that is reasonably satisfactory to Landlord that the compensation being paid by Tenant to such accountant is not conditioned or otherwise contingent (in whole or in part) on the extent of any reduction in the Operating Expense Payment that derives from such examination. Tenant shall not have the right to conduct any such audit unless Tenant delivers to

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Landlord a statement, in a form reasonably designated by Landlord, signed by Tenant and Tenant's accountant to which such books and records are proposed to be disclosed, pursuant to which Tenant and such accountants agree to maintain the information obtained from such examination in confidence (subject, however, to the disclosure of the information that Tenant or Tenant's accountant derive from such examination as required by law or to Tenant's counsel or other professional advisors that in either case agree to maintain such information in confidence).

(B)           Either party shall have the right to submit a dispute between the parties regarding an Operating Expense Statement or Tenant's rights to audit Landlord's books and records as contemplated by Section 2.4(A) hereof to an Expedited Arbitration Proceeding.

(C)           If it is determined ultimately that (i) Landlord, in an Operating Expense Statement, overstated the Operating Expense Payment, and (ii) Tenant overpaid the Operating Expense Payment for a particular Operating Expense Year, then Tenant shall be entitled to credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder, provided, however, that if it is determined ultimately that Landlord overstated Operating Expenses for a particular Operating Expense Year by more than five percent (5%) of the Operating Expenses, as ultimately determined, for such Operating Expense Year, then Tenant shall also be entitled to interest on the amount by which Landlord overstated Tenant's Operating Expense Payment calculated at the Base Rate until the date that Tenant fully applies such credit or Landlord makes a payment to reimburse Tenant for such payment (as applicable) (it being understood that such interest shall be calculated assuming that the last payments made to Landlord on account of the Operating Expense Payment for the applicable Operating Expense Year constitute such overpayment). If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.4(C), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord's obligation to make such payment shall survive the Expiration Date).

(D)           Nothing contained in this Section 2.4 shall constitute an extension of the date by which Tenant is required to pay the Operating Expense Payment to Landlord hereunder.

2.5.	Tax Definitions.

(A)           The term "Assessed Valuation" shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of The City of New York, in either case for the purpose of calculating all or any portion of the Taxes.

(B)           The term "Base Taxes" shall mean the quotient obtained by dividing (I) the sum of (i) the Taxes for the Tax Year commencing on July 1, 2021 and ending on June 30, 2022 and (ii) the Taxes for the Tax Year commencing on July 1, 2022 and ending on June 30, 2023, by (II) two (2).

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(C)           The term "Base Tax Years" shall mean collectively, (i) the fiscal year commencing on July 1, 2021 and ending on June 30, 2022 and (ii) the fiscal year commencing on July 1, 2022 and ending on June 30, 2023.

(D)           The term "Excluded Amounts" shall mean (w) any taxes imposed on Landlord's income, (x) franchise, estate, inheritance, capital stock, excise, excess profits, gift, payroll or stamp taxes imposed on Landlord, (y) any transfer taxes or mortgage taxes that are imposed on Landlord in connection with the conveyance of the Real Property or granting or recording a mortgage lien thereon, and (z) any other similar taxes imposed on Landlord.

(E)           Subject to the terms of this Section 2.5(E), the term "Taxes" shall mean the aggregate amount of real estate taxes and any general or special assessments that in each case are imposed upon the Real Property, including, without limitation, (i) any fee, tax or charge imposed by any Governmental Authority for any vaults or vault spaces that in either case are appurtenant to the Real Property (except that Taxes shall not include such fee, tax or charge to the extent that Landlord leases or licenses such vaults or vault spaces to a third party), and (ii) any taxes, fees or assessments levied, in whole or in part, for public benefits to the Real Property (including, without limitation, any business improvement district taxes, fees and assessments and taxes, fees and assessments that are levied based on the use of water or energy by Landlord and/or the Building). Taxes shall be calculated without taking into account (a) any discount that Landlord receives by virtue of any early payment of Taxes, (b) any penalties or interest that the applicable Governmental Authority imposes for the late payment of such real estate taxes or assessments, (c) any Excluded Amounts, (d) any real estate taxes that are separately assessed against a sign or billboard that is affixed to the Building or otherwise located on the Real Property, and (e) any exemption or deferral of Taxes to which the Real Property is entitled under any program that a Governmental Authority adopts to promote the improvement or redevelopment of real property (including, without limitation, any abatement of Taxes under New York's Industrial and Commercial Abatement Program). If, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profits, sales, use, occupancy, gross receipts or rental tax), is imposed upon the Real Property, the owner thereof, or the occupancy, rents or income derived therefrom, in substitution for any of the Taxes (to the extent that such substitution is evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof, or other documents or evidence that reasonably demonstrate that the applicable Governmental Authority intended for such tax or assessment to constitute a substitution for any Taxes), then such other tax or assessment to the extent substituted shall be included in Taxes for purposes hereof (assuming that the Real Property is Landlord's sole asset and the income therefrom is Landlord's sole income). If any such real estate taxes or assessments are payable in installments without interest, premium or penalty, then Landlord shall include in Taxes for any particular Tax Year only the installment of such real estate taxes or assessments that the applicable Governmental Authority requires Landlord to pay (and that Landlord actually pays) during such Tax Year.

(F)           The term "Tax Payment" shall mean, with respect to any Tax Year, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the Base Taxes, by (ii) Tenant's Tax Share.

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(G)           The term "Tax Statement" shall mean a statement that shows the Tax Payment for a particular Tax Year.

(H)           The term "Tax Year" shall mean each of the Base Tax Years and each subsequent period of time occurring during the Term from July 1 through June 30 (or such other period as hereafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes).

(I)             The term "Tenant's Tax Share" shall mean, subject to the terms hereof, nineteen and four thousand eight hundred one ten thousandths percent (19.4801%).

2.6.	Tax Payment.

(A)           Subject to the provisions of this Section 2.6, commencing on the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent, the Tax Payment (it being understood that Tenant shall have no obligation to make a Tax Payment with respect to any period prior to the Rent Commencement Date).

(B)           Subject to the provisions of this Section 2.6, Tenant shall pay to Landlord the Tax Payment for a particular Tax Year on or prior to the thirtieth (30th) day before the date that the applicable Governmental Authority obligates Landlord to make the corresponding payment of Taxes for such Tax Year. If the applicable Governmental Authority requires Landlord to pay the Taxes for a Tax Year in more than one (1) installment, then Tenant shall pay the Tax Payment to Landlord for such Tax Year in a corresponding number of installments; provided, however, that Tenant shall not be required to make a Tax Payment to Landlord (or to pay an installment thereof to Landlord) earlier than the later of (i) the thirtieth (30th) day after the date that Landlord gives Tenant a Tax Statement therefor and (ii) the thirtieth (30th) day prior to the date that the applicable Governmental Authority obligates Landlord to make the corresponding payment of Taxes. If Tenant's obligation to make the Tax Payment hereunder commences on a date that is not the date that the applicable Governmental Authority requires Landlord to make a corresponding payment of Taxes, then Tenant shall pay to Landlord, on such date that Tenant's obligation to make the Tax Payment hereunder commences, the installment of the Tax Payment due hereunder for the corresponding period, which installment shall be apportioned on a per diem basis.

(C)           If the Rent Commencement Date is not the first day of a Tax Year, then the Tax Payment for the Tax Year during which the Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Rent Commencement Date was the first day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Rent Commencement Date and ending on the last day of such Tax Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(D)           If the Expiration Date is not the last day of a Tax Year, then the Tax Payment for the Tax Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if

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the Expiration Date was the last day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such Tax Year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(E)           The Tax Payment shall be computed initially on the basis of the Assessed Valuation in effect on the date that Landlord gives the applicable Tax Statement to Tenant (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal to reduce the Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 2.7 hereof.

(F)           Tenant shall pay the Tax Payment regardless of whether Tenant is exempt, in whole or part, from the payment of any Taxes by reason of Tenant's diplomatic status or otherwise.

(G)           If Taxes are required to be paid on any date or dates other than as presently required by the Governmental Authority imposing Taxes, then the due date of the installments of the Tax Payment shall be adjusted so that each such installment is due from Tenant to Landlord thirty (30) days prior to the date that the corresponding payment is due to the Governmental Authority (with the understanding, however, that Tenant shall not be required to pay a Tax Payment to Landlord earlier than the thirtieth (30th) day after the date that Landlord gives the applicable Tax Statement to Tenant).

(H)           Landlord's failure to give to Tenant a Tax Statement for any Tax Year shall not impair Landlord's right to give to Tenant a Tax Statement for any other Tax Year; provided, however, that Landlord shall not have the right to require Tenant to make a Tax Payment for a particular Tax Year unless Landlord gives to Tenant a Tax Statement for such Tax Year within three (3) years after the last day of such Tax Year (it being understood that the foregoing shall not limit Landlord's right to give to Tenant a Tax Statement adjusting the Taxes for any Tax Year pursuant to Section 2.7 hereof).

(I)             Landlord shall give to Tenant a copy of the relevant tax bill for each Tax Year (to the extent that the applicable Governmental Authority has issued such tax bill to Landlord) promptly after Tenant's request therefor from time to time.

2.7.	Tax Reduction Proceedings.

(A)           Landlord (and not Tenant) shall be eligible to institute proceedings to reduce the Assessed Valuation.

(B)           Subject to the terms of this Section 2.7(B), Tenant shall have the right from time to time to request (a "Tax Protest Request") that Landlord indicate whether Landlord intends to file a notice of protest in respect of the Building with respect to a particular Tax Year. Tenant shall not have the right to give a Tax Protest Request to Landlord earlier than the ninetieth (90th) day before, or later than the thirtieth (30th) day before, the last day that applicable Requirements permit Landlord to file a

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notice of protest for such Tax Year. If Tenant gives a Tax Protest Request to Landlord, then Landlord shall deliver to Tenant, not later than the fifteenth (15th) day before the last day that applicable Requirements permit Landlord to file a notice of protest for such Tax Year, a statement certifying that (i) Landlord intends to file a notice of protest with respect to such Tax Year, or (ii) Landlord does not intend to file a notice of protest because, either in Landlord's good faith judgment or based on advice that Landlord obtains from Landlord's tax certiorari counsel, protesting the Taxes for such Tax Year would not be reasonably likely to be successful.

(C)           If, after a Tax Statement has been sent to Tenant, an Assessed Valuation that Landlord used to compute the Tax Payment for a Tax Year is reduced, and, as a result thereof, a refund of Taxes is actually received by, or credited to, Landlord, then Landlord, promptly after Landlord's receipt of such refund (or such refund is credited to Landlord, as the case may be), shall send to Tenant a Tax Statement adjusting the Taxes for such Tax Year and setting forth, based on such adjustment, the portion of such refund for which Tenant is entitled a credit as set forth in this Section 2.7(C). Landlord shall have the right to deduct from such refund the Out-of-Pocket Costs that Landlord incurs in obtaining such refund (so that Landlord, in calculating the adjusted Tax Payment, takes into account only the net proceeds of such refund that Landlord receives (or that is credited to Landlord)). Landlord shall credit the portion of such refund to which Tenant is entitled against the Rental thereafter coming due hereunder. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(C), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord's obligation to make such payment shall survive the Expiration Date). If (i) Landlord receives such refund (or a credit therefor) after the Expiration Date, and (ii) Tenant is entitled to a portion thereof as contemplated by this Section 2.7(C), then Landlord shall pay to Tenant an amount equal to Tenant's share of such refund (or such credit) within thirty (30) days after the date that such refund is paid to Landlord (or such refund is credited to Landlord, as the case may be) (and Landlord's obligation to make such payment shall survive the Expiration Date).

(D)

(1)            If the Assessed Valuation for either of the fiscal years comprising the Base Tax Years is reduced at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall have the right to give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year (using the Taxes that reflect such reduction in such Assessed Valuation). Tenant shall pay to Landlord an amount equal to the excess of (i) the Tax Payment as reflected on such revised Tax Statement, over (ii) the Tax Payment as reflected on the prior Tax Statement, within thirty (30) days after Landlord gives such revised Tax Statement to Tenant.

(2)            If the Assessed Valuation for either of the fiscal years comprising the Base Tax Years is increased at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year (using the Taxes that reflect such increase in such Assessed Valuation). Landlord shall credit against the Rental thereafter coming due hereunder an amount equal to Tenant's overpayment of the Tax Payment (calculated as aforesaid using such increased Assessed Valuation). If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(D)(2), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th)

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day after the Expiration Date (and Landlord's obligation to make such payment shall survive the Expiration Date). If (i) such increase in such Assessed Valuation occurs after the Expiration Date, and (ii) Tenant is entitled to a credit against Rental as contemplated by this Section 2.7(D)(2), then Landlord shall pay to Tenant an amount equal to such credit within thirty (30) days after the date that such increase in such Assessed Valuation occurs (and Landlord's obligation to make such payment shall survive the Expiration Date).

2.8.	Building Additions.

(A)           If Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that Taxes are assessed on the Building to reflect such improvements, (I) Tenant's Tax Share shall be recalculated as of the date that Taxes are so assessed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the Building (after taking into account such expansion of the Rentable Area thereof) and (II) Base Taxes shall be an amount equal to the product obtained by multiplying (x) Base Taxes immediately prior to the date that Taxes are assessed on the Building to reflect such improvements, by (y) a fraction, the numerator of which is the Taxes that are assessed against the Building (after taking such improvements into account), and the denominator of which is the Taxes that are assessed against the Building (before taking such improvements into account).

(B)           If Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that such improvements are Substantially Completed, (I) Tenant's Operating Expense Share shall be recalculated as of the date that such improvements are Substantially Completed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the Building (other than any retail portion thereof) (after taking such expansion into account) and (II) Base Operating Expenses shall be deemed to be an amount equal to the product obtained by multiplying (x) Base Operating Expenses prior to the date that such improvements are Substantially Completed, by (y) a fraction, the numerator of which is the Operating Expenses for the Building (after such improvements are Substantially Completed), and the denominator of which is the Operating Expenses for the Building (prior to such improvements being Substantially Completed).

Article 3
USE

3.1.	Permitted Use.

(A)           Subject to Section 3.2 hereof, Tenant shall use the Premises, and Tenant shall cause any other Person claiming by, through or under Tenant to use the Premises, in either case only as general, administrative and executive offices and for uses reasonably incidental thereto.

(B)           Landlord acknowledges that the following items qualify as uses that are incidental to Tenant's use of the Premises as general, administrative and executive offices

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(provided that Tenant's use of the Premises for such purposes supports Tenant's primary use of the Premises as general, administrative and executive offices):

(1)            pantries and vending machines;

(2)            conference rooms and board rooms;

(3)            data processing centers;

(4)            duplicating and photographic reproduction facilities;

(5)            mailroom and messenger facilities;

(6)            secured storage facilities for Tenant's Property, including, without limitation, equipment, records and files; and

(7)            technology development.

Nothing contained in this Section 3.1(B) impairs Tenant's obligation to perform Alterations in accordance with the provisions of Article 7 hereof. Landlord and Tenant acknowledge that the parties' description of particular incidental uses in this Section 3.1(B) does not impair Tenant's right to use the Premises for other uses that are otherwise reasonably incidental to Tenant's use of the Premises as general, administrative and executive offices as provided in this Section 3.1.

3.2.	Limitations.

Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used:

(1)            for the conduct of "off-the-street" retail trade;

(2)            by any Governmental Authority or any other Person having sovereign or diplomatic immunity (it being understood, however, that this clause (2) shall not prohibit a Permitted Party from permitting representatives of a Governmental Authority to enter a portion of the Premises temporarily to perform audits or other similar regulatory review of such Permitted Party's business);

(3)            for the sale, storage, preparation, service or consumption of food or beverages in any manner whatsoever (except that a Permitted Party has the right to store, prepare, and serve food and beverages, by any reasonable means (including, without limitation, by means of customary vending machines), for consumption by such Permitted Party's personnel and business guests in the Premises);

(4)            as an employment agency, labor union, school, or vocational training center (except for the training of employees of a Permitted Party who are employed at the Premises or, on a temporary basis, training of employees of a Permitted Party who are not employed at the Premises);

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(5)            for any pornographic or obscene purpose, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling or sexual conduct of any kind; or

(6)            for off-the-street walk-in gaming or gambling.

3.3.	Rules.

(A)           Subject to the terms of this Section 3.3, Tenant shall comply with, and Tenant shall cause any other Person claiming by, through or under Tenant to comply with, the rules set forth in Exhibit "3.3" attached hereto and made a part hereof, and other reasonable rules that Landlord hereafter adopts from time to time on reasonable advance notice to Tenant, including, without limitation, rules that govern the performance of Alterations (such rules that are attached hereto, and such other rules, being collectively referred to herein as the "Rules"). Tenant shall have the right to institute an Expedited Arbitration Proceeding to determine the reasonableness of any additional Rule hereafter adopted by Landlord only by giving notice thereof to Landlord within thirty (30) days after the date that Landlord gives Tenant notice of Landlord's adoption of any such additional Rule (it being understood that Tenant shall not have any other right to dispute the reasonableness of any such additional Rule hereafter adopted by Landlord). Subject to Section 3.3(B) hereof, Landlord shall not have any obligation to enforce the Rules or the terms of any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation thereof by any other tenant. Landlord shall not enforce any Rule against Tenant (i) that Landlord is not then enforcing against all other office tenants in the Building, or (ii) in a manner that differs in any material respect from the manner in which Landlord is enforcing the applicable Rule against other office tenants in the Building. If a conflict or inconsistency exists between the Rules and the provisions of the remaining portion of this Lease, then the provisions of the remaining portion of this Lease shall control.

(B)           If (i) another occupant in the Building fails to comply with a Rule that is applicable to Tenant under this Lease, (ii) such failure by such other occupant violates the terms of a lease between such occupant and Landlord, (iii) such failure by such other occupant has a material adverse effect on Tenant's use and occupancy of the Premises in accordance with the terms hereof, and (iv) Tenant is then in compliance with such Rule, then Landlord shall use commercially reasonable efforts to enforce such Rule against such other occupant promptly after Tenant's request to Landlord therefor; provided, however, that Landlord shall have no obligation to terminate any lease, sublease, or license agreement with any other occupant of the Building.

3.4.	Tenant's Signs.

(A)           Subject to the terms of this Section 3.4, Tenant shall have the right to erect and maintain (and Landlord hereby approves) (i) a sign that identifies Tenant (or an Affiliate of Tenant) as an occupant of the Building (and for no other purpose) on the exterior of the Tenth Avenue side of the Building in the location described in, and in accordance with the specifications described in,

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Exhibit "3.4-I" attached hereto and made a part hereof (any such Building entry sign being referred to herein as "Tenant's Exterior Entry Sign") and (ii) a sign that identifies Tenant as an occupant of the Building (and for no other purpose) in the lobby of the Building, at the location described in, and in accordance with the specifications described in, Exhibit "3.4-II" attached hereto and made a part hereof (any such lobby sign being referred to herein as "Tenant's Lobby Sign"). Subject to the terms of this Section 3.4, Tenant shall also have the right to erect and maintain, from and after the date that Landlord opens the Bicycle Room for the general use of the occupants of the Building, a sign that identifies Tenant as an occupant of the Building (and for no other purpose) in the Bicycle Room in a location reasonably designated by Landlord (any such sign in the Bicycle Room being referred to herein as "Tenant's Bicycle Room Sign"; Tenant's Exterior Entry Sign, Tenant's Lobby Sign and Tenant's Bicycle Room Sign are collectively referred to herein as "Tenant's Signs"). Tenant's Signs may contain the name "Clear" or another name or logo of Tenant (or an Affiliate of Tenant who occupies all or a portion of the Premises in accordance with the terms of this Lease), and Tenant shall have the right from time to time to change the name or logo of Tenant (or such Affiliate of Tenant, to the extent applicable) that appears on Tenant's Signs, provided that in each case Tenant's Signs otherwise comply with the specifications set forth in this Lease, any removal and installation thereof is performed in accordance with the terms of this Lease, and such Tenant's Signs are approved by Landlord as required in this Section 3.4. In no event shall Tenant have the right to display the name of more than one (1) Person on Tenant's Signs. Tenant shall have the right to install Tenant's Signs as provided in this Section 3.4 only to the extent permitted by applicable Requirements. Tenant's Signs shall be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall be permitted to erect and maintain Tenant's Signs only during the period that the Minimum Demise Requirement is satisfied, the Minimum Occupancy Requirement is satisfied and the Initial Tenant Requirement is satisfied. The materials used to affix Tenant's Signs to the Building shall be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed, and Tenant shall otherwise perform Tenant's installation, replacement and removal of Tenant's Signs at Tenant's cost in accordance with the provisions set forth in Article 7 hereof. Tenant, at Tenant's expense, shall maintain and repair any Tenant's Signs that Tenant erects pursuant to this Section 3.4 in accordance with customary standards for first-class office buildings in the vicinity of the Building and in compliance with all applicable Requirements. Tenant, at Tenant's expense, shall remove Tenant's Signs in a good and workmanlike manner and in accordance with applicable Requirements upon the earlier to occur of (x) the Expiration Date, and (y) the date that Tenant has no further right to erect or maintain Tenant's Signs pursuant to this Section 3.4, and shall repair any damage caused by the installation, or such removal, of Tenant's Signs. If (i) Tenant fails to remove Tenant's Signs as required by this Section 3.4, and (ii) such failure continues for more than fifteen (15) days after the date that Landlord gives Tenant notice thereof, then Landlord may remove such Tenant's Signs and Tenant shall reimburse Landlord for any Out-of-Pocket Costs incurred by Landlord in connection therewith within thirty (30) days after Landlord's request therefor. Landlord shall not be responsible for any damage that is caused to any Tenant's Signs by any other tenant or occupants of the Building and not caused by a Landlord Indemnitee. Nothing in this Section 3.4(A) diminishes the terms of Section 17.1(I) hereof.

(B)           If Tenant does not lease the entire Rentable Area of a floor of the Building where any portion of the Premises is located, then any signage installed by or for Tenant in the common elevator lobby and common areas of such floor shall be consistent and compatible with the design, aesthetics, signage and graphics program for the Building as reasonably established and uniformly applied by Landlord (the "Signage Program"). With respect to any portion of the Premises located on such floor, Tenant, at Tenant's sole cost and expense, (i) may install a sign

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identifying its firm name, Affiliates of Tenant and Permitted Parties on the entrance door to the Premises, and (ii) may install a sign identifying its firm name, Affiliates of Tenant and Permitted Parties (provided that such sign does not contain more than five (5) names) in any common elevator lobby located on such floor, as the case may be, subject in all cases to Landlord's approval of the location, design, size, materials, quality, coloring, lettering and shape of such signage, which approval shall not be unreasonably withheld, delayed or conditioned provided the same conforms to the then current Signage Program. Landlord may remove any sign installed in violation of this Section 3.4, and Tenant shall reimburse Landlord for the Out-of-Pocket Costs paid by Landlord for such removal and related restoration. Tenant, at Tenant's cost and expense, shall have the right without Landlord's approval (except to the extent required by Article 7 hereof) to install signage identifying its firm name, Affiliates of Tenant and Permitted Parties (x) in any elevator lobby that is leased as part of the Premises hereunder, or (y) in any elevator lobby and on the entrance door to the Premises if Tenant leases the entire Rentable Area of the floor of the Building where such elevator lobby and entrance door is located (or if both sides of such entrance door are located entirely within the Premises), provided in either case that such signage is in keeping with the standards of tenants in first-class office buildings in Manhattan.

(C)           If Landlord revises the Signage Program after any signs are installed by Tenant in accordance with the terms of this Section 3.4, then Landlord shall have the right, at Landlord's sole cost and expense, to remove such signs and replace the same with signs conforming to the revised Signage Program, it being understood that Tenant shall not be required to pay for the removal of any signs that were installed in conformance with this Section 3.4, but for Landlord subsequently revising the Signage Program. Notwithstanding the foregoing, Landlord shall not remove and replace Tenant's Exterior Entry Sign unless (i) such removal and replacement is performed by Landlord in connection with a capital improvement project to the exterior of the Building, (ii) any such replacement of Tenant's Exterior Entry Sign is based on Tenant's logo and such replacement is otherwise reasonably acceptable to Tenant and (iii) any such replacement of Tenant's Exterior Entry Sign is no less prominent than Tenant's Exterior Entry Sign as initially installed in accordance with the terms of this Section 3.4 (it being understood that, with respect to Tenant's Exterior Entry Sign, the south side of the entrance to the Building fronting on Tenth Avenue is deemed to be more prominent than the north side of the entrance to the Building fronting on Tenth Avenue).

3.5.	Promotional Displays.

Tenant shall not have the right to use any window in the Premises for any sign or other display that is designed principally for advertising or promotion.

3.6.	Core Toilets.

Tenant shall have the right to use the toilets that are located in the core area of the Building on any floor of the Building where the Premises is located and where the Premises does not include the entire Rentable Area of such floor (in common with the other occupants of such floor of the Building).

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3.7.	Wireless Internet Service.

Subject to the terms of this Section 3.7, Tenant shall have the right to install wireless systems in the Premises, including, without limitation, wireless systems that enable users to access the Internet or cellular telephone systems. Tenant shall not solicit other occupants of the Building to use wireless services that emanate from the Premises. Tenant shall not permit the signals of Tenant's wireless systems (if any) to emanate beyond the Premises in a manner that interferes in any material respect with any Building Systems or with any other occupant's use of other portions of the Building. Tenant shall operate Tenant's wireless systems (if any) in accordance with applicable Requirements. Tenant acknowledges that Landlord may establish Rules in accordance with Section 3.3 hereof to coordinate the use of wireless systems by occupants of the Building (it being understood that such Rules may allocate radio frequencies among occupants of the Building to the extent permitted by applicable Requirements and to the extent reasonably practicable), provided that such Rules do not impair Tenant's rights under this Lease to more than a de minimis extent. Tenant shall provide to Landlord from time to time, reasonably promptly after Landlord's request, a description of technical specifications of the wireless systems (if any) that Tenant uses in the Premises. Nothing contained in this Section 3.7 diminishes Tenant's obligation to perform Alterations in accordance with the provisions of Article 7 hereof.

3.8.	Telecommunications.

Landlord shall permit Tenant to gain access to the facilities of the telecommunications providers that service the Building from time to time through the telecommunication closet on the floor of the Building where the Premises is located (it being understood that (x) Landlord shall not charge any fee to Tenant in connection with the provision of such access and (y) Landlord's granting such access to Tenant shall not constitute Landlord's agreement to provide telecommunications services to Tenant or to otherwise have responsibility for the operation or security thereof). Landlord acknowledges that Tenant shall have the right to make arrangements to obtain cable television and other telecommunications service from one or more of the cable television and other telecommunications service providers for the area in which the Building is located, and Landlord agrees to provide any such cable television and other telecommunications service providers with reasonable access to the Building, at no additional cost to Landlord (provided that Landlord shall not charge any fee to such service providers in connection with the provision of such access).

3.9.	Antennae.

Tenant hereby acknowledges and agrees that Tenant shall not interfere with the reception or transmission of communication signals by or from the antennae, satellite dishes and other equipment ancillary thereto (such antennae, satellite dishes and related equipment, conduits, power connections, mountings and supports, being collectively referred to herein as the "Antennae") installed by [***] on the roof of the Building, to the extent caused by the installation on the roof of the Building by Tenant of antennae, satellite dishes or similar equipment after [***] installs the Antennae, and Landlord shall have the right to cause any antennae, satellite dishes or similar equipment installed by Tenant causing any such interference with the Antennae to be relocated, reconfigured or removed as promptly as reasonably

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practicable to eliminate such interference. Tenant hereby acknowledges that Tenant does not have any right under this Lease to install antennae, satellite dishes or similar equipment on the roof of the Building, and nothing in this Section 3.9 shall be construed to grant to Tenant any rights that are not otherwise expressly granted to Tenant under this Lease.

3.10.	Lobby Concierge.

Subject to the terms of this Section 3.10, Tenant shall have the right to station a concierge in the lobby of the Building in a location that is reasonably acceptable to Landlord, and that shall not affect the functioning of the lobby of the Building, for the purpose of greeting Tenant's guests and escorting Tenant's guests to the Premises. Tenant shall not have the right to install or use any desk in the lobby of the Building. Tenant shall cause such concierge to conduct himself or herself in a manner that conforms with the standards that are ordinarily employed by lobby personnel in first-class office buildings in the vicinity of the Building and other rules established reasonably by Landlord from time to time. Tenant shall be permitted to station a concierge in the lobby of the Building as contemplated by this Section 3.10 only during the period that the Minimum Demise Requirement is satisfied, the Minimum Occupancy Requirement is satisfied and the Initial Tenant Requirement is satisfied.

3.11.	Visual Art.

Tenant shall not install, affix, add or paint in or on, nor permit, any work of visual art (as defined in the Federal Visual Artists' Rights Act of 1990 or any successor law of similar import) or other Alteration to be installed in or on, or affixed, added to, or painted on, the interior or exterior of the Premises, or any part thereof, including, but not limited to, the walls, floors, ceilings, doors, windows or fixtures of the Premises, which work of visual art or other Alteration would, under the provisions of the Federal Visual Artists' Rights Act of 1990, or any successor law of similar import, require the consent of the author or artist of such work or Alteration before the same could be removed, modified, destroyed or demolished.

3.12.	Fire Stairs.

Subject to the terms of this Section 3.12, Tenant shall have the non-exclusive right to use (and to permit Permitted Parties to use) the fire stairs serving the Premises for purposes of permitting personnel to move among the floors of the Building that comprise the Premises (such fire stairs being referred to herein as the "Fire Stairs"). A Permitted Party shall not have the right to use the Fire Stairs as contemplated by this Section 3.12 to gain access to the street adjacent to the Building (except in the event of an emergency). Tenant shall use (or permit another Permitted Party to use) the Fire Stairs only to the extent permitted by, and in a manner that is consistent with, applicable Requirements. Tenant shall not have the right to use the Fire Stairs in a manner that prevents free passage therein from floors of the Building other than the Premises. Nothing contained in this Section 3.12 diminishes Landlord's right to make installations in the Fire Stairs to prevent the ability of Tenant and any unauthorized persons to gain access to portions of the Building (other than the Premises) from the Fire Stairs. Tenant shall not have the right to perform any Alterations in the Fire Stairs, except that Tenant shall have the right to install, in accordance with Article 7 hereof (as if the Fire Stairs constituted part of the Premises) and to the extent permitted by Requirements, (x) a security system in the Fire Stairs that seeks to

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prevent unauthorized persons from entering the Premises from the Fire Stairs, and Tenant shall have the right to tie such system into the applicable Building System that constitutes the security system for the Building, (y) fail-safe locks tied into the Building System that constitutes the class E system for the Building on each floor of the Building that comprises the Premises and that is a re-entry floor, and (z) reasonable finishes in the Fire Stairs (such as floor covering, paint and lighting), in all cases at Tenant's sole cost and expense. Tenant, at Tenant's expense, shall maintain any installations made by Tenant pursuant to the immediately preceding sentence in good condition during the Term in accordance with customary standards for first-class office buildings in the vicinity of the Building and in compliance with all applicable Requirements.

3.13.	Risers.

Subject to the terms of this Section 3.13, Landlord hereby consents to Tenant's installing and maintaining, on a non-exclusive basis, electrical lines, telecommunications and data lines or other similar lines and conduits (collectively, the "Risers") in shaft locations reasonably designated by Landlord as reasonably required by Tenant for the operation of its business at the Premises, including two (2) four (4) inch conduits from each point of entry in the telecommunications room in the basement of the Building to the Premises. The Risers shall be provided to Tenant at no additional expense. Landlord shall provide Tenant with reasonably necessary and reasonably unobstructed access in accordance with good construction practice for the installation, operation and maintenance of the Risers, provided that such access shall (i) not unreasonably interfere with or interrupt the operation and maintenance of the Building, and (ii) be upon such other terms reasonably designated by Landlord. Tenant shall install the Risers at Tenant's expense. Tenant shall perform such installation in accordance with the provisions of this Lease, including, without limitation, the provisions pertaining to the performance of Alterations. If Tenant's installation of the Risers requires the abatement of asbestos or asbestos-containing materials in accordance with applicable Requirements, then Landlord, at Landlord's cost, shall perform such abatement with reasonable diligence following Tenant's giving Landlord notice that such abatement is required. If Tenant exercises Tenant's right to install the Risers as contemplated by this Section 3.13, then Tenant, at Tenant's expense, shall maintain the Risers in good condition during the Term. Landlord, at Landlord's cost and expense, and upon reasonable prior notice to Tenant of not less than ninety (90) days, may, at any time and from time to time during the Term, relocate any of the Risers; provided, however, that (i) Landlord shall perform such relocation in a manner that does not interfere with the operation of Tenant's business to more than a de minimis extent, and (ii) prior to removing such Risers, Landlord shall install and make operative new Risers and cooperate with Tenant to enable Tenant to maintain the continuous operation of any systems that Tenant uses on a continuous basis for the conduct of Tenant's business and that are affected by such relocation. Tenant shall not be required to remove the Risers upon the Expiration Date.

3.14.	Emergency Generator System.

(A)           Subject to the terms of this Section 3.14, Landlord shall not unreasonably withhold, condition, or delay its consent to an Alteration consisting of Tenant's connecting Tenant's systems to the Building System that constitutes the base building emergency generator system (such base building emergency generator system being referred to herein collectively as the "Base Building Emergency Generator System") and the Building System that constitutes the

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supplemental emergency generator system for the Building (such supplemental emergency generator system being referred to herein collectively as the "Supplemental Emergency Generator System"; and the Base Building Emergency Generator System and the Supplemental Emergency Generator System being referred to herein collectively as the "Emergency Generator System").

(B)           Tenant shall perform any such connection of Tenant's systems to the Emergency Generator System at Tenant's cost, in accordance with all applicable Requirements, and otherwise in accordance with the terms of Article 7 hereof. Tenant shall maintain in good condition any such connection that Tenant makes to the Emergency Generator System. Landlord shall repair and maintain the Emergency Generator System in accordance with the terms of Section 8.1 hereof. Landlord shall operate the Emergency Generator System to provide power to the Building Systems to the extent required by applicable Requirements. Tenant acknowledges that Landlord shall have no liability to Tenant to the extent that the Emergency Generator System fails to provide emergency power to Tenant or that the Emergency Generator System damages Tenant's systems (except in either case to the extent that Tenant sustains personal injury or property damage and such personal injury or property damage results from Landlord's negligence or willful misconduct). Landlord shall have the right to perform a "pull the plug" test on the Emergency Generator System from time to time.

(C)           Tenant shall not permit the aggregate connected load of Tenant's systems on the Base Building Emergency Generator System to exceed one-quarter (¼) watt per square foot of Rentable Area of the Premises. Tenant shall not be obligated to pay to Landlord any charge or fee in consideration of Landlord's making available to Tenant a portion of the capacity of the Base Building Emergency Generator System. Tenant shall only have the right to use such capacity of the Base Building Emergency Generator System for emergency ingress and egress lighting in the Premises.

(D)           Tenant shall not permit the aggregate connected load of Tenant's systems on the Supplemental Emergency Generator System to exceed fifty (50) kilowatts. Tenant, during the Term, shall pay to Landlord, in consideration of Landlord's making available to Tenant a portion of the capacity of the Supplemental Emergency Generator System, as additional rent, an annual amount equal to Seven Hundred Seventy-One and No/100 Dollars ($771.00) per kilowatt of capacity so connected to the Supplemental Emergency Generator System or so reserved pursuant to this Section 3.14, which Tenant shall pay to Landlord in equal monthly installments in the same manner as the Fixed Rent that is due hereunder; provided, however, that on each anniversary of the Pre-Delivery Work Substantial Completion Date, the aforesaid annual amount and the aforesaid monthly amount shall be adjusted to reflect Landlord's proportionate increase in its Out-of-Pocket Cost of operating the Supplemental Emergency Generator System, if any. Tenant's rights to connect the aforesaid kilowatts to the Supplemental Emergency Generator System under this Section 3.14 shall lapse on the Rent Commencement Date to the extent that Tenant does not connect the aforesaid kilowatts to the Supplemental Emergency Generator System on or prior to such date, except that Tenant shall have the right to continue to reserve any such kilowatts that are not so connected to the Supplemental Emergency Generator System, by making payment to Landlord as provided in this Section 3.14, by giving notice thereof to Landlord on or prior to the Rent Commencement Date. If Landlord operates the Supplemental Emergency Generator System to provide electric service (at a time that the Utility Company is

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not providing electric service for the Building), then Tenant shall also pay to Landlord, as additional rent, an amount equal to the product obtained by multiplying (x) the Out-of-Pocket Costs that Landlord incurs in so operating the Supplemental Emergency Generator System (including, without limitation, the costs incurred by Landlord in purchasing fuel for the Supplemental Emergency Generator System), by (y) a fraction, the numerator of which is the aggregate connected load of Tenant's systems on the Supplemental Emergency Generator System and the denominator of which is the aggregate capacity of the Supplemental Emergency Generator System, within thirty (30) days after Landlord's submission to Tenant of an invoice therefor, together with reasonable supporting documentation for the charges set forth therein.

3.15.	Bicycle Room.

Subject to the terms of Section 9.6 hereof and this Section 3.15, Tenant shall have the right to use the bicycle storage room that is to be constructed in the Building in connection with the Building-Wide Renovation Work (such bicycle storage room being referred to herein as the "Bicycle Room") from and after the date that Landlord opens the Bicycle Room for the general use of the occupants of the Building. In connection with the construction of the Bicycle Room, Landlord shall install in the Bicycle Room shower facilities. Tenant's use of the Bicycle Room as provided in this Section 3.15 shall be in common with other users and occupants of the Building. Tenant's use of the Bicycle Room shall be at Tenant's sole risk and, accordingly, Landlord shall not have any liability to Tenant that derives from such use. Tenant shall comply with any reasonable Rules that Landlord promulgates in accordance with Section 3.3 hereof in connection with Tenant's use of the Bicycle Room. Landlord shall cause the Bicycle Room to be cleaned in conformity with the standards that are ordinarily employed for bicycle storage rooms with shower facilities in first-class office buildings in the vicinity of the Building. Tenant shall not be required to pay any Fixed Rent or other charge for Tenant's use of the Bicycle Room as described in this Section 3.15 (subject, however, to Article 2 hereof). Tenant's license to use the Bicycle Room as provided in this Section 3.15 shall terminate upon the occurrence of the Expiration Date.

Article 4
SERVICES

4.1.	Certain Definitions.

(A)           The term "Building Hours" shall mean the period from 8:00 AM to 8:00 PM on Business Days and the period from 9:00 AM to 1:00 PM on Saturdays that are not Holidays.

(B)           The term "Building Systems" shall mean the service systems of the Building, including, without limitation, the mechanical, gas, steam, electrical, sanitary, HVAC (including the perimeter induction units in the Premises), elevator, plumbing, and life-safety systems of the Building (it being understood that the Building Systems shall not include any systems that Tenant installs in the Premises as an Alteration).

(C)           The term "HVAC" shall mean heat, ventilation and air-conditioning.

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(D)           The term "HVAC Systems" shall mean the Building Systems that provide HVAC.

(E)           The term "Overtime Periods" shall mean any times that do not constitute Building Hours; provided, however, that the Overtime Periods for the freight elevator shall also include the lunch period of the personnel who operate the freight elevator or the related loading dock.

4.2.	Elevator Service.

(A)           Subject to the terms of Section 9.6(B) hereof, Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with passenger elevator service for the Premises using the Building Systems therefor. Tenant's use of the passenger elevators shall be in common with other occupants of the Building. As of the date hereof, Landlord and Tenant acknowledge that there are three (3) passenger cars that service the Premises, and Landlord shall install one (1) new passenger elevator car to service the Premises in accordance with the terms of Section 6.2(N) hereof. Subject to the terms of Section 9.6(B) hereof, Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Tenant shall have the use of the passenger elevators that service the Premises at all times, except that Landlord, during Overtime Periods, shall have the right to limit reasonably the passenger elevators that Landlord makes available to service the Premises (provided that there is available to Tenant on a non-exclusive basis at all times at least two (2) passenger elevators that service the Premises). Tenant shall use the passenger elevators only for purposes of transporting persons to and from the Premises.

(B)           Subject to the terms of Section 9.6(B) hereof, Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with freight elevator service for the Premises using the Building Systems therefor, and the right to use the Building loading dock. Tenant's use of the freight elevator and the loading dock shall be in common with other occupants of the Building. Landlord shall have the right to prescribe reasonable rules from time to time regarding the rights of the occupants in the Building (including, without limitation, Tenant) to use the freight elevator and the loading dock (governing, for example, the responsibility of occupants of the Building to reserve freight elevator and loading dock use in advance, particularly for Overtime Periods). Tenant shall use the freight elevator and loading dock in accordance with applicable Requirements. If Tenant uses the freight elevator and/or loading dock during Overtime Periods, then Tenant shall pay to Landlord, as additional rent, an amount equal to the Out-of-Pocket Costs that Landlord incurs in providing Tenant with the use of the freight elevator and loading dock during Overtime Periods, within thirty (30) days after Landlord's giving to Tenant an invoice therefor; provided, however, that Tenant shall not be required to pay for the first two hundred fifty (250) hours of Tenant's overtime use of the freight elevator and loading dock in the aggregate only for Tenant's Initial Alterations and initial move into the Premises. Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the freight elevator and the loading dock during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a freight elevator operator and loading dock attendant) for such minimum number of overtime hours. If (x) Tenant requests Landlord to provide Tenant with freight elevator service during Overtime Periods as provided in this Section

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4.2(B), and (y) another tenant in the Building also uses, or other tenants in the Building also use, the applicable freight elevator during such Overtime Period, then Landlord shall allocate equitably the charges described in this Section 4.2(B) among Tenant and such other tenant or tenants.

4.3.	Heat, Ventilation and Air-Conditioning.

(A)           Subject to the terms of Article 10 hereof and this Section 4.3, Landlord shall operate the HVAC System to provide HVAC at the trunk ducts at the core of the Premises and through the perimeter induction units that are installed along the exterior wall of the Premises that satisfies, at a minimum, the specifications set forth on Exhibit "4.3" attached hereto and made a part hereof. Landlord shall not be required to make any installations in the Premises to distribute HVAC within the Premises except to the extent part of Landlord's Work (subject, however, to Landlord's obligation to maintain and repair the convector heating system that is installed along the exterior wall of the Premises as provided in Section 8.1 hereof). Subject to the provisions of Section 8.1 hereof and Section 8.3(B) hereof, Landlord shall not be required to repair or maintain during the Term (i) any installations that exist in the Premises on the Commencement Date that distribute within the Premises HVAC that the HVAC System provides, or (ii) any system that is located in the Premises on the Commencement Date that provides supplemental HVAC for the Premises (in addition to the HVAC provided by the HVAC System). Tenant shall keep closed the curtains, blinds, shades or screens that Tenant installs on the windows of the Premises in accordance with the terms hereof to the extent reasonably necessary to reduce the interference of direct sunlight with the operation of the HVAC System.

(B)           Landlord shall operate the HVAC System for Tenant's benefit during Overtime Periods if Tenant so advises Landlord not later than 12:00 pm on the Business Day on which Tenant requires HVAC during Overtime Periods (if Tenant requires such HVAC on a Business Day) or not later than 12:00 pm on the Business Day immediately preceding the day on which Tenant requires HVAC during Overtime Periods (if the day on which Tenant requires such HVAC is not a Business Day). Landlord shall use reasonable efforts to provide HVAC during Overtime Periods even if Tenant so advises Landlord later than 12:00 pm on the Business Day on which Tenant requires HVAC during Overtime Periods (if Tenant requires such HVAC on a Business Day) or later than 12:00 pm on the Business Day immediately preceding the day on which Tenant requires HVAC during Overtime Periods (if the day on which Tenant requires such HVAC is not a Business Day). If Landlord so provides HVAC to the Premises during Overtime Periods (as so requested by Tenant), then Tenant shall pay to Landlord, as additional rent, an amount calculated at the hourly rate of Six Hundred Seventy-Four and No/100 Dollars ($674.00) (which amount shall be increased on each anniversary of the Pre-Delivery Work Substantial Completion Date to reflect the increase, if any, in the actual costs that Landlord incurs in providing such HVAC during Overtime Periods), within thirty (30) days after Landlord gives to Tenant an invoice therefor. Landlord shall have the right to charge Tenant for a particular minimum number of hours (which is currently four (4) hours) of usage of the HVAC System during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a building engineer) for such minimum number of overtime hours. If (x) Landlord so provides HVAC to the Premises during an Overtime Period (as so requested by Tenant), and (y) another tenant requests or other tenants in premises that are in the same zone as the Premises request

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HVAC during the same Overtime Period, then Landlord shall reduce equitably Landlord's aforesaid charge to Tenant for HVAC during such Overtime Period to reflect such other tenant's use, or such other tenants' use, of HVAC during such Overtime Period.

4.4.	Cleaning.

(A)           Subject to the terms of Article 10 hereof and this Section 4.4, Landlord shall cause the Premises to be cleaned substantially in accordance with the standards set forth in Exhibit "4.4" attached hereto and made a part hereof. Landlord shall not be required to clean the portions of the Premises (if any) (x) that Tenant uses for the storage, preparation, service or consumption of food or beverages, (y) in which Tenant is performing Alterations, or (z) in which the interior installation has been demolished in all material respects. Tenant shall pay to Landlord, as additional rent, the Out-of-Pocket Costs incurred by Landlord in removing from the Building any of Tenant's refuse and rubbish to the extent exceeding the amount of refuse and rubbish usually generated by a tenant that uses the Premises for ordinary office purposes. Tenant shall make such payments to Landlord not later than the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time, together with reasonable supporting documentation for the charges set forth therein.

(B)           Tenant, at Tenant's expense, shall exterminate the portions of the Premises that Tenant uses for the storage, preparation, service or consumption of food against infestation by insects and vermin regularly and, in addition, whenever there is evidence of infestation. Tenant shall engage Persons to perform such exterminating that are approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Tenant shall cause such Persons to perform such exterminating in a manner that is reasonably satisfactory to Landlord.

(C)           Tenant, at Tenant's expense, shall clean daily all portions of the Premises used for the storage, preparation, service or consumption of food or beverages. Tenant shall not have the right to perform any cleaning services (or any other similar facilities management services such as, for example, matron services or handyman services) in the Premises using any Person other than the cleaning contractor that Landlord has engaged from time to time to perform cleaning services in the Building for Landlord; provided, however, that (x) Landlord shall not have the right to require Tenant to use such cleaning contractor unless the rates that such cleaning contractor agrees to charge Tenant for such additional cleaning services are commercially reasonable, (y) subject to Section 4.10 hereof, Tenant shall have the right to use Tenant's own employees for such additional cleaning services and (z) subject to Section 4.10 hereof, if Tenant installs a retail café in the Premises (such as, for example, a coffee bar) for use solely by Tenant's personnel and guests in accordance with the terms of Article 7 hereof, then Tenant shall have the right to permit employees of any third party operating such café in accordance with Section 17.12 hereof to clean the area of the Premises constituting such café. If such cleaning contractor engaged by Landlord does not agree to charge Tenant for such additional cleaning services (or such similar services) at commercially reasonable rates, then Tenant may employ to perform such additional cleaning services (or such similar services) another cleaning contractor that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay.

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(D)           Tenant shall comply with any refuse disposal program (including, without limitation, any waste recycling program) that Landlord imposes reasonably after having given Tenant reasonable advance notice of the effectiveness thereof or that is required by Requirements.

(E)           Tenant shall not clean any window in the Premises, nor require, permit, suffer or allow any window in the Premises to be cleaned, in either case from the outside in violation of Section 202 of the New York Labor Law, any other Requirement, or the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

4.5.	Water.

Landlord shall provide to the lavatories located in the portion of the Premises that is within the core of the Building hot and cold water only for ordinary drinking, cleaning and lavatory purposes. Landlord shall also provide, through the Building Systems, cold water at one (1) connection point at the perimeter of each floor of the Building on which the Premises is located only for ordinary drinking, pantry and cleaning purposes. Landlord shall not be required to make any installations in the Premises to distribute water within the Premises. Subject to the provisions of Section 8.3(B) hereof, Landlord shall not be required to repair or maintain during the Term any installations that exist in the Premises on the Commencement Date that distribute water in the Premises. Nothing contained in this Section 4.5 limits the provisions of Article 10 hereof.

4.6.	Chilled Water.

Subject to the terms of Article 10 hereof and this Section 4.6, Tenant, at Tenant's expense, may tap into the applicable Building System to obtain chilled water for a supplemental air-conditioning system that Tenant installs in the Premises in accordance with the provisions of Article 7 hereof. Tenant shall not be obligated to pay a tap-in fee in connection with Tenant tapping into such Building System as aforesaid. Any such supplemental air-conditioning system that Tenant installs shall not have a capacity of more than sixty (60) tons. Any installations that are required to connect Tenant's supplemental air-conditioning system to the chilled water system shall be made by Tenant, at Tenant's cost, in accordance with the provisions of Article 7 hereof. Subject to the terms of Article 10 hereof and this Section 4.6, Landlord shall make chilled water available for Tenant's supplemental air-conditioning system at all times, twenty-four (24) hours a day, every day of the year. Tenant shall pay to Landlord, as additional rent, an annual charge in the amount of Four Hundred and No/100 Dollars ($400.00) per ton of capacity of the system so connected or reserved (which amount shall be increased from time to time during the Term to reflect any increase in the Out-of-Pocket Costs Landlord incurs to supply such chilled water capacity to Tenant). Tenant shall pay such amounts to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time accompanied by reasonable supporting documentation. Tenant's rights to use such chilled water capacity under this Section 4.6 shall lapse to the extent that Tenant does not use all or any portion of the aforesaid chilled water capacity that Landlord has made available to Tenant for a supplemental air-conditioning system on or prior to the second (2nd) anniversary of the Pre-Delivery Work Substantial Completion Date; provided, however, that Tenant shall have the right to continue to reserve any portion of such chilled water capacity (whether or not Tenant elects to

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connect to or use such capacity) by making payment to Landlord as provided in this Section 4.6, by giving notice thereof to Landlord on or prior to the second (2nd) anniversary of the Pre-Delivery Work Substantial Completion Date.

4.7.	Building Security.

Subject to the terms of this Section 4.7, Landlord shall arrange for security personnel to staff the lobby of the Building at all times. From and after completion of the Building-Wide Renovation Work, Landlord shall institute security procedures for the lobby of the Building in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Tenant acknowledges that (x) Landlord, in agreeing to arrange for such security personnel, does not ensure the security of the Building, and (y) accordingly, Tenant remains responsible for making the Alterations in, and adopting procedures for, the Premises that Tenant considers adequate to provide for Tenant's security.

4.8.	Fire System.

Landlord shall provide Tenant with access to the Building System that provides water for the fire suppression system that exists in the Premises on the Commencement Date or that Tenant installs during the Term as an Alteration hereunder in accordance with the terms hereof (or that Landlord installs to the extent a part of Landlord's Work), in either case in amounts and at pressures that satisfy applicable Requirements. Landlord shall provide Tenant with a connection point or connection points to the Building System that constitutes the fire alarm system in the Building to the extent required by applicable Requirements. Except to the extent part of Landlord's Work, nothing contained in this Section 4.8 obligates Landlord to make any installations in the Premises to distribute within the Premises such water for such fire suppression system or to install elements of the fire alarm system within the Premises (including, without limitation, in the elevator lobby that is leased as part of the Premises).

4.9.	No Other Services.

Landlord shall not be required to provide any services to support Tenant's use and occupancy of the Premises, except to the extent expressly set forth herein.

4.10.	Labor Harmony.

If (i) Tenant employs, or permits the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, (ii) such employment creates any Work Stoppage with other contractors, mechanics or laborers engaged in the maintenance, repair, management or operation of the Building, and (iii) Landlord gives Tenant notice thereof (which notice may be given verbally to the person employed by Tenant with whom Landlord's representative ordinarily discusses matters relating to the Premises), then Tenant shall cause all contractors, mechanics or laborers causing such Work Stoppage to leave the Building promptly and shall take such other action as may be reasonably necessary to resolve such Work Stoppage. For avoidance of doubt, Tenant shall only be required under this Section 4.10 to cease using Tenant's preferred contractor, mechanic or laborer for the performance of Alterations if a Work Stoppage occurs in connection with, or as a result of, use of such preferred contractor, mechanic or laborer; provided, however, that notwithstanding anything to the

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contrary contained in this Section 4.10, in no event shall a Work Stoppage require Tenant to cease using Tenant's preferred contractor, mechanic or laborer for the performance of the Initial Alterations. For purposes hereof, the term "Work Stoppage" means any work stoppage by the Building's operating personnel that materially and adversely affects Landlord's ability to operate the Building (or a key component thereof) or to utilize the operations personnel customarily utilized to operate and perform the applicable services in the Building (or the key component thereof) or any work stoppage by other personnel providing essential services to Landlord for the Building. Nothing contained in this Section 4.10 diminishes the terms of Section 7.9(B) hereof.

4.11.	Distributed Antennae System.

Landlord shall install a distributed antennae system in the Building in a location reasonably designated by Landlord to provide enhanced cellular service for the Premises (the "DAS System"). The DAS System shall be comparable to distributed antennae systems in other first-class office buildings in the vicinity of the Building. Subject to the terms of Article 10 hereof and this Section 4.11, from and after the installation of the DAS System by Landlord, Landlord shall operate the DAS System at all times in accordance with its specifications in all material respects; provided, however, that Landlord shall not be required to operate the DAS System as provided in this Section 4.11 during the period prior to the date that Tenant occupies any portion of the Premises for the conduct of business. Landlord shall not be required to make any installations in the Premises to distribute such service within the Premises (it being understood that Tenant shall have the right to make connections thereto in accordance with the terms of Article 7 hereof). Landlord shall not be required to repair or maintain during the Term any installations that exist in the Premises on the Commencement Date that distribute within the Premises such service that such Building System provides.

Article 5

ELECTRICITY

5.1.	Capacity.

Subject to the terms of this Article 5, Landlord shall provide to the electrical closet on each floor of the Building where the Premises is located, for Tenant's use, six (6) watts of electrical capacity (demand load) per square foot of Rentable Area of such floor (exclusive of the electrical capacity that is required to operate the HVAC Systems) (such electrical capacity being referred to herein as the "Base Electrical Capacity"). Tenant, during the Term, shall use electricity in the Premises only in such manner that complies with the requirements of the Utility Company. Tenant shall not permit the demand for electricity in the Premises to exceed the Base Electrical Capacity.

5.2.	Electricity for the Building.

Landlord shall arrange with a Utility Company to provide electricity for the Building. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from Landlord's negligence or willful misconduct or that of its agents, contractors or employees, to the extent that such agents, contractors or employees are acting within the scope of their

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employment. Except to the extent included as part of Landlord's Work, Landlord shall not be required to make any installations in the Premises to distribute electricity within the Premises. Subject to Section 8.3(B) hereof, Landlord shall not be required to maintain or repair during the Term any installations that exist in the Premises on the Commencement Date that distribute electricity within the Premises.

5.3.	Submetering.

(A)           Subject to the provisions of this Section 5.3, Landlord shall measure Tenant's demand for and consumption of electricity in the Premises using a submeter that is, or submeters that are, installed and maintained by Landlord. Such submeter or submeters that Landlord installs shall have the capacity to measure (i) Tenant's electrical demand and consumption in the Premises on a totalized basis, and (ii) Tenant's peak demand on a coincidental basis. Such submeter or submeters shall not measure electricity for any Building Systems including, without limitation, the HVAC Systems. Landlord shall pay the cost of installing such submeter or submeters. If, at any time during the Term, Tenant performs Alterations that require modifications to the aforesaid submeter or submeters that Landlord installs, or that require a supplemental submeter or supplemental submeters, then Landlord shall perform such modification, or the installation of such supplemental submeter or submeters, and Tenant shall reimburse Landlord for Landlord's Out-of-Pocket Costs therefor within twenty (20) days following receipt of Landlord's invoice therefor, together with reasonable supporting documentation for the charges set forth therein.

(B)           Tenant shall pay to Landlord, as additional rent, an amount (the "Electricity Additional Rent") equal to one hundred three percent (103%) of the sum of:

(1)            the product obtained by multiplying (x) the Average Cost per Kilowatt Hour, by (y) the number of kilowatt hours of electricity used in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises, and

(2)            the product obtained by multiplying (x) the Average Cost per Peak Demand Kilowatt, by (y) the number of kilowatts that the Premises demanded at the time that coincides with the Building's peak demand for electricity for the applicable billing period, as registered on the submeter or submeters for the Premises.

(C)           Landlord shall give Tenant an invoice for the Electricity Additional Rent from time to time (but no less frequently than quarter-annually). Tenant shall pay the Electricity Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant each such invoice accompanied by a reasonably detailed statement showing Landlord's calculation of the Electricity Additional Rent. Tenant shall not have the right to object to Landlord's calculation of the Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the two hundred seventieth (270th) day after the date that Landlord gives Tenant the applicable invoice for the Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord's calculation of the Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord's submeter readings and Landlord's calculation of the Electricity Additional Rent, at Landlord's offices or, at Landlord's option, at the offices of Landlord's managing agent, in either case at reasonable times and on

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reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Electricity Additional Rent to an Expedited Arbitration Proceeding.

(D)           If a submeter measuring Tenant's electrical demand and consumption in the Premises has not been installed in the Premises, or the submeters measuring Tenant's electrical demand and consumption in the Premises have not been installed in the Premises, in either case on or prior to the date hereof, then Landlord shall install such submeter or such submeters promptly after the Pre-Delivery Work Substantial Completion Date. Landlord and Tenant shall cooperate with each other in good faith to coordinate the installation of such submeter or such submeters. Landlord, in installing such submeter or such submeters, shall have the right to interrupt electrical service to the Premises temporarily and in accordance with good construction practice, subject to Article 10 hereof, provided Landlord uses commercially reasonable efforts to minimize interference with Tenant's business.

(E)           Subject to the terms of this Section 5.3(E), if at any time during the Term, a submeter or submeters are not in place to measure the electrical service to the Premises, then Tenant shall pay to Landlord, on account of Tenant's consumption of and demand for electricity in the Premises, an amount equal to One and 00/100 Dollars ($1.00) per annum per square foot of Rentable Area in the Premises, on a monthly basis in arrears, during such period (with the understanding that such amount of One and 00/100 Dollars ($1.00) shall be increased on each anniversary of the Pre-Delivery Work Substantial Completion Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on the Pre-Delivery Work Substantial Completion Date). Landlord shall give Tenant an invoice for the aforesaid fee from time to time. Tenant shall pay the aforesaid fee to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives each such invoice to Tenant. Notwithstanding anything to the contrary contained in this Lease, no Rental shall be payable by Tenant pursuant to this Article 5 prior to, or with respect to the period preceding, the Commencement Date.

5.4.	Termination of Electric Service.

(A)           If Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated by this Lease, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement, (x) Landlord shall not be obligated to furnish electricity to the Premises, and (y) Tenant shall not be obligated to pay to Landlord the charges for electricity as described in this Article 5.

(B)           If Landlord discontinues Landlord's furnishing electricity to the Premises pursuant to a Requirement, then Tenant shall use Tenant's diligent efforts to obtain electricity for the Premises directly from the Utility Company. Tenant shall pay directly to the Utility Company the cost of such electricity. Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith except to the extent of Landlord's negligence or willful misconduct or that of its agents, contractors or employees, to the extent that such agents, contractors or employees are acting within the scope of their employment). Nothing contained in this Section 5.4 shall permit Tenant to use electrical capacity in the Building that

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exceeds the Base Electrical Capacity. Tenant, at Tenant's expense, shall make any additional installations that are required for Tenant to obtain electricity from the Utility Company.

(C)           Landlord shall not discontinue furnishing electricity to the Premises as contemplated by this Section 5.4 (to the extent permitted by applicable Requirements) until Tenant obtains electric service directly from the Utility Company.

Article 6
INITIAL CONDITION OF THE PREMISES

6.1.	Condition of Premises.

Subject to Section 6.2 hereof and Section 8.1 hereof, (a) Tenant shall accept possession of the Premises in the condition that exists on the date hereof "as is," and (b) Landlord shall have no obligation to perform any work or make any installations in order to prepare the Building or the Premises for Tenant's occupancy. Except as expressly set forth herein, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises.

6.2.	Landlord's Work.

(A)           Subject to this Section 6.2, Landlord shall perform, at Landlord's expense, the work as described on Exhibit "6.2(B)" and Exhibit "6.2(E)" attached hereto and made a part hereof (such work being collectively referred to herein as "Landlord's Work"). Landlord shall perform Landlord's Work in a good and workmanlike manner and in accordance with all applicable Requirements.

(B)           Landlord shall Substantially Complete the portion of Landlord's Work shown on Exhibit "6.2(B)" attached hereto ("Landlord's Pre-Delivery Work") prior to delivering possession of the Premises to Tenant. Subject to Section 1.2 hereof, Landlord shall use commercially reasonable efforts to cause Landlord's Pre-Delivery Work to be Substantially Completed on or prior to December 1, 2021. Subject to the terms of this Section 6.2(B), if the Pre-Delivery Work Substantial Completion Date has not occurred on or prior to December 31, 2021 (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of Landlord's Pre-Delivery Work as a result of Unavoidable Delays and Tenant Delays), then Tenant shall be entitled to a credit to apply against the Fixed Rent otherwise due hereunder (until such credit is exhausted) in an amount equal to the sum of (I) the product obtained by multiplying (x) the number of days in the period beginning on January 1, 2022 (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of Landlord's Pre-Delivery Work as a result of Unavoidable Delays and Tenant Delays), and ending on the earlier to occur of (i) the day immediately preceding the Pre-Delivery Work Substantial Completion Date, and (ii) February 28, 2022 (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of Landlord's Pre-Delivery Work as a result of Unavoidable Delays and Tenant Delays), by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), plus (II) the product obtained by multiplying (x) the number of days in the period beginning on March 1, 2022 (which date shall be extended on a day-for-day basis for each day of

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delay in the Substantial Completion of Landlord's Pre-Delivery Work as a result of Unavoidable Delays and Tenant Delays), and ending on the day immediately preceding the Pre-Delivery Work Substantial Completion Date by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (z) two (2). Tenant shall not be entitled to the credit against the Fixed Rent as described in this Section 6.2(B) to the extent that such credit accrues prior to the date that Landlord has approved (or been deemed to have approved) the plans and specifications for Tenant's Initial Alterations as described in Article 7 hereof. If Landlord has not Substantially Completed Landlord's Pre-Delivery Work on or prior to December 31, 2022 (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of Landlord's Pre-Delivery Work as a result of Unavoidable Delays and Tenant Delays), then Tenant shall have the right to terminate this Lease by giving notice thereof to Landlord prior to the earlier to occur of (i) the day immediately preceding the Pre-Delivery Work Substantial Completion Date and (ii) January 10, 2023 (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of Landlord's Pre-Delivery Work as a result of Unavoidable Delays and Tenant Delays) (it being understood that time shall be of the essence as to the date by which Tenant has the right to exercise such right to terminate this Lease). If Tenant elects to terminate this Lease as aforesaid, then (x) this Lease shall terminate as of the date Tenant gives such notice, (y) Landlord shall within thirty (30) days following such termination of this Lease return to Tenant the Letter of Credit and (z) the parties shall have no further rights or obligations hereunder except for any rights or obligations that are expressly stated herein to survive the Expiration Date.

(C)           On a date mutually agreed upon by Landlord and Tenant, but in no event later than the date on which Landlord estimates that the Pre-Delivery Work Substantial Completion Date will occur (as set forth in the notice delivered by Landlord to Tenant pursuant to Section 1.2 hereof), Landlord, Tenant and their respective consultants shall jointly inspect Landlord's Pre-Delivery Work. Subject to the terms of Section 6.2(D) hereof, Tenant shall have the right to give to Landlord, within seven (7) Business Days after the date on which Landlord contends that the Pre-Delivery Work Substantial Completion Date has occurred, a notice indicating whether Tenant disputes the occurrence of the Pre-Delivery Work Substantial Completion Date. If Tenant fails to give such notice to Landlord within such period of seven (7) Business Days, then the Pre-Delivery Work Substantial Completion Date shall be deemed to be the date that Landlord contends that the Pre-Delivery Work Substantial Completion Date has occurred. If Tenant gives such notice to Landlord within such period of seven (7) Business Days, then either Landlord or Tenant shall have the right to submit any dispute between the parties with respect thereto to an Expedited Arbitration Proceeding. Nothing contained in this Section 6.2(C) diminishes Tenant's rights set forth in Section 6.2(H) hereof.

(D)           If (i) during the period prior to the Pre-Delivery Work Substantial Completion Date, Landlord gives a notice to Tenant requesting that Tenant inspect a particular component (or components) of Landlord's Pre-Delivery Work (which notice may be given by electronic mail to [***] (or such other persons as Tenant may designate from time to time in writing upon at least ten (10) Business Days of advance notice given to Landlord in accordance with the provisions of Article 30 hereof), provided that in no event shall Landlord give Tenant more than two (2) such notices requesting that Tenant inspect a particular component (or components) of Landlord's Pre-Delivery Work prior to Substantial Completion of all of

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Landlord's Pre-Delivery Work, and (ii) Landlord gives Tenant a reasonable opportunity to inspect such component (or components) of Landlord's Pre-Delivery Work in the presence of Landlord's representative during the period of seven (7) Business Days after the date that Landlord gives such notice to Tenant, then Tenant shall be deemed to have acknowledged that Landlord has Substantially Completed such particular component (or components) of Landlord's Pre-Delivery Work unless Tenant (x) gives Landlord notice thereof within ten (10) Business Days after the date that Landlord gives such notice to Tenant, and (y) sets forth in such notice to Landlord a reasonable description of the reasons that a particular component (or components) of Landlord's Pre-Delivery Work is not Substantially Complete. Nothing contained in this Section 6.2(D) limits Tenant's rights to challenge the occurrence of the Pre-Delivery Work Substantial Completion Date as provided in Section 6.2(C) hereof to the extent that (i) such particular component (or components) of Landlord's Pre-Delivery Work that Landlord identifies in the aforesaid notice or notices does not remain in the same condition on the date that Landlord contends is the Pre-Delivery Work Substantial Completion Date, or (ii) Tenant alleges that the Pre-Delivery Work Substantial Completion Date has not occurred by reason of Landlord's failure to Substantially Complete a different component of Landlord's Pre-Delivery Work.

(E)           Landlord shall perform the portion of Landlord's Work shown on Exhibit "6.2(E)" attached hereto ("Landlord's Post-Delivery Work") with reasonable diligence from and after the Pre-Delivery Work Substantial Completion Date in an effort to Substantially Complete Landlord's Post-Delivery Work on or before the scheduled date for Substantial Completion set forth on Exhibit "6.2(E)" attached hereto for each particular phase of Landlord's Post-Delivery Work (each particular phase of Landlord's Post-Delivery Work being referred to herein as a "Post-Delivery Work Phase"; the scheduled date for Substantial Completion set forth on Exhibit "6.2(E)" attached hereto for the applicable Post-Delivery Work Phase being referred to herein as the "Applicable Post-Delivery Work Scheduled Substantial Completion Date"; and the date upon which a Post-Delivery Work Phase is Substantially Completed being referred to herein as the "Applicable Post-Delivery Work Substantial Completion Date").

(F)           If Landlord has not Substantially Completed a Post-Delivery Work Phase on or prior to the Applicable Post-Delivery Work Scheduled Substantial Completion Date, then Tenant shall be entitled to a credit to apply against the Fixed Rent otherwise due hereunder (until such credit is exhausted) in an amount equal to the sum of (I) the product obtained by multiplying (x) the number of days in the period beginning on the first (1st) day after the Applicable Post-Delivery Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of such Post-Delivery Work Phase as a result of Unavoidable Delays and Tenant Delays) and ending on the day immediately preceding the earlier to occur of (i) the Applicable Post-Delivery Work Substantial Completion Date, and (ii) the forty-fifth (45th) day after the Applicable Scheduled Post-Delivery Work Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of such Post-Delivery Work Phase as a result of Unavoidable Delays and Tenant Delays), by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), plus (II) the product obtained by

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multiplying (x) the number of days in the period beginning on the forty-sixth (46th) day after the Applicable Post-Delivery Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of such Post-Delivery Work Phase as a result of Unavoidable Delays and Tenant Delays) and ending on the day immediately preceding the Applicable Post-Delivery Work Substantial Completion Date, by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (z) two (2). If Landlord has not Substantially Completed a Post-Delivery Work Phase on or prior to September 30, 2022 (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of such Post-Delivery Work Phase as a result of Unavoidable Delays and Tenant Delays) (the "Self-Help Date") then, without limiting the foregoing terms of this Section 6.2(F), Tenant shall be entitled to exercise its rights set forth in Article 24 hereof with respect to such Post-Delivery Work Phase. As used in this Lease, the term "Tenant Delay" shall mean an act or omission (where there is a duty to act) of Tenant or its agents, contractors or employees that actually delays Landlord in the performance of Landlord's Pre-Delivery Work, the applicable Post-Delivery Work Phase or the Building-Wide Renovation Work (including, without limitation, Tenant's exercising Tenant's rights set forth in Section 1.2(D) hereof); provided, however, that (x) no Tenant Delay shall be deemed to have occurred unless and until Landlord shall have provided notice to Tenant of the applicable Tenant Delay with reasonable specificity (to the extent Landlord has knowledge thereof) and (y) the performance of the Initial Alterations by Tenant concurrently with Landlord's performance of Landlord's Post-Delivery Work and the Building-Wide Renovation Work shall not, in and of itself, constitute a Tenant Delay (it being acknowledged that Landlord and Tenant shall cooperate with each other in accordance with the provisions of Section 6.2(J) hereof). Tenant's rights provided in this Section 6.2(F) shall constitute Tenant's sole remedies for Landlord's failure to Substantially Complete Landlord's Post-Delivery Work (or any Post-Delivery Work Phase) on or prior to any particular date.

(G)           If (i) Landlord gives a notice to Tenant requesting that Tenant inspect a particular component of a Post-Delivery Work Phase (which notice may be given by electronic mail to Bob O'Hea at [***] (or such other persons as Tenant may designate from time to time in writing upon at least ten (10) Business Days of advance notice given to Landlord in accordance with the provisions of Article 30 hereof), provided that for each Post-Delivery Work Phase, in no event shall Landlord give Tenant more than one (1) such notice requesting that Tenant inspect a particular component of such Post-Delivery Work Phase, and (ii) Landlord gives Tenant a reasonable opportunity to inspect such component of such Post-Delivery Work Phase in the presence of Landlord's representative during the period of seven (7) Business Days after the date that Landlord gives such notice to Tenant, then Tenant shall be deemed to have acknowledged that Landlord has Substantially Completed such particular component of such Post-Delivery Work Phase unless Tenant (x) gives Landlord notice thereof within ten (10) Business Days after the date that Landlord gives such notice to Tenant, and (y) sets forth in such notice to Landlord a reasonable description of the reasons that a particular component of such Post-Delivery Work Phase is not Substantially Complete. Nothing contained in this Section 6.2(G) limits Tenant's rights to challenge that a particular component of a Post-Delivery Work Phase is Substantially Complete as provided in Section 6.2(I) hereof to the extent that such particular component (or components) of Landlord's Post-Delivery Work that Landlord identifies in the aforesaid notice or notices does not remain in the same condition on the Post-Delivery Walk-Through Date.

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(H)           Landlord and Tenant shall establish a date (a "Pre-Delivery Walk-Through Date") mutually acceptable to the parties, but which shall in no event be later than ten (10) days after the Pre-Delivery Work Substantial Completion Date, on which date Landlord, Tenant and their respective consultants shall jointly inspect Landlord's Pre-Delivery Work. On the Pre-Delivery Walk-Through Date, Landlord and Tenant shall meet at the Building and jointly prepare (each acting reasonably) a list of the elements of Landlord's Pre-Delivery Work that remain incomplete (such list being referred to herein as the "Pre-Delivery Punchlist"). Tenant shall not thereafter have the right to identify items that were known or reasonably should have been known to Tenant to be included on the Pre-Delivery Punchlist. Landlord, at Landlord's expense, shall use commercially reasonable diligence to finally complete the items listed on the Pre-Delivery Punchlist within thirty (30) days after the Pre-Delivery Walk-Through Date, provided, however, to the extent that such items listed on the Pre-Delivery Punchlist cannot be performed within such thirty (30) day period, Landlord shall commence to perform such Pre-Delivery Punchlist items within such thirty (30) day period and complete such Pre-Delivery Punchlist items with commercially reasonable diligence thereafter. Nothing contained in this Section 6.2(H) diminishes the terms of Section 6.2(D) hereof.

(I)             Landlord and Tenant shall establish a date for each Post-Delivery Work Phase (each, a "Post-Delivery Walk-Through Date") mutually acceptable to the parties, but which shall in no event be later than ten (10) days after Landlord notifies Tenant that a Post-Delivery Work Phase is Substantially Complete, on which date Landlord, Tenant and their respective consultants shall jointly inspect such Post-Delivery Work Phase. On the Post-Delivery Walk-Through Date, Landlord and Tenant shall meet at the Building and jointly prepare (each acting reasonably) a list of the elements of such Post-Delivery Work Phase that remain incomplete (each such list being referred to herein as a "Post-Delivery Punchlist"). Tenant shall not thereafter have the right to identify items that were known or reasonably should have been known to Tenant to be included on such Post-Delivery Punchlist for such Post-Delivery Work Phase. Landlord, at Landlord's expense, shall use commercially reasonable diligence to finally complete the items listed on each Post-Delivery Punchlist within thirty (30) days after each Post-Delivery Walk-Through Date; provided, however, to the extent that such items listed on a Post-Delivery Punchlist cannot be performed within such thirty (30) day period, Landlord shall commence to perform such Post-Delivery Punchlist items within such thirty (30) day period and complete such Post-Delivery Punchlist items with commercially reasonable diligence thereafter. Nothing contained in this Section 6.2(I) diminishes the terms of Section 6.2(G) hereof.

(J)             Landlord and Tenant shall cooperate with the scheduling and performance of the Pre-Delivery Punchlist, Landlord's Post-Delivery Work, the Post-Delivery Punchlist and the Passenger Elevator Work, on the one hand, and the Initial Alterations, on the other hand, so as not to unreasonably interfere with the performance of the other, provided, however, that the performance of the Pre-Delivery Punchlist, Landlord's Post-Delivery Work and the Post-Delivery Punchlist shall each take priority in the event of a conflict over the performance of the Initial Alterations. Tenant shall provide Landlord with access to the Premises from time to time upon reasonable advance notice to Tenant to enable Landlord to perform the Pre-Delivery

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Punchlist, Landlord's Post-Delivery Work, the Post-Delivery Punchlist and the Passenger Elevator Work.

(K)           Landlord, at Landlord's cost and expense, shall repair with due diligence and in a manner that conforms with good construction practice any latent defects in Landlord's Work that Tenant could not be reasonably expected to have discovered during Tenant's preparation of the Pre-Delivery Punchlist or the Post-Delivery Punchlist, as the case may be (such items of applicable Landlord's Work that Tenant could not be reasonably expected to have discovered, as aforesaid, being collectively referred to herein as the "Latent Items") during the period ending on the date that is one (1) year after the Pre-Delivery Work Substantial Completion Date or the Applicable Post-Delivery Work Substantial Completion Date, as the case may be, provided that Tenant notifies Landlord of any Latent Item within thirty (30) days after Tenant discovers such Latent Item (subject to the aforesaid one (1) year time limitation). If (x) Landlord obtains a warranty from a third party that performs Landlord's Work (or a particular portion thereof), and (y) such warranty remains in effect for a period that extends beyond the date that Landlord's aforesaid warranty remains in effect, then Landlord, with reasonable diligence and at Landlord's cost, shall seek to enforce such warranty against such Person. Tenant shall provide Landlord with access to the Premises from time to time upon reasonable advance notice to Tenant to enable Landlord to complete any Latent Items. Landlord shall not otherwise be required to maintain or repair during the Term any items of Landlord's Work except as expressly provided in this Lease. For the avoidance of doubt, the term "latent defects" shall not include any damage to the Premises or defect in Landlord's Work caused by Tenant or any other Person claiming by, through or under Tenant.

(L)           Tenant, during the Term, shall not remove any portion of Landlord's Work (or Alterations that replace Landlord's Work (or such portion thereof) (such Alterations, "Tenant Changes")) unless Tenant replaces Landlord's Work (or such portion thereof), or such Tenant Changes, as the case may be, with Tenant Changes that have a fair value that is equal to or greater than the portion of Landlord's Work (it being understood that such Tenant Changes that Tenant performs to replace Landlord's Work (or such portion thereof), or such other Tenant Changes, as the case may be, shall constitute the property of Landlord as contemplated by this Section 6.2).

(M)           Subject to the terms of this Section 6.2(M), within seven (7) Business Days after Tenant delivers to Landlord Tenant's final plans and specifications for the Initial Alterations, Landlord shall deliver to Tenant a Form ACP-5 or similar form, duly executed by an appropriate party and covering the Premises. Subject to the terms of this Section 6.2(M), if (x) any asbestos or asbestos-containing materials are located in the Premises, and (y) applicable Requirements mandate that such asbestos or asbestos-containing materials be abated in connection with any Alteration, then Landlord, at Landlord's expense, shall perform such abatement, with reasonable diligence, in accordance with good construction practice and in compliance with all applicable Requirements (it being agreed that Landlord's obligation to deliver such Form ACP-5 shall be adjourned until Landlord performs such abatement). Landlord shall not be required to (A) deliver such Form ACP-5 for the portion of the Premises in which Tenant, or any Person claiming by, through or under Tenant (including, without limitation, the Work Contractor), installs asbestos or asbestos-containing materials from and after the Pre-Delivery Work Substantial Completion Date, or (B) abate any such asbestos or asbestos-

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containing materials to the extent that such asbestos or asbestos-containing materials are installed in the Premises by Tenant, or any other Person claiming by, through or under Tenant (including, without limitation, the Work Contractor), after the Pre-Delivery Work Substantial Completion Date. If (i) any asbestos or asbestos-containing materials are located in the Premises, (ii) applicable Requirements mandate that such asbestos or asbestos-containing materials be abated in connection with any Alteration and (iii) Tenant is actually delayed in performing any Alterations or actually unable to use and occupy any portion of the Premises, in each case due to Landlord's performance of such abatement, then Tenant shall be entitled to apply (until exhausted) a credit against the Fixed Rent and Escalation Rent that is otherwise due hereunder in an amount equal to the product obtained by multiplying (I) the number of days that Landlord's performance of such abatement actually delays Tenant's performance of the Alterations or actually prevents Tenant from using and occupying a portion of the Premises (it being understood that the number of days as described in this clause (I) shall not exceed the number of days in the period of the Work Access that Landlord requires to perform such abatement), by (II) the quotient obtained by dividing (A) the Fixed Rent and Escalation Rent that is otherwise due hereunder for the Premises on the dates that Landlord performs such abatement (without taking into account any abatement of Fixed Rent and Escalation Rent in effect as of such time; it being understood that if Fixed Rent or Escalation Rent is not otherwise due hereunder, then the Fixed Rent or Escalation Rent, as the case may be, for purposes of this clause (A) shall be deemed to be the Fixed Rent or Escalation Rent, as applicable, that is payable on the first (1st) succeeding day on which such Fixed Rent or Escalation Rent comes due hereunder), by (B) the number of square feet of Rentable Area in the Premises, by (C) three hundred sixty-five (365) (or three hundred sixty-six (366), if the abatement is performed in a leap year), by (III) the number of square feet of Rentable Area in the Premises in respect of which Tenant is delayed in performing Alterations or prevented from using and occupying the Premises; provided, however, that Tenant shall not have the right to apply such credit against the Fixed Rent and Escalation Rent that is otherwise due hereunder unless (x) Tenant gives Landlord notice of such delay or inability to occupy the Premises, (y) Tenant includes in such notice a reasonable description of the extent of the impact of such delay on Tenant's performance of the Alterations or Tenant's inability to occupy the Premises, and (z) Tenant ceases the performance of the Alterations in or does not occupy the area in which Landlord is performing such abatement.

(N)           Landlord shall (i) (x) renovate the area cross-hatched on Exhibit "6.2(N)I" attached hereto and made a part hereof substantially in accordance with the design concept shown on Exhibit "6.2(N)II" attached hereto and made a part hereof and (y) install a security turnstile system in the lobby of the Building (the work described in clauses (x) and (y) above being referred to herein collectively as the "Lobby Work") with reasonable diligence in an effort to Substantially Complete such renovation and such installation on or before December 31, 2022 and (ii) install one (1) new passenger elevator car in the location described on Exhibit "6.2(N)III" attached hereto and made a part hereof to service the Premises with specifications substantially similar to the specifications of passenger elevator car P3 in the Building as of the date hereof with reasonable diligence in an effort to Substantially Complete such installation on or before March 31, 2023 (the "Passenger Elevator Work"; together with the Lobby Work, collectively, the "Building-Wide Renovation Work") (the scheduled date for Substantial Completion set forth in this Section 6.2(N) for each of the Lobby Work and the Passenger Elevator Work, as the case may be, being referred to herein as an "Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date"; and the date upon which the Lobby

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Work or the Passenger Elevator Work, as the case may be, is Substantially Completed being referred to herein as the "Applicable Building-Wide Renovation Work Substantial Completion Date").

(O)

(1)            If Landlord provides access to the lobby of the Building through an entrance on the Tenth Avenue side of the Building, such that Tenant may access the Premises from such lobby as of the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date for the Lobby Work, and Landlord has not Substantially Completed the Lobby Work on or prior to the thirtieth (30th) day after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date, then Tenant shall be entitled to a credit to apply against the Fixed Rent otherwise due hereunder (until such credit is exhausted) in an amount equal to the sum of (I) the product obtained by multiplying (x) the number of days in the period beginning on the thirty-first (31st) day after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of the Lobby Work as a result of Unavoidable Delays and Tenant Delays) and ending on the day immediately preceding the earlier to occur of (i) the Applicable Building-Wide Renovation Work Substantial Completion Date, and (ii) the sixtieth (60th) day after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of the Lobby Work as a result of Unavoidable Delays and Tenant Delays) by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), plus (II) the product obtained by multiplying (x) the number of days in the period beginning on the sixty-first (61st) day after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of the Lobby Work as a result of Unavoidable Delays and Tenant Delays) and ending on the day immediately preceding the Applicable Building-Wide Renovation Work Substantial Completion Date by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (z) two (2).

(2)            If Landlord does not provide access to the lobby of the Building through an entrance on the Tenth Avenue side of the Building, such that Tenant may access the Premises from such lobby as of the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date for the Lobby Work, and Landlord has not Substantially Completed the Lobby Work on or prior to the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date, then Tenant shall be entitled to a credit to apply against the Fixed Rent otherwise due hereunder (until such credit is exhausted) in an amount equal to the sum of (I) the product obtained by multiplying (x) the number of days in the period beginning on the first (1st) day after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of the Lobby Work as a result of Unavoidable Delays and Tenant Delays) and ending on the day immediately preceding the earlier to occur of (i) the Applicable Building-Wide Renovation Work Substantial Completion Date, and (ii) the thirtieth (30th) day

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after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of the Lobby Work as a result of Unavoidable Delays and Tenant Delays) by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), plus (II) the product obtained by multiplying (x) the number of days in the period beginning on the thirty-first (31st) day after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of the Lobby Work as a result of Unavoidable Delays and Tenant Delays) and ending on the day immediately preceding the Applicable Building-Wide Renovation Work Substantial Completion Date by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (z) two (2).

(3)            If Landlord has not Substantially Completed the Passenger Elevator Work on or prior to the date that is thirty (30) days after Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date, then Tenant shall be entitled to a credit to apply against the Fixed Rent otherwise due hereunder (until such credit is exhausted) in an amount equal to the sum of (I) the product obtained by multiplying (x) the number of days in the period beginning on the thirty-first (31st) day after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of the Passenger Elevator Work as a result of Unavoidable Delays and Tenant Delays) and ending on the day immediately preceding the earlier to occur of (i) the Applicable Building-Wide Renovation Work Substantial Completion Date, and (ii) the sixtieth (60th) day after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of the Passenger Elevator Work as a result of Unavoidable Delays and Tenant Delays) by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), plus (II) the product obtained by multiplying (x) the number of days in the period beginning on the sixty-first (61st) day after the Applicable Building-Wide Renovation Work Scheduled Substantial Completion Date (which date shall be extended on a day-for-day basis for each day of delay in the Substantial Completion of the Passenger Elevator Work as a result of Unavoidable Delays and Tenant Delays) and ending on the day immediately preceding the Applicable Building-Wide Renovation Work Substantial Completion Date by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder as of the Rent Commencement Date by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (z) two (2).

(4)            Tenant's rights provided in this Section 6.2(O) shall constitute Tenant's sole remedies for Landlord's failure to Substantially Complete the Building-Wide Renovation Work on or prior to any particular date.

(P)           If Tenant is entitled to a credit against the Rental under (x) Section 6.2(B) hereof and (y) Section 6.2(F) hereof or Section 6.2(O) hereof on any particular day, then Tenant shall receive a credit against the Rental under Section 6.2(B) hereof on such day, but Tenant shall not be entitled to a credit against the Rental under Section 6.2(F) hereof or Section 6.2(O)

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hereof on such day (or any subsequent day) in respect of the occurrence for which Tenant was otherwise entitled to such credit on such day. If Tenant is entitled to a credit against the Rental under Section 6.2(F) hereof in respect of more than one (1) Post-Delivery Work Phase on any particular day, then Tenant shall be entitled to the greatest of such credits against the Rental for such Post-Delivery Work Phase on such day, but Tenant shall not be entitled to a credit against the Rental for any other Post-Delivery Work Phase on such day (or any subsequent day) in respect of the occurrence for which Tenant was otherwise entitled to such credit on such day. If Tenant is entitled to a credit against the Rental under (i) Section 6.2(F) hereof and (ii) Section 6.2(O) hereof on any particular day, then Tenant shall receive a credit against the Rental under Section 6.2(F) hereof on such day, but Tenant shall not be entitled to a credit against the Rental under Section 6.2(O) hereof on such day (or any subsequent day) in respect of the occurrence for which Tenant was otherwise entitled to such credit on such day. If Tenant is entitled to a credit against the Rental under Section 6.2(O) hereof in respect of more than one (1) component of the Building-Wide Renovation Work on any particular day, then Tenant shall be entitled to the greater of such credits against the Rental for such component of the Building-Wide Renovation Work on such day, but Tenant shall not be entitled to a credit against the Rental for such other component of the Building-Wide Renovation Work on such day (or any subsequent day) in respect of the occurrence for which Tenant was otherwise entitled to such credit on such day.

(Q)           Either Landlord or Tenant shall have the right to submit any dispute between the parties under this Section 6.2 to an Expedited Arbitration Proceeding.

Article 7

ALTERATIONS

7.1.	General.

(A)           Except as otherwise provided in this Article 7, Tenant shall not make any Alterations without Landlord's prior consent.

(B)           Subject to Section 7.2(C), Tenant may make Decorative Alterations, Minor Alterations and Simple Alterations without Landlord's prior consent. Nothing contained in this Article 7 limits Tenant's liability to Landlord if (i) Tenant performs an Alteration without Landlord's consent, and (ii) it is determined ultimately that such Alteration does not constitute a Decorative Alteration, a Simple Alteration or a Minor Alteration.

(C)           The term "Alterations" shall mean alterations, installations, improvements, additions or other physical changes in each case in or to the Premises that are made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, that Alterations shall not include Landlord's Work.

(D)           The term "Decorative Alterations" shall mean Alterations that constitute merely decorative changes to the Premises (such as, for example, the installation of carpeting or other customary floor coverings or painting or the installation of customary wall coverings) that in each case do not involve electrical, plumbing or mechanical connections.

(E)           The term "Initial Alterations" shall mean the Alterations to prepare the Premises for Tenant's initial occupancy. Landlord acknowledges that the Initial Alterations may

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not be completed until after the date that Tenant has commenced operation of its business in the Premises.

(F)           The term "Specialty Alterations" shall mean Alterations that (i) perforate a floor slab in the Premises (other than customary trenching) or a wall that encloses the core of the Building, (ii) require the reinforcement of a floor slab in the Premises, (iii) consist of the installation of a raised flooring system, (iv) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable Person uses for ordinary office space, (v) involve material plumbing connections (such as kitchens and executive bathrooms outside of the Building core) that are more extensive than what is customarily installed by office tenants in comparably sized premises in first-class office buildings in Manhattan or (vi) affect a historic architectural feature of the Building (excluding the original factory flooring on the ninth (9th) floor of the Building) (any such historic architectural feature of the Building being referred to herein as a "Historic Feature").

(G)           The term "Substantial Completion" or words of similar import shall mean that the applicable work has been substantially completed in accordance with the applicable plans and specifications, if any, it being agreed that (i) such work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction or demolition, mechanical adjustment or decorative items remain to be performed, and (ii) with respect to work that is being performed in the Premises, such work shall be deemed substantially complete only if the incomplete elements thereof do not interfere materially with Tenant's use and occupancy of the Premises for the conduct of business or Tenant's performance of Alterations.

(H)           The term "Tenant's Property" shall mean Tenant's personal property (other than fixtures), including, without limitation, Tenant's movable fixtures, movable partitions, telephone equipment, computer equipment, furniture, furnishings and decorations.

7.2.	Basic Alterations, Minor Alterations and Historic Alterations.

(A)           Subject to the provisions of Section 7.1(B) hereof and this Section 7.2, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Alteration, provided that such Alteration (i) is not visible in any material respect, at street level, from the outside of the Building, (ii) does not affect adversely any part of the Building other than the Premises, (iii) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building other than the Premises, (iv) does not affect adversely the proper functioning of any Building System, (v) does not impede Landlord's access to Reserved Areas in any material respect, and (vi) does not violate or render invalid the certificate of occupancy for the Building or any part thereof (any Alteration that satisfies the requirements described in clauses (i) through (vi) above being referred to herein as a "Basic Alteration").

(B)           The term "Minor Alteration" shall mean a particular Basic Alteration that does not affect the structure of the Building for which the sum of (X) the "hard" construction cost thereof, and (Y) the "hard" construction cost of any other Basic Alterations that do not affect

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the structure of the Building that are performed in the area of the Premises impacted by such Basic Alteration during the immediately preceding period of six (6) months without Landlord's consent in accordance with the terms hereof, does not exceed the Minor Alterations Threshold. The term "Minor Alterations Threshold" shall mean an amount equal to Ten Dollars and No/100 ($10.00) per square foot of Rentable Area impacted by such Basic Alteration, except that on each anniversary of the Pre-Delivery Work Substantial Completion Date, the Minor Alterations Threshold shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Pre-Delivery Work Substantial Completion Date.

(C)           Notwithstanding anything in this Lease to the contrary, Tenant shall not have the right to perform any Alteration that affects a Historic Feature without Landlord's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation of the foregoing, Landlord shall have the right to deny consent to an Alteration if Landlord reasonably believes that such Alteration, or the installation, replacement or removal thereof, may damage or degrade a Historic Feature. Prior to Tenant's performance of an Alteration, Tenant shall have the right to request that Landlord advise Tenant as to whether such Alteration affects a Historic Feature (it being understood that the foregoing shall not limit Tenant's obligation to send an Alterations Notice to Landlord in accordance with the terms of Section 7.3(A)). If (i) Tenant makes any such request, and (ii) Landlord either advises Tenant that such Alteration does not affect a Historic Feature, or fails to respond to Tenant's aforesaid request on or prior to the fifteenth (15th) Business Day after the date that Tenant gives such request to Landlord, then such Alteration shall be deemed not to affect a Historic Feature.

7.3.	Approval Process.

(A)           Subject to the terms of this Section 7.3(A), Tenant shall not perform any Alteration (except for Decorative Alterations) unless Tenant first gives to Landlord a notice thereof (an "Alterations Notice") that (i) includes four (4) copies of the plans and specifications for the proposed Alteration (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) in CADD format that contain sufficient detail for Landlord and Landlord's consultants to reasonably assess the proposed Alteration, (ii) indicates whether Tenant requests Landlord's consent or approval of the proposed Alteration in accordance with the terms of this Lease and (iii) includes with such notice a bona fide estimate issued by a reputable and independent construction company of the "hard" construction cost of performing the proposed Alteration (if Tenant considers the proposed Alteration to constitute a Minor Alteration and plans to perform such Alteration without Landlord's consent). Tenant shall not be required to include with the Alterations Notice the plans and specifications for a proposed Alteration as described in clause (i) above if (w) applicable Requirements do not require Tenant to obtain a building permit therefor, (x) such Alteration does not involve any material electrical or plumbing work or any material connections to the life-safety systems of the Building, (y) such plans and specifications would not otherwise be prepared in accordance with good construction practice, and (z) Tenant so advises Landlord in the applicable Alterations Notice; provided, however, that if Tenant does not submit such plans and specifications to Landlord as aforesaid, then Landlord shall have the right to nevertheless require Tenant to submit such plans and specifications (or another reasonable technical description of the proposed Alteration) to the extent that Landlord has a reasonable basis for requiring such plans and specifications (or such

59

other technical description) (any such Alteration for which Tenant is not required to provide such plans and specifications being referred to herein as a "Simple Alteration").

(B)           Except for Decorative Alterations (subject to Section 7.2(C) hereof), Landlord shall have the right to object to a proposed Alteration only by giving notice thereof to Tenant, and setting forth in such notice a statement in reasonable detail of the grounds for Landlord's objections.

(C)           Except for Decorative Alterations or Simple Alterations, Landlord shall have the right to (a) disapprove any plans and specifications for a particular Alteration in part, (b) reserve Landlord's approval of items shown on such plans and specifications pending Landlord's review of other plans and specifications that Tenant is otherwise required to provide to Landlord hereunder, and (c) condition Landlord's approval of such plans and specifications upon Tenant's making revisions to the plans and specifications or supplying additional information (which Landlord shall have the right to request only reasonably if the applicable Alteration constitutes a Basic Alteration). Nothing contained in this Section 7.3(C) limits the provisions of Section 7.2 hereof or Section 7.3(B) hereof.

(D)           Tenant acknowledges that (i) the review of plans or specifications for an Alteration by or on behalf of Landlord, or (ii) the preparation of plans or specifications for an Alteration by Landlord's architect or engineer (or any architect or engineer designated by Landlord), is solely for Landlord's benefit, and, accordingly, Landlord makes no representation or warranty that such plans or specifications comply with any Requirements or are otherwise adequate or correct.

(E)           If Tenant gives Landlord an Alterations Notice with respect to Alterations for which Landlord's approval is required hereunder and Landlord fails to respond within fifteen (15) Business Days (or five (5) Business Days for resubmissions of an Alterations Notice given in response to revisions made in accordance with clause (c) of Section 7.3(C) hereof), then Tenant (not sooner than fifteen (15) Business Days) after giving the first Alterations Notice (or five (5) Business Days for resubmissions of an Alterations Notice given in response to revisions made in accordance with clause (c) of Section 7.3(C) hereof) shall be entitled to give a second Alterations Notice that provides in bold and capital letters that "LANDLORD'S FAILURE TO RESPOND TO THIS SECOND ALTERATIONS NOTICE WITHIN THREE (3) BUSINESS DAYS AFTER THE DATE THAT TENANT GIVES THIS SECOND ALTERATIONS NOTICE SHALL BE DEEMED TO BE LANDLORD'S CONSENT THERETO" and if Landlord shall fail to so respond within such three (3) Business Day period, then Landlord shall be deemed to have consented to the Alterations described in such Alterations Notice, provided, however, that in no event shall Landlord be deemed to have consented to any Alteration that is otherwise expressly prohibited by the terms of this Lease.

7.4.	Performance of Alterations.

(A)           Tenant, at Tenant's expense, prior to the performance of any Alteration, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith. Tenant shall make all filings with Governmental Authorities to obtain such permits, approvals and certificates using (i) Archetype Consultants, Inc. or another

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expeditor selected by Tenant and approved by Landlord in its sole discretion for Tenant's Initial Alterations (it being understood that Milrose Consultants, Inc. shall be deemed to be approved by Landlord) and (ii) an expeditor that Tenant designates and that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay, for all other Alterations. Landlord shall execute any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable Requirement requires Landlord to execute such application) within seven (7) Business Days after Tenant's request from time to time and shall otherwise cooperate reasonably with Tenant in connection therewith. Landlord shall so execute such applications, as aforesaid, prior to Landlord's approval of (or Landlord's being deemed to have approved) the applicable Alteration (to the extent that this Article 7 requires Tenant to obtain Landlord's approval of such Alteration), with the understanding, however, that (i) Tenant shall not have any right to commence the performance of the applicable Alteration unless and until Landlord approves (or is deemed to have approved) the applicable Alteration (to the extent that this Article 7 requires Tenant to obtain Landlord's approval of such Alteration), (ii) Landlord's so executing such application shall not diminish Landlord's right to withhold Landlord's approval of the applicable Alteration (to the extent otherwise permitted under this Article 7), and (iii) if Landlord disapproves the applicable Alteration, or conditions Landlord's approval of the applicable Alteration on revisions to the plans and specifications for such Alteration (in each case to the extent otherwise permitted under this Article 7), then Tenant, at Tenant's cost, shall withdraw such application promptly or amend such application to reflect the applicable Alteration approved by Landlord. Tenant shall reimburse Landlord for any Out-of-Pocket Costs, including, without limitation, reasonable attorneys' fees and disbursements, that Landlord incurs in so executing such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time. Tenant's architect shall be permitted to self-certify with The New York City Department of Buildings the plans and specifications in respect of Alterations to the extent permitted by applicable Requirements, provided that (a) Tenant's plans for such Alterations have been approved (or deemed approved) by Landlord in accordance with this Article 7 (to the extent that this Article 7 requires Tenant to obtain Landlord's approval of such Alteration) and (b) Tenant uses an expeditor approved by Landlord in accordance with the terms of this Section 7.4(A) with respect to any Alt-1 Application required to be filed in connection with any such Alterations.

(B)           Prior to performing any Alteration (including, without limitation, the Initial Alterations pursuant to Section 1.2(C) hereof), Tenant shall maintain on behalf of its contractors (of any tier) and vendors or cause its contractors (of any tier) and vendors to maintain (1) worker's compensation and disability insurance in amounts not less than the statutory limits required by Requirements (covering all persons to be employed by Tenant, and Tenant's contractors, subcontractors, and vendors in connection with such Alteration); (2) commercial general liability insurance (covering bodily injury including death, personal injury and property damage), in each case in customary form, and in amounts that are not less than Five Million Dollars ($5,000,000) per occurrence and in the annual policy aggregate with respect to general contractors and Three Million Dollars ($3,000,000) per occurrence and in the annual policy aggregate with respect to subcontractors, such policies shall be endorsed to name the Landlord Indemnitees as additional insureds; it being understood that the foregoing insurance shall be required in addition to Tenant's Liability Policy (the insurance described in this clause (2) is collectively referred to herein as "Contractor's Liability Policy"); and (3) commercial auto

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liability insurance, if the contractor or vendor uses a vehicle at the Real Property, covering all vehicles with a minimum combined single limit of One Million Dollars ($1,000,000). The Contractor's Liability Policy (including any endorsements which are a part thereof) cannot exclude coverage to the Landlord Indemnitees for claims arising out of bodily injury to a contractor's (of any tier) or vendor's employees if such claim arises during the course of employment (i.e., third party claims). A contractor's or vendor's liability shall in no way be limited by the amount of insurance recovery or the amount of insurance in force, or available, or required by any provisions of this Lease. The limits listed above are minimum requirements only. Prior to the start of any such Alterations and prior to the expiration of any policy, Tenant shall deliver to Landlord certificates of insurance (on a form reasonably acceptable to Landlord) along with copies of endorsements naming Landlord Indemnitees as additional insureds. The liabilities of any contractor or vendor shall survive and not be terminated, reduced or otherwise limited by any expiration or termination of such insurance coverage. Neither approval nor failure to disapprove insurance furnished by the contractor or vendor shall relieve the contractor, its subcontractors or vendors from responsibility to provide insurance as required herein.

(C)           Promptly following Substantial Completion of each Alteration, Tenant, at Tenant's expense, shall (1) obtain certificates of final approval for each Alteration to the extent required by any Governmental Authority, (2) furnish Landlord with copies of such certificates, and (3) other than in respect of Decorative Alterations and Simple Alterations, give to Landlord copies of the "contractor record drawings" for such Alterations in CADD format (or, if the applicable Alteration constitutes a Minor Alteration, appropriate record drawings or shop drawings therefor).

(D)           All Alterations (other than Decorative Alterations and Simple Alterations) shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord (to the extent such approval of Landlord is required under this Article 7). All Alterations shall be made and performed in accordance with all Requirements and the Rules. All materials and equipment incorporated in the Premises as a result of any Alterations shall be first-quality.

7.5.	Financial Integrity.

(A)

(1)            Tenant shall not permit any materials or equipment that are incorporated as fixtures into the Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.

(2)            Subject to the terms of Section 7.5(A)(3) hereof, Tenant shall not make any Alteration (other than Decorative Alterations) at a cost for labor and materials (as reasonably estimated by Landlord's architect, engineer or contractor) in excess of One Million Seven Hundred Eighty-Eight Thousand Three Hundred Ninety and 00/100 Dollars ($1,788,390.00), either individually or in the aggregate with any other Alterations constructed in any particular period of twelve (12) consecutive months, prior to Tenant's delivering to Landlord a performance bond and a payment bond that covers Tenant's obligation to pay the applicable contractor and the applicable contractor's obligation to pay its subcontractors (in either case issued by a surety

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company and in form reasonably satisfactory to Landlord), each in an amount equal to one hundred twenty percent (120%) of such estimated cost; provided, however, that on each anniversary of the Pre-Delivery Work Substantial Completion Date, the aforesaid amount of One Million Seven Hundred Eighty-Eight Thousand Three Hundred Ninety and 00/100 Dollars ($1,788,390.00) shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Pre-Delivery Work Substantial Completion Date. Notwithstanding anything to the contrary contained in this Lease, the terms of this Section 7.5(A)(2) shall not apply during the period that the Initial Tenant Requirement is satisfied.

(3)            If Tenant is obligated to deliver a performance bond and a payment bond to Landlord as provided in Section 7.5(A)(2) hereof, then Tenant shall have the right to deposit with Landlord an amount in cash equal to the amount of such bonds that is otherwise required by Section 7.5(A)(2) hereof (such amount in cash being referred to herein as the "Work Deposit"). If Tenant deposits the Work Deposit with Landlord, then (i) Tenant shall not have the obligation to deliver to Landlord the performance bond and the payment bond as provided in Section 7.5(A)(2) hereof for the applicable Alteration, and (ii) Landlord shall disburse the Work Deposit (or the applicable portion thereof) to Tenant or Tenant's designee from time to time, within ten (10) days after Tenant's request therefor (but in no event more frequently than once during any particular calendar month), provided that Tenant delivers to Landlord, simultaneously with each such disbursement, waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property for material theretofore supplied, or labor or services theretofore performed, in connection with the applicable Alterations. If any mechanic's lien is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant), then Landlord shall have the right (but not the obligation) to use the Work Deposit to discharge such mechanic's lien. Nothing contained in this Section 7.5(A)(3) diminishes Tenant's obligations under Section 7.5(A)(4) hereof. Landlord shall pay to Tenant any remaining balance of the Work Deposit for a particular Alteration within ten (10) days after the date that (x) Tenant has Substantially Completed the applicable Alteration, and (y) Tenant has delivered to Landlord waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alteration.

(4)            Tenant shall discharge of record any mechanic's lien that is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant) within twenty (20) days after Tenant has received notice thereof, at Tenant's expense, by payment or filing the bond required by law. Nothing contained in this Section 7.5(A)(4) (x) limits Tenant's right to challenge the claim that is made by the Person that files a mechanic's lien, provided that Tenant discharges such lien of record as aforesaid, or (y) obligates Tenant to discharge of record any mechanic's lien that derives from Landlord's acts or omissions (where a duty to act exists). If (i) any mechanic's lien is filed against the Real Property for work (other than Landlord's Work) claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant), and (ii) Tenant does not discharge such lien within twenty (20) days after Tenant has received notice thereof, at Tenant's expense, by payment or filing the bond required by law, then Landlord shall have the right to use the

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Landlord Work Costs Contribution (or the portion thereof that Landlord has not theretofore paid to the Work Contractor as provided in Section 1.2(C) hereof, as the case may be) to so discharge such lien (it being understood that (x) if Landlord so uses the Landlord Work Costs Contribution (or such unpaid portion thereof) to discharge such lien in full, then Tenant's failure to discharge such lien initially shall not continue to constitute a default by Tenant hereunder, and (y) Landlord's aforesaid right to use the Landlord Work Costs Contribution (or such undisbursed portion thereof) to discharge such lien shall be in addition to the rights and remedies that are available to Landlord at law, in equity or as otherwise set forth herein by reason of an Event of Default that derives from Tenant's failure to so discharge such lien).

(B)           Subject to the terms of this Section 7.5(B), within thirty (30) days after the Substantial Completion of any Alterations, Tenant shall deliver to Landlord: (i) lien waivers from all contractors, subcontractors, materialmen and other Persons (other than architects and engineers) who may file a lien against the Real Property in connection with such Alterations for work performed and goods, labor and materials supplied through Substantial Completion of such Alterations (it being understood that such lien waivers may be partial lien waivers to the extent the applicable work is not finally complete or not all goods, labor and materials have been supplied) and (ii) a certificate from a licensed architect that Tenant engages in accordance with the terms of this Article 7 certifying that, in his or her opinion, the Alterations have been Substantially Completed in substantial accordance with the final detailed plans and specifications for such Alterations as approved by Landlord (to the extent Landlord's approval was required under this Article 7); provided, however, that this clause (ii) shall not apply in respect of Decorative Alterations or Simple Alterations. Subject to the terms of this Section 7.5(B), within thirty (30) days after final completion of any Alterations, Tenant shall deliver to Landlord final waivers of lien from all contractors, subcontractors, materialmen and other Persons (other than architects and engineers) who may file a lien against the Real Property in connection with such Alterations. Tenant shall not be required to deliver to Landlord any waiver of lien if Tenant is disputing in good faith the payment which would otherwise entitle Tenant to such waiver, provided that (x) Tenant keeps Landlord advised in a timely fashion of the status of such dispute and the basis therefor, and (y) Tenant delivers to Landlord the waiver of lien promptly after the date that the dispute is settled. Nothing contained in this Section 7.5(B), however, shall relieve Tenant from complying with the provisions of Section 7.5(A)(4) hereof.

7.6.	Effect on Building.

Subject to the terms of this Section 7.6, if (i) as a result of any Alterations, any alterations, installations, improvements, additions or other physical changes are required to be performed in or made to any portion of the Building other than the Premises in order to comply with any Requirements (any such alterations, installations, improvements, additions or changes being referred to herein as a "Building Change"), and (ii) such Building Change would not otherwise have had to be performed or made pursuant to applicable Requirements but for such Alteration, then (x) Landlord may perform such Building Change, and (y) Tenant shall pay to Landlord the Out-of-Pocket Costs thereof, as additional rent, within thirty (30) days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Landlord shall seek to accomplish any such Building Change in a manner that minimizes the cost thereof to the extent reasonably practicable. Landlord shall give Tenant reasonable advance notice of Landlord's performance of the Building Change, and

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shall consult reasonably from time to time with Tenant in connection therewith (with the understanding that such consultations shall include, without limitation, Landlord's providing Tenant with the information that Landlord has in its possession regarding the expected cost of such Building Change). Tenant shall not be required to pay for the cost of performing a Building Change as contemplated by this Section 7.6 if (a) Tenant submits to Landlord for Landlord's approval the plans and specifications for the applicable Alteration, (b) the representative of Landlord who has principal responsibility for approving the applicable Alteration has personal knowledge that the applicable Alteration requires such Building Change (or, should have had such knowledge after taking into account the level of expertise of comparable personnel for other first-class office buildings in Manhattan), and (c) Landlord fails to advise Tenant of a Building Change concurrently with Landlord's approval of the applicable Alteration.

7.7.	Time for Performance of Alterations.

If the performance of any Alteration by or on behalf of Tenant, or any other Person claiming by, through or under Tenant, during Building Hours interferes with or interrupts the maintenance, repair, management or operation of the Building in any material respect or interferes with or interrupts the use and occupancy of the Building by other tenants in the Building in any material respect, then Landlord shall have the right to require Tenant to perform such Alteration at other times that Landlord reasonably designates from time to time. Subject to the terms of leases for space in the Building in effect as of the date hereof, Landlord shall consistently apply such requirements to the performance of alterations by other office tenants of the Building.

7.8.	Removal of Alterations and Tenant's Property.

(A)           On or prior to the Expiration Date, Tenant, at Tenant's expense, shall remove Tenant's Property from the Premises, and, subject to the terms of Section 1.2(C)(4) hereof, at Tenant's option, Tenant also may remove, at Tenant's expense, all Alterations made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, in any case, that Tenant shall repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal. Landlord acknowledges that Landlord shall not have the right to require Tenant to remove any telephone, computer or other telecommunications cabling or wiring from the walls, floors, or ceiling in the Premises or the Risers at the end of the Term. Landlord, upon notice to Tenant given at least one hundred eighty (180) days prior to the Expiration Date, or the last day of the Renewal Term, as the case may be, may require Tenant to remove any Specialty Alterations from the Premises, and to repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal; provided, however, that Landlord shall not have the right to require Tenant to remove (i) any Qualified Alterations or (ii) any Specialty Alterations consisting of kitchens or executive bathrooms, unless (x) any such kitchen or executive bathroom is located in Recapture Space for which Landlord exercised a Recapture Termination prior to the Fixed Expiration Date or (y) the Expiration Date occurs prior to the Fixed Expiration Date (it being understood that in each such case, Landlord shall have the right to require Tenant to remove any kitchens and executive bathrooms that constitute Specialty Alterations (that are not Qualified Alterations)). If (x) the Expiration Date is not the Fixed Expiration Date or the last day of the Renewal Term, as the case may be, and (y) Landlord gives

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a notice to Tenant on or prior to the thirtieth (30th) day after the Expiration Date to the effect that Landlord does not wish to retain a particular Specialty Alteration, then Tenant shall pay to Landlord the Out-of-Pocket Costs that are incurred by Landlord in so removing such Specialty Alterations, and in so repairing and restoring any such damage to the Building or the Premises, within thirty (30) days after Landlord submits to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein; provided, however, that Landlord shall not have the right to give any such notice to Tenant in respect of Qualified Alterations. Any Alterations that remain in the Premises after the Expiration Date, or the last day of the Renewal Term, as the case may be, shall be deemed to be the property of Landlord (with the understanding, however, that Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant's obligations under this Section 7.8(A)).

(B)           Prior to Tenant's performance of a Specialty Alteration that Landlord has otherwise approved in accordance with the terms of this Article 7, or simultaneously with Tenant's request for approval of a Specialty Alteration, Tenant shall have the right to request that Landlord designate that Tenant shall not be required to remove (or pay the cost to remove) such Specialty Alteration upon the expiration or earlier termination of the Term. Landlord shall have the right to approve or deny any such request in Landlord's sole discretion. If (i) Tenant makes any such request, and (ii) Landlord either approves such request, or fails to respond to Tenant's aforesaid request on or prior to the fifteenth (15th) Business Day after the date that Tenant gives such request to Landlord, then Landlord shall not have the right to require Tenant to remove (or pay the cost to remove) such Specialty Alteration upon the expiration or earlier termination of the Term (any such Specialty Alteration which Tenant shall not be required to remove (or to pay the cost of removal) as aforesaid being referred to herein as a "Qualified Alteration"). Landlord hereby agrees that any internal staircase installed in accordance with the terms of this Lease shall constitute a Qualified Alteration; provided, however, that any such internal staircase shall not constitute a Qualified Alteration, and Landlord shall have the right to require Tenant to remove (or pay the cost to remove) such internal staircase, and restore the floor slab as required by reason of the removal of such internal staircase, prior to the Termination Date if Tenant exercises the Termination Option with respect to all of the Premises or with respect to any floor of the Premises to which such internal staircase connects.

(C)           Subject to the terms of this Section 7.8(C), Tenant shall have the right to declare ineffective Tenant's obligation to perform the removal of Specialty Alterations, and the repair and restoration of the Premises, that in either case Section 7.8(A) hereof otherwise requires Tenant to perform before the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, by giving notice thereof to Landlord on or prior to the eighty-fifth (85th) day before the Fixed Expiration Date or the last day of the Renewal Term, as the case may be. If Tenant gives any such notice to Landlord, then Landlord and Tenant shall each have the right to give to the other party, simultaneously, on a date determined by Landlord and Tenant (or on the fifteenth (15th) day after the date that Tenant gives such notice to Landlord, if the parties fail to agree on another date), their respective determinations of the Out-of-Pocket Costs that Landlord can reasonably expect to incur in performing such removal, repair and restoration. If either party fails to give its determination of such costs to the other party on such date, then such party's determination for purposes of this Section 7.8(C) shall be deemed to be equal to the determination submitted by the other party on or prior to such date (and, accordingly, Tenant shall pay to Landlord an amount equal to such determination submitted by such other party

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within thirty (30) days after such other party submits such determination to such party). If neither party submits such determination to the other party on or prior to such date, then Tenant shall not be required to pay to Landlord any amounts for the performance of such removal, repair and restoration as contemplated by this Section 7.8(C). If (x) the determinations submitted by both parties are not equal, and (y) the parties fail to make a mutual determination within ten (10) days after the date that the parties submit their respective determinations of such costs to each other as contemplated by this Section 7.8(C), then either party shall have the right to submit to an Expedited Arbitration Proceeding the sole issue of determining which of the two (2) determinations submitted by the parties constitutes the better estimate of the costs that Landlord can reasonably expect to incur in performing such removal, repair and restoration. Tenant shall pay to Landlord the amount so determined by agreement of the parties or by an Expedited Arbitration Proceeding within thirty (30) days after such determination is made. If (I) Tenant exercises Tenant's rights as contemplated by this Section 7.8(C), (II) the Expiration Date is the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (III) Tenant does not permit Landlord to enter upon the Premises during the remainder of the Term to the extent reasonably necessary to permit Landlord to perform such removal, repair and restoration, then Tenant shall be deemed to be holding over in the Premises, in which case Tenant shall pay to Landlord on account of Tenant's use and occupancy of the Premises for the period after the Expiration Date that Landlord reasonably requires to perform such removal, repair and restoration, the amount required under Section 27.2 hereof.

7.9.	Contractors and Supervision.

(A)           All Alterations that require Landlord's consent shall be performed only under the supervision of a licensed architect that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord hereby approves the architects listed on Exhibit "7.9-I" attached hereto and made a part hereof as Tenant's architect for purposes of the Initial Alterations.

(B)           Subject to the provisions of this Section 7.9(B), Tenant shall perform all Alterations (other than Decorative Alterations) using, at Tenant's option, either (i) contractors, subcontractors, and mechanics that in each case Landlord designates from time to time, or (ii) contractors, subcontractors or mechanics that in each case Tenant designates and that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord shall give Tenant a notice containing a list of such contractors, subcontractors and mechanics that Landlord designates promptly after Tenant's request therefor from time to time (it being understood that Landlord shall include in such list the names of at least three (3) subcontractors for each trade and at least three (3) general contractors), which list of contractors, subcontractors and mechanics as of the date hereof is attached hereto as Exhibit "7.9-II" and made a part hereof. Landlord hereby approves the contractors, subcontractors and mechanics listed on Exhibit "7.9-I" attached hereto and made a part hereof as Tenant's contractors, subcontractors, and mechanics for purposes of the Initial Alterations. If Tenant performs an Alteration consisting of the installation of a fire suppression system in the Premises in accordance with this Article 7, then Tenant shall engage to perform any programming and connection to the base Building fire alarm system the fire alarm vendor that Landlord designates from time to time (provided that the charges imposed by such vendor designated by Landlord are commercially reasonable).

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(C)           Tenant shall pay to Landlord, from time to time, as additional rent, the Out-of-Pocket Costs incurred by Landlord in reviewing plans and specifications in connection with an Alteration with respect to which Landlord's approval or consent is required pursuant to the terms of this Lease within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that Landlord shall not have the right to charge Tenant any other fees in connection with Landlord's review of Tenant's plans and specifications or the supervision or inspection of Tenant's Alterations).

7.10.	Tenant's Initial Alterations and Installation of Louvers.

Subject to the terms of this Section 7.10, Landlord hereby approves in concept (x) the elements of the Initial Alterations described on Exhibit "7.10" attached hereto and made a part hereof and (y) Tenant's performance of Alterations consisting of the installation of louvers reasonably required by Tenant at the exterior walls of the north side of the Building on any floor of the Premises (but not in any other location) for general intake of outside air to the Premises. Tenant acknowledges that Landlord's approval of such elements of the Initial Alterations in concept does not constitute Landlord's approval of the plans and specifications therefor, and, accordingly, Tenant shall not have the right to perform such elements of the Initial Alterations without obtaining Landlord's approval of the plans and specifications therefor as otherwise provided in this Article 7, it being understood, however, that (x) Landlord shall approve such plans and specifications to the extent that the elements of the Initial Alterations that are reflected thereon conform in all material respects with the description thereof that is set forth on Exhibit "7.10" attached hereto, and (y) Landlord shall retain the right to approve such plans and specifications as otherwise provided in this Article 7 to the extent that the description of the elements of the Initial Alterations that are set forth on Exhibit "7.10" attached hereto does not describe the particular attribute of the elements of the Initial Alterations with reasonable specificity (so that, for example, if Exhibit "7.10" attached hereto indicates that Tenant intends to install an interior staircase in a particular column bay, then Landlord shall have the right to review the plans and specifications of Tenant's proposed installation to confirm that Tenant's means and methods of construction do not impair the Building Systems or the structural integrity of the Building, but Landlord would not have the right to require Tenant to install such interior staircase in a different column bay merely because of the impact thereof on the appearance of the Building).

7.11.	Expedited Arbitration.

Either party shall have the right to submit a dispute between the parties that arises under this Article 7 to an Expedited Arbitration Proceeding.

Article 8
REPAIRS

8.1.	Landlord's Repairs.

Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Landlord shall maintain and make all necessary repairs to and replacements of (i) the Building

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Systems that service the Premises including, without limitation, the chilled water air handling units exclusively serving the Premises and the perimeter fin tube heating system within the Premises, (ii) the structural portions of the Building, (iii) the roof of the Building, (iv) the sidewalks that are adjacent to the Building, (v) the exterior walls of the Premises, (vi) the windows of the Premises, (vii) the public portions and common areas of the Building, and (viii) the Premises (to the extent that the necessity for such repair derives from a Work Access) in each case in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Subject to the terms of Section 4.3(A) hereof and Section 8.3(B) hereof, nothing contained in this Section 8.1 requires Landlord to maintain or repair the systems within the Premises that distribute within the Premises electricity, HVAC (other than the perimeter fin tube heating system) or water.

8.2.	Tenant's Repairs.

(A)           Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Tenant, at Tenant's expense, shall take good care of the Premises (including, without limitation, (i) the fixtures and equipment that are installed in the Premises on the Pre-Delivery Work Substantial Completion Date, (ii) the Alterations, and (iii) the systems within the Premises that distribute within the Premises electricity, HVAC (other than the perimeter fin tube heating system within the Premises) and water). Tenant shall make all repairs to the Premises as and when needed to preserve the Premises in good condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 15 hereof. Nothing contained in this Section 8.2(A) shall require Tenant to perform any repairs to the Premises that are Landlord's obligation to perform under Section 8.1 hereof or any other provisions of this Lease. All repairs made by Tenant as contemplated by this Section 8.2(A) shall be in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Tenant shall perform such repairs in accordance with the terms of Article 7 hereof, including, without limitation, Section 7.4 and Section 7.9 hereof.

(B)           Subject to the terms of this Section 8.2(B), if (a) Landlord gives Tenant a notice that Tenant has failed to perform a repair that this Section 8.2 obligates Tenant to perform, and (b) Tenant fails to proceed with reasonable diligence to make such repair within twenty (20) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may make such repair, and (ii) Tenant shall pay to Landlord, as additional rent, the Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) a particular repair that this Section 8.2 obligates Tenant to perform cannot be performed with reasonable diligence during the aforesaid period of twenty (20) days (or during such shorter period that Landlord designates, as the case may be), and (y) Tenant commences such repair during such period of twenty (20) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform such repair on Tenant's behalf as otherwise described in this Section 8.2(B) unless Tenant fails to pursue such repair with reasonable continuity and diligence. Nothing contained in this Section 8.2(B) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

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8.3.	Certain Limitations.

(A)           Tenant, at Tenant's expense, shall repair in accordance with the terms set forth in Section 8.2 hereof all damage to the Premises, or to any other part of the Building or the Building Systems, in each case to the extent resulting from the negligence or willful misconduct of, or Alterations made by, Tenant or any other Person claiming by, through or under Tenant; provided, however, that Landlord shall have the right to perform any such repair to the extent that such repair affects the structure of the Building or such repair affects any Building System, in which case Tenant shall pay to Landlord an amount equal to the Out-of-Pocket Costs that Landlord reasonably incurs in performing such repair, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 8.3(A) limits the provisions of Section 14.3 hereof.

(B)           Landlord, at Landlord's expense, shall repair promptly all damage to the Premises that results from Landlord's negligence or willful misconduct or the negligence or willful misconduct of Landlord's agents, employees or contractors, to the extent that such agents, employees or contractors are acting within the scope of their employment. Nothing contained in this Section 8.3(B) limits the provisions of Section 14.3 hereof.

8.4.	Overtime.

Subject to the provisions of this Section 8.4, Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with Landlord's making repairs as contemplated by this Article 8. If Landlord's repair (or the condition that Landlord is required to repair) (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant's ability to conduct its business in the Premises during Tenant's ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant's request, shall also perform any other repair that this Article 8 requires Landlord to perform, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in performing such repair (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in performing such repair without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord perform any such repair using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

Article 9
ACCESS; LANDLORD'S CHANGES

9.1.	Access.

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(A)           Subject to the terms of this Lease, Tenant, during the Term, shall have access to the Premises at all times, twenty-four (24) hours per day, every day of the year.

(B)           Subject to the terms of this Section 9.1(B), Landlord and Landlord's designees may enter the Premises at reasonable times upon reasonable prior notice to Tenant (which notice may be given verbally to the person employed by Tenant with whom Landlord's representative ordinarily discusses matters relating to the Premises) to (i) examine the Premises, (ii) show the Premises to prospective tenants during the last eighteen (18) months of the Term, (iii) show the Premises to prospective purchasers or master lessees of Landlord's interest in the Real Property, (iv) show the Premises to Mortgagees or Lessors (or prospective Mortgagees or Lessors), (v) gain access to Reserved Areas, or (vi) make repairs, alterations, improvements, additions or restorations (subject, in each case, to Section 9.4 hereof) that (I) Landlord is required to make pursuant to the terms of this Lease (including, without limitation, Landlord's Work), or (II) are reasonably necessary in connection with the maintenance, repair, or operation of the Real Property (Landlord's entry upon the Premises to perform such repairs, alterations, improvements, additions or restorations being referred to herein as a "Work Access"). Landlord shall not be required to give Tenant advance notice of the entry by Landlord or Landlord's designees into the Premises as contemplated by this Section 9.1(B) to the extent necessary by reason of the occurrence of an emergency (with the understanding, however, that Landlord shall give Tenant notice of such emergency access as promptly as reasonably practicable thereafter). Except in the event of an emergency, Landlord shall cooperate reasonably with Tenant in scheduling Landlord's access to the Premises as provided in this Section 9.1(B) to facilitate Tenant's arranging for a representative of Tenant to accompany Landlord and Landlord's designees during such access. Landlord, in connection with a Work Access, shall have the right to bring into the Premises, and store in the Premises in a reasonable manner for the duration of the Work Access, the materials and tools that Landlord reasonably requires to perform the applicable repair, alteration, improvement, addition or restoration. Landlord shall have no liability to Tenant for any loss sustained by Tenant by reason of Landlord's entry upon the Premises; provided, however, that (w) nothing contained in this Section 9.1(B) diminishes Landlord's obligation to repair the Premises (to the extent that the necessity for such repair derives from a Work Access) as provided in Section 8.1 hereof, (x) subject to Section 14.3 hereof, Landlord shall remain liable to Tenant for personal injury or property damage that derives from Landlord's negligence or willful misconduct (or the negligence or willful misconduct of Landlord's agents, contractors and employees, to the extent that such agents, contractors or employees are acting within the scope of their employment) in connection with any such entry upon the Premises, and (y) nothing contained in this Section 9.1(B) limits Tenant's rights to an abatement of Rental after a fire or other casualty as provided herein or pursuant to Section 10.3 hereof.

9.2.	Landlord's Obligation to Minimize Interference.

(A)           Subject to Section 9.2(B) hereof, Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of the Premises in connection with Landlord's accessing the Premises as contemplated by Section 9.1 hereof or as otherwise permitted pursuant to any of the terms of this Lease.

(B)           Subject to the provisions of this Section 9.2(B), Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with a

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Work Access as contemplated by this Article 9. If a Work Access (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant's ability to conduct its business in the Premises during Tenant's ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant's request, shall also conduct a Work Access, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in conducting such Work Access (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in conducting such Work Access without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such Work Access using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

9.3.	Reserved Areas.

The Premises shall not include (i) the demising walls of the Premises (except for the interior face thereof), (ii) the walls of the Premises that constitute the curtain wall for the Building (except for the interior face thereof), (iii) balconies, terraces and roofs that are adjacent to the Premises, and (iv) space that is used for Building Systems or other purposes associated with the operation, repair, management or maintenance of the Real Property, including, without limitation, shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, mechanical rooms, plumbing facilities, and service closets (the areas described in clauses (iii) and (iv) above being collectively referred to herein as the "Reserved Areas") (it being understood that the foregoing shall not limit Tenant's right to access the Reserved Areas to the extent expressly provided in this Lease).

9.4.	Ducts, Pipes and Conduits.

Landlord shall have the right to install, use and maintain ducts, cabling, pipes and conduits in and through the Premises, provided that, with respect to any ducts, cabling, pipes and conduits installed by Landlord from and after the Pre-Delivery Work Substantial Completion Date, (a) to the extent reasonably practicable, such ducts, cabling, pipes and conduits are concealed within or above partitioning columns, walls or ceilings, except that if such ducts, cabling, pipes or conduits are installed in areas that are utility areas (such as storage areas, mailrooms or mud rooms), then such ducts, cabling, pipes or conduits may also be installed on partitioning walls, columns or ceilings, (b) such ducts, cabling, pipes and conduits do not reduce the Usable Area of the Premises by more than a de minimis amount, and (c) Landlord installs such ducts, cabling, pipes and conduits in a manner that minimizes, to the extent reasonably practicable, any adverse effect on an Alteration theretofore performed in the Premises. If Landlord requires access to the Premises to make the installations as contemplated by this Section 9.4, then Landlord shall perform such installations in accordance with the terms hereof that govern a Work Access.

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9.5.	Keys.

Tenant shall provide Landlord, from time to time, with the keys to the Premises (or with the appropriate means to access the Premises using Tenant's electronic security systems), except that Tenant shall not be required to provide such keys for, or other means to access, Secure Areas (with the understanding, however, that nothing contained in this Section 9.5 diminishes Tenant's obligation to provide Landlord and Landlord's designees with access to Secure Areas for a Work Access in accordance with the terms of Section 9.1(B) hereof).

9.6.	Landlord's Changes.

(A)           Subject to Section 9.6(B) hereof, Tenant shall have the right to use, in common with the other occupants of the Building, the portions of the Building that Landlord dedicates from time to time as common area for the general use of the occupants of the Building.

(B)           Landlord, from time to time, shall have the right to change the layout, configuration, or location of the public portions of the Building, and to renovate, remodel, and otherwise make installations in or alterations to, the public portions of the Building, including, without limitation, lobbies, entrances, elevators, passageways, doors, corridors, stairs and toilets that in each case are not located in the Premises, provided any such change does not (a) unreasonably reduce or unreasonably interfere with Tenant's access to the Building or the Premises, (b) reduce the floor area of the Premises (except to a de minimis extent) or (c) reduce the quality of services that are available to Tenant on the Commencement Date and, from and after the date that Landlord completes the Building-Wide Renovation Work, reduce the quality of services that are available to Tenant on such date (in each case, except to a de minimis extent); and in no event shall the quality of services be reduced below the standards that are customary for first-class office buildings in the vicinity of the Building.

(C)           Landlord, from time to time, shall have the right to change, or reduce the number of, the passenger or freight elevators serving the Premises, provided that such change or reduction does not reduce to more than a de minimis extent the passenger or freight elevator service standards that the passenger and freight elevators meet on the date that Landlord completes the Building-Wide Renovation Work. Either party shall have the right to submit a dispute between the parties regarding a reduction in elevator service standards that arises under this Section 9.6(C) to an Expedited Arbitration Proceeding.

(D)           Landlord, from time to time, shall have the right to change the name, number or designation by which the Building is commonly known.

(E)

(1)            Landlord shall have the right, from time to time, to close, obstruct or darken the windows of the Premises temporarily to the extent required to comply with a Requirement or to perform repairs, maintenance, alterations, or improvements to the Building. Landlord shall have the right to close, obstruct or darken the windows of the Premises permanently to the extent required to comply with a Requirement that does not become applicable to the Building by virtue of Landlord's performance of elective construction in the Building.

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(2)            If, at any time, the windows of the Premises are closed, obstructed or darkened temporarily, as aforesaid, then Landlord shall perform (or cause to be performed) such repairs, maintenance, alterations or improvements, or shall comply with the applicable Requirement (or cause such Requirement to be complied with), in each case with reasonable diligence, and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, obstructed or darkened (it being understood, however, that subject to Section 8.4 hereof, Landlord shall not be required to perform such repairs, maintenance, alterations or improvements using contractors or labor at overtime or premium pay rates).

Article 10
UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE

10.1.	Unavoidable Delays.

(A)           Subject to Article 15 hereof and Article 16 hereof, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of Tenant's other covenants shall not be affected, impaired or excused, and Landlord shall not have any liability to Tenant, to the extent that Landlord is unable to perform Landlord's covenants under this Lease by reason of an Unavoidable Delay.

(B)           Subject to Article 15 hereof and Article 16 hereof, Tenant shall not have any liability to Landlord to the extent that Tenant is unable to perform Tenant's covenants under this Lease by reason of an Unavoidable Delay.

10.2.	Interruption of Services.

Subject to Section 10.3 hereof, Landlord, from time to time, shall have the right to interrupt or curtail the level of service provided by the Building Systems to the extent reasonably necessary to accommodate the performance of repairs, additions, alterations, replacements or improvements that in Landlord's reasonable judgment are desirable or necessary. Landlord shall give Tenant reasonable advance notice of any such interruption or curtailment (to the extent that Landlord does not need to arrange for such interruption or curtailment to manage an emergency) and schedule any such interruption or curtailment at times that minimize, to the extent reasonably practicable, the effect of such interruption or curtailment on Tenant's ability to conduct its business in the Premises during Tenant's ordinary business hours. If such interruption or curtailment of the level of service provided by the Building Systems (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant's ability to conduct its business in the Premises during Tenant's ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant's request, shall also schedule any such interruption or curtailment, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in so scheduling such interruption or curtailment (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in scheduling such interruption or curtailment without using

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contractors or labor at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such Work Access using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

10.3.	Rent Credit.

Subject to the terms of this Section 10.3, if, for any reason other than an Unavoidable Delay, the negligence or willful misconduct of Tenant or any other Person claiming by, through or under Tenant, or the breach of this Lease by Tenant or any other Person claiming by, through or under Tenant, (I) (i) Landlord defaults in respect of Landlord's covenants in this Lease to perform repairs or provide services, (ii) Landlord interrupts or curtails the level of service provided by Building Systems as contemplated by Section 10.2 hereof or (iii) Landlord performs repairs, replacements or improvements in the Building, and (II) Tenant, by reason of the event described in clause (I) above, is unable for at least five (5) consecutive Business Days after the date that Tenant notifies Landlord of such event to operate Tenant's business in the Premises (or a portion thereof) in substantially the same manner that Tenant conducted its business therein prior to such event, then Tenant shall be entitled to a credit to apply against the Fixed Rent and Escalation Rent thereafter coming due hereunder in an amount equal to the product obtained by multiplying (A) the quotient obtained by dividing (a) the sum of the Fixed Rent and Escalation Rent for the Premises, by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (c) the number of square feet of Rentable Area in the Premises, by (B) the number of square feet of Rentable Area of the portion of the Premises which is unusable, as aforesaid, by (C) the number of days in the period commencing on (and including) the date immediately following the date that is five (5) consecutive Business Days after the date that Tenant notifies Landlord of the event that is described in clause (I) above and ending on the date that such portion of the Premises becomes usable. If (x) Tenant is entitled to a credit against the Fixed Rent and Escalation Rent pursuant to this Section 10.3 and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and such obligation shall survive the Expiration Date). If Tenant is entitled to a credit against Rental pursuant to this Section 10.3 prior the Rent Commencement Date, then such credit shall be applied to the Rental first coming due on the Rent Commencement Date until thereafter exhausted. This Section 10.3 shall not apply in respect of the occurrence of a fire or other casualty or in respect of a condemnation. Tenant shall not be entitled to any credits pursuant to this Section 10.3 with respect to any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from Landlord's negligence or willful misconduct (or the negligence or willful misconduct of Landlord's agents, employees or contractors acting within the scope of their employment) or from a voluntary (and not compulsory in any respect) interruption or curtailment in electric service by Landlord.

Article 11
REQUIREMENTS

11.1.	Tenant's Obligation to Comply with Requirements.

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(A)           Subject to the terms of this Article 11, Tenant, at Tenant's expense, shall comply with all Requirements applicable to the Premises, including, without limitation, (i) Requirements that are applicable to the performance of Alterations, (ii) Requirements that become applicable by reason of Alterations having been performed, (iii) Requirements that are applicable by reason of the specific nature or type of business operated by Tenant (or any other Person claiming by, through or under Tenant) in the Premises, and (iv) Local Law No. 88 of The City of New York. Tenant shall not be required to make any Alteration or other changes to the structural components of the Building or to the Building Systems or to any other portion of the Building not within the Premises in either case to comply with any Requirement unless (a) such Alteration or other change is required by reason of Alterations having been performed by Tenant (or another Person claiming by, through or under Tenant), (b) such Alteration or other change is required by reason of the specific nature of the use of the Premises by Tenant (or such other Person) (as opposed to the use of the Premises for the general purposes otherwise permitted under Section 3.1 hereof), or (c) such Alteration or other change is required to install, modify or replace any fire suppression device or system in the Premises (including, without limitation, sprinkler systems), unless such fire suppression device or system is required for general office occupancy (in which case, Tenant shall not be required to make such Alteration or other change to the structural components of the Building or to the Building Systems or to any other portion of the Building not within the Premises). Landlord acknowledges that the foregoing provisions of this Section 11.1(A) shall not relieve Landlord of its obligation to perform Landlord's Work in compliance with Requirements.

(B)           The term "Requirements" shall mean, collectively, (i) all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all Governmental Authorities, and of any applicable fire rating bureau, or other body exercising similar functions, and (ii) all requirements that the issuer of Landlord's Property Policy imposes (including, without limitation, any such requirements that such issuer requires as the basis for the premium that such issuer charges Landlord for Landlord's Property Policy), provided that such requirements that the issuer of Landlord's Property Policy imposes are reasonably consistent with the requirements imposed by reputable insurers of comparable properties in The City of New York.

(C)           The term "Governmental Authority" shall mean the United States of America, the State of New York, The City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

(D)           Subject to the terms of this Section 11.1(D), if (a) Landlord gives Tenant a notice that Tenant has failed to comply with a Requirement as required by this Section 11.1, and (b) Tenant fails to proceed with reasonable diligence to comply with such Requirement within twenty (20) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then upon three (3) days' prior notice (it being understood, however, that Landlord shall not be required to give Tenant such three (3) days' prior notice in the event of an emergency), (i) Landlord may perform the work and otherwise take steps that are required to comply with such Requirement, and (ii) Tenant shall pay

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to Landlord, as additional rent, the Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) Tenant's compliance with a particular Requirement as required by this Section 11.1 cannot be accomplished with reasonable diligence during the aforesaid period of twenty (20) days (or during such shorter period that Landlord designates, as the case may be), and (y) Tenant commences such compliance during such period of twenty (20) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform the work and otherwise take steps that are required to comply with such Requirement on Tenant's behalf as otherwise described in this Section 11.1(D) unless Tenant fails to pursue such compliance with reasonable continuity and diligence. Nothing contained in this Section 11.1(D) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

11.2.	Landlord's Obligation to Comply with Requirements.

Landlord shall comply with all Requirements applicable to the Premises and the Building (including, without limitation, Requirements in respect of which the violation thereof impedes Tenant's performance of Alterations in the Premises) other than the Requirements with respect to which Tenant is required to comply pursuant to Section 11.1 hereof, subject, however, to Landlord's right to contest in good faith the applicability or legality thereof (provided that Landlord's contesting such Requirements does not interfere in any material respect with Tenant's use and occupancy of the Premises including, without limitation, the performance of any Alterations). If (i) this Section 11.2 requires Landlord to comply with a Requirement, (ii) Landlord's failure to have complied with a particular Requirement (a) impedes Tenant's performance of Alterations in the Premises that Tenant would have otherwise performed during the period that Landlord's aforesaid failure continues (such as, for example, by resulting in the delay of the applicable Governmental Authority's issuance of a building permit for such Alteration) or (b) prevents Tenant from using and occupying any portion of the Premises for general office use, then Tenant shall be entitled to apply (until exhausted) a credit against the Fixed Rent that is otherwise due hereunder in an amount equal to the product obtained by multiplying (I) the number of days that Landlord's aforesaid failure delays Tenant's performance of Alterations or prevents Tenant from using and occupying the Premises (or a portion thereof) for general office use, by (II) the quotient obtained by dividing (A) the Fixed Rent that is otherwise due hereunder for the Premises (without taking into account any abatement of Fixed Rent in effect as of such time; it being understood that if Fixed Rent is not otherwise due hereunder, then the Fixed Rent for purposes of this clause (A) shall be deemed to be the Fixed Rent that applies on the first (1st) succeeding day on which Fixed Rent comes due hereunder), by (B) the number of square feet of Rentable Area in the Premises, by (C) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (III) the number of square feet of Rentable Area in the Premises in respect of which Tenant is delayed in performing Alterations or prevented from using and occupying the Premises for general office use, as aforesaid; provided, however, that Tenant shall not have the right to apply such credit against the Fixed Rent that is otherwise due hereunder unless (x) Tenant gives Landlord notice of such delay or inability to occupy the Premises (or such portion thereof), (y) Tenant includes in such notice a reasonable description of the extent of the impact of such delay on Tenant's performance of the Alterations or Tenant's inability to occupy the Premises (or such portion thereof), and (z) Tenant ceases the

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performance of the Alterations in or does not occupy the Premises (or such portion thereof), as the case may be. Notwithstanding anything herein to the contrary, the terms of this Section 11.2 shall not apply in respect of any failure by Landlord to obtain the first Occupancy Certificate for the Premises from and after the date hereof (it being understood that Tenant's sole remedy for Landlord's failure to obtain such Occupancy Certificate shall be as provided in Section 11.4(A) hereof).

11.3.	Tenant's Right to Contest Requirements.

Subject to the provisions of this Section 11.3, Tenant, at Tenant's expense, may contest by appropriate proceedings prosecuted diligently and in good faith the legality or applicability of any Requirement affecting the Premises (any such proceedings instituted by Tenant being referred to herein as a "Compliance Challenge"). Tenant shall not have the right to institute a Compliance Challenge unless Tenant first gives Landlord notice thereof. Tenant shall not institute any Compliance Challenge if, by reason of Tenant's delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, (a) Landlord (or any Landlord Indemnitee) is subject to a bona fide threat of being imprisoned, (b) the Real Property or any part thereof is subject to a bona fide threat of being condemned or vacated, or (c) the certificate of occupancy for the Premises or the Building is subject to a bona fide threat of being suspended. If Landlord or any Landlord Indemnitee may be subject to any civil fines or penalties or other criminal penalties or if Landlord or any Landlord Indemnitee may be liable to any third party in either case by reason of Tenant's delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, then Tenant shall furnish to Landlord, at Tenant's option, either (x) a bond of a surety company that is issued by, and in form and substance, reasonably satisfactory to Landlord, or (y) such other security that is reasonably satisfactory to Landlord, and, in either case, in an amount equal to one hundred twenty percent (120%) of the sum of (A) the cost of such compliance (as reasonably estimated by Landlord), (B) the criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and (C) the amount of such liability to third parties (as reasonably estimated by Landlord); provided, however, that Tenant shall not be obligated to furnish such security to Landlord during the period that the Initial Tenant Requirement is satisfied. If Tenant initiates any Compliance Challenge, then Tenant shall keep Landlord advised regularly as to the status of such proceedings. Landlord shall have the right to use the aforesaid bond or other security to satisfy any such fines or penalties that are levied or assessed against a Landlord Indemnitee or the Real Property. Landlord shall return to Tenant the aforesaid bond or other security (or the unapplied portion thereof, as the case may be), promptly after Tenant completes the Compliance Challenge.

11.4.	Certificate of Occupancy.

(A)           Landlord and Tenant hereby acknowledge that, as of the date hereof, there is not a temporary or permanent certificate of occupancy covering the Premises (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Premises) stating that the Premises may be used for general office use (any such certificate of occupancy or such other certificate being referred to herein as an "Occupancy Certificate"). After the Initial Alterations are completed, Landlord and Tenant shall reasonably cooperate to obtain an Occupancy Certificate (it being understood that, subject to the provisions of Section

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11.4(B) hereof, the foregoing shall not impose upon Landlord any obligation to perform any work that is not a component of Landlord's Work). Tenant shall deliver to Landlord, reasonably promptly after Tenant Substantially Completes the Initial Alterations, copies of all approvals and sign-offs from all Governmental Authorities, or affidavits permitted by Requirements in lieu thereof, in respect of the Premises (subject to Landlord's completion of Landlord's Work to the extent required to obtain such approvals and sign-offs or such affidavits in lieu thereof) in each case required and sufficient to obtain an Occupancy Certificate. Promptly after Tenant delivers such approvals and sign-offs or such affidavits in lieu thereof to Landlord, Landlord shall, at Landlord's sole cost, submit such approvals and sign-offs or such affidavits in lieu thereof to the Department of Buildings, together with any applications required to be executed by Landlord under applicable Requirements in connection with obtaining an Occupancy Certificate. Subject to Tenant's performance of its obligations under this Section 11.4, Landlord shall be obligated to obtain the Occupancy Certificate (it being understood that Tenant's sole remedy for Landlord's failure to obtain the Occupancy Certificate shall be as provided in this Section 11.4(A)). Landlord shall pay all filing fees in connection with obtaining the Occupancy Certificate (it being understood that Tenant shall pay all filing fees in connection with Tenant's performance of the Initial Alterations) and all fines and penalties, if any, imposed by any Governmental Authority for the failure to have in effect an Occupancy Certificate. Subject to the terms of Section 11.4(B) hereof, Tenant shall promptly correct any deficiencies identified by the Department of Buildings in such submission in respect of the Premises (other than in respect of Landlord's Work and to the extent such deficiencies are Landlord's responsibility under Section 11.2 hereof), and Landlord shall promptly correct any deficiencies identified by the Department of Buildings in such submission in respect of Landlord's Work, to the extent such deficiencies are Landlord's responsibility under Section 11.2 hereof, and in respect of any other portions of the Building. If, at any time during the period commencing on the date that Tenant delivers such approvals and sign-offs or such affidavits in lieu thereof (or, if the Department of Buildings identifies any deficiencies in such submission in respect of the Premises, other than in respect of Landlord's Work and to the extent such deficiencies are Landlord's responsibility under Section 11.2 hereof, the date that Tenant corrects such deficiencies to the extent such deficiencies are Tenant's obligation to correct pursuant to the terms hereof) and ending on the date that an Occupancy Certificate is first obtained from and after the date hereof, a vacate order or a partial vacate order is issued by the Department of Buildings or other Governmental Authority having jurisdiction in respect of the Building that in either case prohibits Tenant from using and occupying the Premises (or any portion thereof) for general office use due solely to the absence of an Occupancy Certificate covering the Premises (or such portion thereof) (a "Vacate Order"), and Tenant (x) has moved into the Premises and commenced the conduct of its business in the Premises prior to the issuance of such Vacate Order and (y) does not actually use or occupy the Premises (or such portion thereof) from and after the issuance of such Vacate Order, then Tenant shall be entitled to apply (until exhausted) a credit against the Fixed Rent that is otherwise due hereunder in an amount equal to the product obtained by multiplying (I) the number of days in the period commencing on the date that such Vacate Order is issued by the Department of Buildings or other Governmental Authority having jurisdiction and ending on the earlier of (i) the date that such Vacate Order is rescinded by the Department of Buildings or other Governmental Authority having jurisdiction or the Department of Buildings or other Governmental Authority having jurisdiction otherwise confirms in writing that Tenant is permitted to use and occupy the Premises (or such portion thereof) for general office use and (ii)

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the date that Tenant actually uses or occupies the Premises (or such portion thereof), by (II) the quotient obtained by dividing (A) the Fixed Rent that is otherwise due hereunder for the Premises (without taking into account any abatement of Fixed Rent in effect as of such time; it being understood that if Fixed Rent is not otherwise due hereunder, then the Fixed Rent for purposes of this clause (A) shall be deemed to be the Fixed Rent that applies on the first (1st) succeeding day on which Fixed Rent comes due hereunder), by (B) the number of square feet of Rentable Area in the Premises, by (C) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (III) the number of square feet of Rentable Area in the Premises in respect of which Tenant is prohibited from using and occupying the Premises for general office use pursuant to such Vacate Order, by (IV) two (2); provided, however, that Tenant shall not (x) be entitled to such credit against the Fixed Rent that is otherwise due hereunder to the extent that the parties are unable to obtain an Occupancy Certificate permitting general office use as a result of any condition existing within the Premises which is the responsibility of Tenant hereunder or (y) be entitled to such credit against the Fixed Rent that is otherwise due hereunder unless and until (i) Tenant delivers to Landlord a copy of such Vacate Order or notice thereof, and (ii) Tenant ceases using or occupying the Premises (or the applicable portion thereof).

(B)           If, upon completion of the Initial Alterations, the parties are unable to obtain an Occupancy Certificate permitting general office use as a result of any condition existing within the Premises which is the responsibility of Tenant hereunder (it being agreed that any condition relating to Landlord's Work and any condition that is Landlord's responsibility under Section 11.2 hereof are the responsibility of Landlord), then, Tenant, at Tenant's cost, shall promptly take such action (or cause such action to be taken) which is required to rectify such condition so that such condition no longer prevents the parties from being able to obtain an Occupancy Certificate permitting general office use. If, upon completion of the Initial Alterations, Landlord is unable to obtain an Occupancy Certificate permitting general office use as a result of any condition in the Building other than a condition existing within the Premises which is the responsibility of Tenant hereunder (it being agreed that any condition relating to the Premises, other than Landlord's Work and any condition that is Landlord's responsibility under Section 11.2 hereof, is the responsibility of Tenant), then, Landlord, at Landlord's cost, shall promptly take such action (or cause such action to be taken) which is required to rectify such condition so that such condition no longer prevents the parties from being able to obtain an Occupancy Certificate permitting general office use.

(C)           Subject to the terms of this Section 11.4(C), Landlord covenants that from and after the date on which the Occupancy Certificate is first obtained, an Occupancy Certificate shall be in full force and effect throughout the Term permitting the Premises to be used for general office use. Nothing contained herein constitutes Landlord's covenant, representation or warranty that the Premises or any part thereof lawfully may be used or occupied for any particular purpose or in any particular manner; provided, however, that Landlord shall not have the right to amend the Occupancy Certificate in a manner that limits the uses that Tenant may perform in the Premises in accordance with Article 3 hereof. Landlord shall have no liability to Tenant under this Section 11.4(C) to the extent such Occupancy Certificate is not in full force and effect by reason of Tenant's default hereunder or by reason of Alterations.

(D)           Tenant shall use the Premises only in a manner that conforms with the Occupancy Certificate. Subject to the terms of this Section 11.4(D), Tenant shall not have the

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right to amend the Occupancy Certificate without Landlord's prior approval, which approval Landlord shall not unreasonably withhold, condition or delay. Tenant shall not have the right to amend the Occupancy Certificate if any such amendment affects any portion of the Building other than the Premises. Nothing contained in this Section 11.4 permits Tenant to (i) use the Premises for a purpose that is not otherwise permitted hereunder, or (ii) make Alterations that are not otherwise permitted under Article 7 hereof. Subject to the terms of this Section 11.4(D), Landlord shall cooperate reasonably with Tenant's efforts to amend the Occupancy Certificate.

11.5.	Local Law 97.

(A)           The parties acknowledge that Local Law 97 of 2019 ("Local Law 97") imposes certain carbon emissions limits on the Building (such carbon emissions limits that are imposed from time to time upon the Building by Local Law 97 are referred to herein as the "Carbon Emissions Limits"; the sources of carbon emissions in the Building (including, without limitation, any such sources that derive from the systems that are installed in the Building or from the services that are performed in the Building) are collectively referred to herein as the "Carbon Emissions Sources"; the Carbon Emissions Sources that satisfy the Carbon Emissions Limits are collectively referred to herein as the "Permitted Carbon Emissions Sources").

(B)           Landlord, from time to time during the Term, shall (i) allocate the Permitted Carbon Emissions Sources in a fair and equitable manner among the tenants in the Building based on the Rentable Area of the Building (with the understanding that the Permitted Carbon Emissions Sources shall also be allocated in a fair and equitable manner to Landlord (and not Tenant) in respect of the Building Systems and the common areas of the Building) (the allocation of the Permitted Carbon Emissions Sources to Tenant, as finally determined from time to time in accordance with this Section 11.5, is referred to herein as "Tenant's Permitted Carbon Emissions Allocation"), (ii) implement a reasonable protocol to measure on a periodic basis the extent (if any) to which the Carbon Emissions Sources that are reasonably allocable to Tenant's use and occupancy of the Premises during the period in question exceeds Tenant's Permitted Carbon Emissions Allocation for such period (such protocol, as finally determined in accordance with this Section 11.5, is referred to herein as the "Measurement Protocol"; the Carbon Emissions Sources that are reasonably allocable to Tenant's use and occupancy of the Premises as determined in accordance with the Measurement Protocol is referred to herein as "Tenant's Actual Carbon Emissions Sources"), and (iii) give Tenant notice of Tenant's Permitted Carbon Emission Allocation for a given period as determined by Landlord and the Measurement Protocol that Landlord so proposes to implement (such notice being referred to herein as the "Allocation and Protocol Notice"). Landlord shall have the right, from time to time, to revise Tenant's Permitted Carbon Emission Allocation or the Measurement Protocol, in each case pursuant to the foregoing provisions of this Section 11.5(B), by giving notice thereof to Tenant (which notice shall be treated in the same manner as an Allocation and Protocol Notice for purposes of this Section 11.5).

(C)           Landlord shall endeavor to provide Tenant with notice if Landlord determines that Tenant's Actual Carbon Emissions Sources are in excess of Tenant's Permitted Carbon Emission Allocation, which notice shall include backup documentation with respect to the Measurement Protocol and the details setting forth the manner in which Tenant's Actual Carbon Emissions Sources were calculated (including monitoring and measurement records

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showing in reasonable detail the usage of utilities by tenants in the Building, by the Building Systems and in the common areas of the Building) (any such determination is referred to herein as a "Landlord's Carbon Emissions Determination").

(D)           Tenant shall have the right to object to (i) Tenant's Permitted Carbon Emissions Allocation (and/or any revision thereof) determined by Landlord from time to time, (ii) the Measurement Protocol (and/or any revision thereof) implemented by Landlord from time to time, and/or (iii) any Landlord's Carbon Emissions Determination, in each case only by giving Landlord notice thereof within one hundred eighty (180) days after the date on which Landlord gives Tenant the applicable Allocation and Protocol Notice or applicable Landlord's Carbon Emissions Determination, as the case may be. Either party shall have the right to submit to an Expedited Arbitration Proceeding (with appropriate experts as arbitrators) a dispute between the parties regarding Tenant's Permitted Carbon Emissions Allocation, Tenant's Carbon Emission Sources, the Measurement Protocol and/or any Landlord's Carbon Emissions Determination.

(E)           The parties acknowledge that, subject to clause (iv) in Section 11.5(F) hereof, the parties' respective obligations under this Section 11.5 to comply with the Carbon Emissions Limits shall not apply unless and until Local Law 97 becomes operative in respect of the Building.

(F)           Subject to the terms of this Section 11.5, the costs that Landlord reasonably incurs in complying with Local Law 97 shall be includible in Operating Expenses (such costs being collectively referred to herein as "Local Law 97 Costs") commencing in the Operating Expense Year that is the 2029 calendar year, with the understanding that (i) Landlord's right to include in Operating Expenses any Local Law 97 Costs that are required to be capitalized in accordance with generally accepted accounting principles shall be limited to the extent that is set forth in Section 2.2(F) hereof, (ii) Landlord shall have the right to include in Operating Expenses, Local Law 97 Costs that constitute fines or penalties that are imposed in respect of the Building pursuant to Local Law 97, (iii) Landlord shall have the right to include in Operating Expenses, Local Law 97 Costs that constitute costs that Landlord may incur to purchase renewable energy credits or greenhouse gas offsets to avoid or reduce the fines or penalties that would otherwise be imposed by reason of Local Law 97 and (iv) subject to clause (i) above, Landlord shall have the right to include in Operating Expenses, Local Law 97 Costs that constitute capital expenditures that Landlord may incur prior to the date on which Local Law 97 becomes operative in respect of the Building to avoid or reduce the fines or penalties that would otherwise be imposed by reason of Local Law 97. Landlord shall increase Operating Expenses for the Base Operating Expense Year by the costs that Landlord incurs for each of the items described in clauses (i), (ii), (iii) and (iv) above and that Landlord includes in Operating Expenses in any Operating Expense Year after the Base Operating Expense Year in accordance with the terms of Section 2.2(A)(5) hereof. Landlord, however, shall not have the right to include in Operating Expenses any Local Law 97 Costs that are attributable to Tenant's Actual Carbon Emissions Sources being in excess of Tenant's Permitted Carbon Emission Allocation, with the understanding that Tenant, commencing on January 1, 2024, shall pay to Landlord (A) an amount equal to any fines or penalties payable by Landlord to a Governmental Authority and (B) any other reasonable Local Law 97 Costs reasonably incurred by Landlord, in each case to the extent attributable to Tenant's Actual Carbon Emissions Sources being in excess of Tenant's Permitted Carbon Emission Allocation (subject to Tenant's right to dispute same in accordance

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with Section 11.5(D) hereof) within thirty (30) days after the date that Landlord gives Tenant an invoice therefor, together with reasonable supporting documentation for the charges set forth therein. Landlord shall also not have the right to include in Operating Expenses (x) any Local Law 97 Costs that are attributable to another tenant's not satisfying such tenant's allocation of the Carbon Emissions Limits as described in this Section 11.5 (as determined in accordance with the Measurement Protocol) and (y) any fines or penalties that are attributable to the Building Systems and common areas of the Building not satisfying the allocation of the Permitted Carbon Emissions Sources to such Building Systems and common areas as described in this Section 11.5 (as determined in accordance with the Measurement Protocol); provided, however, that for purposes of Section 2.2(F) hereof, such fines and penalties shall be included in Operating Expenses solely to the extent of the savings or reduction in Operating Expenses deriving from an improvement to the Real Property or a replacement of equipment at the Real Property.

(G)           Landlord shall (i) offer Tenant the right to participate, at Tenant's sole cost and expense, in any measure which Landlord pursues to reduce the fines or penalties that would otherwise be payable by Landlord in respect of the Building by reason of Local Law 97 and (ii) purchase, upon Tenant's request after reasonable advance notice, and at Tenant's sole cost and for Tenant's sole benefit, renewable energy credits to avoid or reduce the fines or penalties that would otherwise be payable by Tenant hereunder by reason of Local Law 97, provided that purchasing such renewable energy credits for Tenant's sole benefit does not reduce the renewable energy credits available to Landlord for the benefit of the Building, in each case of clause (i) and (ii) to the extent (x) landlords of first-class office buildings in the vicinity of the Building customarily offer office tenants in comparably sized premises the right to participate in such measure or purchase such renewable energy credits and (y) such measure may be participated in by Tenant, or such renewable energy credits purchased on behalf of Tenant, in accordance with applicable Requirements.

Article 12
QUIET ENJOYMENT

12.1.	Quiet Enjoyment.

Landlord covenants that Tenant may peaceably and quietly enjoy the Premises for the Term, subject, nevertheless, to the terms and conditions of this Lease.

Article 13
SUBORDINATION

13.1.	Subordination.

(A)           This Lease shall be subject and subordinate to the priority of each Superior Lease that hereafter exists in respect of which the Lessor is not an Affiliate of Landlord if the applicable Lessor executes and delivers to Tenant a Nondisturbance Agreement. This Lease shall be subject and subordinate to the lien of any future Mortgage in respect of which the Mortgagee is not an Affiliate of Landlord if the applicable Mortgagee executes and delivers to Tenant a Nondisturbance Agreement. This Lease shall be subject and subordinate to a Condominium Declaration if the Condominium Board executes and delivers to Tenant a Nondisturbance

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Agreement (with the understanding that Landlord shall not permit any such Condominium Declaration to impair Tenant's rights under this Lease, expand Tenant's obligations under this Lease (including, without limitation, Tenant's monetary obligations), or reduce Landlord's obligations under this Lease except, in the case of non-monetary rights and obligations, to a de minimis extent). Tenant, at Tenant's expense, shall execute and deliver promptly a Nondisturbance Agreement that a Lessor, a Mortgagee, or the Condominium Board proposes to use and that conforms to the terms of this Article 13, except that any fees or costs imposed by any Mortgagees, Lessors or any Condominium Board or their attorneys in connection with delivering any such Nondisturbance Agreement shall be paid by Landlord.

(B)           The term "Condominium Board" shall mean the board that governs the business and affairs of the condominium that is created by the Condominium Declaration.

(C)           The term "Condominium Declaration" shall mean a condominium declaration that submits the ownership of the fee interest in the Premises to a condominium form of ownership in accordance with Article 9-B of the New York Real Property Law (as such declaration may be amended from time to time).

(D)           The term "Lessor" shall mean a lessor under a Superior Lease.

(E)           The term "Mortgage" shall mean any trust indenture or mortgage which now or hereafter encumbers Landlord's estate in the Premises.

(F)           The term "Mortgagee" shall mean any trustee, mortgagee or holder of a Mortgage.

(G)           The term "Nondisturbance Agreement" shall mean, subject to Section 13.2 hereof, an agreement, in recordable form, between a Lessor, a Mortgagee or the Condominium Board, as the case may be, and Tenant, to the effect that (i) if there is a foreclosure of the Mortgage, then the successor to Landlord by virtue of the foreclosure will not evict Tenant, disturb Tenant's possession under this Lease, or terminate or disturb Tenant's leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such successor to Landlord on the same terms and conditions as are contained in this Lease, in each case provided that Tenant is not then in default under this Lease beyond applicable notice and cure periods, (ii) if the Superior Lease terminates, then the Lessor will not evict Tenant, disturb Tenant's possession under this Lease, or terminate or disturb Tenant's leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such Lessor on the same terms and conditions as are contained in this Lease, in each case provided that Tenant is not then in default under this Lease beyond applicable notice and cure periods, or (iii) if there is a sale of the Premises by virtue of the Condominium Board exercising a power of sale that is granted under the Condominium Declaration, then the successor to Landlord by virtue of such sale will not evict Tenant, disturb Tenant's possession under this Lease, or terminate or disturb Tenant's leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such successor on the same terms and conditions as are contained in this Lease, in each case provided that Tenant is not then in default under this Lease beyond applicable notice and cure periods.

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(H)           The term "Superior Lease" shall mean any lease pursuant to which Landlord now or hereafter obtains or retains its interest in the Premises (to the extent that Landlord's interest in the Premises is a leasehold estate).

13.2.	Terms of Nondisturbance Agreements.

Subject to the terms of this Section 13.2, any Nondisturbance Agreement may provide that the Person that succeeds to Landlord through possession, by reason of the foreclosure of a Mortgage or delivery of a deed in lieu of foreclosure, the termination of a Superior Lease or the exercise of the power of sale as set forth in the Condominium Declaration, as the case may be (any such Person being referred to herein as the "Successor") shall not be:

(A)           liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), except to the extent that (i) such act or omission continues after the date that the Successor succeeds to Landlord's interest in the Real Property, and (ii) such act or omission of such prior landlord is of a nature that the Successor can cure by (x) making a payment, or (y) performing a service or making a repair (it being understood that nothing contained in this Section 13.2(A) diminishes the terms of Section 13.2(D) hereof),

(B)           subject to any defenses or offsets that Tenant has against any prior landlord (including, without limitation, the then defaulting landlord), except for any offsets that are expressly permitted under this Lease,

(C)           bound by any payment of Rental that Tenant has made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date that such payment is due (other than the Rental that Tenant pays in advance pursuant to Article 2 hereof) (except to the extent that the Successor actually receives payment thereof),

(D)           bound by any obligation to make any payment to or on behalf of Tenant to the extent that such obligation accrues prior to the date that the Successor succeeds to Landlord's interest in the Real Property,

(E)           bound by any obligation to perform any work or to make improvements to the Premises, except for:

(1)            repairs and maintenance that Landlord is required to perform pursuant to the provisions of this Lease and that first become necessary, or the need for which continues, after the date that the Successor succeeds to Landlord's interest in the Real Property,

(2)            repairs to the Premises that become necessary by reason of a fire or other casualty that occurs from and after the date that the Successor succeeds to Landlord's interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof, and

(3)            repairs to the Premises that become necessary by reason of a fire or other casualty that occurs prior to the date that the Successor succeeds to Landlord's interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof, to the extent that the net proceeds of Landlord's Property Policy that are actually made available to the

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Successor are sufficient to cover the cost of such repairs (with the understanding, however, that if (i) a fire or other casualty occurs prior to the date that the Successor succeeds to Landlord's interest in the Real Property, (ii) Landlord is required to repair the resulting damage to the Building pursuant to Article 15 hereof, and (iii) such net proceeds are not sufficient to cover the cost of such repairs, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within thirty (30) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(4)            repairs to the Premises as a result of a partial condemnation that occurs from and after the date that the Successor succeeds to Landlord's interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, and

(5)            repairs to the Premises as a result of a partial condemnation that occurs prior to the date that the Successor succeeds to Landlord's interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, to the extent that the net proceeds of any condemnation award that is made available to the Successor is sufficient to cover the cost of such repairs (with the understanding, however, that if (i) a partial condemnation occurs prior to the date that the Successor succeeds to Landlord's interest in the Real Property, (ii) Landlord is required to make repairs to the Building pursuant to Article 16 hereof by reason of such partial condemnation, and (iii) such net proceeds are not sufficient to cover the cost of such repairs, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within thirty (30) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(F)           bound by any amendment or modification of this Lease made without the consent of the Mortgagee or the Lessor, as the case may be, except for an amendment executed and delivered by Landlord and Tenant terminating this Lease prior to the Fixed Expiration Date or the last day of the Renewal Term, as the case may be, or

(G)           bound to return the Letter of Credit until the Letter of Credit has come into the Successor's actual possession and Tenant is entitled to the Letter of Credit pursuant to the terms of this Lease

(the aforesaid items in clause (A) through clause (G) above for which a Successor is not liable being referred to herein as the "Successor Limitation Items").

Any Nondisturbance Agreement shall also contain other terms and conditions that are customary for comparable leases in first-class office buildings in Manhattan. A Successor that is an Affiliate of the Person that constitutes Landlord shall not have the right to include in a Nondisturbance Agreement the Successor Limitation Items, or such other terms and conditions.

13.3.	Attornment.

(A)           If, at any time prior to the Expiration Date, a Successor succeeds to Landlord's interest in the Real Property, then Tenant, at the Successor's election, shall attorn, from time to time, to the Successor, in either case upon the then executory terms of this Lease, for the remainder of the Term. If the Successor is not an Affiliate of the Person that constituted Landlord immediately prior to such Successor's obtaining an interest in the Premises, then the

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Successor shall not have liability for the Successor Limitation Items from and after the date that Tenant so attorns to the Successor.

(B)           The provisions of this Section 13.3 shall apply notwithstanding that, as a matter of law, this Lease terminates upon the termination of any Superior Lease or the foreclosure of a Mortgage. No further instrument shall be required to give effect to Tenant's attorning to a Successor as contemplated by this Section 13.3. Tenant, however, upon demand of any Successor, shall execute, from time to time, instruments, in a recordable form and in a form reasonably satisfactory to the Successor, confirming the foregoing provisions of this Section 13.3. A Mortgagee, a Lessor, or the Condominium Board shall have the right to include such provisions in a Nondisturbance Agreement. Nothing contained in this Section 13.3 limits the terms of Section 13.1 hereof or the obligations of the Successor under any Nondisturbance Agreement.

13.4.	Amendments to this Lease.

Tenant shall execute and deliver, from time to time, at no cost to Tenant, amendments to this Lease, promptly after Landlord's request, to the extent that (x) such amendments are reasonably required by a Mortgagee or a Lessor that in either case is not an Affiliate of Landlord (or are reasonably required by a proposed Mortgagee or proposed Lessor that in either case is not an Affiliate of Landlord and that consummates the applicable Mortgage or the applicable Superior Lease contemporaneously with Tenant's execution and delivery of such amendment hereof), and (y) Landlord gives to Tenant reasonable evidence to the effect that such Mortgagee or Lessor requires such amendments; provided, however, that Tenant shall not be required to agree to any such amendments to this Lease that (i) increase Tenant's monetary obligations under this Lease, (ii) adversely affect or diminish Tenant's rights under this Lease (except in either case to a de minimis extent), (iii) increase Tenant's other obligations under this Lease (except to a de minimis extent) or (iv) reduce Landlord's obligations under this Lease (except to a de minimis extent).

13.5.	Tenant's Estoppel Certificate.

Tenant, within fifteen (15) Business Days after Landlord's request from time to time shall deliver to Landlord a written statement executed by Tenant, in form reasonably satisfactory to Landlord, (1) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, the Escalation Rent and other items of Rental have been paid, (3) stating whether, to the actual knowledge of Tenant (without having made any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) stating any other matters reasonably requested by Landlord and related to this Lease. Tenant acknowledges that any such statement that Tenant delivers to Landlord pursuant to this Section 13.5 may be relied upon by (x) any purchaser or owner of the Real Property or any interest therein (including, without limitation, any Lessor), or (y) any Mortgagee.

13.6.	Landlord's Estoppel Certificate.

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Landlord, within fifteen (15) Business Days after Tenant's request from time to time shall deliver to Tenant a written statement executed by Landlord, in form reasonably satisfactory to Tenant, (i) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent, the Escalation Rent and any other items of Rental have been paid, (iii) stating whether, to the actual knowledge of Landlord (without having made any investigation), Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults and (iv) stating any other matter reasonably requested by Tenant and related to this Lease. Landlord acknowledges that any statement delivered by Landlord to Tenant pursuant to this Section 13.6 may be relied upon by (w) any Person that extends credit to Tenant, (x) any assignee of Tenant's interest hereunder, (y) any subtenant of all or any part of the Premises, or (z) any Person that acquires Control of Tenant (provided that such assignment, sublease or transfer of Control is accomplished in a manner that complies with the provisions of Article 17 hereof).

13.7.	Rights to Cure Landlord's Default.

If (x) a Superior Lease or Mortgage exists, (y) the Lessor or Mortgagee is not an Affiliate of Landlord, and (z) Landlord gives Tenant notice thereof, then Tenant shall not seek to terminate this Lease by reason of Landlord's default hereunder until Tenant has given written notice of such default to such Lessor or such Mortgagee in either case at the address that has been furnished to Tenant. If any such Lessor or Mortgagee notifies Tenant, within ten (10) Business Days after the date that such Lessor or Mortgagee receives such notice from Tenant, that such Lessor or Mortgagee intends to remedy such act or omission of Landlord, then Tenant shall not have the right to so terminate this Lease unless such Lessor or Mortgagee fails to remedy such act or omission of Landlord within a reasonable period of time after the date that such Lessor or Mortgagee gives such notice to Tenant (it being understood that such Lessor or Mortgagee shall not have any liability to Tenant for the failure of such Lessor or Mortgagee to so remedy such act or omission of Landlord during such period).

13.8.	Zoning Lot Merger Agreement.

Tenant hereby waives irrevocably any rights that Tenant may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property (or any portion thereof), including, without limitation, any rights that Tenant may have to be a party to, to contest, or to execute any Declaration of Restrictions (as such term is used in Section 12-10 of the Zoning Resolution of The City of New York effective December 15, 1961, as amended) with respect to the Real Property (or any portion thereof), which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose. Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property (or any portion thereof) (it being understood, however, that Landlord shall not permit such Declaration of Restrictions or any such other document to impair Tenant's rights hereunder, or expand Tenant's non-monetary obligations hereunder, except, in either case, to a de minimis extent, or increase Tenant's monetary obligations hereunder). In confirmation of such subordination and waiver, Tenant,

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from time to time, shall execute and deliver promptly any certificate or instrument that Landlord reasonably requests.

13.9.	Existing Mortgages, Superior Leases and Condominium Declarations. Landlord hereby represents and warrants to Tenant that the only Mortgages, Superior Leases and Condominium Declarations that exist as of the date hereof are as described in Exhibit "13.9" attached hereto and made a part hereof.

Article 14
INSURANCE

14.1.	Tenant's Insurance.

(A)           Tenant, at Tenant's expense, shall obtain and keep in full force and effect (i) an insurance policy for Tenant's Property, the interior installation existing in the Premises on the Pre-Delivery Work Substantial Completion Date and the Alterations, in either case to the extent insurable under "all-risk" property insurance policies, covering the perils listed in the current edition of the Insurance Services Office, Inc. ("ISO"), special causes of loss form CP 10 30 (or its equivalent) including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commercially reasonable terms), in an amount equal to one hundred percent (100%) of the replacement value thereof (subject, however, at Tenant's option, to a reasonable deductible) and including business income insurance providing coverage for a minimum of twelve (12) months of net operating income plus continuing expenses after the date of the casualty, and equipment breakdown insurance for all equipment, machinery and apparatus exclusively serving the Premises in an amount not less than the full replacement or functional cost thereof (the insurance policy described in this clause (i) being referred to herein as "Tenant's Property Policy"), (ii) a policy of worker's compensation insurance, to the extent required by law (such policy being referred to herein as "Tenant's Worker's Compensation Policy"), (iii) a commercial automobile liability policy covering any vehicle that Tenant brings upon the Real Property (whether Tenant owns or hires such vehicle) with a combined single limit of not less than One Million Dollars ($1,000,000) (such policy being referred to herein as "Tenant's Auto Policy"), and (iv) a policy of commercial general liability insurance on an occurrence basis, providing coverage that is at least as broad as the current edition of ISO Form CG 00 01 or its equivalent (the insurance policy described in this clause (iv) being collectively referred to herein as "Tenant's Liability Policy"). Tenant's Property Policy and Tenant's Liability Policy shall name Tenant as a named insured. Tenant's Liability Policy (including, without limitation, any policy that Tenant obtains as described in Section 14.1(D) hereof) and Tenant's Auto Policy shall be endorsed to name the Landlord Indemnitees as additional insureds thereunder.

(B)           Tenant's Property Policy shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained, subject to customary exclusions. Tenant's Liability Policy shall provide that at least thirty (30) days of advance written notice of cancellation is given to Landlord, except that such

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period of thirty (30) days may be reduced to no less than ten (10) days for non-payment of premium. If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under Tenant's Property Policy or Tenant's Liability Policy, then Tenant shall immediately deliver to Landlord a copy of such notice. Tenant's Liability Policy shall have no exclusions limiting liability assumed under an insured's contract (including, without limitation, tort liability of another assumed by the insured in a business contract). The minimum limits of liability under Tenant's Liability Policy shall be Ten Million Dollars ($10,000,000) per occurrence for bodily injury (or death), personal injury and/or damage to property, which minimum amount Landlord may increase from time to time to the amount of insurance that in Landlord's reasonable judgment is then being customarily required by prudent landlords of first-class office buildings in the vicinity of the Building from tenants leasing space similar in size, nature and location to the Premises, but not more frequently than once every three (3) years and not prior to the third (3rd) anniversary of the Pre-Delivery Work Substantial Completion Date (unless otherwise required by the existing Mortgage).

(C)           Tenant shall cause Tenant's Liability Policy, Tenant's Worker's Compensation Policy, Tenant's Auto Policy and Tenant's Property Policy to be issued by reputable insurers that are (x) eligible to do business in the State of New York, and (y) rated in Best's Insurance Guide, or any successor thereto, as having a general policyholder rating of A and a financial rating of at least VIII (it being understood that if such ratings are no longer issued, then such insurer's financial integrity shall conform to the standards that constitute such ratings from Best's Insurance Guide as of the date hereof).

(D)           Tenant has the right to satisfy Tenant's obligation to carry Tenant's Liability Policy with any combination of primary and umbrella insurance policies provided that all of the requirements of this Article 14 are satisfied. Tenant has the right to satisfy Tenant's obligation to carry Tenant's Property Policy with a blanket insurance policy.

(E)           Tenant's liability hereunder is not limited to the amount of Tenant's insurance recovery, to the amount of insurance that Tenant maintains in force, to the amount of insurance that Tenant is required to maintain in accordance with the terms of this Section 14.1, or to the amount of any insurance that Tenant is required to carry, or that Tenant is permitted to carry, under applicable Requirements. Landlord's review of, or approval of, any insurance that Tenant carries shall not limit Tenant's obligation to carry the insurance that this Section 14.1 requires Tenant to carry.

14.2.	Landlord's Insurance.

(A)           Subject to the terms of this Section 14.2, Landlord shall obtain and keep in full force and effect covering the Building, to the extent insurable on commercially reasonable terms under then available standard forms of "special causes of loss property" insurance policies, covering the perils listed in the current edition of the ISO special causes of loss form CP 10 30, including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commercially reasonable terms), in an amount equal to one hundred percent (100%) of the replacement value thereof or, at Landlord's option, in such lesser amount as will avoid co-insurance (such insurance being referred to herein as "Landlord's Property Policy"). Tenant acknowledges that (i) Landlord's Property Policy may encompass rent

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insurance and (ii) Landlord shall also obtain a commercial general liability insurance policy and may obtain other types of insurance policies as reasonably deemed necessary by Landlord or a Mortgagee; provided that Landlord shall maintain at least such insurance coverage and in such amounts as are customarily maintained by owners of comparable office buildings in the vicinity of the Building.

(B)           Landlord shall have the right to provide that the coverage of Landlord's Property Policy is subject to a reasonable deductible. Tenant shall cooperate with Landlord and Landlord's insurance companies in the adjustment of any claims for any damage to the Building. Landlord shall not be required to carry insurance on Tenant's Property, the Alterations or the interior installation existing in the Premises on the Pre-Delivery Work Substantial Completion Date. Landlord shall not be required to carry insurance against any loss suffered by Tenant due to the interruption of Tenant's business.

14.3.	Mutual Waiver of Subrogation.

Landlord and Tenant shall each obtain an appropriate clause in, or endorsement on, Landlord's Property Policy or Tenant's Property Policy (as the case may be) pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Landlord and Tenant also agree that, (I) having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, they shall not make any claim against or seek to recover from the Landlord Indemnitees or the Tenant Indemnitees (as the case may be) for any loss or damage (including the cost of any deductibles or self-insured retentions) to its property or the property of others resulting from fire or other hazards covered by Landlord's Property Policy or Tenant's Property Policy (as the case may be) (with the understanding, therefore, that the party that sustains such loss or damage shall not have a claim against the other party to reimburse the party that sustains such loss or damage for the amount of such party's deductible or self-insured retention); provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery, and (II) in the event that either party fails to carry or maintain the insurance required by this Article 14, then Landlord or Tenant, as the case may be, shall not make any claim against or seek to recover from the Landlord Indemnitees or the Tenant Indemnitees (as the case may be) for any loss or damage to its property or the property of others resulting from fire or other hazards that would have been covered had Landlord or Tenant, as the case may be, carried insurance as required under this Article 14. Each party is required to obtain such an endorsement as long as such endorsements are commercially available.

14.4.	Evidence of Insurance.

On or prior to the Pre-Delivery Work Substantial Completion Date, each party shall deliver to the other party appropriate certificates of insurance required to be carried by the parties pursuant to this Article 14, including copies of endorsements or clauses in the applicable insurance policies that evidence waivers of subrogation and naming of additional insureds in either case as required by Section 14.3 hereof (it being understood that Acord 25 shall suffice for Tenant's Liability Policy, Tenant's Auto Policy and Tenant's Worker's Compensation Policy and Acord 27 or 28 shall suffice for Tenant's Property Policy and Landlord's Property Policy). Each

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party shall deliver to the other party evidence of each renewal or replacement of a policy prior to the expiration of such policy.

14.5.	No Concurrent Insurance.

Tenant shall not obtain any property insurance (under Tenant's Property Policy or otherwise) that covers the property that is covered by Landlord's Property Policy.

14.6.	Tenant's Obligation to Comply with Landlord's Fire and Casualty Insurance.

If (i) Tenant (or any other Person claiming by, through or under Tenant) uses the Premises for any purpose other than general office use, and (ii) the use of the Premises by Tenant (or such other Person) causes the premium for Landlord's Property Policy to exceed the premium that would have otherwise applied therefor if Tenant (or such Person) used the Premises for general office use, then Tenant shall pay to Landlord, as additional rent, an amount equal to such excess, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor, together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 14.6 expands Tenant's rights under Article 3 hereof.

Article 15
CASUALTY

15.1.	Notice.

Tenant shall notify Landlord promptly of any fire or other casualty that occurs in the Premises.

15.2.	Landlord's Restoration Obligations.

Subject to the terms of this Section 15.2, Landlord, with reasonable diligence, shall repair the damage to (i) the Premises, (ii) the Building Systems that service the Premises (including, without limitation, the chilled water air handling units exclusively serving the Premises), (iii) the common elements of the Building that Tenant uses in accordance with the terms hereof and (iv) the structural elements of the Building that are required for Tenant's use and occupancy of the Premises (such as, for example, the foundations, rooftop, core areas and curtain wall), in each case to the extent caused by fire or other casualty. The restoration work to be performed by Landlord shall include, without limitation, any portion of Landlord's Work that Landlord did not Substantially Complete on the date that the fire or other casualty occurred (and such portions of Landlord's Work that Landlord Substantially Completed prior to the date on which such fire or other casualty occurred to the extent required to be repaired by Landlord pursuant to the immediately preceding sentence). Landlord shall commence the performance of such repairs as promptly as reasonably practicable after the occurrence of such fire or other casualty. Landlord shall use commercially reasonable efforts to perform such repairs diligently, in a good and workmanlike manner, and in a manner that minimizes to the extent reasonably practicable interference with Tenant's use and occupancy of any portion of the Premises that remains tenantable. Landlord shall not be required to restore Tenant's Property or the Alterations. Landlord shall not be required to commence such restoration until Tenant gives Landlord the notice described in Section 15.1 hereof (unless Landlord otherwise has received actual notice of

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the fire or other casualty). Landlord shall have the right to adapt the restoration of the Premises as contemplated by this Section 15.2 to comply with applicable Requirements that are then in effect but shall otherwise restore the Premises to the condition existing prior to the fire or other casualty in all material respects. Landlord shall not be obligated to restore the Premises as provided in this Section 15.2 to the extent that this Lease terminates by reason of such fire or other casualty as provided in this Article 15.

15.3.	Tenant's Restoration Obligations.

Subject to the terms of this Section 15.3, Tenant shall repair the damage to the Premises (including, without limitation, Tenant's Property and the Alterations) to the extent caused by fire or other casualty, with reasonable diligence. Nothing contained in this Section 15.3 diminishes Landlord's obligation to perform the restoration that Section 15.2 otherwise obligates Landlord to perform. Tenant shall have the right to adapt such restoration of the Premises (x) to comply with applicable Requirements that are then in effect, or (y) to otherwise meet Tenant's business objectives, with the understanding that Tenant shall not have the right to use this clause (y) to avoid performing the restoration that is reasonably necessary to make the Premises suitable for general office occupancy. Tenant shall not be obligated to restore the Premises to the extent that this Lease terminates by reason of such fire or other casualty as provided in this Article 15.

15.4.	Rent Abatement.

(A)           Subject to Section 15.4(B) hereof, the Fixed Rent and the Escalation Rent that is otherwise due and payable hereunder shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises that is not usable or accessible by Tenant by reason of such fire or other casualty bears to the total Rentable Area of the Premises immediately prior to such fire or other casualty, for the period commencing on the date of such fire or other casualty and ending on the date that Landlord Substantially Completes the restoration described in Section 15.2 hereof or the applicable portion of the Premises becomes accessible, as the case may be.

(B)           If a fire or other casualty occurs in the Premises after the Pre-Delivery Work Substantial Completion Date and prior to the Rent Commencement Date, then the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant is entitled as contemplated by Section 15.4(A) hereof (from and after the Rent Commencement Date) shall be an amount equal to the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant would have been entitled under Section 15.4(A) hereof if the Rent Commencement Date had occurred immediately prior to such fire or other casualty.

15.5.	Landlord's Termination Right.

If the Building is so damaged by fire or other casualty that, in Landlord's opinion, substantial alteration, demolition, or reconstruction of the Building is required (regardless of whether the Premises have been damaged or rendered untenantable), then Landlord may terminate this Lease by giving Tenant notice thereof on or prior to the sixtieth (60th) day after such fire or other casualty; provided, however, that Landlord may not so terminate this Lease unless Landlord elects to terminate leases (including this Lease) affecting at least seventy-five

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percent (75%) of the leasable area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord's Affiliates). Landlord also shall have the right to terminate this Lease if the required percentage of owners of the condominium established by the Condominium Declaration (excluding Landlord for this purpose) do not make the election contemplated by Section 339-cc of the New York Real Property Law to restore the Building after a fire or other casualty (to the extent that such election is required to be made by such unit owners), provided that Landlord does not own all of the units in the condominium established by the Condominium Declaration. If Landlord elects to terminate this Lease as aforesaid, then (I) the Term shall expire on a date set by Landlord that (A) is not sooner than (i) the tenth (10th) day after the date that Landlord gives such notice (if all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (ii) the ninetieth (90th) day after the date that Landlord gives such notice (if less than all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (B) is not later than the first (1st) anniversary of the date on which such fire or other casualty occurs, and (II) Tenant, on such date set by Landlord, shall vacate the Premises and surrender the Premises to Landlord in accordance with the terms of this Lease that govern Tenant's obligations upon the expiration or earlier termination of the Term. Upon the termination of this Lease under this Section 15.5, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the date that the abatement of Rental as described in Section 15.4 hereof becomes effective shall be refunded promptly by Landlord to Tenant (and Landlord's obligation to make such refund shall survive the Expiration Date).

15.6.	Tenant's Termination Right.

(A)           Landlord, within forty-five (45) days after the earlier to occur of (x) the date that Tenant gives Landlord notice of the occurrence of a fire or other casualty as contemplated by Section 15.1 hereof, and (y) the date that Landlord otherwise has actual notice of such fire or other casualty, shall give to Tenant a statement prepared by a reputable and independent contractor setting forth such contractor's reasonable estimate as to the time required for Landlord to Substantially Complete the restoration described in Section 15.2 hereof (such statement that Landlord gives to Tenant being referred to herein as the "Casualty Statement"); provided, however, that Landlord shall not be required to give Tenant a Casualty Statement if Landlord has theretofore exercised Landlord's right to terminate this Lease under Section 15.5 hereof. Tenant shall be deemed to have accepted conclusively the reasonableness of the Casualty Statement unless Tenant objects thereto by giving notice thereof to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives the Casualty Statement to Tenant. Either party shall have the right to submit to an Expedited Arbitration Proceeding a dispute between the parties regarding the reasonableness of the Casualty Statement after Tenant objects thereto as aforesaid. If the estimated time period (as finally determined) exceeds twelve (12) months from the date of the applicable fire or other casualty, then Tenant may elect to terminate this Lease by giving notice thereof to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Casualty Statement to Tenant, or the date that the estimated time period is finally determined, as the case may be. If Tenant makes such election to so terminate this Lease, then the Term shall expire on the thirtieth (30th) day after Tenant gives such notice to Landlord.

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(B)           This Lease shall terminate if (i) a fire or other casualty occurs, and, by reason thereof, Landlord has an obligation to perform a restoration as contemplated by Section 15.2 hereof, (ii) Tenant does not exercise Tenant's right to terminate this Lease under Section 15.6(A) hereof in connection with such fire or other casualty (or Tenant does not have the right to terminate this Lease under Section 15.6(A) hereof in connection with such fire or other casualty), (iii) Landlord fails to Substantially Complete the performance of the restoration work that Landlord is required to perform on or prior to the later to occur of (1) twelve (12) months after the date of such fire or other casualty and (2) the date that is the last day of the estimated time period set forth in the Casualty Statement (the date that is the later to occur of (1) twelve (12) months after the date of such fire or other casualty and (2) the date that is the last day of the estimated time period set forth in the Casualty Statement being referred to herein as the "Second Bite Date"), (iv) Tenant gives Landlord notice no earlier than the Second Bite Date to the effect that this Lease will terminate under this Section 15.6(B) if Landlord fails to Substantially Complete the restoration within thirty (30) days after the Second Bite Date, and (v) Landlord fails to Substantially Complete the restoration within thirty (30) days after the Second Bite Date.

(C)           If the Term terminates as provided in this Section 15.6, then (I) Tenant shall vacate the Premises and surrender the Premises to Landlord on the date of such termination "as is" and otherwise in accordance with the terms of this Lease that govern Tenant's obligations upon the expiration or earlier termination of the Term, (II) any Rental due hereunder shall be apportioned as of the date of such termination, and (III) any portion of the Rental that is then prepaid by Tenant and relates to the period after the date that the abatement of Rental as described in Section 15.4 hereof becomes effective shall be promptly refunded by Landlord to Tenant (with the understanding that Landlord's obligation to make any such refund shall survive such termination of this Lease).

15.7.	Termination Rights at End of Term.

If the Premises are substantially damaged by a fire or other casualty that occurs during the period of one (1) year immediately preceding the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, then either Landlord or Tenant may elect to terminate this Lease by notice given to the other party within thirty (30) days after such fire or other casualty occurs. If either party makes such election, then the Term shall expire on the thirtieth (30th) day after the notice of such election is given, and, accordingly, Tenant, on or prior to such thirtieth (30th) day, shall vacate the Premises and surrender the Premises to Landlord in accordance with the provisions of this Lease that govern Tenant's obligation to deliver vacant and exclusive possession of the Premises to Landlord upon the expiration of the Term. Upon the termination of this Lease under this Section 15.7, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the Expiration Date shall be refunded promptly by Landlord to Tenant (and Landlord's obligation to make such refund shall survive the Expiration Date). For purposes of this Section 15.7, the term "substantially damaged" shall mean that: (a) a fire or other casualty precludes Tenant from using more than fifty percent (50%) of the Premises for the conduct of its business, and (b) Tenant's inability to so use the Premises (or the applicable portion thereof) is reasonably expected to continue until at least the earlier to occur of (i) the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (ii) the ninetieth (90th) day after the date that such fire or other casualty occurs.

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15.8.	No Other Termination Rights.

Tenant shall have no right to cancel this Lease by virtue of a fire or other casualty except to the extent specifically set forth herein. This Article 15 is intended to constitute an "express agreement to the contrary" for purposes of Section 227 of the New York Real Property Law.

Article 16
CONDEMNATION

16.1.	Effect of Condemnation.

(A)           Subject to the provisions of Section 16.2 hereof, if the entire Real Property, the entire Building or the entire Premises is condemned or otherwise acquired by the exercise of the power of eminent domain, then this Lease shall terminate as of the date that such condemnation or acquisition is consummated.

(B)           If only a part of the Real Property and not the entire Premises is so acquired or condemned, then:

(1)            except as hereinafter provided in this Section 16.1, this Lease shall remain effective, and, from and after the date that the condemnation or acquisition is consummated, (w) the Fixed Rent shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises so acquired or condemned bears to the total Rentable Area of the Premises immediately prior to such acquisition or condemnation, (x) Tenant's Tax Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises that is remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building that is remaining after such acquisition or condemnation, and (y) Tenant's Operating Expense Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building remaining after such acquisition or condemnation (other than any retail portion of the Building);

(2)            on or prior to the sixtieth (60th) day after the date that the condemnation or acquisition is consummated, Landlord shall have the right to terminate this Lease by giving notice to Tenant if Landlord terminates leases (including this Lease) for at least seventy-five percent (75%) of the Usable Area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord's Affiliates); and

(3)            if (a) the part of the Real Property so acquired or condemned contains more than fifteen percent (15%) of the Usable Area of the Premises immediately prior to such acquisition or condemnation, or (b) by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, then Tenant may elect to terminate this Lease by giving notice to Landlord on or prior to the sixtieth (60th) day after the date that Tenant is given notice of such acquisition or condemnation being consummated.

The Term shall expire on the thirtieth (30th) day after the date that Landlord or Tenant give any such notice to terminate this Lease.

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(C)           Landlord shall refund to Tenant, promptly after the date that such taking or acquisition becomes effective, any Rental that Tenant has theretofore paid for the Premises (or the applicable portion thereof that is so taken or acquired) to the extent that such Rental is properly allocable to the period after the date that such taking or acquisition becomes effective (and Landlord's obligation to make such refund shall survive the Expiration Date).

(D)           If this Lease terminates pursuant to the provisions of this Section 16.1, then the Rental for the portion of the Premises that is not taken or acquired shall be apportioned as of the termination date. Landlord shall refund promptly to Tenant any Rental that Tenant has theretofore paid for any period after the date that such termination becomes effective (and Landlord's obligation to make such refund shall survive the Expiration Date).

(E)           If a part of the Premises is so acquired or condemned and this Lease and the Term is not terminated pursuant to the foregoing provisions of this Section 16.1, then Landlord, at Landlord's expense, shall restore the part of the Premises that is not so acquired or condemned to a self-contained rental unit inclusive of Alterations that Tenant has theretofore Substantially Completed, except that if such acquisition or condemnation occurs prior to the Substantial Completion of the Initial Alterations, then Landlord shall only be required to restore the part of the Premises not so acquired or condemned to a self-contained rental unit exclusive of any Alterations.

16.2.	Condemnation Award.

Subject to Section 16.3 hereof, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation of all or any part of the Real Property. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, and, accordingly, Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 16.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the value of any Tenant's Property included in such acquisition or condemnation or for any moving expenses.

16.3.	Temporary Taking.

If the whole or any part of the Premises is acquired or condemned temporarily during the Term, then (a) Tenant shall give prompt notice thereof to Landlord, (b) the Term shall not be reduced or affected in any way, (c) Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and (d) Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, then such award or payment shall be apportioned equitably between Landlord and Tenant. Tenant, at Tenant's expense, shall make Alterations to restore the Premises to the condition existing prior to any such temporary acquisition or condemnation.

Article 17
ASSIGNMENT AND SUBLETTING

17.1.	General Limitations.

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(A)           Subject to the terms of this Article 17, without the prior consent of Landlord in each instance, Tenant shall not, and Tenant shall not permit any other Permitted Party to, consummate a Transfer. The term "Transfer" shall mean:

(1)            (a) an assignment of a Permitted Party's rights under, or a delegation of such Permitted Party's duties under, the applicable Occupancy Agreement by express assignment or by operation of law or by other means, (b) a mortgage or other encumbrance of such Permitted Party's interest in the applicable Occupancy Agreement, in whole or in part, (c) a subletting, or further subletting, of the Premises or any part thereof, or (d) the occupancy of the Premises or any part thereof by any Person other than such Permitted Party; and

(2)            any transaction that modifies or supplements (or further modifies or supplements) an Occupancy Agreement to decrease the rental that is payable thereunder, to change the premises that is demised thereby, or to change the term thereof, in either case in any material respect (it being understood that (i) a termination or cancellation or acceleration of the expiration date of an Occupancy Agreement shall not constitute a Transfer for purposes hereof, and (ii) such modification or supplement shall be treated for purposes hereof as a transaction on the terms of such Occupancy Agreement, as so modified or supplemented, for the balance of the term thereof).

(B)           The term "Occupancy Agreement" shall mean the lease, sublease, license or other agreement pursuant to which a Permitted Party has the right to occupy the Premises (or the applicable portion thereof).

(C)           The term "Permitted Party" shall mean Tenant and any other Person that has the right to occupy the Premises (or any part thereof) in accordance with the terms of this Article 17 (other than a Person that has the right to occupy the Premises (or the applicable part thereof) by virtue of Landlord's exercising Landlord's rights under Section 17.3 hereof).

(D)           Subject to Section 17.9 hereof, the transfer of Control in a Permitted Party, however accomplished, whether in a single transaction or in a series of unrelated or related transactions, shall constitute an assignment of such Permitted Party's interest in the applicable Occupancy Agreement for purposes of this Article 17.

(E)           The consent by Landlord to any Transfer shall not relieve Tenant from its obligation to obtain the prior consent of Landlord to any other Transfer to the extent required by this Lease.

(F)           The assignment by any Person that constitutes Tenant of the tenant's interest under this Lease shall not relieve such Person of the obligations of the tenant under this Lease. Such Person's liability under this Lease shall continue notwithstanding (x) the subsequent release of any other Person that constitutes Tenant from liability under this Lease, (y) any limitation on any such other Person's liability hereunder by virtue of the Bankruptcy Code, or (z) any modification or amendment of this Lease that Landlord consummates with any such other Person that constitutes Tenant subsequently; provided, however, that if such other Person is not an Affiliate of such Person, then any such modification or amendment shall not expand such Person's liability hereunder.

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(G)           Notwithstanding anything to the contrary contained herein, Tenant shall not, and Tenant shall not permit any other Permitted Party to, enter into any lease, sublease, license, concession or other agreement for use or occupancy of the Premises or any portion thereof which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any Person from the property leased, occupied or used, or which would require the payment of any consideration that would not qualify as "rents from real property," as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.

(H)           If Tenant assigns the tenant's interest under this Lease in violation of the terms of this Article 17, then such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord (x) may collect an amount equal to the then Rental from the assignee as a fee for such assignee's use and occupancy, and (y) shall apply the net amount collected to the Rental reserved in this Lease. If the Premises or any part thereof are sublet to, occupied by, or used by any Person other than Tenant (regardless of whether such subletting, occupancy or use violates this Article 17), then Landlord (a) during the continuance of a monetary or material non-monetary Event of Default, may collect amounts from the subtenant, user or occupant as a fee for its use and occupancy, and (b) shall apply the net amount collected to the Rental reserved in this Lease. No such assignment, subletting, occupancy or use, with or without Landlord's prior consent, nor any such collection or application of fees for use and occupancy, shall (i) be deemed a waiver by Landlord of any term, covenant or condition of this Lease, (ii) be deemed the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder, or (iii) relieve Tenant of the obligations of the tenant under this Lease.

(I)             Landlord and [***] LLC (successor by conversion to, and formerly known as, [***] Inc.) ("[***]") have entered into a lease (the "[***] Lease") for certain space in the Building. Landlord represents to Tenant that (i) the clause set forth on Exhibit "17.1(I)" attached hereto and made a part hereof is included in the [***] Lease (such clause being referred to herein as the "[***] Clause") and (ii) the list of Persons who are currently identified on Exhibit "10.1" of the [***] Lease is attached hereto as Exhibit "17.1(I)" (such list being referred to herein as the "Current List"). Tenant shall not lease or license (including, without limitation, the granting of signage rights) any portion of the Premises to, or otherwise permit occupancy of any portion of the Premises by, a Competitor (as defined in the [***] Clause), except that the foregoing shall not preclude Tenant from consummating a Transfer otherwise permitted in accordance with the terms of Section 17.9(C) hereof, Section 17.9(D) hereof or Section 17.9(E) hereof, and notwithstanding anything to the contrary contained in this Lease or the [***] Clause, any such Transfer shall not be a default hereunder; provided, that, following any such Transfer, Tenant shall not operate its business in the Premises under (and shall not install any signage in the Building identifying) the same or substantially the same trade name as a Person on the Current List (as the Current List may be updated from time to time in accordance with the [***] Clause).

17.2.	Landlord's Expenses.

Tenant shall reimburse Landlord for the Out-of-Pocket Costs that Landlord incurs in connection with any proposed Transfer that requires Landlord's consent hereunder, including, without limitation, reasonable attorneys' fees and disbursements, and the Out-of-Pocket Costs of making investigations as to the acceptability of the proposed Transferee, within thirty (30) days

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after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein.

17.3.	Recapture Procedure.

(A)           Tenant shall have the right to institute the procedure described in this Section 17.3 (the "Recapture Procedure") only by giving to Landlord notice thereof (a "Transfer Notice"), which:

(1)            refers expressly to this Section 17.3 and indicates that such notice constitutes a Transfer Notice,

(2)            sets forth a description of the Premises (or the portion thereof) that is involved in the proposed Transfer (the Premises, or the portion thereof, that is involved in the proposed Transfer being referred to herein as the "Recapture Space"),

(3)            sets forth the material terms under which Tenant intends to consummate the Transfer (including, for example, (a) the rental to be paid by a subtenant, (b) the consideration to be paid by or to an assignee, (c) the work allowance to which a subtenant is entitled, (d) the term of a proposed sublease, and (e) the nature and cost of any work that Tenant intends to perform to prepare the Recapture Space for occupancy by the subtenant or assignee), and

(4)            sets forth the date on which Tenant proposes that the term of a Transfer that constitutes a sublease, license or other similar agreement that grants occupancy rights will commence, or that a Transfer that constitutes an assignment will occur, as the case may be (such date being referred to herein as the "Transfer Date") (it being understood that the Transfer Date shall be no sooner than forty-five (45) days, and no later than three hundred sixty-five (365) days, after the date that Tenant gives the Transfer Notice to Landlord) (the material terms of a proposed Transfer as set forth in the Transfer Notice being referred to herein as the "Proposed Transfer Terms").

Tenant shall not be required to identify, in the Transfer Notice, the Person to which Tenant intends to make the Transfer (the Person to which a Transfer is made being referred to herein as a "Transferee").

(B)           The term "Transfer Expenses" shall mean the Out-of-Pocket Costs that Tenant pays solely in consummating a Transfer, including, without limitation, (i) brokerage commissions, (ii) allowances that Tenant makes available to the Transferee to fund the cost of Alterations that the Transferee makes to the Premises (or the applicable portion thereof that is involved in the Transfer), (iii) costs that Tenant pays in making Alterations to prepare the Premises (or the applicable portion thereof that is involved in the Transfer) solely for the Transferee's initial occupancy, (iv) the amount payable to Landlord under Section 17.2 hereof for such Transfer, (v) reasonable attorneys' fees and disbursements that Tenant pays in connection with consummating such Transfer, and (vi) the transfer taxes (and other similar charges and fees) that Tenant pays pursuant to Section 17.7 hereof.

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(C)           The term "Recapture Date" shall mean the thirtieth (30th) day after the date that Tenant gives the Transfer Notice to Landlord.

(D)

(1)            If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes a sublease for the Recapture Space with respect to which the term thereof expires on or prior to the date that is twelve (12) months before the Fixed Expiration Date or the last day of the Renewal Term, as the case may be (any sublease that expires before such date being referred to herein as a "Short-Term Sublease"), then Landlord shall have the right to sublease (or to cause the Recapture Subtenant to sublease) the Recapture Space from Tenant, on the terms set forth in this Section 17.3(D) by giving notice thereof (the "Recapture Sublease Notice") to Tenant not later than the Recapture Date (as to which date time shall be of the essence) (any such sublease of the Recapture Space that Landlord elects to consummate under this Section 17.3(D) being referred to herein as a "Recapture Sublease").

(2)            If Landlord gives a Recapture Sublease Notice to Tenant, then Tenant shall, and Landlord shall (or Landlord shall cause the Recapture Subtenant to), consummate a Recapture Sublease for the Recapture Space on the following terms:

(a)            Landlord shall give to Tenant, within twenty (20) days after the date that Landlord gives to Tenant the Recapture Sublease Notice, a proposed sublease that conforms with the terms set forth in this Section 17.3(D) and is otherwise on the terms set forth in this Lease. Such proposed sublease shall be subject to Tenant's approval, which Tenant shall not unreasonably withhold, condition or delay. Tenant shall execute and deliver such sublease promptly after Landlord's submission thereof to Tenant. Landlord shall execute and deliver (or cause the Recapture Subtenant to execute and deliver) such sublease promptly after Tenant delivers to Landlord the counterpart thereof that is executed by Tenant.

(b)            Landlord shall have the right to designate that the subtenant under the Recapture Sublease is a Person other than Landlord (the Person that constitutes the subtenant under a Recapture Sublease being referred to herein as the "Recapture Subtenant").

(c)            The rental payable by the Recapture Subtenant to Tenant shall be the lesser of:

(i)           the rental that would have been payable by the Transferee as contemplated by the Proposed Transfer Terms (to the extent that the aggregate amount of the rental that would have theretofore come due under the Proposed Transfer Terms exceeds the Transfer Expenses that would have resulted from the Proposed Transfer Terms); and

(ii)           the Fixed Rent and the Escalation Rent that is due under this Lease for the Recapture Space.

(d)            The term of the Recapture Sublease shall commence on the Transfer Date and shall extend for the term set forth in the Transfer Notice as part of the Proposed Transfer Terms (with the understanding that the Recapture Subtenant shall have the right to extend the term of the Recapture Sublease for a term that corresponds, or for terms that

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correspond, to any renewal right or renewal rights that are set forth in the Transfer Notice as part of the Proposed Transfer Terms).

(e)            If, during the term of the Recapture Sublease (or during the period that the Recapture Subtenant, or any Person claiming by, through or under the Recapture Subtenant, remains in occupancy of the Recapture Space after the term of the Recapture Sublease expires or earlier terminates), an event or circumstance occurs that is attributable to the Recapture Subtenant (or a Person claiming by, through or under the Recapture Subtenant), then such event or circumstance shall not constitute a default by Tenant hereunder (and, accordingly, Tenant shall not have liability to Landlord in connection therewith).

(f)             Tenant shall have the right to offset against the Rental due hereunder an amount equal to the rental that the Recapture Subtenant fails to pay when due to Tenant.

(g)            The Recapture Subtenant (and any Person claiming by, through or under the Recapture Subtenant), during the term of the Recapture Sublease, shall have the right to make alterations to the Recapture Space; provided, however, that the Recapture Subtenant shall be required to restore the Recapture Space upon the expiration of the term of the Recapture Sublease.

(h)            If the Recapture Space does not constitute the entire Premises, then Tenant, at Tenant's expense, shall cause the Recapture Space to be demised separately from the remainder of the Premises on or prior to the Transfer Date (except that Landlord shall so demise the Recapture Space separately from the remainder of the Premises, at Landlord's cost, to the extent provided in the applicable Proposed Transfer Terms).

(i)           The Recapture Subtenant shall have the right to further sublease the Recapture Space, or assign the Recapture Subtenant's rights as subtenant under the Recapture Sublease, to any third party, without Tenant having any rights to consent thereto or to receive additional payments from the Recapture Subtenant in connection therewith.

(j)           The Recapture Subtenant shall not have the right to receive from Tenant any free rent, tenant improvement allowance or other similar concession that constitutes part of the Proposed Transfer Terms.

(E)

(1)            If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes either a sublease for the Recapture Space (other than a Short-Term Sublease) or an assignment, then Landlord shall have the right to terminate this Lease with respect to the Recapture Space, on the terms set forth in this Section 17.3(E) by giving notice thereof (the "Recapture Termination Notice") to Tenant not later than the Recapture Date (as to which date time shall be of the essence) (any such termination of this Lease with respect to the Recapture Space being referred to herein as a "Recapture Termination").

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(2)            If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space constitutes the entire Premises, then the Term shall terminate on the Transfer Date. If the Term so terminates on the Transfer Date, then Tenant, on the Transfer Date, shall vacate the Premises and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant's obligations upon the expiration or earlier termination of the Term.

(3)            If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space does not constitute the entire Premises, then:

(a)            Tenant, at Tenant's expense, shall demise the Recapture Space separately from the remainder of the Premises on or prior to the Transfer Date (except that Landlord shall so demise the Recapture Space separately from the remainder of the Premises, at Landlord's cost, to the extent provided in the applicable Proposed Transfer Terms),

(b)            effective as of the Transfer Date, Tenant's Operating Expense Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of the Building (other than any retail portion thereof),

(c)            effective as of the Transfer Date, Tenant's Tax Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof),

(d)            the Fixed Rent as set forth in Section 1.4 hereof from and after the Transfer Date shall be reduced by an amount equal to the Fixed Rent that would have been due under this Lease for the portion of the Premises that constitutes the Recapture Space,

(e)            Tenant, on the Transfer Date, shall vacate the Recapture Space and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant's obligations upon the expiration or earlier termination of the Term, and

(f)             effective as of the Transfer Date, the references in this Lease to the Premises shall be deemed to be references to the Premises (other than the Recapture Space).

(4)            If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes a sublease or sublicense, then Tenant shall pay to Landlord, as additional rent, on the first day of each calendar month during the period from the Transfer Date to the date that the term of such sublease or sublicense would have expired under the Proposed Transfer Terms, an amount equal to the excess (if any) of:

(a)            the Fixed Rent and the Escalation Rent that would have otherwise been due under this Lease since the Transfer Date for the portion of the Premises that constitutes the Recapture Space, over

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(b)            the sum of (I) the rental that would have been payable by the Transferee since the Transfer Date as contemplated by the Proposed Transfer Terms (to the extent that the aggregate amount of the rental that would have theretofore come due under the Proposed Transfer Terms exceeds the Transfer Expenses that would have resulted from the Proposed Transfer Terms), and (II) the amounts theretofore paid by Tenant to Landlord under this Section 17.3(E)(4) in respect of such Recapture Termination.

Tenant's obligation to pay such amount to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).

(5)            If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes an assignment of Tenant's interest under this Lease, then Tenant shall pay to Landlord the sum of:

(a)            the present value of the consideration (if any) that would have been payable by Tenant to the Transferee under the Proposed Transfer Terms (calculated as of the Transfer Date using a discount rate equal to the Base Rate), and

(b)            the excess, if any, of (I) the present value of the Transfer Expenses that Tenant would have incurred under the Proposed Transfer Terms, over (II) the present value of the consideration (if any) that would have been payable by the Transferee to Tenant under the Proposed Transfer Terms (in either case calculated as of the Transfer Date using a discount rate equal to the Base Rate). Tenant shall pay the amounts described in clauses (a) and (b) above on the Transfer Date. Tenant's obligation to pay such amounts to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).

17.4.	Certain Transfer Rights.

Subject to Section 17.1(I) hereof and Section 17.9 hereof, Landlord shall not unreasonably withhold, condition or delay Landlord's consent to a Permitted Party's consummating a Transfer, provided that:

(A)           Tenant has theretofore instituted the Recapture Procedure for such Transfer; provided, however, that Tenant shall not be required to have instituted the Recapture Procedure for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(B)           Landlord's right to elect to consummate a Recapture Sublease or a Recapture Termination (as the case may be) with respect to the proposed Transfer has lapsed (without Landlord's having exercised Landlord's rights to consummate a Recapture Sublease or a Recapture Termination (as the case may be)); provided, however, that Tenant shall not be required to have instituted the Recapture Procedure for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(C)           the net economic benefit of the Transfer to Tenant is no less than ninety percent (90%) of the net economic benefit of the Proposed Transfer Terms to Tenant; provided,

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however, that Tenant shall not be required to have instituted the Recapture Procedure for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(D)           the Transfer occurs no earlier than the forty-fifth (45th) day before the Transfer Date; provided, however, that Tenant shall not be required to have instituted the Recapture Procedure for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(E)           Tenant submits to Landlord a counterpart of the documents that the Permitted Party intends to use to consummate the proposed Transfer, which have been executed and delivered by the Permitted Party and the proposed Transferee, and which are subject to no conditions to the effectiveness thereof (other than Landlord's granting Landlord's consent thereto);

(F)           the Premises (or the applicable portion thereof) has not been listed or otherwise publicly advertised at a rental rate that is less than the prevailing rental rate set by Landlord for comparable space in the Building, or, if there is no comparable space, the prevailing rental rate reasonably determined by Landlord (it being agreed that nothing contained in this clause (F) prohibits a Permitted Party from (I) consummating a Transfer at a rental rate that is less than such prevailing rate, or (II) disseminating broker's fliers or other marketing materials that indicate that the rental rate for the Premises (or the applicable portion thereof) is available upon request);

(G)           no Event of Default has occurred and is continuing;

(H)           the proposed Transferee has a financial standing (taking into consideration the obligations of the Transferee under the applicable Occupancy Agreement) that is reasonably satisfactory to Landlord;

(I)             the proposed Transferee is of a character, is engaged in a business, and proposes to use the Premises (or the applicable portion thereof) in a manner that in each case is in keeping with the standards of a first-class office building in the vicinity of the Building;

(J)             the proposed Transferee, or any Affiliate of the proposed Transferee, does not occupy any space in the Building (if Landlord has, or within twelve (12) months thereafter reasonably expects to have, space available in the Building that is reasonably comparable to the Premises (or the portion thereof involved in the Transfer));

(K)           neither the proposed Transferee, nor an Affiliate of the proposed Transferee, is a Person with whom Landlord is then engaged in bona fide negotiations regarding the leasing or subleasing of space in the Building;

(L)           after taking into account the proposed Transfer, there will not exist on any floor of the Premises more than two (2) spaces that are separately demised;

(M)           Tenant and each other Permitted Party (if any) whose interest is superior to the interest of Tenant, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a commercially reasonable form prepared by Landlord (the "Consent");

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(N)           if the Transfer constitutes an assignment of the tenant's interest under this Lease, the assignee has expressly assumed all of the obligations of Tenant hereunder to the extent accruing from and after the date that the Transfer is effective; and

(O)           if the Transfer constitutes a sublease (or a further sublease), such sublease provides expressly that (i) such sublease is subject and subordinate to this Lease (and to the terms hereof), and (ii) if this Lease terminates, then Landlord, at Landlord's option, may take over all of the right, title and interest of Tenant under such sublease, and the Transferee, at Landlord's option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

(1)            liable for any act or omission of Tenant under such sublease (except for any such acts or omissions that (x) continue after the date that Landlord succeeds to the interest of Tenant under such sublease, and (y) may be remedied by providing a service or performing a repair),

(2)            subject to any defenses or offsets which the Transferee may have against Tenant that accrue prior to the date that Landlord succeeds to the interest of Tenant,

(3)            bound by any previous payment that the Transferee made to Tenant more than thirty (30) days in advance of the date that such payment was due,

(4)            bound by any obligation to make any payment to or on behalf of the Transferee that accrues prior to the date that Landlord succeeds to the interest of Tenant under such sublease,

(5)            bound by any obligation to perform any work or to make improvements to the Premises, or the applicable portion thereof demised by such sublease (other than the obligation to perform maintenance, repairs or restoration that in each case first becomes necessary from and after the date that Landlord succeeds to the interest of Tenant under such sublease) (with the understanding, however, that if (I) the Premises, or the applicable portion thereof, is damaged by fire or other casualty, or affected by condemnation, prior to the date that Landlord succeeds to the interest of Tenant under such sublease, (II) Landlord would have otherwise been required to perform the restoration of the Premises, or the applicable portion thereof, that is required by virtue of such fire or other casualty, or such condemnation, in accordance with the terms hereof, and (III) Landlord does not elect to perform such restoration by giving notice thereof to the subtenant on or prior to the tenth (10th) day after the date that Landlord so succeeds, then such subtenant shall have the right to terminate such sublease (and such subtenant's obligation to so attorn to Landlord, as aforesaid) by giving notice thereof to Landlord within ten (10) days after the last day of such period of ten (10) days during which Landlord has the right to give such notice to such subtenant),

(6)            bound by any amendment or modification of such sublease made without Landlord's consent which shall be given or denied in accordance with the terms of this Article 17, or

(7)            bound to return the Transferee's security deposit, if any, until such deposit has come into Landlord's actual possession and the Transferee is entitled to such security deposit

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pursuant to the terms of such sublease (the requirements of a proposed sublease as set forth in this Section 17.4(O) being collectively referred to herein as the "Basic Sublease Provisions").

17.5.	Preliminary Approval.

Tenant shall have the right to submit to Landlord a statement that describes in reasonable detail the basic terms of a proposed Transfer that Tenant proposes to consummate, and that identifies, and provides reasonable information that describes, the prospective Transferee (any such statement being referred to herein as a "Term Sheet"). Landlord shall not unreasonably withhold, condition or delay Landlord's approval of the transaction described in the Term Sheet, provided that the transaction as described therein satisfies the requirements set forth in clauses (A), (B), (C), (D), (F), (G), (H), (I), (J), (K) and (L) of Section 17.4 hereof. Tenant acknowledges that the applicable Transfer shall remain subject to Landlord's approval pursuant to Section 17.4 hereof (except that the scope of Landlord's review of the applicable Transfer under Section 17.4 hereof shall be limited as provided in this Section 17.5). If (i) Tenant gives to Landlord a Term Sheet in respect of a particular proposed Transfer as contemplated by this Section 17.5, (ii) Landlord approves (or is deemed to have approved) such Transfer under this Section 17.5, (iii) Tenant submits to Landlord a counterpart of the definitive documents that Tenant proposes to use for the applicable Transfer within one hundred eighty (180) days after the date that Tenant submits the Term Sheet to Landlord, and (iv) the terms of such definitive documents are consistent in all material respects with the terms set forth in the Term Sheet, then Landlord shall not have the right to withhold consent to the applicable Transfer pursuant to clauses (A), (B), (C), (D), (F), (G), (H), (I), (J), (K) and (L) of Section 17.4 hereof (it being understood, however, that Landlord shall retain the right to object to the proposed Transfer to the extent that the applicable Transfer does not satisfy the requirements set forth in clauses (E), (M), (N), (O) of Section 17.4 hereof). Landlord acknowledges that Tenant has the right to give a Term Sheet to Landlord in respect of a particular proposed Transfer prior to the Recapture Date (with the understanding, however, that nothing contained in this Section 17.5 limits Landlord's rights under Section 17.3 hereof, including, without limitation, in the event that Landlord has approved a transaction described in a Term Sheet under this Section 17.5 prior to the Recapture Date).

17.6.	Deemed Approval.

If (w) Tenant requests Landlord's approval of a proposed Transfer as provided in Section 17.4 hereof, (x) Landlord fails to respond to Tenant's request within thirty (30) days after the date that Tenant gives Landlord notice thereof, (y) Tenant gives Landlord an additional notice, which provides in bold and capital letters that "LANDLORD'S FAILURE TO RESPOND TO THIS ADDITIONAL NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER THE DATE THAT TENANT GIVES THIS PROPOSED TRANSFER NOTICE SHALL BE DEEMED TO BE LANDLORD'S CONSENT TO SUCH PROPOSED TRANSFER" (any such additional notice being referred to herein as an "Additional Request Notice") and (z) Landlord fails to respond to Tenant's request within five (5) Business Days after the date that Tenant gives the Additional Request Notice to Landlord, then Landlord shall be deemed to have approved Tenant's aforesaid request for purposes of Section 17.4 hereof; provided, however, that (I) Tenant shall not be permitted to give to Landlord an Additional Request Notice before the date that is thirty (30) days after the date that Tenant gave to Landlord the corresponding initial request, (II) in no event shall Landlord be deemed to have consented to

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any Transfer that is otherwise expressly prohibited by the terms of this Lease and (III) the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, each executes and delivers to Landlord the Consent promptly following delivery thereof to Tenant.

17.7.	Transfer Taxes.

Tenant shall pay any transfer taxes (and other similar charges and fees) that any Governmental Authority imposes in connection with any Transfer (including, without limitation, any such transfer taxes, charges or fees that a Governmental Authority imposes in connection with Landlord's exercising Landlord's rights to consummate a Recapture Sublease or a Recapture Termination (as the case may be)).

17.8.	Transfer Profit.

(A)           Subject to the terms of this Section 17.8 and Section 17.9 hereof, Tenant shall pay as additional rent to Landlord, on the first (1st) day of each calendar month during the Term in the same manner as Fixed Rent, an amount equal to the excess of (I) fifty percent (50%) of the Transfer Profit for each Transfer that is determined as of the last day of the immediately preceding calendar month, over (II) the aggregate amount of the payments that Tenant has theretofore paid to Landlord for such Transfer under this Section 17.8(A).

(B)

(1)            The term "Transfer Profit" shall mean, with respect to any particular Transfer, the excess (if any) of (x) the Transfer Inflow for such Transfer for the period beginning on the first (1st) day of the term of the applicable Transfer (if such Transfer is a sublease or sublicense) or the date that such Transfer becomes effective (if such Transfer is an assignment of the tenant's interest under this Lease), over (y) the Transfer Outflow for such Transfer for such period. Should any amount included in the Transfer Inflow cause the Transfer Profit to fail to qualify as "rents from real property," as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended, the fair market value of such amount, as determined by Landlord in its sole discretion, shall be excluded from the Transfer Inflow and no Transfer Profit shall be paid to Landlord with respect to such excluded amount.

(2)            The term "Transfer Inflow" shall mean, with respect to any particular Transfer for any particular period, the amount that Tenant receives during such period from or on behalf of the Transferee in connection with the applicable Transfer (including, without limitation, amounts received by Tenant which are nominally for something other than real property or personal property and which are in substance received in exchange for leasing the Premises or the applicable portion thereof); provided, however, that a credit shall be applied against the Transfer Inflow for such Transfer (until such credit is exhausted) in an aggregate amount equal to the Transfer Expenses for such Transfer.

(3)            The term "Transfer Outflow" shall mean:

(a)            with respect to any Transfer that is a sublease or sublicense (or a further sublease or sublicense), the aggregate amount that Tenant pays during the applicable

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period for the Premises (or the applicable portion thereof that is involved in the Transfer) to Landlord as Rental under this Lease, and

(b)            with respect to any Transfer that is an assignment of the tenant's interest under this Lease, zero.

(C)           If Tenant (or an Affiliate thereof) receives in a transaction that occurs concurrently with the applicable Transfer consideration from the Transferee (or an Affiliate thereof) for the sale or lease of personal property or for services that Tenant (or an Affiliate thereof) agrees to provide for the Transferee (or an Affiliate thereof), then (I) the Transfer Inflow shall include (in addition to the consideration that Tenant receives for the Transfer) an amount equal to such other consideration, and (II) the Transfer Outflow shall include (in addition to the items that are otherwise includible in Transfer Outflow for purposes hereof) (a) the cost that Tenant (or such Affiliate thereof) incurs in acquiring the personal property that Tenant (or such Affiliate thereof) sells to the Transferee (or an Affiliate thereof) in such concurrent transaction (to the extent that such cost has not theretofore been amortized in accordance with GAAP), (b) the amortization of the cost that Tenant (or such Affiliate thereof) incurs in acquiring any personal property that Tenant (or such Affiliate thereof) leases to the Transferee, or (c) the cost that Tenant (or an Affiliate thereof) incurs in providing such services, as the case may be.

17.9.	Permitted Transfers.

(A)           The term "Net Worth Assignment Requirement" shall mean the requirement that Tenant has provided to Landlord, not later than the tenth (10th) Business Day after the applicable assignment has been consummated, an audited balance sheet for the assignee that is dated no earlier than the last day of the most recently ended fiscal quarter (or the last day of the fiscal quarter that immediately precedes the most recently ended fiscal quarter, if the applicable assignment occurs less than sixty (60) days after the last day of the most recently ended fiscal quarter) and that reflects that the assignee's tangible net worth, as determined in accordance with GAAP, is not less than the greater of (I) the tangible net worth of Tenant on the Pre-Delivery Work Substantial Completion Date, and (II) the tangible net worth of Tenant on the date of Tenant's most recent balance sheet as aforesaid (or, if the Initial Tenant Requirement is satisfied, is not less than the lesser of (x) the greater of the amounts described in clauses (I) and (II) of this Section 17.9(A) and (y) fifteen (15) times the annual Fixed Rent and Escalation Rent that is reasonably expected to be payable under this Lease from and after the date of the applicable assignment).

(B)           Subject to Section 17.1(I) hereof, a Permitted Party shall have the right to assign such Permitted Party's entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the aforesaid Affiliate of such Permitted Party, in form reasonably satisfactory to Landlord, to the effect that such Affiliate assumes all of the obligations of such Permitted Party under such Occupancy Agreement to the extent arising from and after the date of such assignment and (ii) Tenant, with

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such notice, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so assigning such Permitted Party's interest under such Occupancy Agreement constitutes an Affiliate of such Permitted Party.

(C)           Subject to Section 17.1(I) hereof, the merger or consolidation of a Permitted Party into or with another Person or the reorganization of a Permitted Party from one form of legal entity to another form of legal entity shall be permitted without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such merger or consolidation or reorganization is not principally for the purpose of transferring such Permitted Party's interest in the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such merger or consolidation not later than the tenth (10th) Business Day after the occurrence thereof, (iii) Tenant, within ten (10) Business Days after such merger or consolidation, provides Landlord with reasonable evidence that the requirement described in clause (i) above has been satisfied (except that Tenant shall not be required to comply with this clause (iii) if such Permitted Party is a publicly-traded company listed on a recognized stock exchange), and (iv) the Net Worth Assignment Requirement is satisfied, except that so long as the Initial Tenant Requirement is satisfied, the Net Worth Assignment Requirement shall not be required to be satisfied under this Section 17.9(C) with respect to any merger or consolidation of a Permitted Party that is not the tenant under this Lease.

(D)           Subject to Section 17.1(I) hereof, the assignment of a Permitted Party's entire interest under the applicable Occupancy Agreement in connection with the sale of all or substantially all of the assets of such Permitted Party shall be permitted without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the Transferee, in form reasonably satisfactory to Landlord, to the effect that such Transferee assumes all of the obligations of such Permitted Party to the extent arising under the applicable Occupancy Agreement from and after the date of such assignment, (ii) such sale of all or substantially all of the assets of such Permitted Party is not principally for the purpose of transferring such Permitted Party's interest in such Occupancy Agreement, (iii) Tenant, within ten (10) Business Days after such sale, provides Landlord with reasonable evidence that the requirement described in clause (ii) above has been satisfied (except that Tenant shall not be required to comply with this clause (iii) if such Permitted Party is a publicly-traded company listed on a recognized stock exchange), and (iv) the Net Worth Assignment Requirement is satisfied, except that so long as the Initial Tenant Requirement is satisfied, the Net Worth Assignment Requirement shall not be required to be satisfied under this Section 17.9(D) with respect to any such sale by a Permitted Party that is not the tenant under this Lease.

(E)           Subject to Section 17.1(I) hereof, the direct or indirect transfer of shares or equity interests in a Permitted Party (including, without limitation, the issuance of treasury stock, or the creation or issuance of a new class of stock, in either case in the context of an initial public offering or in the context of a subsequent offering of equity securities) that results in a transfer of Control shall be permitted without (x) Landlord's prior approval, (y) Landlord's having the right

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to consummate a Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such transfer is not principally for the purpose of transferring the interest of such Permitted Party under the applicable Occupancy Agreement, and (ii) Tenant, within ten (10) Business Days after the date that such transfer occurs, provides Landlord with reasonable evidence that the requirement described in clause (i) has been satisfied (except that Tenant shall not be required to comply with this clause (ii) to the extent that such direct or indirect transfer of shares or equity interests is accomplished through the public "over-the-counter" securities market or through any recognized stock exchange).

(F)           Subject to Section 17.1(I) hereof, a Permitted Party shall have the right to sublease or license (or further sublease or sublicense) the Premises, or any portion thereof, to an Affiliate of such Permitted Party, without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord a copy of such sublease or license, not later than the tenth (10th) Business Day after any such sublease or license is consummated, (ii) Tenant, with such copy of such sublease or license, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so subleasing or licensing the Premises or a portion thereof constitutes an Affiliate of such Permitted Party, and (iii) such sublease includes the Basic Sublease Provisions.

(G)           If (I) (i) a Permitted Party assigns such Permitted Party's entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party, or (ii) a Permitted Party subleases or licenses (or further subleases or sublicenses) all or part of the Premises to an Affiliate of such Permitted Party, in either case without Landlord's consent as provided in this Section 17.9 and without paying to Landlord any Transfer Profit that derives therefrom, and (II) the assignee or subtenant or sublicensee subsequently assigns the interest of such assignee or such subtenant or sublicensee under the applicable Occupancy Agreement to a third party in a Transfer that is not governed by the provisions of this Section 17.9 or further subleases or sublicenses all or part of the Premises to a third party in a Transfer that is not governed by the provisions of this Section 17.9, then, for purposes of calculating the Transfer Profit that is due to Landlord for such subsequent assignment or sublease or sublicense, the parties shall assume that the assignment or sublease or sublicense that the Permitted Party consummated without Landlord's approval under this Section 17.9 did not occur previously (and, accordingly, the parties, in calculating Transfer Profit for such Transfer that is not governed by this Section 17.9, shall include any Transfer Profit that resulted from the prior Transfer from the Permitted Party to its Affiliate).

(H)           Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no right to consummate a Recapture Termination or Recapture Sublease with respect to a proposed Transfer contemplated by this Section 17.9 if such Transfer does not meet the criteria set forth in this Section 17.9 for a Transfer without Landlord's prior consent only as a result of the Net Worth Assignment Requirement not being satisfied, provided that Landlord's consent shall be required subject to and in accordance with the terms of this Lease.

17.10.	Special Occupants.

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Subject to Section 17.1(I) hereof, Tenant may permit portions of the Premises to be occupied, at any time and from time to time, by Persons who are not members, officers or employees of Tenant (each such Person who is permitted to occupy portions of the Premises pursuant to this Section 17.10 being referred to herein as a "Special Occupant"), without (x) Landlord's approval, (y) Landlord's having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that, in each case, (i) no demising walls are erected in the Premises separating the space used by a Special Occupant from the remainder of the Premises (but such portion of the Premises may be physically separated by interior walls and doors), unless such demising walls are permitted by applicable Requirements and do not result in a separate entrance to the space used by a Special Occupant from the entrance to the Premises, (ii) the Special Occupant uses the Premises in conformity with all applicable provisions of this Lease, (iii) the use of any portion of the Premises by any Special Occupant shall not create any real property interest of the Special Occupant in or to the Premises, (iv) the portion of the Premises used by all Special Occupants shall not exceed twenty percent (20%) of the Rentable Area of the Premises, (v) such Person maintains a business relationship with Tenant (other than by virtue of such occupancy) or Tenant's Affiliates and such business relationship extends during the term of such occupancy, and (vi) the Special Occupant does not pay for its occupancy rights an amount greater than the Rental that is reasonably allocable to the portion of the Premises that the Special Occupant has the right to occupy (it being understood that amounts that the Special Occupant pays to Tenant to reimburse Tenant reasonably for customary office services shall not be included in the calculation of the amount that the Special Occupant pays for its occupancy rights as provided in this clause (vi)), and (vii) at least ten (10) days prior to a Special Occupant taking occupancy of a portion of the Premises, Tenant gives notice to Landlord advising Landlord of (1) the name and address of such Special Occupant, (2) the character and nature of the business to be conducted by such Special Occupant, (3) the number of square feet of Rentable Area to be occupied by such Special Occupant, (4) the duration of such occupancy, and (5) the fee, if any, to be paid by such Special Occupant for its use of the applicable portion of the Premises. Within ten (10) Business Days after request by Landlord from time to time, Tenant shall provide Landlord with a list of the names of all Special Occupants then occupying any portion of the Premises and a description of the spaces occupied thereby.

17.11.	Recognition Agreement.

(A)           The term "Applicable Terms" shall mean all of the terms and conditions set forth in this Lease, except that:

(1)            the annual Rental that is payable by the applicable subtenant at any time from and after the Recognition Effective Date shall be an amount equal to the greatest of (A) the annual rental that would have been payable by the applicable subtenant under the Major Sublease at such time if the applicable Major Sublease remained in effect, (B) the product obtained by multiplying (I) the quotient obtained by dividing (x) the annual Rental that would have been payable hereunder for the portion of the Premises that constitutes the space demised by the applicable Major Sublease at such time (assuming that this Lease had remained in effect), by (y) the number of square feet of Rentable Area that would have comprised such portion of the Premises at such time (assuming that this Lease had remained in effect), by (II) the number of square feet of Rentable Area comprising the space demised by such Major Sublease and (C) the

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Fair Market Rent for the portion of the Premises that constitutes the space demised by the applicable Major Sublease;

(2)            Tenant's Operating Expense Share shall be redetermined from and after the Recognition Effective Date based on the ratio that (I) the number of square feet of Rentable Area of the space demised by the applicable Major Sublease, bears to (II) the number of square feet of Rentable Area of the Building (other than any retail portion thereof);

(3)            Tenant's Tax Share shall be redetermined from and after the Recognition Effective Date based on the ratio that (I) the number of square feet of Rentable Area of the space demised by the applicable Major Sublease, bears to (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof);

(4)            the term of the applicable subtenant's direct tenancy shall expire, with respect to the portion of the Premises that is demised by the applicable Major Sublease, on the date that the term of this Lease would have expired had this Lease not terminated;

(5)            if, on the Recognition Effective Date, the tangible net worth of the applicable subtenant (or any applicable Major Sublease Guarantor), determined in accordance with GAAP, is less than ten (10) times the annual Fixed Rent and Escalation Rent that is reasonably expected to be payable by the subtenant in connection with such direct tenancy, then, on the Recognition Effective Date, the applicable subtenant shall deposit with Landlord an amount equal to the product obtained by multiplying (I) an amount equal to the first installment of Fixed Rent and Escalation Rent for a full calendar month that becomes payable hereunder from and after the Recognition Effective Date (without taking into account any abatement of Fixed Rent or Escalation Rent that is in effect as of the Recognition Effective Date; it being understood that if Fixed Rent or Escalation Rent is not otherwise due hereunder, then the Fixed Rent or Escalation Rent for purposes of this Section 17.11(A)(5) shall be deemed to be the Fixed Rent or Escalation Rent that applies on the first (1st) succeeding day on which Fixed Rent or Escalation Rent comes due hereunder), by (II) the quotient obtained by dividing (x) the number of calendar months remaining in the Term, by (y) twelve (12), as security for such subtenant's obligations to Landlord in respect of such direct tenancy, which security deposit shall be in the form of cash or a letter of credit, as determined by Landlord in Landlord's sole discretion;

(6)            the applicable subtenant shall have no right to exercise the Termination Option, Option or the Renewal Option;

(7)            the applicable subtenant shall not be entitled to the 650 Rent Credit;

(8)            for purposes of such direct tenancy, references in this Lease to the Premises shall be deemed to be references to the portion of the Premises demised by the applicable Major Sublease;

(9)            the applicable subtenant shall not be deemed to constitute the Person that executed and delivered this Lease initially (or an Affiliate of such Person) for purposes hereof;

(10)           the applicable subtenant shall not have the right to such direct tenancy (and accordingly, the applicable subtenant, at Landlord's option, shall have no right to remain in

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occupancy of the applicable portion of the Premises from and after the Recognition Effective Date) if (v) this Lease is terminated by reason of an Event of Default that derives from the applicable subtenant's default under the applicable Major Sublease, (w) on the day immediately preceding the Recognition Effective Date, the applicable Major Sublease would not satisfy the requirements for a Major Sublease as set forth in the definition thereof, (x) on the day immediately preceding the Recognition Effective Date, the applicable subtenant does not occupy the Rentable Area that is demised by the Major Sublease for the conduct of business (except to the extent the applicable subtenant does not occupy the Rentable Area that is demised by the Major Sublease for the conduct of business (or the applicable portion thereof) due to a fire, casualty, other Unavoidable Delay or the performance of Alterations therein) or (y) the applicable subtenant is the Person, or an Affiliate of the Person, that constituted Tenant immediately prior to the Recognition Effective Date;

(11)           Landlord shall not have any obligation to consummate Recognition Agreements with further subtenants of any such subtenant;

(12)           the Applicable Terms shall not include any rights that Tenant did not grant to the subtenant under the applicable Major Sublease; and

(13)           Landlord shall not be:

(a)            liable for any act or omission of such subtenant's lessor prior to the Recognition Effective Date (except to the extent any such act or omission (i) constitutes a default by Landlord hereunder, (ii) continues after the Recognition Effective Date, and (iii) may be remedied by providing a service or performing a repair);

(b)            subject to any credits, defenses or offsets which the applicable subtenant may have against any prior lessor;

(c)            bound by any payment of rental which the applicable subtenant may have made to any prior lessor more than thirty (30) days in advance of the month in which such payment was due; or

(d)            bound by any of the provisions of the applicable Major Sublease.

(B)           The term "Major Sublease" shall mean a sublease, between Tenant, as sublessor, and a third party, as sublessee, which: (x) Tenant enters into as the Transferor in accordance with the provisions of this Article 17, (y) expires no earlier than the day immediately preceding the Fixed Expiration Date (or the day immediately preceding the last day of the Renewal Term, with respect to any such subleases that Tenant executes and delivers from and after the date that Tenant exercises the Renewal Option), and (z) demises to the sublessee the entire Rentable Area of the Premises that is located on any floor of the Building.

(C)           The term "Major Sublease Guarantor" means a Person that executes and delivers a Recognition Agreement or another agreement to guaranty (on terms that are reasonably acceptable to Landlord) the performance of the obligations of the subtenant under a Major Sublease on the Applicable Terms if such subtenant becomes the direct tenant of Landlord.

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(D)           The term "Recognition Effective Date" shall mean the date that Landlord becomes the direct lessor of the applicable subtenant under a Major Sublease as contemplated by a Recognition Agreement.

(E)           If Tenant enters into a Major Sublease, then, subject to the terms of this Section 17.11, Landlord, promptly after Tenant's request, shall execute and deliver to the applicable subtenant under such Major Sublease, and Tenant shall cause the subtenant under the applicable Major Sublease to execute and deliver to Landlord, an agreement (a "Recognition Agreement"), in form and substance reasonably satisfactory to Landlord, Tenant and the applicable Subtenant under such Major Sublease to the effect that if this Lease terminates during the term of the applicable Major Sublease for any reason other than by reason of the occurrence of a fire or other casualty, or a condemnation, or Tenant's exercising Tenant's right to terminate this Lease in accordance with the express terms hereof, then (i) Landlord will not evict such subtenant, disturb such subtenant's possession or terminate or disturb such subtenant's occupancy of the space that the applicable Major Sublease demises, and will recognize such subtenant as the direct tenant of Landlord on the Applicable Terms from and after the Recognition Effective Date, and (ii) such subtenant will recognize Landlord as such subtenant's direct landlord on the Applicable Terms from and after the Recognition Effective Date. Tenant shall not have the right to request a Recognition Agreement as contemplated by this Section 17.11 (w) if the subtenant under the applicable Major Sublease is Tenant or an Affiliate of Tenant, (x) if an Event of Default has occurred and is then continuing, or (y) if the financial condition of the applicable subtenant is not reasonably satisfactory to Landlord (it being understood that if the tangible net worth of such subtenant (or any applicable Major Sublease Guarantor), determined in accordance with GAAP, is equal to or greater than fifteen (15) times the annual Fixed Rent and Escalation Rent that would be reasonably expected to be payable by the applicable subtenant to Landlord pursuant to the Applicable Terms, then such subtenant's financial condition shall be deemed to be reasonably satisfactory to Landlord).

(F)           Tenant shall submit to Landlord, with each request for a Recognition Agreement, financial information regarding the subtenant for whose benefit such agreement is requested, including, without limitation, documentation of such subtenant's net worth, determined in accordance with GAAP.

(G)           Tenant shall reimburse Landlord for the Out-of-Pocket Costs incurred by Landlord in consummating a Recognition Agreement within thirty (30) days after Landlord's request therefor. Landlord shall include with any such request reasonable supporting documentation for the charges described therein.

17.12.	Third Party Services.

Landlord acknowledges that Tenant may, without Landlord's consent, but subject to the terms of this Section 17.12, enter into an arrangement with a food service company to manage and operate a retail café in the Premises (such as, for example, a coffee bar) for use solely by Tenant's personnel and guests (such arrangements being referred to herein as "Third Party Service Arrangements"). Landlord acknowledges that Tenant's entering into Third Party Service Arrangements shall not constitute a subletting of the Premises or any other Transfer. Nothing contained in this Section 17.12 impairs any of Tenant's obligations under this Lease, including,

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without limitation, Tenant's obligations under Section 4.10 hereof. If (x) Tenant enters into a Third Party Service Arrangement, and (y) such Third Party Service Arrangement involves a Person (other than Tenant or Tenant's Affiliates) entering upon the Premises on a recurring or reasonably frequent basis, then Tenant shall cause the Person that Tenant engages under such Third Party Service Arrangement to provide to Landlord reasonable evidence that such Person maintains in full force and effect commercial general liability insurance that conforms with the requirements that apply under this Lease to contractors that Tenant engages to perform Alterations in the Premises, and to name Landlord Indemnitees as additional insureds thereunder, within thirty (30) days after the date that Landlord so requests (it being understood, however, that in no event shall such Person be required to provide evidence of commercial general liability insurance in amounts or in a form that in either case exceed the standards that prudent landlords of first-class office buildings in the vicinity of the Building ordinarily employ for similar service arrangements). At least ten (10) days prior to a Third Party Service Arrangement taking effect, Tenant shall give notice to Landlord advising Landlord of (1) the name and address of the food service company that is a party to such Third Party Service Arrangement, (2) the nature of the business to be conducted by such food service company and (3) the duration of the Third Party Service Arrangement.

17.13.	Expedited Arbitration.

Either party shall have the right to submit a dispute between the parties that arises under this Article 17 to an Expedited Arbitration Proceeding.

Article 18
TENANT'S RIGHT OF FIRST OFFER

18.1.	Right of First Offer.

(A)           Landlord shall not lease to any Person other than Tenant the Option Space (or a part thereof) at any time during the Term without first instituting the procedure described in, and subject to the limitations set forth in, this Article 18.

(B)           The term "Option Space" shall mean (x) the leasable space that is located on the sixth (6th) floor of the Building, as shown on Exhibit "18.1-I" attached hereto and made a part hereof, (y) the leasable space that is located on the seventh (7th) floor of the Building, as shown on Exhibit "18.1-II" attached hereto and made a part hereof and (z) the leasable space that is located on the eleventh (11th) floor of the Building, as shown on Exhibit "18.1-III" attached hereto and made a part hereof.

18.2.	Option Notice.

Landlord shall institute the procedure described in this Article 18 by giving notice thereof (the "Option Notice") to Tenant, which Option Notice shall (i) describe the Option Space (or the applicable portion thereof) (the Option Space (or such portion thereof) that is described in a particular Option Notice being referred to herein as the "Applicable Option Space"), (ii) have attached thereto a floor plan depicting the Applicable Option Space, (iii) set forth the date that Landlord reasonably expects that the Applicable Option Space will be vacant and available for Tenant's occupancy (such date designated by Landlord being referred to herein as the "Scheduled

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Option Space Commencement Date"), which Scheduled Option Space Commencement Date shall not be less than ninety (90) days, or more than four hundred fifty (450) days, after the date that Landlord gives the Option Notice to Tenant and (iv) set forth Landlord's calculation of the number of square feet of Rentable Area in the Applicable Option Space.

18.3.	Option Procedure.

(A)           Tenant shall have the option (the "Option") to lease the Applicable Option Space for a term (the "Option Term") commencing on the Option Space Commencement Date and expiring on the Expiration Date by giving notice thereof (the "Option Response Notice") to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant. Time shall be of the essence as to the date by which Tenant must give the Option Response Notice to Landlord to exercise the Option. Tenant shall not be entitled to exercise the Option with respect to less than all of the Applicable Option Space. If Tenant does not give the Option Response Notice to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant, then, subject to the provisions of Section 18.3(B) hereof and Section 18.3(C) hereof, Landlord shall thereafter have the right to lease the Applicable Option Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord's sole discretion without being required to make any other offer to Tenant regarding the Applicable Option Space under this Section 18.3 (and, accordingly, such Applicable Option Space shall not thereafter constitute Option Space). Tenant shall not have the right to revoke an Option Response Notice given to Landlord pursuant to this Article 18.

(B)           If Tenant does not give the Option Response Notice to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant, or if Tenant delivers an Option Response Notice waiving its Option as to the Applicable Option Space within such thirty (30) day period, then, in either case, if Landlord, on the date that is three hundred sixty-five (365) days after the expiration of such thirty (30) day period without Tenant having given the Option Response Notice or Tenant having waived such Option, (x) has not entered into a binding agreement with another Person to lease the Applicable Option Space (or a portion thereof), (y) is not actively engaged in negotiations with another Person to enter into a binding agreement to lease the Applicable Option Space (or a portion thereof) or (z) has not entered into a bona fide term sheet with another Person (or a broker on its behalf) to lease the Applicable Option Space (or a portion thereof) with respect to which negotiations have not terminated (it being understood that such term sheet shall not be disqualified as constituting a bona fide term sheet merely by reason of such term sheet not being legally binding), then Landlord shall not lease the Applicable Option Space (or a portion thereof) to another Person without complying once again with all of the provisions of Section 18.2 hereof and Section 18.3(A) hereof.

(C)           If Tenant does not give the Option Response Notice to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant, or if Tenant delivers an Option Response Notice waiving its Option as to the Applicable Option Space within such thirty (30) day period, and Landlord leases a portion (but not all) of the Applicable Option Space to another Person (after Tenant does not timely exercise the Option with respect thereto), then Landlord shall not lease the remaining portion of the Applicable

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Option Space to another Person without complying once again with all of the provisions of Section 18.2 hereof and Section 18.3(A) hereof.

18.4.	Certain Limitations.

(A)           Tenant shall not have the right to exercise the Option (and, accordingly (x) Landlord shall have no obligation to give an Option Notice to Tenant, and (y) Landlord shall have the right to lease the Option Space (or any portion thereof) to any other Person without first offering the Option Space (or any portion thereof) to Tenant as contemplated by this Article 18) if, on the date that Landlord offers the Option Space (or any portion thereof) for lease to the general public:

(1)            the Minimum Occupancy Requirement is not satisfied,

(2)            the Initial Tenant Requirement is not satisfied,

(3)            the Minimum Demise Requirement is not satisfied, or

(4)            a monetary or material non-monetary Event of Default has occurred and is continuing.

(B)           Tenant shall not have the right to exercise the Option prior to Landlord's leasing the Option Space (or the applicable portion thereof) to (x) any Person that then occupies the Option Space (or such portion thereof) (regardless of whether such leasing is pursuant to an option or right contained in such Person's lease or otherwise, except that Landlord shall not renew or extend the term of any existing lease or any existing occupancy agreement to any current tenant or any current occupant of the Option Space that is located on the sixth (6th) floor of the Building as of the date hereof, or otherwise enter into a new lease or a new occupancy agreement with any current tenant or any current occupant of the sixth (6th) floor of the Building as of the date hereof for the Option Space that is located on the sixth (6th) floor of the Building), unless and until (i) Landlord offers the Option Space located on the sixth (6th) floor of the Building to Tenant as contemplated by this Article 18 and (ii) Tenant does not timely exercise the Option with respect to such Option Space or Tenant waives Tenant's right to exercise the Option therefor) or (y) any Person to whom Landlord has granted rights to the Option Space (or any portion thereof) on or prior to the date hereof, and, accordingly, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or such portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any such Person without first offering the Option Space (or the applicable portion thereof) to Tenant as contemplated by this Section 18.4. Landlord hereby represents and warrants to Tenant that the only options or rights that have been granted on or prior to the date hereof to other tenants of the Building for the Option Space are as described in Exhibit "18.4(B)" attached hereto and made a part hereof.

(C)           Tenant's exercise of the Option shall be ineffective if, on the date that Tenant gives the Option Response Notice, a monetary or material non-monetary Event of Default has occurred and is continuing. If (i) Tenant exercises the Option, and (ii) at any time prior to the Option Space Commencement Date, (w) a monetary or material non-monetary Event of Default has occurred and is continuing, (x) the Minimum Demise Requirement is not satisfied,

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(y) the Minimum Occupancy Requirement is not satisfied or (z) the Initial Tenant Requirement is not satisfied, then, at any time prior to the Option Space Commencement Date, Landlord shall have the right to declare Tenant's exercise of the Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the Option Space (or any portion thereof) to any other Person on terms acceptable to Landlord in Landlord's sole discretion.

(D)           Tenant shall not have the right to exercise the Option from and after the Option Cutoff Date, and, accordingly, from and after the Option Cutoff Date, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or any portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any other Person without first offering the Option Space (or such portion thereof) to Tenant as contemplated by this Article 18; provided, however, that if (1) Landlord would be required to give to Tenant an Option Notice in respect of the Option Space but for the fact that the Option Cutoff Date has already occurred, (2) Tenant has not theretofore exercised the Renewal Option, and (3) Tenant's right to exercise the Renewal Option under Article 19 hereof has not theretofore lapsed, then, notwithstanding the occurrence of the Option Cutoff Date, Landlord shall remain obligated to give such Option Notice to Tenant, with the understanding, however, that Tenant shall not have any right to exercise the Option in respect of the Option Space (or any portion thereof) after the Option Cutoff Date unless Tenant exercises the Renewal Option pursuant to Article 19 hereof prior to or simultaneously with Tenant's exercise of the Option in respect of the Option Space. The term "Option Cutoff Date" shall mean the date that is three (3) years before the Fixed Expiration Date. Nothing contained in this Section 18.4(D) diminishes the terms of Section 18.4(C) hereof.

(E)           Subject to the terms of this Section 18.4(E), if Tenant gives an Option Response Notice to Landlord, then Tenant shall deliver to Landlord within sixty (60) days thereafter (as to which date time shall be of the essence) an amendment to the Letter of Credit (in a form that is reasonably satisfactory to Landlord) that increases the amount of the Letter of Credit by an amount equal to the product obtained by multiplying (x) an amount equal to the first installment of Fixed Rent for a full calendar month that becomes payable hereunder for the Applicable Option Space, by (y) by three (3). If Tenant fails to timely deliver such amendment to the Letter of Credit, then such Option Response Notice shall not be effective for purposes hereof (and shall be of no force or effect) and Landlord shall thereafter have the right to lease the Applicable Option Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord's sole discretion without being required to make any other offer to Tenant regarding the Applicable Option Space under Section 18.3 hereof (and, accordingly, such Applicable Option Space shall not thereafter constitute Option Space). Landlord and Tenant shall calculate initially the amount of the aforesaid increase in the Letter of Credit assuming that the Fixed Rent for the Applicable Option Space is an amount equal to the product obtained by multiplying (I) the quotient obtained by dividing (x) the Fixed Rent that is payable hereunder at such time (other than the Fixed Rent that is payable hereunder for the Applicable Option Space), by (y) the number of square feet of Rentable Area comprising the Premises at such time (other than the Rentable Area comprising the Applicable Option Space), by (II) the number of square feet of Rentable Area comprising the Applicable Option Space. Landlord and Tenant shall adjust the amount of the aforesaid increase in the Letter of Credit to the extent (if any) necessary within ten (10) Business Days after the date that the parties determine the Fair Market Rent for the Applicable Option Space in accordance with the terms of Article 20 hereof. The terms of this

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Section 18.4(E) shall not apply if the Security Deposit Amount is Zero Dollars ($0.00) pursuant to Section 26.6(E) hereof as of the date that Tenant gives an Option Response Notice to Landlord.

18.5.	Lease Provisions Apply.

If Tenant exercises the Option in accordance with the provisions of this Article 18, then, on the Option Space Commencement Date for the Applicable Option Space, the following provisions shall become effective:

(A)           The Applicable Option Space shall be added to the Premises for purposes of this Lease (except as otherwise provided in this Section 18.5).

(B)           The Tax Payment for each Tax Year from and after the Option Space Commencement Date shall be increased to reflect the inclusion of the Applicable Option Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Applicable Option Space bears to the number of square feet of Rentable Area in the Building, by (II) the excess of (x) Taxes for the applicable Tax Year, over (y) the Taxes for the fiscal year during which the Option Space Commencement Date occurs.

(C)           The Operating Expense Payment for each Operating Expense Year from and after the Option Space Commencement Date shall be increased to reflect the inclusion of the Applicable Option Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Applicable Option Space bears to the number of square feet of Rentable Area in the Building (other than any retail portion thereof), by (II) the excess of (x) Operating Expenses for the applicable Operating Expense Year, over (y) the Operating Expenses for the calendar year during which the Option Space Commencement Date occurs.

(D)           Landlord shall not be obligated to perform any work or make any installations in the Applicable Option Space or grant Tenant a work allowance therefor; provided, however, that (i) promptly after Tenant delivers to Landlord Tenant's final plans and specifications for the Initial Alterations for the Applicable Option Space, Landlord shall deliver to Tenant a Form ACP-5 or similar form, duly executed by an appropriate party and covering the Applicable Option Space and (ii) Landlord shall install a submeter or submeters that measure Tenant's demand for and consumption of electricity in the Applicable Option Space (it being understood that the foregoing shall not be a condition to the occurrence of the Option Space Commencement Date).

(E)           The Fixed Rent for the Applicable Option Space shall be an amount equal to the Rental Value therefor.

(F)           Subject to the terms of this Section 18.5(F), the share of chilled water capacity that Tenant has the right to use under Section 4.6 hereof shall be increased by the number of tons of chilled water capacity equal to the product obtained by multiplying (x) six hundred seventy-four thousandths (0.674) by (y) each one thousand (1,000) square feet of Rentable Area of the Applicable Option Space, provided that Tenant's rights to use such chilled

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water capacity under Section 4.6 hereof shall lapse with respect to all or any portion of the aforesaid chilled water capacity for which Tenant is not connected on or prior to one (1) year after the applicable Option Space Commencement Date, except that Tenant shall have the right to continue to reserve any such capacity (whether or not Tenant elects to connect to or use such capacity) by making payment to Landlord as provided in Section 4.6 hereof and by giving notice thereof to Landlord on or prior to one (1) year after the applicable Option Space Commencement Date. Tenant shall have the right to additional chilled water capacity as described in this Section 18.5(F) only to the extent that Landlord then has such additional chilled water capacity available for use by Tenant.

18.6.	Delivery.

(A)           Landlord shall deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date; provided, however, that (x) if a Person remains in occupancy of the Applicable Option Space (or any portion thereof) on the Scheduled Option Space Commencement Date, then Landlord, at Landlord's expense, shall use reasonable diligence to cause vacant and exclusive possession of the Applicable Option Space to be delivered to Tenant as promptly as reasonably practicable thereafter (it being understood that Landlord, in using such reasonable diligence, shall commence and diligently prosecute appropriate holdover proceedings against any such Person and pursue other reasonable actions that are available to Landlord at law or in equity to obtain possession of the Applicable Option Space if the period that such Person so remains in occupancy of the Applicable Option Space exceeds thirty (30) days after the Scheduled Option Space Commencement Date) (the Scheduled Option Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of the Applicable Option Space to Tenant as contemplated by this Section 18.6, being referred to herein as the "Option Space Commencement Date"), and (y) if such Person's right to remain in occupancy of the Applicable Option Space (or a portion thereof) terminates prior to the Scheduled Option Space Commencement Date, then Landlord shall have no liability to Tenant (except as otherwise set forth in clause (x) above), and Tenant shall have no right to terminate or rescind this Lease or Tenant's exercise of the Option or reduce the Rental, in each case deriving from Landlord's failure to deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date, except to the extent expressly set forth in Section 18.6(B) hereof and Section 18.6(C) hereof. Landlord and Tenant intend that this Section 18.6 constitutes an "express provision to the contrary" for purposes of Section 223-a of the New York Real Property Law.

(B)           If the Option Space Commencement Date for the Applicable Option Space does not occur on or prior to the ninetieth (90th) day (which day shall be extended on a day-for-day basis for each day of delay in Landlord's delivery of the Applicable Option Space as a result of Unavoidable Delays) after the Scheduled Option Space Commencement Date for such Applicable Option Space, then Tenant shall be entitled to a credit to apply against the Fixed Rent otherwise due hereunder for the Applicable Option Space (until such credit is exhausted) in an amount equal to the product obtained by multiplying (x) the number of days in the period beginning on the ninety-first (91st) day (which day shall be extended on a day-for-day basis for each day of delay in Landlord's delivery of the Applicable Option Space as a result of Unavoidable Delays) after the Scheduled Option Space Commencement Date and ending on the

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earlier of (i) the day immediately preceding the Option Space Commencement Date and (ii) the one hundred eightieth (180th) day (which day shall be extended on a day-for-day basis for each day of delay in Landlord's delivery of the Applicable Option Space as a result of Unavoidable Delays) after the Scheduled Option Space Commencement Date, by (y) the quotient obtained by dividing (a) the annual Fixed Rent due hereunder for the Applicable Option Space, by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year).

(C)           If the Option Space Commencement Date for the Applicable Option Space does not occur on or prior to the one hundred eightieth (180th) day (which day shall be extended on a day-for-day basis for each day of delay in Landlord's delivery of the Applicable Option Space as a result of Unavoidable Delays) after the Scheduled Option Space Commencement Date for such Applicable Option Space, then Tenant shall have the right to terminate this Lease with respect only to such Applicable Option Space by giving notice thereof to Landlord prior to the earlier of (x) the day prior to the Option Space Commencement Date and (y) the two hundred tenth (210th) day after the Scheduled Option Space Commencement Date (it being understood that time shall be of the essence as to the date by which Tenant has the right to exercise such right to terminate this Lease with respect only to such Applicable Option Space). If Tenant exercises Tenant's aforesaid right to terminate this Lease with respect to the Applicable Option Space, then (x) the Applicable Option Space shall not be added to the Premises as contemplated by this Article 18, (y) Tenant's right to lease such Applicable Option Space pursuant to this Article 18 shall remain in effect and (z) Tenant shall be entitled to reduce the amount of the Letter of Credit by the amount that Tenant increased the Letter of Credit pursuant to Section 18.4(E) hereof with respect to such Applicable Option Space, and Landlord shall cooperate with Tenant to effectuate such reduction in the Letter of Credit.

For the avoidance of doubt, except as set forth in Section 18.3(B) hereof and Section 18.3(C) hereof, from and after the date that Landlord has given an Option Notice to Tenant with respect to any portion of the Option Space, Landlord shall have no obligation to thereafter institute the procedure described in this Article 18 and Tenant shall have no further rights under this Article 18, in each case solely with respect to such portion of the Option Space for which Landlord has given an Option Notice to Tenant (it being understood that Tenant's rights under this Article 18 with respect to any Option Space for which Landlord has not given an Option Notice to Tenant shall remain in effect as provided herein).

Article 19
RENEWAL OPTION

19.1.	Renewal Option.

(A)           Subject to the terms of this Article 19, Tenant shall have the option (the "Renewal Option") to extend the term of this Lease for the Renewal Premises for, at Tenant's election, either (I) one (1) additional period of five (5) years, or (II) one (1) additional period of ten (10) years (such period of either five (5) years or ten (10) years, as designated by Tenant, being referred to herein as the "Renewal Term"), which Renewal Term shall commence on the day immediately succeeding the Fixed Expiration Date and end on the day that is five (5) years after the Fixed Expiration Date (if Tenant designates a Renewal Term of five (5) years), or ten (10) years after the Fixed Expiration Date (if Tenant designates a Renewal Term of ten (10)

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years), provided that, as of the date that Tenant gives Landlord notice (the "Renewal Notice") of Tenant's election to exercise the Renewal Option, (a) this Lease has not been previously terminated, (b) no monetary or material non-monetary Event of Default has occurred and is continuing, (c) the Minimum Occupancy Requirement is satisfied, (d) the Minimum Demise Requirement is satisfied (except that for purposes of this Section 19.1(A), each reference in the definition of Minimum Demise Requirement to "eighty-nine thousand (89,000)" shall be deemed to be deleted and a reference to "fifty-nine thousand five hundred ninety-one (59,591)" shall be substituted therefor) and (e) the Initial Tenant Requirement is satisfied.

(B)           The Renewal Option shall be exercisable only by Tenant's delivering the Renewal Notice to Landlord not later than eighteen (18) months prior to the Fixed Expiration Date (as to which date time shall be of the essence). Landlord shall have the right to declare Tenant's exercise of the Renewal Option ineffective if, as of the Fixed Expiration Date, (a) a monetary or material non-monetary Event of Default has occurred and is continuing, (b) the Minimum Occupancy Requirement is not satisfied, (c) the Initial Tenant Requirement is not satisfied, or (d) the Minimum Demise Requirement is not satisfied (except that for purposes of this Section 19.1(B), each reference in the definition of Minimum Demise Requirement to "eighty-nine thousand (89,000)" shall be deemed to be deleted and a reference to "fifty-nine thousand five hundred ninety-one (59,591)" shall be substituted therefor), in each case by giving notice thereof to Tenant during the period commencing on the Fixed Expiration Date and ending on the date that is fifteen (15) days after the Fixed Expiration Date (it being understood that (x) if Landlord so declares Tenant's exercise of the Renewal Option ineffective, then the Term shall terminate on the fifteenth (15th) day after the date that Landlord gives Tenant notice of such declaration (in which case Tenant shall pay the Rental due hereunder in respect of the Renewal Term to the extent accruing during the period commencing on the first day of the Renewal Term and ending on the date that the Term so terminates), and (y) nothing contained in this Section 19.1(B) limits Landlord's other rights or remedies after the occurrence of an Event of Default). Tenant shall be deemed to have exercised the Renewal Option for a Renewal Term of five (5) years unless Tenant specifies in the Renewal Notice that Tenant is exercising the Renewal Option for a Renewal Term of ten (10) years.

19.2.	Partial Renewal Space.

(A)           Tenant shall have the right to renew the term hereof for the Renewal Term with respect to either (x) the entire Premises demised by this Lease on the Fixed Expiration Date, except for any Recapture Space for which the term of the Recapture Sublease expires after the date that is twelve (12) months before the Fixed Expiration Date, or (y) portions of the Premises, provided that if Tenant exercises the Renewal Option for less than the entire Premises demised by this Lease on the Fixed Expiration Date, the portions of the Premises with respect to which Tenant exercises the Renewal Option shall (i) constitute all of the Rentable Area on particular floors of the Premises and (ii) constitute at least two (2) entire floors that are vertically contiguous to each other (the portion of the Premises with respect to which Tenant exercises the Renewal Option in accordance with the parameters set forth in clause (y) of this Section 19.2(A) being referred to herein as the "Partial Renewal Space"; the Premises, or the Partial Renewal Space with respect to which Tenant exercises the Renewal Option, being referred to herein as the "Renewal Premises"; the portion of the Premises that does not constitute the Renewal Premises is referred to herein as the "Removed Space").

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(B)           If (x) Tenant gives the Renewal Notice to Landlord, and (y) Tenant fails to (I) indicate therein that Tenant is exercising the Renewal Option for only the Partial Renewal Space, or (II) identify therein the Partial Renewal Space with reasonable particularity, then Tenant shall be deemed to have designated that the Renewal Premises constitutes the entire Premises demised by this Lease as of the Fixed Expiration Date, except for any Recapture Space for which the term of the Recapture Sublease expires after the date that is twelve (12) months before the Fixed Expiration Date.

(C)           If Tenant exercises the Renewal Option for only the Partial Renewal Space as contemplated by this Section 19.2, then (x) on the Fixed Expiration Date, Tenant shall surrender to Landlord vacant and exclusive possession of the Removed Space in accordance with the provisions of this Lease that govern Tenant's obligations in respect of the delivery of vacant and exclusive possession of the Premises to Landlord upon the expiration or earlier termination of the Term, and (y) on or prior to the Fixed Expiration Date, Tenant, at Tenant's expense and otherwise in accordance with the terms of Article 7 hereof, shall demise the Removed Space separately from the Partial Renewal Space. If Tenant exercises the Renewal Option for a Renewal Premises that is comprised of less than all of the Premises that is demised by this Lease as of the Fixed Expiration Date, then, effective as of the first day of the applicable Renewal Term, the share of chilled water capacity that Tenant has the right to use under Section 4.6 hereof shall be decreased by the chilled water capacity that is then dedicated to the Removed Space and the share of capacity (in kilowatts) of the Supplemental Emergency Generator System that Tenant has the right to use under Section 3.14 hereof shall be decreased by the capacity (in kilowatts) of the Supplemental Emergency Generator System that is then dedicated to the Removed Space.

(D)           Tenant shall not have the right to revoke the Renewal Notice once Tenant has given the Renewal Notice.

19.3.	Lease Provisions Apply.

If Tenant exercises the Renewal Option, then the leasing of the Renewal Premises during the Renewal Term shall be upon the terms set forth herein, except that:

(A)           the Fixed Rent for the Renewal Premises during the Renewal Term shall be the Rental Value thereof;

(B)           if Tenant exercises the Renewal Option for the Partial Renewal Space (and not for the entire Premises), then, effective as of the first (1st) day of the Renewal Term (the "Renewal Term Commencement Date"), Tenant's Operating Expense Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Renewal Premises bears to (II) the number of square feet of Rentable Area of the Building (other than any retail portion thereof);

(C)           if Tenant exercises the Renewal Option for the Partial Renewal Space (and not for the entire Premises), then, effective as of the Renewal Term Commencement Date, Tenant's Tax Share shall be redetermined based on the ratio that (I) the number of square feet of

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Rentable Area of the Renewal Premises bears to (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof);

(D)           if the Rental Value is an amount equal to the Fair Market Rent on the Fixed Expiration Date, then the Operating Expense Payment for each Operating Expense Year from and after the Renewal Term Commencement Date shall be recalculated as the product obtained by multiplying (I) Tenant's Operating Expense Share (redetermined as set forth in Section 19.3(B) hereof, if applicable), by (II) the excess of (x) Operating Expenses for the applicable Operating Expense Year, over (y) the Operating Expenses for the calendar year in which the Renewal Term Commencement Date occurs; it being understood that the calculation of the Operating Expense Payment shall remain unchanged (subject to Section 19.3(B) hereof) if the Rental Value is the Fixed Rent that is payable hereunder as of the Fixed Expiration Date (i.e., the Base Operating Expense Year shall remain the 2022 calendar year);

(E)           if the Rental Value is an amount equal to the Fair Market Rent on the Fixed Expiration Date, then the Tax Payment for each Tax Year from and after the Renewal Term Commencement Date shall be an amount equal to the product obtained by multiplying (I) Tenant's Tax Share (redetermined as set forth in Section 19.3(C) hereof, if applicable), by (II) the excess of (x) Taxes for the applicable Tax Year, over (y) the Taxes for the Tax Year in which the Renewal Term Commencement Date occurs; it being understood the calculation of the Tax Payment shall remain unchanged (subject to Section 19.3(C) hereof) if the Rental Value is the Fixed Rent that is payable hereunder as of the Fixed Expiration Date (i.e., the Base Tax Years shall remain (i) the fiscal year commencing on July 1, 2021 and ending on June 30, 2022 and (ii) the fiscal year commencing on July 1, 2022 and ending on June 30, 2023);

(F)           If Tenant exercises the Renewal Option for the Partial Renewal Space, then Tenant shall have the right to reduce the amount of the Letter of Credit then on deposit with Landlord by delivering to Landlord an amendment to the Letter of Credit (in a form that is reasonably satisfactory to Landlord) that decreases the amount of the Letter of Credit to an amount equal to the product obtained by multiplying (I) the quotient obtained by dividing (a) the number of square feet of Rentable Area of the Renewal Premises, by (b) the number of square feet of Rentable Area of the Premises on the day prior to the Renewal Term Commencement Date by (II) the amount of the Letter of Credit required hereunder on the day prior to the Renewal Term Commencement Date;

(G)           Landlord shall have no obligation to perform any work in connection with Tenant's exercise of the Renewal Option;

(H)           Landlord shall have no obligation to grant to Tenant any work allowance in connection with Tenant's exercise of the Renewal Option; and

(I)             The provisions of this Article 19 shall not be applicable to permit Tenant to further extend the Term.

Article 20
FAIR MARKET RENT

20.1.	Certain Definitions.

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(A)           The term "Rental Value" shall mean, at any particular time, an amount equal to the Fair Market Rent of the Applicable Area on the Applicable Date; provided, however, that if the Applicable Area is the Renewal Premises, then the Rental Value shall not be less than the Fixed Rent that is payable hereunder in respect of the Renewal Premises as of the Fixed Expiration Date (without taking into account any abatement of Fixed Rent that is in effect as of the Fixed Expiration Date).

(B)           The term "Fair Market Rent" shall mean the annual fair market rental value.

(C)           The term "Applicable Area" shall mean (i) the Renewal Premises, in connection with the determination of the Fair Market Rent thereof and (ii) the Applicable Option Space, in connection with the determination of the Fair Market Rent thereof.

(D)           The term "Applicable Date" shall mean (i) with respect to the Renewal Option, the Fixed Expiration Date, in connection with the determination of the Fair Market Rent of the Renewal Premises and (ii) with respect to the Option, the Scheduled Option Space Commencement Date, in connection with the determination of the Fair Market Rent of the Applicable Option Space.

20.2.	Fair Market Rent Assumptions.

The Fair Market Rent shall be determined assuming that the Applicable Area is free and clear of all leases and tenancies (including this Lease), that the Applicable Area is available for the purposes permitted by this Lease in the then rental market, that Landlord has had a reasonable time to locate a tenant, and that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors.

20.3.	Fair Market Procedure.

(A)           If Tenant exercises the Renewal Option or the Option, as the case may be, then Landlord and Tenant shall each deliver simultaneously to the other, at Landlord's office, a notice (each, a "Rent Notice"), on a date mutually agreed upon, but in no event later than:

(1)            one hundred eighty (180) days before the Fixed Expiration Date, with respect to the Rent Notice for the determination of the Fair Market Rent for the Premises, and

(2)            the later to occur of (I) three (3) months before the Scheduled Option Space Commencement Date, and (II) the thirtieth (30th) day after the date that Tenant gives the applicable Option Response Notice to Landlord, with respect to the Rent Notice for the determination of the Fair Market Rent for the Applicable Option Space, as the case may be, which Rent Notice shall set forth each of their respective determinations of the Fair Market Rent (Landlord's determination of the Fair Market Rent is referred to as "Landlord's Determination" and Tenant's determination of the Fair Market Rent is referred to as "Tenant's Determination"). If (i) Landlord fails to give Landlord's Determination to Tenant, and (ii) Tenant tenders Tenant's Determination to Landlord, then the Fair Market Rent for the Applicable Area shall be Tenant's Determination. If (i) Tenant fails to give Tenant's

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Determination to Landlord, and (ii) Landlord tenders Landlord's Determination to Tenant, then the Fair Market Rent for the Applicable Area shall be Landlord's Determination.

(B)           If Tenant's Determination is lower than Landlord's Determination, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rent for a period of thirty (30) days after the date that Landlord gives Landlord's Determination to Tenant, and Tenant gives Tenant's Determination to Landlord. If Tenant's Determination is higher than Landlord's Determination, then the Fair Market Rent for the Applicable Area shall be the average of Landlord's Determination and Tenant's Determination. If Landlord and Tenant do not agree on the Fair Market Rent for the Applicable Area within thirty (30) days after the date that Landlord gives Landlord's Determination to Tenant, and the date that Tenant gives Tenant's Determination to Landlord, then Landlord and Tenant shall select jointly an independent real estate appraiser that (i) neither Landlord nor Tenant, nor any of their respective Affiliates, has engaged during the immediately preceding period of three (3) years, and (ii) has at least ten (10) years of experience in leasing properties that are similar in character to the Building (such appraiser being referred to herein as the "Appraiser"). Landlord and Tenant shall each pay fifty percent (50%) of the Appraiser's fee. If Landlord and Tenant do not agree on the Appraiser within ten (10) days after the last day of such period of thirty (30) days, then either party shall have the right to institute an Expedited Arbitration Proceeding for the sole purpose of designating the Appraiser.

(C)           The parties shall instruct the Appraiser to (i) conduct the hearings and investigations that he or she deems appropriate, and (ii) choose either Landlord's Determination or Tenant's Determination as the better estimate of Fair Market Rent for the Applicable Area, within thirty (30) days after the date that the Appraiser is designated. The Appraiser's aforesaid choice shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with the procedure described in this Article 20. The Appraiser shall not have the power to supplement or modify any of the provisions of this Lease.

(D)           If the final determination of the Fair Market Rent is not made on or before the Applicable Date in accordance with the provisions of this Article 20, then, pending such final determination, the Fair Market Rent shall be deemed to be an amount equal to the average of Landlord's Determination and Tenant's Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were less than the Rental payable for such period, then Tenant, not later than the twentieth (20th) day after Landlord's demand therefor, shall pay to Landlord the amount of such deficiency, together with interest thereon at the Base Rate. If, based upon the final determination of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were more than the Rental due hereunder for such period, then Landlord, not later than the twentieth (20th) day after Tenant's demand therefor, shall pay such excess to Tenant, together with interest thereon at the Base Rate (it being agreed that if Landlord fails to make such payment within thirty (30) days after Tenant's demand therefor, then Tenant shall have the right to apply against the Rental thereafter coming due hereunder a credit in an aggregate amount equal to such excess and such interest, until such credit is exhausted).

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Article 21
DEFAULT

21.1.	Events of Default.

The term "Event of Default" shall mean the occurrence of any of the following events:

(A)           Tenant fails to pay any installment of Fixed Rent when due and such failure continues for seven (7) Business Days after the date that Landlord gives notice of such failure to Tenant;

(B)           Tenant fails to pay any installment of Rental (other than Fixed Rent) when due and such failure continues for seven (7) Business Days after the date that Landlord gives notice of such failure to Tenant;

(C)           Tenant's interest under this Lease devolves upon or passes to any other Person, whether by operation of law or otherwise, except as expressly permitted under Article 17 hereof, or the subtenant's interest under a sublease that Tenant consummates in accordance with Article 17 hereof devolves upon or passes to a Person in violation of Section 17.1(I) hereof, and in each case such Transfer is not reversed within ten (10) days after the date that such Transfer occurs;

(D)           Tenant defaults in respect of Tenant's obligations under Section 4.10 hereof, and such default continues for more than seven (7) Business Days after Landlord gives Tenant notice thereof;

(E)           Tenant defaults in respect of Tenant's obligations under Section 7.5(A)(4) hereof, and such default continues for more than three (3) Business Days after Landlord gives Tenant notice thereof;

(F)           Tenant fails to provide Landlord with a replacement Letter of Credit after Landlord presents the Letter of Credit for payment to apply the proceeds thereof after the occurrence of an Event of Default as provided in Section 26.2 hereof within ten (10) Business Days after the date that Landlord gives Tenant notice demanding that Tenant provide such replacement;

(G)           an Insolvency Event occurs;

(H)           Tenant defaults in the observance or performance of any other covenant of this Lease on Tenant's part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after Landlord gives Tenant notice thereof, except that if (i) such default cannot be remedied with reasonable diligence during such period of thirty (30) days, (ii) Tenant takes reasonable steps during such period of thirty (30) days to commence Tenant's remedying of such default, and (iii) Tenant prosecutes diligently Tenant's remedying of such default to completion, then an Event of Default shall not occur by reason of such default, provided that Tenant completes its remedying of such default within ninety (90) days after the last day of the aforesaid initial grace period of thirty (30) days; or

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(I)             the Premises are abandoned.

21.2.	Termination.

If (1) an Event of Default occurs, and (2) Landlord, at any time thereafter, at Landlord's option, gives a notice to Tenant stating that this Lease and the Term shall expire and terminate on the third (3rd) Business Day after the date that Landlord gives Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as of the third (3rd) Business Day after the date that Landlord gives Tenant such notice, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 23 hereof and Article 25 hereof; provided, however, that if the Event of Default derives from an Insolvency Event, then the provisions of Article 22 hereof shall apply. Notwithstanding anything to the contrary contained in this Article 21, in the event of a monetary default by Tenant under this Lease, Landlord retains its right to avail itself of any and all remedies provided for in Section 711(2) of the New York Real Property Actions and Proceedings Law (the "RPAPL") and, in the event that Landlord elects to avail itself of its rights thereunder, no Event of Default need be declared by Landlord and no notices need be served by Landlord under this Article 21 or this Lease; instead, in such instances, Landlord shall be required to serve upon Tenant only such notice(s) as may be required by said Section 711(2) of the RPAPL, including, without limitation, a statutory demand for rent.

Article 22
TENANT'S INSOLVENCY

22.1.	Assignments Pursuant to the Bankruptcy Code.

(A)           The term "Bankruptcy Code" shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

(B)           If Tenant, Tenant's trustee or Tenant as debtor-in-possession (each, an "Insolvency Party") proposes to assign the tenant's interest hereunder pursuant to the provisions of the Bankruptcy Code to any Person that has made a bona fide offer to accept an assignment of the tenant's interest under this Lease on terms acceptable to Tenant, then the Insolvency Party shall give to Landlord notice of such proposed assignment no later than twenty (20) days after the date that the Insolvency Party receives such offer, but in any event no later than ten (10) days before the date that the Insolvency Party makes application to a court of competent jurisdiction for authority and approval to consummate such assignment. Such notice given by the Insolvency Party to Landlord shall (a) set forth the name and address of such Person that has made such bona fide offer, (b) set forth all of the terms and conditions of such bona fide offer, and (c) confirm that such Person will provide to Landlord adequate assurance of future performance that conforms with the terms of Section 22.1(D) hereof. Landlord shall have the right to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person (less any brokerage commissions that would otherwise be payable by the Insolvency Party out of the consideration to be paid by such Person in connection with such assignment of the tenant's interest under this Lease), by giving notice thereof to the Insolvency Party at any time prior to the effective date of such proposed assignment.

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(C)           Tenant shall pay to Landlord an amount equal to the Out-of-Pocket Costs that Landlord incurs in connection with Tenant's assignment of the tenant's interest hereunder pursuant to the provisions of the Bankruptcy Code, within thirty (30) days after Landlord's submission to Tenant of an invoice therefor that contains reasonable supporting documentation for the charges described therein.

(D)           A Person that submits a bona fide offer to take by assignment the tenant's interest under this Lease as described in Section 22.1(B) hereof shall be deemed to have provided Landlord with adequate assurance of future performance only if such Person (a) deposits with Landlord simultaneously with such assignee's taking by assignment the tenant's interest under this Lease an amount equal to the then annual Fixed Rent, as security for the faithful performance and observance by such assignee of the tenant's obligations of this Lease (and such Person gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, information reasonably satisfactory to Landlord that indicates that such Person has the ability to post such deposit), (b) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such Person's financial statements, audited by a certified public accountant in accordance with GAAP, for the three (3) fiscal years that immediately precede such assignment, that indicate that such Person has a tangible net worth of at least ten (10) times the then annual Fixed Rent for each of such three (3) years, and (c) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such other information or takes such action that in either case Landlord, in its reasonable judgment, determines is necessary to provide adequate assurance of the performance by such assignee of the obligations of the tenant under this Lease; provided, however, that in no event shall such adequate assurance of future performance be less favorable to Landlord than the assurance contemplated by Section 365(b)(3) of the Bankruptcy Code (notwithstanding that this Lease may not be construed as a lease of real property in a shopping center).

(E)           If Tenant's interest under this Lease is assigned to any Person pursuant to the provisions of the Bankruptcy Code, then any such assignee shall (x) be deemed without further act or deed to have assumed all the obligations of the tenant arising under this Lease from and after the date of such assignment, and (y) execute and deliver to Landlord upon demand an instrument confirming such assumption.

(F)           Nothing contained in this Article 22 limits Landlord's rights against Tenant under Article 17 hereof.

22.2.	Replacement Lease.

If (i) Tenant is not the Person that constituted Tenant initially, and (ii) either (I) this Lease is disaffirmed or rejected pursuant to the Bankruptcy Code, or (II) this Lease terminates by reason of occurrence of an Insolvency Event, then, subject to the terms of this Section 22.2, the Persons that constituted Tenant hereunder previously, including, without limitation, the Person that constituted Tenant initially (each such Person that previously constituted Tenant hereunder (but does not then constitute Tenant hereunder), and with respect to which Landlord exercises Landlord's rights under this Section 22.2, being referred to herein as a "Predecessor Tenant") shall (1) pay to Landlord the aggregate Rental that is then due and owing by Tenant to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2)

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enter into a new lease, between Landlord, as landlord, and the Predecessor Tenant, as tenant, for the Premises, and for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date (or the last day of the Renewal Term, if such disaffirmance, rejection or termination occurs during the Renewal Term), at the same Fixed Rent and upon the then executory terms that are contained in this Lease, except that (a) the Predecessor Tenant's rights under the new lease shall be subject to the possessory rights of Tenant under this Lease and the possessory rights of any Person claiming by, through or under Tenant or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by the Predecessor Tenant with reasonable diligence. Landlord shall have the right to require the Predecessor Tenant to execute and deliver such new lease on the terms set forth in this Section 22.2 only by giving notice thereof to Tenant and to the Predecessor Tenant within thirty (30) days after Landlord receives notice of any such disaffirmance or rejection (or, if this Lease terminates by reason of Landlord making an election to do so, then Landlord may exercise such right only by giving such notice to Tenant and the Predecessor Tenant within thirty (30) days after this Lease so terminates). If the Predecessor Tenant defaults in its obligation to enter into said new lease for a period of ten (10) days following Landlord's request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Predecessor Tenant as if such Predecessor Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Predecessor Tenant's default thereunder.

22.3.	Insolvency Events.

This Lease shall terminate automatically upon the occurrence of any of the following events:

(A)           a Tenant Obligor commences or institutes any case, proceeding or other action (a) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(B)           a Tenant Obligor makes a general assignment for the benefit of creditors; or

(C)           any case, proceeding or other action is commenced or instituted against a Tenant Obligor (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency

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or such an appointment or the issuance or entry of any other order having a similar effect, and (ii) remains undismissed for a period of ninety (90) days; or

(D)           any case, proceeding or other action is commenced or instituted against a Tenant Obligor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(E)           a Tenant Obligor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A), (B), (C), or (D) above; or

(F)           a trustee, receiver or other custodian is appointed for any substantial part of a Tenant Obligor's assets, and such appointment is not vacated or stayed within fifteen (15) Business Days (the events described in this Section 22.3 being collectively referred to herein as "Insolvency Events").

The term "Tenant Obligor" shall mean (a) Tenant, (b) any Person that comprises Tenant (if Tenant is comprised of more than one (1) Person), (c) any partner in Tenant (if Tenant is a general partnership), (d) any general partner in Tenant (if Tenant is a limited partnership), (e) any Person that has guaranteed all or any part of the obligations of Tenant hereunder, and (f) any Person that previously constituted Tenant hereunder. If this Lease terminates pursuant to this Section 22.3, then (I) Tenant immediately shall quit and surrender the Premises, and (II) Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 23 hereof and Article 25 hereof.

22.4.	Effect of Stay.

Notwithstanding anything to the contrary contained herein, if (i) Landlord's right to terminate this Lease after the occurrence of an Event of Default, or the termination of this Lease upon the occurrence of an Insolvency Event, is stayed by order of any court having jurisdiction over an Insolvency Event, or by federal or state statute, (ii) the trustee appointed in connection with an Insolvency Event, or Tenant or Tenant as debtor-in-possession, fails to assume Tenant's obligations under this Lease on or prior to the earliest to occur of (a) the last day of the period prescribed therefor by law, (b) the one hundred twentieth (120th) day after entry of the order for relief, or (c) a date that is otherwise designated by the court, or (iii) said trustee, Tenant or Tenant as debtor-in-possession fails to provide adequate protection of Landlord's right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease as provided in Section 22.1 hereof, then Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) Business Days of advance notice to Tenant, Tenant as debtor-in-possession or said trustee, and, upon the expiration of said period of five (5) Business Days, this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

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22.5.	Rental for Bankruptcy Purposes.

Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, regardless of whether such amounts are expressly denominated as Rental, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code, and Tenant's payment obligations with respect thereto shall constitute obligations to be timely performed pursuant to Section 365(d) of the Bankruptcy Code.

Article 23
REMEDIES AND DAMAGES

23.1.	Certain Remedies.

(A)           If (x) an Event of Default occurs and this Lease and the Term expires and comes to an end as provided in Article 21 hereof, or (y) this Lease terminates as provided in Section 22.3 hereof, then:

(1)            Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may, without prejudice to any other remedy which Landlord may have, (a) re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by lawful force (without being liable to indictment, prosecution or damages therefor), (b) repossess the Premises and dispossess Tenant and any other Persons from the Premises, and (c) remove any and all of their property and effects from the Premises; and

(2)            Landlord, at Landlord's option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine.

(B)           Landlord shall have no obligation to relet the Premises or any part thereof and shall not be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting. Any such refusal or failure on Landlord's part shall not relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(C)           In the event of a breach or threatened breach by Tenant, or any Persons claiming by, through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to (1) enjoin or restrain such breach, (2) invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach, and (3) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease. The right to invoke the remedies hereinbefore set

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forth are cumulative and nonexclusive and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

23.2.	No Redemption.

Tenant, on its own behalf and on behalf of all Persons claiming by, through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such Persons might have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant has been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words "re-enter," "re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

23.3.	Calculation of Damages.

(A)           If this Lease terminates by reason of the occurrence of an Event of Default or by reason of the occurrence of an Insolvency Event, then Tenant shall pay to Landlord, on demand, and Landlord shall be entitled to recover:

(1)            all Rental payable under this Lease by Tenant to Landlord (x) to the date that this Lease terminates, or (y) to the date of re-entry upon the Premises by Landlord, as the case may be;

(2)            the excess of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term, over (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (2) of Section 23.1(A) hereof for any part of such period (such excess being referred to herein as a "Deficiency"), as damages (it being understood that (x) such net amount described in clause (b) above shall be calculated by deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys' fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, (y) any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent or Escalation Rent (as the case may be), and (z) Landlord shall be entitled to recover from Tenant each monthly Deficiency as it arises, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding); and

(3)            regardless of whether Landlord has collected any monthly Deficiency as aforesaid, and in lieu of any further Deficiency, as and for liquidated and agreed final damages, an amount equal to the excess (if any) of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected), over (b) the then fair and reasonable net effective rental value of the Premises for the same period (which is

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calculated by (X) deducting from the fair and reasonable rental value of the Premises the expenses that Landlord would reasonably expect to incur in reletting the Premises, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys' fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, and (Y) taking into account the time period that Landlord would reasonably require to consummate a reletting of the Premises to a new tenant), both discounted to present value at the Base Rate. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, have been relet by Landlord to any Person other than an Affiliate of Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, then the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value of the Premises (or the applicable part thereof) so relet during the term of the reletting.

(B)           If the Premises, or any part thereof, are relet together with other space in the Building, then the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 23.3. Tenant acknowledges and agrees that in no event shall it be entitled to any rents collected or payable under any reletting, regardless of whether such rents exceed the Rental reserved in this Lease.

(C)           Nothing contained in this Article 23 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any applicable statute or rule of law, or of any sums or damages to which Landlord may be lawfully entitled in addition to the damages set forth in this Section 23.3.

Article 24
TENANT'S SELF-HELP RIGHTS

24.1.	Self-Help Event.

As used herein, the term "Self-Help Event" shall mean a default by Landlord in the performance of its obligations as set forth in this Lease (a) to perform Landlord's Post-Delivery Work prior to the Self-Help Date, (b) to make the repairs and replacements required in Section 8.1 hereof, or (c) to correct violations of Requirements that are Landlord's responsibility pursuant to Section 11.2 hereof, and, in the case of the foregoing clauses (b) and (c), which (1) impairs Tenant's ability to use the Premises for the normal conduct of Tenant's business or Tenant's ability to perform any Alterations (in each case to a material extent), (2) poses a safety threat, or (3) poses a material and imminent threat to Tenant's Property, provided that in any such instance Landlord's aforesaid default does not result from (i) any negligent act or omission (where a duty to act exists) by Tenant or its agents, employees, or contractors, (ii) a default by Tenant hereunder, (iii) Tenant's performance of the Initial Alterations, (iv) Tenant's performance of Alterations or (v) Tenant's repair or maintenance obligations pursuant to Section 8.2 hereof.

24.2.	Tenant's Rights.

If (i) a Self-Help Event occurs, (ii) Tenant gives Landlord notice thereof (which refers specifically to this Section 24.2), (iii) Landlord fails to remedy such Self-Help Event within thirty (30) days after Tenant gives Landlord notice thereof (or, to the extent of an emergency, a

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shorter period that is reasonable under the circumstances), except that if (x) such Self-Help Event cannot be remedied with reasonable diligence during such period of thirty (30) days (or such shorter period, as the case may be), (y) Landlord takes reasonable steps during such period of thirty (30) days (or such shorter period, as the case may be) to commence Landlord's remedying of such Self-Help Event, and (z) Landlord prosecutes diligently Landlord's remedying of such Self-Help Event to completion, then such period of thirty (30) days (or such shorter period, as the case may be) shall be extended for the period that Landlord reasonably requires to diligently prosecute such cure to completion, (iv) except in an emergency, such failure continues for an additional period of five (5) Business Days after the date that Tenant gives Landlord an additional notice to the effect that Landlord has failed to remedy such Self-Help Event, and (v) such Self-Help Event may be cured by actions taken solely within the Premises, except that Tenant may take actions outside of the Premises if required in connection with the performance of Landlord's Post-Delivery Work, then Tenant may (a) cure such Self-Help Event for the account of Landlord to the extent that such Self-Help Event can be cured by actions of Tenant taken solely within the Premises, except that Tenant may take actions outside of the Premises if required in connection with the performance of Landlord's Post-Delivery Work, (b) pay any third party (in all circumstances where such Self-Help Event may be cured by the payment of a fixed sum to a third party) as may be required to effect the cure of the Self-Help Event, or (c) make any reasonable expenditure or incur any reasonable obligation for the payment of money, including, without limitation, reasonable attorneys' fees and disbursements, in instituting, prosecuting or defending any action or proceeding, in order to cure such Self-Help Event. Tenant shall incur only those costs and expenses that are reasonably necessary under the circumstances and shall receive no profit in connection with its performance of such work. Subject to the terms of this Section 24.2, to the extent that Tenant incurs any Out-of-Pocket Costs in connection with curing a Self-Help Event as aforesaid, Landlord shall reimburse Tenant for such Out-of-Pocket Cost (with interest thereon at the Applicable Rate calculated from the date that Tenant incurs such cost), within thirty (30) days after Tenant's submission of an invoice therefor to Landlord, together with reasonable supporting documentation for the charges set forth therein. Subject to the terms of this Section 24.2, if Landlord fails to pay such amount to Tenant on or prior to the thirtieth (30th) day after the date that Tenant makes such submission to Landlord, then Tenant shall have the right to offset against the Rental thereafter due hereunder an amount equal to such payment due from Landlord to Tenant. The exercise by Tenant of its rights pursuant to this Article 24 shall not affect the rights that Tenant may have to a credit towards Fixed Rent or Escalation Rent as expressly provided in Section 6.2(F) hereof, Section 10.3 hereof or Section 11.2 hereof, as the case may be, which credits shall continue to accrue in accordance with the terms thereof until such Self-Help Event is remedied.

24.3.	[***] Clause.

If (A) this Lease terminates (or a Permitted Party is otherwise prohibited by order of a court of competent jurisdiction from occupying the Premises) as a result of (I) Landlord's default under the [***] Clause or (II) Tenant's failure to comply with the [***] Clause regardless of the fact that Tenant has actual or constructive knowledge of the restrictions contained in the [***] Clause, and (B) such default does not derive from a default by Tenant under Section 17.1(I) hereof, or such failure does not derive from a default by Tenant under Section 17.1(I) hereof, as the case may be, then Landlord shall pay to Tenant (a) an amount equal to the product obtained by multiplying (x) an amount equal to the first installment of Fixed Rent for a full calendar

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month that becomes payable hereunder from and after the Rent Commencement Date, by (y) twelve (12), if this Lease so terminates (or a Permitted Party is otherwise so prohibited from occupying the Premises) during the period ending on the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date, (b) an amount equal to the product obtained by multiplying (x) an amount equal to the first installment of Fixed Rent for a full calendar month that becomes payable hereunder from and after the Rent Commencement Date, by (y) nine (9), if this Lease so terminates (or a Permitted Party is otherwise so prohibited from occupying the Premises) during the period commencing on the tenth (10th) anniversary of the Rent Commencement Date and ending on the Fixed Expiration Date, (c) an amount equal to the product obtained by multiplying (x) an amount equal to the first installment of Fixed Rent for a full calendar month that becomes payable hereunder from and after the Rent Commencement Date, by (y) six (6), if this Lease so terminates (or a Permitted Party is otherwise so prohibited from occupying the Premises) during the period commencing on the Renewal Term Commencement Date and ending on the day immediately preceding the fifth (5th) anniversary of the Renewal Term Commencement Date, and (d) an amount equal to the product obtained by multiplying (x) an amount equal to the first installment of Fixed Rent for a full calendar month that becomes payable hereunder from and after the Rent Commencement Date, by (y) three (3), if this Lease so terminates (or a Permitted Party is otherwise so prohibited from occupying the Premises) during the period commencing on the fifth (5th) anniversary of the Renewal Term Commencement Date, and ending on the last day of the Renewal Term. Landlord's aforesaid obligation shall survive the Expiration Date. Nothing contained in this Section 24.3 diminishes the terms of Section 32.2(A)(6) hereof (it being understood that any amounts payable under this Section 24.3 shall be in addition to, and not reduced by, any amounts payable by Landlord under Section 32.2(A)(6) hereof and Landlord and Tenant hereby agree that the amounts payable under this Section 24.3 are fair and reasonable damages to Tenant (in addition to any amounts payable by Landlord under Section 32.2(A)(6) hereof and not punitive or a penalty). Nothing contained in this Section 24.3 entitles Tenant to terminate this Lease merely as a result of Landlord's default under the [***] Clause or Tenant's failure to comply with the [***] Clause regardless of the fact that Tenant has actual or constructive knowledge of the restrictions contained in the [***] Clause.

Article 25
EXPENSES AND LATE CHARGES

25.1.	Landlord's Costs.

(A)           Tenant shall pay to Landlord an amount equal to the Out-of-Pocket Costs that Landlord incurs in instituting or prosecuting any legal proceeding against Tenant (or any other Person claiming by, through or under Tenant) to the extent that such legal proceeding derives from the occurrence of an Event of Default, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such Out-of-Pocket Costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such Out-of-Pocket Costs during the Term and as damages to the extent that Landlord incurs such Out-of-Pocket Costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 25.1(A) shall be adjusted appropriately to reflect the extent to which Landlord is successful in such legal proceeding).

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(B)           Tenant shall pay to Landlord an amount equal to the Out-of-Pocket Costs that Landlord incurs in defending successfully against a claim made by Tenant (or any other Person claiming by, through or under Tenant) against Landlord that relates to this Lease in a legal proceeding, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such Out-of-Pocket Costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such Out-of-Pocket Costs during the Term and as damages to the extent that Landlord incurs such Out-of-Pocket Costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 25.1(B) shall be adjusted appropriately to reflect the extent to which Landlord is successful in defending against such claim).

25.2.	Tenant's Costs.

(A)           Landlord shall pay to Tenant an amount equal to the Out-of-Pocket Costs that Tenant incurs in instituting or prosecuting any legal proceeding against Landlord to the extent that such legal proceeding derives from the occurrence of Landlord's default hereunder, together with interest thereon calculated at the Applicable Rate from the date that Tenant incurs such Out-of-Pocket Costs, within thirty (30) days after Tenant gives to Landlord an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that the amount that Tenant has the right to collect from Landlord under this Section 25.2(A) shall be adjusted appropriately to reflect the extent to which Tenant is successful in such legal proceeding).

(B)           Landlord shall pay to Tenant an amount equal to the Out-of-Pocket Costs that Tenant incurs in defending successfully against a claim made by Landlord against Tenant that relates to this Lease in a legal proceeding, together with interest thereon calculated at the Applicable Rate from the date that Tenant incurs such Out-of-Pocket Costs, within thirty (30) days after Tenant gives to Landlord an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that the amount that Tenant has the right to collect from Landlord under this Section 25.2(B) shall be adjusted appropriately to reflect the extent to which Tenant is successful in defending against such claim).

25.3.	Interest on Late Payments.

If Tenant fails to pay any item of Rental on or prior to the tenth (10th) day after the date that such payment is due, then Tenant shall pay to Landlord, in addition to such item of Rental, as a late charge and as additional rent, an amount equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment; provided that one (1) time during each calendar year, Tenant shall be entitled to notice of such late payment and a period of ten (10) days after receipt of such notice to cure such late payment before such interest begins to accrue. Nothing contained in this Section 25.3 limits Landlord's rights and remedies, by operation of law or otherwise, after the occurrence of an Event of Default.

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Article 26
SECURITY

26.1.	Security Deposit.

Subject to the terms of this Article 26, Tenant, on the date hereof, shall deposit with Landlord, as security for the performance of Tenant's obligations under this Lease, an unconditional, irrevocable and transferable letter of credit (the "Letter of Credit") that (i) is in the amount of Six Million Eighty Thousand Five Hundred Twenty-Six and No/100 Dollars ($6,080,526.00) (such amount, as may be increased or decreased from time to time in accordance with the terms of Section 18.4(E) hereof, Section 19.3(F) hereof and this Article 26, the "Security Deposit Amount"), (ii) is in a form that is reasonably satisfactory to Landlord, (iii) is issued for a term of not less than one (1) year, (iv) is issued for the account of Landlord, (v) automatically renews for periods of not less than one (1) year unless the issuer thereof otherwise advises Landlord on or prior to the thirtieth (30th) day before the applicable expiration date, and (vi) is issued by, and drawn on, a bank that (a) has a Standard & Poor's rating of at least "AA" (or, if Standard & Poor's hereafter ceases the publication of ratings for banks, a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor's rating of "AA" as of the date hereof), (b) has not been declared insolvent or placed into receivership in either case by Federal Deposit Insurance Corporation or another governmental entity that has regulatory authority over such bank, and (c) either (I) has an office in the city where the Building is located at which Landlord can present the Letter of Credit for payment, or (II) has an office in the United States and allows Landlord to draw upon the Letter of Credit without presenting a draft in person (such as, for example, by submitting a draft by fax or overnight delivery service) (the aforesaid requirements for the bank that issues the Letter of Credit being collectively referred to herein as the "Bank Requirements").

26.2.	Landlord's Rights.

If (a) an Event of Default occurs and is continuing, (b) an Insolvency Event occurs, or (c) Tenant fails to vacate the Premises and surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date, then Landlord may present the Letter of Credit for payment and apply the proceeds thereof (i) to the payment of any Rental that then remains unpaid, or (ii) to any damages to which Landlord is entitled hereunder and that Landlord incurs by reason of such Event of Default or such Insolvency Event or Tenant's aforesaid failure to vacate the Premises or surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date. If Landlord so applies any part of the proceeds of the Letter of Credit, then Tenant, within ten (10) Business Days following demand, shall provide Landlord with a replacement Letter of Credit so that Landlord has the full amount of the required security at all times during the Term. If at any time the issuer of the Letter of Credit does not meet the Bank Requirements (it being understood that if Standard & Poor's hereafter ceases the publication of ratings for banks, the parties, in determining whether the issuer of the Letter of Credit meets the Bank Requirements, shall substitute for the rating of Standard & Poor's a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor's rating of "AA" as of the date hereof), then Tenant shall deliver to Landlord a replacement Letter of Credit, issued by a bank that satisfies the Bank Requirements (and otherwise meets the requirements set forth in Section 26.1 hereof) within fifteen (15) days after the date that Landlord

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gives Tenant notice of such issuer's failure to satisfy the Bank Requirements. If Tenant fails to deliver to Landlord such replacement Letter of Credit within such period of fifteen (15) days, then Landlord, in addition to Landlord's other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 26). Tenant shall reimburse Landlord for any Out-of-Pocket Costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Nothing contained in this Section 26.2 limits Landlord's rights or remedies in equity, at law, or as otherwise set forth herein.

26.3.	Return of Security.

Landlord shall return to Tenant the Letter of Credit (to the extent not theretofore returned to Tenant or presented for payment in accordance with the terms hereof) within thirty (30) days after Tenant performs all of the obligations of Tenant hereunder upon the expiration or earlier termination of the Term. Landlord's obligations under this Section 26.3 shall survive the expiration or earlier termination of the Term.

26.4.	Transfer of Letter of Credit.

Tenant, at Tenant's expense, shall cause the issuer of the Letter of Credit to amend the Letter of Credit to name a new beneficiary thereunder in connection with Landlord's assignment of Landlord's rights under this Lease to a Person that succeeds to Landlord's interest in the Real Property, promptly after Landlord's request from time to time.

26.5.	Renewal of Letter of Credit.

If Tenant fails to provide Landlord with a replacement Letter of Credit that complies with the requirements of this Article 26 on or prior to the thirtieth (30th) day before the expiration date of the Letter of Credit that is then expiring, then Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 26). Tenant shall reimburse Landlord for any Out-of-Pocket Costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Landlord also shall have the right to so present the Letter of Credit and so retain the proceeds thereof as security in lieu of the Letter of Credit at any time from and after the thirtieth (30th) day before the Expiration Date if the Letter of Credit expires earlier than the ninetieth (90th) day after the Expiration Date.

26.6.	Increase and Reduction in Security Deposit Amount.

(A)           Within one hundred twenty (120) days after the last day of each fiscal year of Tenant during the Term, Tenant shall deliver to Landlord financial statements for such fiscal year, audited in accordance with GAAP, at Tenant's expense; provided, however, that if Tenant is a publicly-traded company and files with the Securities and Exchange Commission its Form 10-K for each fiscal year of Tenant, then Tenant shall not be obligated to deliver such financial

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statements or such Form 10-K to Landlord (the date on which Tenant is obligated to deliver such financial statements pursuant to the terms of this Section 26.6(A) or, if Tenant is not obligated to deliver such financial statements to Landlord, the date on which Tenant's Form 10-K has been filed with Securities and Exchange Commission and is available to the public, being referred to herein as the "Determination Date").

(B)           Subject to the terms of Section 18.4(E) hereof, Section 19.3(F) hereof and this Section 26.6, if, for any fiscal year of Tenant during the Term, including, without limitation, the fiscal year of Tenant ending December 31, 2022, Tenant's annual gross revenue (as set forth in the audited financial statements delivered by Tenant to Landlord pursuant to Section 26.6(A) hereof, if any, or as set forth in its Form 10-K) is (I) equal to or greater than One Hundred Seventy Million Seven Hundred Twelve Thousand and No/100 Dollars ($170,712,000.00) and less than Two Hundred Seventy Million Seven Hundred Twelve Thousand and No/100 Dollars ($270,712,000.00), then the Security Deposit Amount shall be Six Million Eighty Thousand Five Hundred Twenty-Six and No/100 Dollars ($6,080,526.00), (II) is equal to or greater than Two Hundred Seventy Million Seven Hundred Twelve Thousand and No/100 Dollars ($270,712,000.00) and less than Three Hundred Twenty Million Seven Hundred Twelve Thousand and No/100 Dollars ($320,712,000.00), then the Security Deposit Amount shall be Three Million Forty Thousand Two Hundred Sixty-Three and No/100 Dollars ($3,040,263.00) or (III) is less than One Hundred Seventy Million Seven Hundred Twelve Thousand and No/100 Dollars ($170,712,000.00), then the Security Deposit Amount shall be Nine Million One Hundred Twenty Thousand Seven Hundred Eighty-Nine and No/100 Dollars ($9,120,789.00). Notwithstanding the foregoing, from and after the date, if any, that the Letter of Credit is returned to Tenant pursuant to the terms of Section 26.6(E) hereof, in no event shall the Security Deposit Amount, if thereafter required to be provided pursuant to this Section 26.6(B), be greater than Six Million Eighty Thousand Five Hundred Twenty-Six and No/100 Dollars ($6,080,526.00).

(C)           If the Security Deposit Amount, determined in accordance with Section 26.6(B) hereof, is greater than the amount of the Letter of Credit then on deposit with Landlord (or if, pursuant to Section 26.6(E) hereof, there is no Letter of Credit then on deposit with Landlord), then Tenant shall deliver to Landlord, within forty-five (45) days following Landlord's demand given no earlier than the most recent Determination Date, an amendment to the then existing Letter of Credit, a replacement Letter of Credit or a new Letter of Credit (in each case that meets the requirements set forth in Section 26.1 hereof), such that the amount of the Letter of Credit on deposit with Landlord is the Security Deposit Amount.

(D)           Subject to the terms of this Section 26.6(D), if the Security Deposit Amount, determined in accordance with Section 26.6(B) hereof, is less than the amount of the Letter of Credit then on deposit with Landlord, then Tenant shall have the right to reduce the amount of the Letter of Credit, such that the amount of the Letter of Credit is the Security Deposit Amount, by giving notice thereof to Landlord at any time from and after the most recent Determination Date. Tenant shall not be entitled to reduce the amount of the Letter of Credit if (I) the Initial Tenant Requirement is not satisfied, (II) a monetary or material non-monetary Event of Default has occurred and is continuing on the date that Tenant notifies Landlord of its right to such reduction or the date that Tenant and Landlord consummate such reduction, provided that if (x) a monetary or material non-monetary Event of Default has occurred and is

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continuing at a time when Tenant would otherwise be entitled to reduce the amount of the Letter of Credit, and (y) Tenant subsequently cures such monetary or material non-monetary Event of Default, then, from and after the date Tenant cures such monetary or material non-monetary Event of Default, then Tenant shall again be entitled to reduce the amount of the Letter of Credit provided that Tenant otherwise remains entitled to such reduction pursuant to the terms of this Section 26.6 or (III) Landlord theretofore applied all or any portion of the security deposited hereunder as permitted under this Lease and Tenant has not provided Landlord with a replacement Letter of Credit or amendment to the existing Letter of Credit so that Landlord has the full amount of the required security as required under this Article 26. If Tenant is entitled to any such reduction in accordance with the terms of this Section 26.6(D), then Landlord shall permit Tenant, at Tenant's expense, to amend or replace the Letter of Credit to reflect such reduction and Landlord shall, promptly upon request, execute such documents as the issuing bank may reasonably require in order to effectuate such reduction.

(E)           Subject to the terms of this Section 26.6(E), if, for any fiscal year of Tenant during the Term ending on or after December 1, 2026, Tenant's annual gross revenue (as set forth in the audited financial statements delivered by Tenant to Landlord, if any, pursuant to Section 26.6(A) hereof or as set forth in its Form 10-K) is Three Hundred Twenty Million Seven Hundred Twelve Thousand and No/100 Dollars ($320,712,000.00) or more, then the Security Deposit Amount (including, without limitation, any security required pursuant to Section 18.4(E) hereof) shall be Zero Dollars ($0.00) and Tenant shall have the right to receive a return of the Letter of Credit (to the extent not theretofore presented for payment in accordance with the terms hereof). Landlord shall return such Letter of Credit within thirty (30) days following demand by Tenant to Landlord given no earlier than the applicable Determination Date. Tenant shall not be entitled to a return of the Letter of Credit (I) prior to December 1, 2026, (II) if the Initial Tenant Requirement is not satisfied or (III) if a monetary or material non-monetary Event of Default has occurred and is continuing on the date that Tenant demands such return or the date that Landlord consummates such return, provided that if (x) a monetary or material non-monetary Event of Default has occurred and is continuing at a time when Tenant would otherwise be entitled to a return of the Letter of Credit, and (y) Tenant subsequently cures such monetary or material non-monetary Event of Default, then, from and after the date Tenant cures such monetary or material non-monetary Event of Default, Tenant shall again be entitled to a return of the Letter of Credit provided that Tenant otherwise remains entitled to a return of the Letter of Credit pursuant to the terms of this Section 26.6, and Landlord shall return the Letter of Credit promptly thereafter. If Tenant requests and is entitled to any such return of the Letter of Credit in accordance with the terms of this Section 26.6(E), then Landlord shall, promptly upon request, execute such documents as the issuing bank may reasonably require in order to confirm Landlord's agreement to such return and/or a cancellation of the Letter of Credit.

Article 27
END OF TERM

27.1.	End of Term.

On the Expiration Date, Tenant shall quit and surrender to Landlord the Premises, vacant, broom-clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the

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provisions hereof. Tenant expressly waives, for itself and for any Person claiming by, through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings that Landlord institutes to enforce the provisions of this Article 27.

27.2.	Holdover.

If vacant and exclusive possession of the Premises is not surrendered to Landlord on the Expiration Date, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises after the Expiration Date, an amount equal to one hundred fifty percent (150%) of the aggregate Rental that was payable under this Lease during the last month of the Term, except that Tenant shall pay an amount equal to two hundred percent (200%) of the aggregate Rental that was payable under this Lease during the last month of the Term for the period commencing on the sixty-first (61st) day of such holdover period. Landlord's right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity (including, without limitation, Landlord's right to recover Landlord's damages from Tenant that derive from vacant and exclusive possession of the Premises not being surrendered to Landlord on the Expiration Date); provided, however, that Landlord shall not have the right to recover such damages unless Tenant's holdover extends for more than sixty (60) days after the Expiration Date. Nothing contained in this Section 27.2 shall permit Tenant to retain possession of the Premises after the Expiration Date or limit in any manner Landlord's right to regain possession of the Premises, through summary proceedings or otherwise. Landlord's acceptance of any payments from Tenant after the Expiration Date shall be deemed to be on account of the amount to be paid by Tenant in accordance with the provisions of this Article 27.

Article 28
NO WAIVER

28.1.	No Surrender.

(A)           Landlord shall be deemed to have accepted a surrender of the Premises only if Landlord executes and delivers to Tenant a written instrument providing expressly therefor.

(B)           No employee of Landlord or of Landlord's agents shall have any power to accept the keys to the Premises prior to the Expiration Date. The delivery of such keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant at any time desires to have Landlord sublet the Premises on Tenant's account, then Landlord or Landlord's agents are authorized to receive said keys for such purpose without releasing Tenant from any of Tenant's obligations under this Lease.

28.2.	No Waiver by Landlord.

(A)           Landlord's failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules, shall not be

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deemed to be a waiver thereof. The receipt by Landlord of Rental with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach.

(B)           No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply such payment. No endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental shall be deemed to be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease or otherwise available to Landlord at law or in equity.

(C)           Landlord's failure during the Term to prepare and deliver any invoices, and Landlord's failure during the Term to make a demand for payment under any of the provisions of this Lease, shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any item of Rental which may have become due during the Term (except to the extent otherwise expressly set forth herein). Tenant's liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).

(D)           No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing signed by Landlord.

28.3.	No Waiver by Tenant.

(A)           Tenant's failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord's part to be performed, shall not be deemed to be a waiver. The payment by Tenant of any item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach by Landlord of any covenant of this Lease shall not be deemed a waiver of such breach, nor shall it prejudice Tenant's right to pursue any remedy against Landlord in this Lease provided or otherwise available to Tenant in law or in equity. No provision of this Lease shall be deemed to have been waived by Tenant, unless such waiver is in writing signed by Tenant.

(B)           Tenant's failure during the Term to make a demand for payment under any of the provisions of this Lease shall not in any way be deemed to be a waiver of, or cause Tenant to forfeit or surrender, its rights to collect any amount which may have become due during the Term (except to the extent otherwise expressly set forth herein). Landlord's liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).

Article 29
JURISDICTION

29.1.	Governing Law.

This Lease shall be construed and enforced in accordance with the laws of the State of New York.

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29.2.	Submission to Jurisdiction.

Tenant hereby (a) irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of New York for purposes of any action or proceeding brought therein by Landlord against Tenant concerning any matters relating to this Lease, (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings, (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York, and (d) agrees that any final unappealable judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further agrees that any action or proceeding by Tenant against Landlord concerning any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.

29.3.	Waiver of Trial by Jury; Counterclaims.

(A)           Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise.

(B)           If Landlord commences any summary proceeding against Tenant, then Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (except to the extent that applicable law precludes Tenant from asserting such counterclaim in another proceeding), and shall not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant. Nothing contained in this Section 29.3(B) limits Tenant's right to assert claims against Landlord in a separate proceeding.

Article 30
NOTICES

30.1.	Addresses; Manner of Delivery.

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications that a party desires or is required to give to the other party under this Lease shall (1) be in writing, (2) be deemed sufficiently given if (a) delivered by hand (against a signed receipt), (b) sent by registered or certified mail (return receipt requested), or (c) sent by a nationally-recognized overnight courier (with verification of delivery), and (3) be addressed in each case:

if to Tenant, prior to the date Tenant notifies Landlord that Tenant has occupied the Premises for the normal conduct of its business,

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Clear Secure, Inc.
65 East 55th Street
New York, New York 10022
Attention: General Counsel

And

Clear Secure, Inc.
65 East 55th Street
New York, New York 10022
Attention: Chief Financial Officer

if to Tenant, from and after the date Tenant notifies Landlord that Tenant has occupied the Premises for the normal conduct of its business:

Clear Secure, Inc.
85 Tenth Avenue

New York, New York 10011
Attention: General Counsel

and

Clear Secure, Inc.
85 Tenth Avenue
New York, New York 10011
Attention: Chief Financial Officer

if to Landlord, at:

85 Tenth Avenue Associates, L.L.C.
c/o Vornado Office Management LLC
888 Seventh Avenue
New York, New York 10017
Attention: Executive Vice President and Co-Head of Real Estate

and

Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attention: President – New York Office Division

and

Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attention: Chief Financial Officer

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and

c/o The Related Companies, L.P.
60 Columbus Circle
New York, New York 10023
Attn.: Bruce A. Beal, Jr., Alexis Kremen, Richard O'Toole and Philippe Visser

and with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attn.: Paul Polking, Esq.

or to such other address or addresses as Landlord or Tenant may designate from time to time on at least ten (10) Business Days of advance notice given to the other in accordance with the provisions of this Article 30. Any such bill, statement, consent, notice, demand, request, or other communication shall be deemed to have been given (x) on the date that it is hand delivered, as aforesaid, or (y) three (3) Business Days after the date that it is mailed, as aforesaid, or (z) on the first (1st) Business Day after the date that it is sent by a nationally-recognized courier, as aforesaid. Any such bills, statements, consents, notices, demands, requests or other communications that the Person that is the property manager for the Building gives to Tenant in accordance with the terms of this Article 30 shall be deemed to have been given by Landlord (except that Landlord, at any time and from time to time, shall have the right to terminate or suspend such property manager's right to give such bills, statements, consents, notices, demands, requests or other communications to Tenant by giving not less than five (5) days of advance notice thereof to Tenant).

Article 31
BROKERAGE

31.1.	Broker.

Landlord and Tenant each represent to the other that it has not dealt with any broker, finder or salesperson in connection with this Lease, other than Newmark Knight Frank (the "Broker"). Landlord shall pay all fees and commissions due and owing the Broker in connection with this Lease pursuant to a separate agreement. The provisions of this Section 31.1 shall survive the expiration or earlier termination of the Term.

Article 32
INDEMNITY

32.1.	Tenant's Indemnification of the Landlord Indemnitees.

(A)           Subject to the terms of this Section 32.1, to the fullest extent permitted by law, Tenant shall indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including,

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without limitation, reasonable attorneys' fees and expenses) that are incurred by a Landlord Indemnitee and that derive from a claim (a "Claim Against Landlord") made by a third party against such Landlord Indemnitee arising from or alleged to arise from:

(1)            a wrongful act or wrongful omission of any Tenant Indemnitee during the Term (including, without limitation, claims that derive from a Permitted Party's conducting such Permitted Party's business in the Premises) (it being understood that Tenant shall not have responsibility under this clause (1) for any wrongful act or wrongful omission of a Recapture Subtenant);

(2)            bodily injury (including mental injury or death), personal injury (including violation of civil rights, defamation, wrongful arrest and invasion of privacy), property damage, theft, and damage to the environment, alleged to have occurred in the Premises or been caused by Tenant, a Tenant Indemnitee, or Tenant's contractors, subcontractors and/or vendors;

(3)            an event or circumstance that occurs during the Term in the Premises or in another portion of the Building with respect to which Tenant has exclusive use pursuant to the terms hereof, if any (subject, however, to Landlord's rights of access under Article 9 hereof) (it being understood that Tenant's liability under this clause (3) shall not apply to the extent that Landlord exercises Landlord's rights under Section 17.3 hereof with respect to the Recapture Space);

(4)            the breach of any covenant to be performed by Tenant hereunder;

(5)            a misrepresentation made by Tenant hereunder (including, without limitation, a misrepresentation of Tenant under Section 31.1 hereof);

(6)            a Person with whom a Permitted Party has dealt making a claim for a leasing commission or other similar compensation in connection with a Transfer;

(7)            a Compliance Challenge (or Tenant's delaying Tenant's compliance with a Requirement during the pendency of a Compliance Challenge);

(8)            Landlord's cooperating with Tenant as contemplated by Section 7.4(A) hereof; or

(9)            Landlord’s execution and delivery of the Acceptable Construction Contract as provided in Section 1.2(C) hereof, with the understanding, however, that nothing contained in this clause (9) diminishes Landlord’s obligation to fund Work Costs under the Acceptable Construction Contract in accordance with Section 1.2(C) hereof in an amount not to exceed the Landlord Work Costs Contribution or comply with its obligations under this Lease with respect thereto.

Tenant shall not be required to indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or willful misconduct of a Landlord Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Landlord. Nothing contained in this Section 32.1 limits the provisions of Section 34.20 hereof.

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(B)           The term "Landlord Indemnitees" shall mean, collectively, Landlord, Landlord's managing agent, each Lessor, each Mortgagee and their respective partners, members, managers, officers, directors, employees, trustees and agents.

(C)           The term "Tenant Indemnitees" shall mean each Permitted Party and their respective partners, members, managers, officers, directors, employees, trustees and agents.

(D)           The parties intend that the Landlord Indemnitees (other than Landlord) shall be third-party beneficiaries of this Section 32.1.

32.2.	Landlord's Indemnification of the Tenant Indemnitees.

(A)           Subject to the terms of this Section 32.2, to the fullest extent permitted by law, Landlord shall indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that are incurred by a Tenant Indemnitee and that derive from a claim (a "Claim Against Tenant") made by a third party against such Tenant Indemnitee arising from or alleged to arise from:

(1)            a misrepresentation made by Landlord hereunder (including, without limitation, a misrepresentation of Landlord under Section 31.1 hereof);

(2)            a wrongful act or wrongful omission of any Landlord Indemnitee (including, without limitation, a wrongful act or wrongful omission of the Person that has the right to occupy the Recapture Space by virtue of Landlord's exercising Landlord's rights under Section 17.3 hereof);

(3)            the breach of any covenant to be performed by Landlord hereunder;

(4)            Landlord's failure to pay the Broker a commission or other compensation in connection herewith;

(5)            Landlord's exercising Landlord's rights under Section 11.2 hereof to contest a Requirement with which Landlord is otherwise required to comply; or

(6)            Landlord's default under the [***] Clause in respect of this Lease to the extent such default does not derive from a default by Tenant under Section 17.1(I) hereof or Tenant's failure to comply with the [***] Clause regardless of the fact that Tenant has actual or constructive knowledge of the restrictions contained in the [***] Clause to the extent such failure does not derive from a default by Tenant under Section 17.1(I) hereof (a "[***] Clause Claim"). Without limiting the foregoing provisions of this Article 32, Landlord acknowledges that the losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that Permitted Parties may incur as a result of a [***] Clause Claim are not limited to those sustained by, or payable to, the party making the Claim Against Tenant and that Permitted Parties may incur substantial damages of their own as a result thereof, which may include, without limitation, all costs incurred by a Permitted Party that are required to relocate Permitted Parties to comparable premises in another comparable building (including, without limitation, brokerage commissions, rent for such comparable premises (including any

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temporary space) in excess of the rent payable for the Premises (or the applicable portion thereof) and the hard costs and soft costs incurred by such Permitted Party to install an interior installation in such comparable space) and that, in addition to Landlord's indemnification obligations with respect to the party making the Claim Against Tenant, Landlord shall pay, in the first instance (and not as a reimbursement,) all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that are incurred by a Permitted Party as a result thereof. Nothing contained in this Section 32.2(A)(6) diminishes the terms of Section 24.3 hereof (it being understood that any amounts payable under this Section 32.2(A)(6) shall be in addition to, and not reduced by, any amounts payable by Landlord under Section 24.3 hereof).

Landlord shall not be required to indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or willful misconduct of a Tenant Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Tenant.

(B)           The parties intend that the Tenant Indemnitees (other than Tenant) shall constitute third-party beneficiaries of this Section 32.2.

32.3.	Indemnification Procedure.

(A)           If at any time a Claim Against Tenant is made or threatened against a Tenant Indemnitee, or a Claim Against Landlord is made or threatened against a Landlord Indemnitee, then the Person entitled to indemnity under this Article 32 (the "Indemnitee") shall give to the other party (the "Indemnitor") notice of such Claim Against Tenant or such Claim Against Landlord, as the case may be (the "Claim"); provided, however, that the Indemnitee's failure to provide such notice shall not impair the Indemnitee's rights to indemnity as provided in this Article 32 except to the extent that the Indemnitor is prejudiced materially thereby. Such notice shall state the basis for the Claim and the amount thereof (to the extent such amount is determinable at the time that such notice is given).

(B)           The Indemnitor shall have the right to defend against the Claim using attorneys that the Indemnitor designates and that the Indemnitee approves (it being understood that (I) the Indemnitee shall not unreasonably withhold, condition or delay such approval, (II) the Indemnitee shall be deemed to have approved such attorneys if the Indemnitee fails to respond within ten (10) days to the Indemnitor's request for approval, and (III) the attorneys designated by the Indemnitor's insurer shall be deemed approved by the Indemnitee for purposes hereof). The Indemnitor's failure to notify the Indemnitee of the Indemnitor's election to defend against the Claim within thirty (30) days after the Indemnitee gives such notice to the Indemnitor shall be deemed a waiver by the Indemnitor of its aforesaid right to defend against the Claim. Notwithstanding anything to the contrary contained in this Lease, if a Claim Against Tenant is made or threatened against a Tenant Indemnitee arising from or alleging to arise from a [***] Clause Claim, then Landlord shall defend Tenant Indemnitees against the [***] Clause Claim, at Landlord's sole cost, and otherwise in accordance with the terms of this Section 32.3.

(C)           Subject to the terms of this Section 32.3(C), if the Indemnitor elects to defend against the Claim pursuant to Section 32.3(B) hereof, then the Indemnitee may

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participate, at the Indemnitee's expense, in defending against the Claim. The Indemnitor shall have the right to control the defense against the Claim (and, accordingly, the Indemnitee shall cause its counsel to act accordingly). If there exists a conflict between the interests of the Indemnitor and the interests of the Indemnitee, then the Indemnitor shall pay the reasonable fees and disbursements of any counsel that the Indemnitee retains in so participating in the defense against the Claim. Except as otherwise provided in this Section 32.3(C), the Indemnitor shall not be required to pay the costs that Indemnitee otherwise incurs in engaging counsel to consult with Indemnitee in connection with the Claim.

(D)           If the Claim is a Claim Against Landlord, then Landlord shall cooperate reasonably with Tenant in connection therewith. If the Claim is a Claim Against Tenant, then Tenant shall cooperate reasonably with Landlord in connection therewith.

(E)           The Indemnitor shall not consent to the entry of any judgment or award regarding the Claim, or enter into any settlement regarding the Claim, except in either case with the prior approval of the Indemnitee (any such entry of any judgment or award regarding a Claim to which the Indemnitor consents, or any such settlement regarding a claim to which the Indemnitor agrees, being referred to herein as a "Settlement"). The Indemnitee shall not unreasonably withhold, condition or delay the Indemnitee's approval of a proposed Settlement, provided that (I) the Indemnitor pays, in cash, to the Person making the Claim, the entire amount of the Settlement contemporaneously with the Indemnitee's approval thereof (so that neither the Indemnitor nor the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), or (II) the Person making the Claim releases the Indemnitee from any obligations owed to such Person pursuant to such Settlement that remain executory after the consummation thereof). If (x) the terms of the Settlement do not provide for the Indemnitor's making payment, in cash, to the Person making the Claim, the entire amount of the Settlement, contemporaneously with the Indemnitee's approval thereof (so that either the Indemnitor or the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), (y) the Person making the Claim does not release the Indemnitee from any obligations owed to such Person pursuant to such Settlement that remain executory after the consummation thereof, and (z) the Indemnitee does not approve the proposed Settlement, then the Indemnitor's aggregate liability under this Article 32 for the Claim (including, without limitation, the costs incurred by the Indemnitor for legal costs and other costs of defense) shall not exceed an amount equal to the sum of (i) the aggregate legal costs and defense costs that the Indemnitor incurred to the date that the Indemnitor proposes such Settlement, (ii) the amount that the Indemnitor would have otherwise paid to the Person making the applicable Claim under the terms of the proposed Settlement, and (iii) the aggregate legal costs and defense costs that the Indemnitor would have reasonably expected to incur in consummating the proposed Settlement.

(F)           If the Indemnitor does not elect to defend against the Claim as contemplated by this Section 32.3, then the Indemnitee may defend against, or settle, such claim, action or proceeding in any manner that the Indemnitee deems appropriate, and the Indemnitor shall be liable for the Claim to the extent provided in this Article 32.

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Article 33
LANDLORD'S CONSENTS; ARBITRATION

33.1.	Certain Limitations.

Subject to the terms of Section 33.2 hereof, Tenant hereby waives any claim against Landlord for Landlord's unreasonably withholding, unreasonably conditioning or unreasonably delaying any consent or approval requested by Tenant in cases where Landlord expressly agreed herein not to unreasonably withhold, unreasonably condition or unreasonably delay such consent or approval. If there is a determination that such consent or approval has been unreasonably withheld, unreasonably conditioned or unreasonably delayed, then (1) the requested consent or approval shall be deemed to have been granted, and (2) Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval, except to the extent set forth in Section 33.2(C) hereof. Tenant's sole remedy for Landlord's unreasonably withholding, conditioning or delaying consent or approval shall be as provided in this Article 33.

33.2.	Expedited Arbitration.

(A)           If (i) this Lease obligates Landlord to not unreasonably withhold, condition or delay Landlord's consent or approval for a particular matter, (ii) Landlord withholds, delays or conditions its consent or approval for such matter, and (iii) Tenant believes that Landlord did so unreasonably, then Tenant shall have the right to submit the issue of whether Landlord unreasonably withheld, delayed or conditioned such consent or approval to an Expedited Arbitration Proceeding only by giving notice thereof to Landlord on or prior to the sixtieth (60th) day after the date that Landlord denied or conditioned such consent or approval, or the sixtieth (60th) day after the date that Tenant claims that Landlord's delaying such consent or approval first became unreasonable, as the case may be.

(B)           The sole decision to be made in the Expedited Arbitration Proceeding shall be whether Landlord unreasonably withheld, delayed or conditioned its consent with respect to the particular matter being arbitrated. If the decision in the Expedited Arbitration Proceeding is that Landlord unreasonably withheld, conditioned, or delayed consent with respect to such matter, then (i) Landlord shall be deemed to have consented to such matter, and (ii) Landlord shall execute and deliver documentation that is reasonably requested by Tenant to evidence such consent.

(C)           Subject to Section 34.20 hereof, Tenant shall have the right to institute legal proceedings in a court of competent jurisdiction against Landlord to recover the actual damages that Tenant sustains by reason of Landlord's unreasonably withholding, conditioning or delaying Landlord's consent or approval (in cases where Landlord agreed not to unreasonably withhold, condition or delay such consent or approval). Tenant shall not have the right to make any such recovery unless such court makes a final determination that Landlord unreasonably withheld, unreasonably delayed or unreasonably conditioned such consent or approval capriciously and arbitrarily or in bad faith.

(D)           The term "Expedited Arbitration Proceeding" shall mean a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration

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Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions thereof; provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Section E-4(b) shall be returned within five (5) Business Days from the date of mailing; (ii) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-4(c) as modified by clause (i) above; (iii) the notification of the hearing referred to in Section E-7 shall be four (4) Business Days in advance of the hearing; (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease; (vi) the decision of the arbitrator shall be final and binding on the parties; and (vii) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of five (5) years prior to the date of the Expedited Arbitration Proceeding. The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator. If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator's fees only to the extent such party is unsuccessful (e.g., if Landlord is eighty percent (80%) successful and Tenant is twenty percent (20%) successful, then Landlord shall be responsible for twenty percent (20%) of such arbitrator's fees and Tenant shall be responsible for eighty percent (80%) of such arbitrator's fees).

Article 34
ADDITIONAL PROVISIONS

34.1.	Tenant's Property Delivered to Building Employees.

Any Building employee to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property.

34.2.	Not Binding Until Execution.

This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant have executed and unconditionally delivered a fully executed counterpart of this Lease to each other.

34.3.	No Third Party Beneficiaries.

Landlord and Tenant hereby acknowledge that they do not intend for any other Person to constitute a third-party beneficiary hereof, except to the extent otherwise set forth herein.

34.4.	Extent of Landlord's Liability.

(A)           The obligations of Landlord under this Lease shall not be binding upon the Person that constitutes Landlord initially after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be (or upon any

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other Person that constitutes Landlord after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be), to the extent such obligations accrue from and after the date of such sale, conveyance, assignment or transfer.

(B)           The members, managers, partners, shareholders, directors, officers and principals, direct and indirect, comprising Landlord shall not be liable for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder.

(C)           The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property and the proceeds thereof (including, without limitation, the rental therefrom, proceeds of a sale or refinancing of Landlord's interest in the Real Property, casualty insurance proceeds, and condemnation awards). Tenant shall not look to any property or assets of Landlord (other than Landlord's interest in the Real Property and such proceeds thereof) in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.

34.5.	Extent of Tenant's Liability.

If Tenant is a corporation, limited partnership, limited liability partnership or limited liability company, then (i) the members, managers, limited partners, shareholders, directors, officers and principals, direct and indirect, comprising Tenant shall not be liable for the performance of Tenant's obligations under this Lease, and (ii) Landlord shall look solely to Tenant to enforce Tenant's obligations hereunder.

34.6.	Survival.

Subject to the terms hereof, Tenant's liability for all amounts that are due and payable to Landlord hereunder shall survive the Expiration Date.

34.7.	Recording.

Tenant shall not record this Lease. Tenant shall not record a memorandum of this Lease. Landlord shall have the right to record a memorandum of this Lease. If Landlord submits to Tenant a memorandum hereof that is in reasonable form, then Tenant shall execute, acknowledge and deliver such memorandum promptly after Landlord's submission thereof to Tenant.

34.8.	Confidentiality.

Subject to the terms of this Section 34.8, Landlord and Tenant shall each keep confidential the material business terms of this Lease. Landlord and Tenant shall each have the right to make disclosures of such terms of this Lease (i) to the extent required by Requirements, (ii) to the extent reasonably required to enforce such party's rights hereunder, (iii) to the extent reasonably necessary in connection with such party's financing, selling, leasing, subleasing, assigning or otherwise transferring or capitalizing its assets or its business (or any such transaction consummated by such party's Affiliate) (including, without limitation, disclosures that are reasonably necessary to comply with rules of the Securities and Exchange Commission or any stock exchange; Landlord hereby acknowledging that Tenant shall have the right to file

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with the Securities and Exchange Commission a Form 8-K with respect to this Lease), (iv) to the extent reasonably required in connection with such party's books and records being audited, (v) to the extent reasonably required in constructing, operating, maintaining, repairing or restoring the Premises or the other portions of the Building and (vi) to such party's accountants, attorneys, brokers and employees as reasonably necessary in connection with the evaluation or administration of this Lease. Without limitation of the foregoing terms of this Section 34.8, Landlord and Landlord's Affiliates shall have the right to disclose on a so-called earnings call to securities analysts, investors and others the fact that Landlord has entered into a lease for office space at the Real Property with Tenant. If applicable Requirements require Landlord or Tenant to file a copy of this Lease in a manner that provides the general public with access thereto, then such party shall file a copy hereof that is redacted to remove the material economic terms hereof to the extent reasonably practicable and to the extent permitted by applicable Requirements. Neither Landlord nor Tenant shall unreasonably withhold, condition or delay its approval of any disclosure of the terms of this Lease that is not otherwise authorized by this Section 34.8 and that the other party proposes to make. Either party shall have the right to submit a dispute between the parties arising under this Section 34.8 to an Expedited Arbitration Proceeding.

34.9.	Entire Agreement.

This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

34.10.	Counterparts.

This Lease may be executed in counterparts, it being understood that all such counterparts, taken together, shall constitute one and the same agreement, and by exchange of electronic "PDF" signatures, which shall have the same effect as original signatures.

34.11.	Exhibits.

If any inconsistency exists between the terms and provisions of this Lease and the terms and provisions of the Exhibits hereto, then the terms and provisions of this Lease shall prevail.

34.12.	Gender; Plural.

Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other gender and the singular to include the plural.

34.13.	Divisibility.

If any term of this Lease, or the application thereof to any Person or circumstance, is held to be invalid or unenforceable, then the remainder of this Lease or the application of such term to any other Person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law.

34.14.	Vault Space.

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If (i) Tenant uses or occupies any vaults, vault space or other space outside the boundaries of the Real Property that in each case is located below grade, and (ii) such space is diminished by any Governmental Authority or by any utility company, then such diminution shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord.

34.15.	Adjacent Excavation.

If an excavation is made upon land adjacent to the Building, or is authorized to be made, then Tenant, upon reasonable advance notice, shall grant to the Person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said Person deems reasonably necessary to preserve the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental. Landlord acknowledges that Landlord's right to access the Premises as provided in this Section 34.15 is subject to the provisions of Article 9 hereof.

34.16.	Captions.

The captions are inserted only for convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.

34.17.	Parties Bound.

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

34.18.	Authority.

(A)           Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of the State of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Tenant's behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) the execution, delivery and performance of this Lease by Tenant will not violate any Requirement, (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made and (ix) Tenant has provided a true, correct and complete copy of the 650 Lease to Landlord, the 650 Lease is in full force and effect and Tenant is not in default under the 650 Lease.

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(B)           Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized and validly existing in good standing under the laws of the State of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Landlord's behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Landlord, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Landlord will not cause or constitute a default under, or conflict with, the organizational documents of Landlord or any agreement to which Landlord is a party, (vii) the execution, delivery and performance of this Lease by Landlord does not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Landlord for the execution, delivery and performance of this Lease have been obtained or made.

34.19.	Rent Control.

If at the commencement of, or at any time or times during, the Term, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, then Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to allow Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to the excess of (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, over (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

34.20.	Consequential Damages.

Tenant shall have no liability for any consequential, indirect or punitive damages that Landlord suffers (it being understood, however, that nothing contained in this Section 34.20 limits Landlord's right to recover damages (x) in respect of any breach or violation by Tenant of the provisions of Section 17.1(I) hereof, (y) as expressly provided in Section 23.3(A) hereof and in Section 27.2 hereof, or (z) for Tenant's failure to remove Specialty Alterations to the extent provided in Section 7.8(A) hereof). Landlord shall have no liability for any consequential, indirect or punitive damages that are suffered by Tenant or any Person claiming by, through or under Tenant.

34.21.	Tenant's Advertising.

Tenant shall not use a picture, photograph or drawing of the Building (or a silhouette thereof) in Tenant's letterhead or promotional materials without Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

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34.22.	Specially Designated Nationals; Blocked Persons; Embargoed Persons.

(A)           Tenant represents and warrants to Landlord, and Landlord hereby represents and warrants to Tenant, each with respect to itself, that (a) such party and each person or entity directly or indirectly owning an interest in such party is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of such party constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in such party (whether directly or indirectly) and (d) none of the funds of such party have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by Requirements or that this Lease is in violation of Requirements. The foregoing representations and warranties of Landlord and Tenant shall not apply to, and Landlord and Tenant make no representations or warranties with respect to, any holder of a direct or indirect interest in a publicly-traded company whose shares are listed and traded on a recognized stock exchange. The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Requirements or Tenant is in violation of Requirements.

(B)           Landlord and Tenant each hereby covenants and agrees (a) to comply with all Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify the other party in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any "Prohibited Person" (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to the other party under this Lease and (d) at the request of such party, to provide such information as may be requested by the requesting party to determine such party's compliance with Requirements.

(C)           Tenant hereby acknowledges and agrees that Tenant's inclusion on the List at any time during the Term shall be an Event of Default. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an Event of Default.

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This page constitutes the signature page to the Lease, dated as of the 4th day of November, 2021, between 85 Tenth Avenue Associates, L.L.C., as landlord, and Clear Secure, Inc., as tenant, for certain space in the building known by the street address of 85 Tenth Avenue, New York, New York 10011.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the date first above written.

85 TENTH AVENUE ASSOCIATES, L.L.C.

By:	/s/ Philippe Visser
Name: Philippe Visser Title: EVP

CLEAR SECURE, INC.

By:	/s/ Kenneth Cornick
Name: Kenneth Cornick Title: President and Chief Financial Officer

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EXHIBITS

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